As filed with the Securities and Exchange Commission on October 29, 2009
Registration No. 333-152039

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO

Form S-11

FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

AVIV REIT, INC.
(Exact Name of Registrant as Specified in Governing Instruments)

Aviv REIT, Inc.
303 West Madison Street
Suite 2400
Chicago, IL 60606
(312) 855-0930
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Craig M. Bernfield
Chief Executive Officer
Aviv REIT, Inc.
303 West Madison Street
Suite 2400
Chicago, IL 60606
(312) 855-0930
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven Sutherland Robert L. Verigan Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 (312) 853-7000	David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 29, 2009

PROSPECTUS

16,600,000 Shares

Common Stock

Aviv REIT, Inc. is a Maryland corporation that is a self-administered real estate investment trust that focuses on the ownership, acquisition and development of healthcare properties, principally skilled nursing facilities. We generate our revenues by entering into long-term triple-net leases with qualified local, regional and national operators throughout the United States.

This is our initial public offering and no public market currently exists for our common stock. We are offering 12,222,222 shares of our common stock and the selling stockholders are offering 4,377,778 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholders. We expect the public offering price to be between $17.00 and $19.00 per share. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “AVI.”

Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, an 8.3% ownership limit.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of these risks.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$
Proceeds to the selling stockholders, before expenses	$	$

The underwriters may also purchase up to an additional 2,490,000 shares of our common stock from us at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any. Of these additional shares that the underwriters may purchase to cover overallotments, if any, up to 1,245,000 shares will be offered by us and up to 1,245,000 shares will be offered by the selling stockholders. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $          , the total proceeds, before expenses, to us will be $          , and the total proceeds, before expenses, to the selling stockholders will be $          .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2009.

Morgan Stanley	BofA Merrill Lynch	Citi

UBS Investment Bank

BMO Capital Markets	Jefferies & Company	RBC Capital Markets

The date of this prospectus is          , 2009.

You should rely only on the information contained in this prospectus and any free writing prospectus provided or approved by us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Until          , 2009 (25 days after the date of this prospectus), all dealers that effect transactions in the securities offered hereby, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares of common stock we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including “Risk Factors” and the financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “Aviv,” “we,” “company,” “us” and “our” refer to Aviv REIT, Inc. and its subsidiaries, including our operating partnership, Aviv Healthcare Properties Operating Limited Partnership, and, where the context requires, our predecessor partnership, Aviv Healthcare Properties Limited Partnership. Throughout this prospectus, we refer to operators and tenants by their commonly-known trade names; however, each operator or tenant may operate through a variety of legal entities, some or all of which may not be under common ownership. In addition, we use the words “operator” and “tenant” interchangeably when referring to these unaffiliated third parties. Unless the context requires otherwise or except as otherwise noted, the information in this prospectus that is set forth on a “fully-diluted basis” assumes (i) that all of the OP Units of our operating partnership, other than those held directly or indirectly by us, are exchanged for shares of our common stock and (ii) the vesting in full of all outstanding equity awards.

Our Company

We are a self-administered real estate investment trust, or REIT, that focuses on the ownership, acquisition and development of healthcare properties, principally skilled nursing facilities, or SNFs. We generate our revenues by entering into long-term triple-net leases with qualified local, regional and national operators throughout the United States. We believe that we have one of the largest portfolios of SNFs in the United States. As of June 30, 2009, our portfolio consisted of 172 properties with 16,866 licensed beds in 21 states leased to 32 operators. For the year ended December 31, 2008 and for the six months ended June 30, 2009, our revenues were $77.9 million and $45.8 million, respectively.

We, through our predecessor entities, have been in the business of financing operators of SNFs for over 25 years. We focus on cultivating close relationships with our tenants and work closely with them to help them achieve their business objectives. As a result of these efforts, we are in a position to make additional investments and expand our business. We make our investments primarily through sale-leaseback and acquisition-lease transactions, although we also offer our tenants a variety of other forms of financing, including for capital expenditures, ground-up development-lease transactions and tenant loans.

From April 2005 through September 2009, we made approximately $415.9 million of acquisitions, principally SNFs. These acquisitions consisted of 93 properties with 10,368 licensed beds in 16 states leased to 23 operators. We have a long, successful track record of acquisitions, developments and other investments involving healthcare properties, principally SNFs. We have an active pipeline of acquisitions and development projects and we expect this pipeline to continue in the future.

We believe that market conditions are favorable for SNF investments. We expect our tenants to benefit from the aging of the U.S. population. New supply of SNFs is limited by regulatory requirements in many states, which should also enhance our tenants’ cash flows. The nursing home market is highly fragmented, with publicly-traded healthcare REITs investing in approximately 7% of SNFs in the United States, as of June 30, 2009. Accordingly, we believe that there is substantial opportunity for us to continue to make attractive investments in SNF assets.

Our Competitive Strengths

We believe the following strengths serve as the foundation for our business:

•	Relationship Focused Business. We believe that our tenants’ success translates into our success. Over the past 20 years, our management team has developed an extensive network of relationships with qualified local, regional and national operators of SNFs throughout the United States. We work closely with our tenants to help them achieve their business objectives and thereby strengthen our relationships. We believe our strong reputation allows us to continue to expand this network. Our close relationships with our tenants have resulted in consistent repeat business. As of June 30, 2009, 118 of our 172 properties are leased to operators with whom we have had a relationship for at least 5 years, and 71 of our 172 properties are leased to operators with whom we have had a relationship for at least 10 years.

•	Ability to Identify Talented Operators. As a result of our many years of experience, industry contacts and insight, we are able to identify qualified local, regional and national operators to successfully triple-net lease our properties. We seek operators that possess local market knowledge, demonstrate hands-on management, have proven track records, are management owned and controlled and emphasize patient care. We are able to identify talented operators that fall below the radar of other capital sources. Our management team’s experience gives us a key advantage to make sound judgments about an operator’s character and professional ability.

•	Disciplined Investing. We are disciplined and selective about the investments we make. Our underwriting process includes thorough evaluations of the track record and history of each operator, the facility condition, the market area for each facility and the reimbursement environment. We pursue a strategy of multiple tenants in each of our markets and multiple facilities for each of our tenants. We only make investments that meet the high standard and profile we look for. This approach has contributed to our ability to collect 99.8% of our rent over the three years ended December 31, 2008.

•	Active Pipeline and Established Acquisition Track Record. We, through our predecessor entities, have been in the business of financing operators of SNFs for over 25 years. From April 2005 through September 2009, we made approximately $415.9 million of acquisitions, principally SNFs. We have an active pipeline of acquisitions and development projects and we expect this pipeline to continue in the future. We focus on investments with attractive yields, with new and existing tenants, in new and existing states and that create long-term value for us and our tenants.

•	Diversified Portfolio with Attractive Leases. We lease our properties to a diversified group of 32 operators with no single operator representing more than 16.4% of our rent under existing leases for the six months ended June 30, 2009. We have a geographically diversified portfolio of properties located in 21 states, with no state representing more than 18.3% of our rent under existing leases for the six months ended June 30, 2009. Our properties are subject to long-term triple-net leases and typically have annual escalations of 2%-3%. As of June 30, 2009, our leases had an average remaining existing term of 9.9 years. As of June 30, 2009, 145 of our 172 properties were subject to master leases or were cross-defaulted, and the leases for 169 of our 172 properties were supported by personal and/or corporate guarantees. These master leases, cross-defaults and guarantees provide additional credit support for the performance of an individual property.

•	Proactive Portfolio Management. We have implemented effective systems to monitor the performance of our tenants and properties. We have regular and ongoing contact with our tenants, visit our properties on a regular basis, and closely monitor the financial and overall performance of each property. All of this knowledge helps position us to re-lease properties on a proactive basis as it becomes necessary or desirable. In addition, our daily focus on portfolio management enables us to identify strategic opportunities to finance capital expenditures, which enhance a facility’s physical plant, market position, occupancy and growth prospects.

•	Experienced Senior Management Team with Significant Ownership. Many members of our management team have been with us for 10 years or more, have significant industry experience and also have a meaningful ownership stake. Craig Bernfield, our Chairman, President and Chief Executive Officer, co-founded our predecessor partnership and has approximately 20 years of experience in the acquisition, development and disposition of SNFs and other healthcare facilities. Upon consummation of this offering, Mr. Bernfield, certain of his related parties and other members of our management team will have fully diluted ownership of 10.5%, collectively.

Our Strategy

The primary elements of our growth strategy are to:

•	Continue to Develop and Expand Our Relationships. While we believe that many of our competitors seek to accumulate properties, we strive to accumulate relationships. We work closely with our tenants to identify acquisition, development and other investment opportunities in their local markets, as well as new markets. This strategy is a catalyst for our growth and enhances our existing relationships. We intend to continue to expand and improve our extensive network of relationships that we have built and cultivated over the years.

•	Identify Additional Talented Operators and Acquisition Opportunities. We will continue to expand our portfolio by identifying additional talented operators and SNF acquisition opportunities. We intend to capitalize on our active pipeline as well as our successful track record of acquisition and growth. When making investments in properties, we will continue to focus on qualified local, regional and national operators that meet our investment criteria, including our standards for quality and experience of management. We also expect to continue to work with our tenants to help them identify new acquisition opportunities. We have more than five professionals focused on sourcing, pursuing and executing transactions and an experienced team that supports the acquisition and underwriting process.

•	Strategically Offer Tenants Additional Capital. We plan to continue to support our tenants by opportunistically providing capital to them for a variety of purposes, including for capital expenditures, modernization of facilities and loans. These investments, which we typically structure as either lease amendments that produce additional rents or loans that are repaid by our tenants during the lease term, support our tenants and allow us to create additional revenue from our existing portfolio. We provided financing for capital expenditures at 27 of our properties during 2008 and 11 of our properties during the six months ended June 30, 2009. As of June 30, 2009, we had loans outstanding to tenants evidenced by promissory notes that totaled approximately $8.4 million, including a promissory note secured by a leasehold mortgage in the amount of approximately $2.3 million. In exchange for providing capital to our tenants to support their operations, we also frequently are in a position to negotiate extensions to our lease terms prior to expiration.

•	Pursue Strategic Development Opportunities. We work closely with our tenants to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may become less competitive. We also endeavor to identify new developments that present an attractive opportunity and complement our existing portfolio. We strive to pursue these projects with existing operator relationships, working together to identify, design, develop and construct the projects. We have recently completed a new development project in each of Arkansas, Washington and Texas and have a new development project in process in Arkansas.

•	Opportunistically Acquire Other Healthcare Property Types. We may opportunistically acquire assisted living facilities, independent living facilities, retirement communities and facilities offering a continuum of care. When evaluating these transactions, we will seek to enter into triple-net leases with experienced operators that meet our investment criteria.

Our Portfolio

As of June 30, 2009, our portfolio consisted of 172 properties (171 of which were subject to triple-net leases with tenants), principally SNFs, with 16,866 licensed beds in 21 states leased to 32 operators. This portfolio consisted of 169 owned properties and three properties for which we provide asset management services only. As of June 30, 2009, 145 of our 172 properties were subject to master leases or were cross-defaulted, and the leases for 169 of our 172 properties were supported by personal and/or corporate guarantees. These master leases, cross-defaults and guarantees provide additional credit support for the performance of an individual property. In addition, as of June 30, 2009, we had one loan outstanding that was secured by a leasehold mortgage, in the amount of approximately $2.3 million.

The following tables summarize information about our properties as of June 30, 2009:

	Operator Diversification
	Number of	Number of	Percentage of
Operator(1)	Properties	Licensed Beds	Total Rent(2)

Evergreen	21	2,168	16.4%
Cathedral Rock	18	1,678	12.5%
Daybreak	27	2,728	11.0%
SunMar	11	1,217	9.5%
Convacare	11	1,394	8.7%
Eagle	10	691	6.0%
Sun	15	973	5.2%
Saber	6	701	4.7%
Brighten(3)	4	522	4.5%
Ridgecrest	5	464	3.0%
Other (22 operators)	44	4,330	18.5%

Total	172	16,866	100.0%

(1)	Throughout this prospectus, we refer to operators and tenants by their commonly-known trade names; however, each operator or tenant may operate through a variety of legal entities, some or all of which may not be under common ownership and properties may not be subject to master leases or cross-defaulted. In addition, we use the words “operator” and “tenant” interchangeably when referring to these unaffiliated third parties.
(2)	Total rent represents the rent under existing leases for the six months ended June 30, 2009.
(3)	Brighten filed for reorganization under Chapter 11 of the Bankruptcy Code in August 2008. The lease, covering three properties in Pennsylvania and one property in Massachusetts, is currently scheduled to expire in 2022. Brighten is current in its rent payments.

	State Diversification
	Number of	Number of	Percentage of
State	Properties	Licensed Beds	Total Rent(1)(2)

California	22	2,205	18.3%
Texas	40	4,131	15.5%
Arkansas	13	1,592	9.1%
Missouri	10	1,160	7.8%
Washington	12	702	6.9%
Illinois	9	1,038	6.5%
Massachusetts	14	877	5.1%
Ohio	6	672	4.9%
New Mexico	9	782	4.4%
Pennsylvania	4	503	4.4%
Other (11 states)	33	3,204	17.1%

Total	172	16,866	100.0%

(1)	Total rent represents the rent under existing leases for the six months ended June 30, 2009.
(2)	In the case where the facilities’ master lease includes more than one state, rent was allocated proportionally by number of licensed beds.

Our Industry and Market Opportunity

We are a REIT that invests in healthcare facilities, principally SNFs, located in the United States. According to The Centers for Medicare & Medicaid Services, or CMS, healthcare is one of the largest industries in the United States and total U.S. healthcare expenditures are projected to grow from approximately $2.2 trillion in 2007 to approximately $4.7 trillion in 2019. Within the healthcare industry, national nursing home expenditures are expected to grow from approximately $137 billion in 2008 to approximately $241 billion in 2018, according to CMS, representing a compound annual growth rate, or CAGR, of 5.8%. The nursing home market is highly fragmented and, according to the American Health Care Association, comprises approximately 15,700 facilities with approximately 1.7 million certified beds as of December 2008.

This growth will be driven, in part, by the aging of the population and increased life expectancies. According to the U.S. Census Bureau, the number of Americans aged 65 or older is expected to increase from approximately 37 million in 2006 to approximately 55 million in 2020, representing a CAGR of 2.8%, compared to a total U.S. population CAGR of 0.9% over the same period. In response to growing healthcare costs, the federal government has adopted cost containment measures that encourage the treatment of patients in more cost effective settings, such as SNFs. As a result, we believe that many high-acuity patients that would have been previously treated in long-term acute care hospitals and in-patient rehabilitation facilities are increasingly being cared for in SNFs. We believe that these trends will support a growing demand for the services provided by SNF operators, which in turn will support a growing demand for our properties.

The growth in the total demand for SNF services has resulted in a greater need for many of our tenants to access capital for growth. Tenants are increasingly relying on capital sources such as us to finance acquisitions so they may deploy their capital into their operations. To generate liquidity, tenants also often decide to sell real estate assets and lease them back. These sale-leaseback transactions help our tenants realize the full value of their real estate with 100% financing, which is not generally available with conventional mortgage loans.

Selected Preliminary Unaudited Results of Operations for the Three Months Ended September 30, 2009

We estimate total revenues in the range of $21.5 million to $23.5 million for the three months ended September 30, 2009, compared to total revenues of $19.4 million for the three months ended September 30, 2008. The estimated increase in total revenues was primarily a result of the additional rent and tenant recoveries associated with $66.2 million of investments, consisting principally of nine newly acquired facilities and, to a much lesser extent, capital expenditures for which we receive additional rent, made in the twelve months ended September 30, 2009. We estimate operating income in the range of $13.5 million to $14.5 million and net income in the range of $8.0 million to $9.0 million for the three months ended September 30, 2009, compared to operating income of $11.6 million and net income of $5.0 million for the three months ended September 30, 2008. The estimated increase was primarily a result of incremental income related to nine newly acquired facilities during the twelve months ended September 30, 2009. We further estimate net investment in real estate of approximately $578.0 million and total debt of approximately $482.0 million as of September 30, 2009.

We are currently in the process of preparing our unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2009. These financial statements are not currently available and are not expected to be available and reviewed by our auditors prior to the consummation of this offering. Estimates of financial results and position are inherently uncertain and subject to change, and actual results may differ due to the completion of management’s and the audit committee’s final review. You are cautioned not to place undue reliance on the estimates. This information is a summary of estimated financial data and should be read in conjunction with the “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the unaudited and audited consolidated financial statements of our predecessor partnership and the accompanying notes appearing elsewhere in this prospectus.

Our Structure

UPREIT Structure.  Following the consummation of this offering, we will conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our properties are owned by our operating partnership, Aviv Healthcare Properties Operating Limited Partnership, and direct and indirect subsidiaries of our operating partnership. See “Our Structure — Recapitalization Transactions.” A wholly owned subsidiary of ours will be the sole general partner of our operating partnership and our wholly owned subsidiary and the limited partners of our predecessor partnership will initially own all of the limited partnership units of our operating partnership, which we refer to as “OP Units.”

Recapitalization Transactions.  Immediately prior to the consummation of this offering, we will effect certain transactions, which we refer to as the “Recapitalization Transactions,” which will simplify our capital structure. As a result of the Recapitalization Transactions and upon the consummation of this offering, we will be a holding company and our primary assets will be our general partnership interest in our operating partnership and OP Units (in each case, through one of our subsidiaries) representing approximately 53.4% of the issued and outstanding OP Units of our operating partnership as of the consummation of this offering (approximately 59.1% if the underwriters exercise their overallotment option in full).

The following chart reflects an overview of our organizational structure immediately following consummation of the Recapitalization Transactions and this offering (assuming no exercise of the underwriters’ over-allotment option):

Summary Risk Factors

An investment in our common stock involves significant risks. You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 15 prior to deciding whether to invest in our common stock. These risks include, but are not limited to, the following:

•	Adverse economic and geopolitical conditions and dislocation in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to stockholders.

•	We have never operated as a REIT or a public company and therefore may have difficulty operating our business in compliance with the regulatory requirements applicable to REITs and to public companies.

•	Certain operators account for a significant percentage of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our rental income and net income.

•	The bankruptcy, insolvency or financial deterioration of our tenants could delay or prevent our ability to collect unpaid rents or require us to find new tenants; one of our tenants, Brighten, that leases four of our properties and represented 4.5% of our total rent for the six months ended June 30, 2009, filed for reorganization under Chapter 11 of the Bankruptcy Code in August 2008.

•	Our portfolio currently consists predominantly of SNFs; any significant cost increases, reductions in reimbursement rates or other regulatory changes could negatively affect our tenants’ businesses and could result in our tenants being unable to meet their obligations to us.

•	Our business is dependent upon our tenants’ successfully operating their businesses, and their failure to do so could have a material adverse effect on us successfully and profitably operating our business.

•	Our cash available for distributions may not be sufficient to make distributions at expected levels.

•	Our tenants’ failure to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments could result in our tenants being unable to meet their obligations to us.

•	Following the anticipated application of the net proceeds of this offering, we estimate that we would have had approximately $331.5 million of indebtedness outstanding as of June 30, 2009, assuming an initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus; our substantial indebtedness could adversely affect our financial condition.

•	Upon the consummation of this offering, Mr. Bernfield, our Chairman, Chief Executive Officer and President, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective related parties, will own shares of common stock and OP Units representing 9.2% and 20.4%, respectively, of our outstanding common stock on a fully-diluted basis, and will have the ability to exercise significant influence over our company and our operating partnership and any matter presented to our stockholders.

•	Our charter and bylaws and certain provisions of Maryland law may limit the ability of a third party to acquire control of our company.

•	Our failure to qualify or remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.

•	If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share of our common stock.

Tax Status

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. We believe that our investments and proposed method of operation will enable us to meet the requirements for qualification as a REIT for federal income tax purposes. As a REIT, we will be required to satisfy a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax on REIT taxable income we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT, we will be subject to some federal, state and local taxes on our income and property.

Restrictions on Ownership of Our Common Stock

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, our charter generally prohibits any person (other than a person who has been granted an exception as described below, or an excepted holder) from actually or constructively owning more than 8.3% (by value or by number of shares, whichever is more restrictive) of our common stock or 8.3% (by value or by number of shares, whichever is more restrictive) of our outstanding stock of all classes and series. We refer to these restrictions, collectively, as the ownership limit. Our charter permits our board of directors to make an exception to these limits or create a different limit on ownership, or excepted holder limit, if the stockholder seeking the exception or excepted holder limit makes certain representations and agreements. Our board of directors may not make an exception to the ownership limit or create an excepted holder limit if ownership by the excepted holder in excess of the ownership limit would cause us to fail to qualify as a REIT. In addition, different ownership limits will apply to Mr. Bernfield, our Chairman, Chief Executive Officer and President, together with certain of his affiliates, family members and estates and trusts, and to a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain affiliates, family members and estates and trusts, which we refer to collectively as the Karkomi Estate. These limits will allow Mr. Bernfield, together with certain of his affiliates, family members and estates and trusts, as an excepted holder, and the Karkomi Estate (and members thereof), as an excepted holder, to each hold up to 12.0% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 12.0% (by value or by number of shares, whichever is more restrictive) of our outstanding stock.

Distribution Policy and Payment of Distributions

We intend to distribute to our stockholders each year all or substantially all of our REIT net taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. However, the actual amount, timing and frequency of distributions will be determined by our board of directors based upon a variety of factors deemed relevant by our directors, including our results of operations and our debt service obligations. See “Distribution Policy.”

Corporate Information

We were incorporated as a Maryland corporation on June 18, 2008 and intend to qualify as a REIT for federal income tax purposes commencing with the taxable year in which the Recapitalization Transactions are consummated. Our corporate offices are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. Our telephone number is (312) 855-0930. Our internet website is http://www.avivreit.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Common stock we are offering	12,222,222 shares

Common stock being offered by the selling stockholders	4,377,778 shares

Total shares of common stock being offered	16,600,000 shares

Common stock and OP Units to be outstanding immediately after this offering(1)	31,070,689 shares/OP Units

Use of proceeds	We estimate that the net proceeds to us from this offering after expenses will be approximately $200.5 million, or approximately $221.5 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus. We intend to contribute the net proceeds from this offering to our operating partnership in exchange for OP Units of our operating partnership. Our operating partnership intends to use the net proceeds to (i) redeem certain units of our predecessor partnership held by affiliates of Craig Bernfield, our Chairman, Chief Executive Officer and President, and members of the Karkomi Estate for approximately $49.0 million, (ii) repay approximately $145.6 million of outstanding indebtedness, (iii) pay approximately $3.3 million in termination/settlement fees for interest rate swap notional amounts of $48.0 million and (iv) pay approximately $2.6 million in fees associated with obtaining our new revolving credit facility and new term loans. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

New York Stock Exchange symbol	AVI

(1)	The number of shares of common stock and OP Units to be outstanding immediately after this offering includes 14,470,689 OP Units not held directly or indirectly by us that are exchangeable for shares of our common stock one year from their issuance and excludes (a) 544,812 shares of restricted stock to be outstanding immediately after this offering and (b) 2,128,464 shares of common stock available for future issuance under our 2009 Long-Term Incentive Plan.

Unless otherwise stated, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to 2,490,000 shares of our common stock to cover overallotments, if any.

SUMMARY FINANCIAL AND PRO FORMA DATA

You should read the following summary historical consolidated financial, pro forma and other data in connection with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The summary historical consolidated financial data for the years ended December 31, 2008, 2007 and 2006 have been derived from the audited historical consolidated financial statements of our predecessor partnership, Aviv Healthcare Properties Limited Partnership, appearing elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 have been derived from the unaudited historical financial statements of our predecessor partnership appearing elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our predecessor partnership’s financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the United States. The historical results are not necessarily indicative of the results to be expected in the future.

The summary pro forma balance sheet information as of June 30, 2009 present our consolidated financial position (i) on a pro forma basis to give effect to the consolidation of our former asset manager, Aviv Asset Management, L.L.C., or AAM, the elimination of intercompany activity as a result of the consolidation of AAM and the Recapitalization Transactions and (ii) on a pro forma as adjusted basis to give effect to the transactions described in (i), this offering and the application of the net proceeds of this offering as described under “Use of Proceeds,” in each case as if such transactions had occurred on June 30, 2009.

The summary pro forma operating information and other information for the year ended December 31, 2008 and the six months ended June 30, 2009 and 2008 present our consolidated results of operations (i) on a pro forma basis to give effect to the consolidation of AAM, the elimination of intercompany activity as a result of the consolidation of AAM, the repayment of certain loans to entities controlled by Messrs. Bernfield and Karkomi and the Recapitalization Transactions and (ii) on a pro forma as adjusted basis to give effect to the transactions described in (i), this offering and the application of the net proceeds of this offering as described under “Use of Proceeds,” in each case as if such transactions had occurred on the first day of the period presented.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering, on the historical financial information of our predecessor partnership.

	Year Ended December 31,					Six Months Ended June 30,
					2008				2008		2009
				2008	Pro Forma			2008	Pro Forma	2009	Pro Forma
Operating Information	2006	2007	2008	Pro Forma	As Adjusted	2008	2009	Pro Forma	As Adjusted	Pro Forma	As Adjusted
	(in thousands)

Revenues
Rental income	$42,658	$67,713	$72,135	$72,135	$72,135	$35,540	$41,350	$35,540	$35,540	$41,350	$41,350
Tenant recoveries	2,690	4,273	4,831	4,831	4,831	2,632	2,718	2,632	2,632	2,718	2,718
Interest on loans to lessees	330	370	1,859	1,867	1,867	516	1,701	516	516	1,706	1,706

Total revenues	45,678	72,356	78,825	78,833	78,833	38,688	45,769	38,688	38,688	45,774	45,774
Expenses
Rent and other operating expenses	553	450	741	1,089	1,089	272	230	456	456	366	366
General and administrative	6,261	8,092	10,925	6,096	10,646	5,503	5,861	3,156	6,007	3,498	6,349
Real estate taxes	2,664	4,306	5,116	5,116	5,116	2,641	3,003	2,641	2,641	3,003	3,003
Depreciation	8,158	12,934	14,578	14,616	14,616	7,084	8,884	7,102	7,102	8,903	8,903
Loss on impairment of assets	—	2,987	932	932	932	932	—	932	932	—	—
Other	305	272	712	712	712	321	488	321	321	488	488

Total expenses	17,941	29,041	33,004	28,561	33,111	16,753	18,466	14,608	17,459	16,258	19,109

Operating income	27,737	43,315	45,821	50,272	45,722	21,935	27,303	24,080	21,229	29,516	26,665
Other income and expenses
Interest and other income	534	1,414	2,013	698	698	1,454	324	139	139	324	324
Interest expense	(15,767)	(24,254)	(26,272)	(26,272)	(16,445)	(13,110)	(13,633)	(13,110)	(7,626)	(13,633)	(9,442)
Change in fair value of derivatives	262	(6,946)	(8,674)	(8,674)	(6,202)	623	3,839	623	667	3,839	3,023
Amortization of deferred financing costs	(2,353)	(439)	(537)	(537)	(757)	(294)	(271)	(294)	(361)	(271)	(384)

Total other income and expenses	(17,324)	(30,225)	(33,470)	(34,785)	(22,706)	(11,327)	(9,741)	(12,642)	(7,181)	(9,741)	(6,479)
Income before gain on disposition of assets and discontinued operations	10,413	13,090	12,351	15,487	23,016	10,608	17,562	11,438	14,048	19,775	20,186
Gain on disposition of assets	500	—	—	—	—	—	—	—	—	—	—

Income from continuing operations	10,913	13,090	12,351	15,487	23,016	10,608	17,562	11,438	14,048	19,775	20,186
Discontinued operations	(102)	44	72	—	—	73	—	—	—	—	—

Net income	10,811	13,134	12,423	15,487	23,016	10,681	17,562	11,438	14,048	19,775	20,186
Net income allocable to noncontrolling interests	(82)	(10)	(155)	(15,487)	(10,725)	(107)	(133)	(11,438)	(6,546)	(19,775)	(9,407)
Distributions and accretion on Class E Preferred Units	(1,218)	(6,554)	(8,843)	—	—	(4,327)	(6,471)	—	—	—	—

Net income allocable to common units/shares	$9,511	$6,570	$3,425	$—	$12,291	$6,247	$10,958	$—	$7,502	$—	$10,779

	As of June 30, 2009(1)
			Pro Forma
Balance Sheet Information	Actual	Pro Forma	As Adjusted
	(in thousands)

Net investment in real estate	$578,719	$578,719	$578,719
Cash and cash equivalents	24,242	24,375	24,375
Loan receivables	20,866	20,866	20,866
Goodwill	—	48,897	48,897
Total assets	667,906	717,193	719,112
Total debt	477,094	477,094	331,487
Total liabilities	524,717	525,027	376,071
Partners’/stockholders’ equity	83,448	1	183,184
Noncontrolling interests	1,089	143,189	159,857
Total equity	84,537	143,190	343,041
Total liabilities and equity	667,906	717,193	719,112

(1)	The summary balance sheet data as of June 30, 2009 is presented (a) on an actual basis for our predecessor partnership, (b) on a pro forma basis to give effect to the Recapitalization Transactions and the consolidation of AAM and (c) on a pro forma as adjusted basis to give effect to the transactions described in (b), the sale by us pursuant to this offering of 12,222,222 shares of common stock at an assumed initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and the application of the net proceeds from this offering as described in “Use of Proceeds.”

	Year Ended December 31,					Six Months Ended June 30,
					2008				2008		2009
				2008	Pro Forma			2008	Pro Forma	2009	Pro Forma
Other Information	2006	2007	2008	Pro Forma	As Adjusted	2008	2009	Pro Forma	As Adjusted	Pro Forma	As Adjusted
	(in thousands)

Funds from operations	$18,606	$26,290	$27,047	$30,111	$37,640	$17,811	$26,446	$18,568	$21,178	$28,659	$29,070
EBITDA	34,203	47,525	51,434	54,498	52,420	29,935	39,268	30,692	27,885	41,481	37,814

				Six Months
	Year Ended December 31,			Ended June 30,
Other Information	2006	2007	2008	2008	2009
	(in thousands)

Cash Flows
Provided by operating activities	$20,524	$25,167	$26,870	$11,498	15,069
(Used in) provided by investing activities	(82,880)	(100,668)	(89,046)	25,269	(23,726)
Provided by (used in) financing activities	61,057	79,065	55,234	(10,425)	23,697

We consider funds from operations, or FFO, and earnings before interest, tax, depreciation and amortization, or EBITDA, to be key measures of our performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We define EBITDA as net income plus interest expense, tax, depreciation and amortization less net rental income from intangible amortization.

We offer these measures to assist the users of our financial performance under GAAP, but FFO and EBITDA are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO and EBITDA are not necessarily comparable to FFO or EBITDA as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Our management uses FFO and EBITDA as important supplemental measures of our operating performance. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry, and the term EBITDA is similarly used, to address this issue and as an indicator of our ability to incur and service debt. Because FFO excludes depreciation and amortization unique to real estate, gains from property dispositions and extraordinary items and because EBITDA excludes certain non-cash charges and adjustments and amounts spent on interest and taxes, they provide our management with performance measures that, when compared year over year or with other REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and, with respect to FFO, interest costs, in each case providing perspective not immediately apparent from net income. In addition, we believe that FFO and EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

The following table is a reconciliation of our net income to FFO:

	Year Ended December 31,					Six Months Ended June 30,
					2008				2008		2009
				2008	Pro Forma			2008	Pro Forma	2009	Pro Forma
Funds from Operations	2006	2007	2008	Pro Forma	As adjusted	2008	2009	Pro Forma	As Adjusted	Pro Forma	As Adjusted
(in thousands)

Net income	$10,811	$13,134	$12,423	$15,487	$23,016	$10,681	$17,562	$11,438	$14,048	$19,775	$20,186
Depreciation	8,295	13,156	14,624	14,624	14,624	7,130	8,884	7,130	7,130	8,884	8,884
Gain on sale of assets	(500)	—	—	—	—	—	—	—	—	—	—

Funds From Operations	$18,606	$26,290	$27,047	$30,111	$37,640	$17,811	$26,446	$18,568	$21,178	$28,659	$29,070

The following table is a reconciliation of our net income to EBITDA:

	Year Ended December 31,					Six Months Ended June 30,
					2008				2008		2009
				2008	Pro Forma			2008	Pro Forma	2009	Pro Forma
EBITDA	2006	2007	2008	Pro Forma	As Adjusted	2008	2009	Pro Forma	As Adjusted	Pro Forma	As Adjusted
(in thousands)

Net income	$10,811	$13,134	$12,423	$15,487	$23,016	$10,681	$17,562	$11,438	$14,048	$19,775	$20,186
Interest expense	15,942	24,729	26,368	26,368	16,541	13,206	13,633	13,206	7,722	13,633	9,442
Depreciation and amortization	10,648	13,595	15,161	15,161	15,381	7,424	9,155	7,424	7,491	9,155	9,268
Rental income from intangible amortization	(3,198)	(3,933)	(2,518)	(2,518)	(2,518)	(1,376)	(1,082)	(1,376)	(1,376)	(1,082)	(1,082)

Earnings Before Interest Tax Depreciation and Amortization	$34,203	$47,525	$51,434	$54,498	$52,420	$29,935	$39,268	$30,692	$27,885	$41,481	$37,814

RISK FACTORS

An investment in our common stock involves significant risks. You should consider the following risks in addition to information set forth elsewhere in this prospectus before making your investment decision. If any of the matters highlighted by the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Relating to Our Business and Operations

Adverse economic and geopolitical conditions and dislocation in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to stockholders.

The global economy has recently experienced unprecedented levels of volatility in the capital markets, dislocation in the credit markets and intense recessionary pressures. These conditions, or similar conditions that may exist in the future, may adversely affect our results of operations, financial condition, stock price and ability to pay distributions to our stockholders. Among other potential consequences, the recent economic slowdown may materially adversely affect:

•	our ability to borrow on terms and conditions that we find acceptable, or at all, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense;

•	the financial condition of our tenants, which may result in tenant defaults under leases due to bankruptcy, lack of liquidity, operational failures or for other reasons;

•	the values of our properties and our ability to dispose of assets at attractive prices or to obtain debt financing collateralized by our properties; and

•	the value and liquidity of our short-term investments and cash deposits, including as a result of a deterioration of the financial condition of the institutions that hold our cash deposits or the institutions or assets in which we have made short-term investments, the dislocation of the markets for our short-term investments, increased volatility in market rates for such investments or other factors.

Additionally, if conditions in the SNF industry decline, we may be required to evaluate our properties for impairments or write-downs, which could result in charges that might be significant.

Certain operators account for a significant percentage of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our rental income and net income.

For the six months ended June 30, 2009, approximately 16.4% of our total rent under existing leases was from Evergreen, which operates 21 of our properties in Arizona, California, Montana, Oregon and Washington, approximately 12.5% of our total rent under existing leases was from Cathedral Rock, which operates 18 of our properties in Illinois, Missouri, New Mexico and Texas and approximately 11.0% of our total rent under existing leases was from Daybreak, which operates 27 of our properties in Texas. No other operator generated more than 9.5% of our total rent under existing leases for the six months ended June 30, 2009.

The failure or inability of any of these operators, or of other operators that account for a significant percentage of our rental income, to meet their obligations to us could materially reduce our rental income and net income, which could in turn reduce the amount of dividends we pay and cause our stock price to decline.

The geographic concentration of our properties could leave us vulnerable to an economic downturn, regulatory or reimbursement changes or acts of nature in those areas, resulting in a decrease in our revenues or otherwise negatively impacting our results of operations.

For the six months ended June 30, 2009, the three states from which we derived the largest amount of rent under existing leases were California (18.3%), Texas (15.5%) and Arkansas (9.1%). As a result of these concentrations, the conditions of local economies and real estate markets, changes in governmental rules and regulations, particularly with respect to Medicaid, acts of nature and other factors that may result in a decrease in demand for long-term care services in these states could have an adverse impact on our tenants’ revenues, costs and results of operations, which may affect their ability to meet their obligations to us.

Our portfolio currently consists predominantly of SNFs; any significant cost increases, reductions in reimbursement rates or other regulatory changes could negatively affect our tenants’ businesses and their ability to meet their obligations to us.

Our portfolio is predominately comprised of SNFs. As a result of our focus on SNFs, any changes in governmental rules and regulations, particularly with respect to Medicare and Medicaid reimbursement, or any other changes negatively affecting SNFs, could have an adverse impact on our tenants’ revenues, costs and results of operations, which may affect their ability to meet their obligations to us.

We face increasing competition for the acquisition of healthcare properties, principally SNFs, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We compete with many other businesses engaged in real estate investment activities for the acquisition of healthcare properties, principally SNFs, including local, regional and national operators and acquirers and developers of healthcare real estate properties. The competition for healthcare real estate properties may significantly increase the price we might pay for SNFs or other healthcare properties we seek to acquire and our competitors may succeed in acquiring those facilities themselves. In addition, SNF operators with whom we attempt to do business may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition may result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for SNFs or other healthcare properties, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth, which could in turn adversely affect our stock price.

Our ability to acquire properties on favorable terms may be constrained by the following significant risks:

•	competition from other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

•	competition from other potential acquirers may significantly increase the purchase price for a property we acquire, which could reduce our growth prospects;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on favorable terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock may be materially and adversely affected.

Our systems may not be adequate to support our growth, and our failure to successfully oversee our portfolio of properties could adversely affect our results of operations.

We cannot assure you that we will be able to adapt our portfolio management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to support any growth we may experience. Our failure to successfully oversee our current portfolio of properties or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

In order to qualify as a REIT under the Code, we will be required, among other things, to distribute each year to our stockholders at least 90% of our REIT taxable income. Because of this distribution requirement, we may not be able to fund, from cash retained from operations, all of our future capital needs, including capital needs to make investments and to satisfy or refinance maturing commitments.

As a result, we expect to rely on external sources of capital, including debt and equity financing. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market’s perception of our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We may not be in position to take advantage of attractive investment opportunities for growth in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain financing on unfavorable terms.

Our ability to raise capital to expand our business through sales of equity will depend, in part, on the market price of our common stock, and our failure to meet market expectations with respect to our business could negatively impact the market price of our common stock and limit our ability to sell equity.

The availability of equity capital to us will depend, in part, on the market price of our common stock which, in turn, will depend upon various market conditions and other factors that may change from time to time including:

•	the extent of investor interest;

•	our ability to satisfy the distribution requirements applicable to REITs;

•	the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our financial performance and that of our tenants;

•	the contents of analyst reports about us and the REIT industry;

•	general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of our common stock to demand a higher annual yield from future distributions;

•	our failure to maintain or increase our dividend, which is dependent, to a large part, on growth of funds from operations which, in turn, depends upon increased revenues from additional investments and rental increases; and

•	other factors such as governmental regulatory action and changes in REIT tax laws.

The market value of the equity securities of a REIT is generally based upon the market’s perception of the REIT’s current and potential future earnings and cash distributions. Our failure to meet the market’s expectation with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock and, as a result, the availability of equity capital to us.

We are subject to risks associated with debt financing, which could negatively impact our business, limit our ability to make distributions to our stockholders and to repay maturing debt.

Financing for future investments and our maturing commitments may be provided by borrowings under our credit facilities, private or public offerings of debt, the assumption of secured indebtedness, mortgage financing on a portion of our owned portfolio or through joint ventures. Upon the consummation of this offering, we expect to refinance a portion of our existing indebtedness. We are subject to risks normally associated with debt financing, including the risks that our cash flow will be insufficient to make timely payments of interest, that we will be unable to refinance existing indebtedness or support collateral obligations and that the terms of refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient in all years to pay distributions to our stockholders and to repay all maturing debt. Furthermore, if prevailing interest rates, changes in our debt ratings or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage, which could negatively affect our ability to obtain additional financing in the future or make us more vulnerable to a downturn in our results of operations or the economy generally.

In addition, eight of our properties are subject to mortgage loans that are insured by the U.S. Department of Housing and Urban Development (HUD), with an aggregate outstanding balance of $29.4 million as of June 30, 2009. We have applied to HUD for approval of the indirect change in ownership of these properties resulting from this offering. We may not receive such approval prior to the consummation of this offering, and there can be no assurance that HUD will not claim we are in violation of its policy until such time as we obtain its approval or repay these loans, one of which cannot be repaid until February 2010.

Following the anticipated application of the net proceeds of this offering, we estimate that we would have had approximately $331.5 million of indebtedness outstanding as of June 30, 2009, assuming an initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus; our substantial indebtedness could adversely affect our financial condition and, as a result, our operations.

We have substantial indebtedness and we may increase our indebtedness in the future. As of June 30, 2009, we had total debt of $477.1 million outstanding. Following the anticipated application of the net proceeds of this offering to reduce our debt, we anticipate that we would have had total debt of approximately $331.5 million as of June 30, 2009, assuming an initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

•	limit our ability to satisfy our obligations with respect to holders of our capital stock;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

•	require us to pledge as collateral substantially all of our assets;

•	require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	limit our ability to make distributions to our stockholders, which may cause us to become subject to federal corporate income tax on any income that we do not distribute;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interests;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	place us at a potential competitive disadvantage compared to our competitors that have less debt.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.

Following the anticipated application of the net proceeds of this offering, substantially all of our debt will accrue interest at variable rates. We currently seek to manage our exposure to interest rate volatility by using interest rate swap arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.

Because real estate investments are relatively illiquid, our ability to promptly sell properties in our portfolio is limited.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. In addition, our properties are special purpose properties that could not be readily converted to general residential, retail or office use. Transfers of operations of SNFs and other healthcare properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. We may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a material adverse effect on our business, financial condition, results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Uninsured losses or losses in excess of our tenants’ insurance coverage could adversely affect our financial position and our cash flow.

Under the terms of our leases, our tenants are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the leases or other written agreements between us and the tenant. However, our properties may be adversely affected by casualty losses which exceed insurance coverages and reserves. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flows from, the property. Even if it were practicable to restore the damage caused by a major casualty, the operations of the affected property would likely be suspended for a considerable period of time. In the event of any substantial loss affecting a property, disputes over insurance claims could arise.

Our assets may be subject to impairment charges.

We periodically evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, tenant performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs. As part of our impairment evaluation at December 31, 2008, we recorded a charge of approximately $932,000.

As an owner of real property, we may be exposed to environmental liabilities.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us, may be liable in certain circumstances for the costs of investigation, removal or remediation of, or related releases of, certain hazardous or toxic substances, including materials containing asbestos, at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of a tenant at the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our tenants’ ability to attract additional residents, our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.

Although our leases require the tenant to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. For instance, some of our leases do not require the tenant to indemnify us for environmental liabilities arising before the tenant took possession of the premises. Further, we cannot assure you that any such tenant would be able to fulfill its indemnification obligations. If we were to be liable for any such environmental liabilities and were unable to seek recovery against our tenants, our business, financial condition and results of operations could be materially and adversely affected.

We depend upon our key employees and our failure to retain or attract sufficient numbers of qualified personnel could have a material adverse effect on our business.

Our future performance depends to a significant degree upon the continued contributions of our management team. As of June 30, 2009, we had 18 full-time employees and, as a result, the loss of even a small number of our employees may have an adverse effect on our business. Accordingly, our future success depends on our ability to retain, attract, hire and train skilled management and other qualified personnel.

Competition for qualified employees is intense, and we compete for qualified employees with companies that may have greater financial resources than we have. Consequently, we may not be successful in retaining, attracting, hiring, and training the people we need, which would seriously impede our ability to implement our business strategy.

Risks Relating to Our Tenants and the Skilled Nursing Facility Industry

Our business is dependent upon our tenants successfully operating their businesses and their failure to do so could have a material adverse effect on our ability to successfully and profitably operate our business.

We depend on our tenants to operate the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations, including any other SNFs or other properties or businesses they may acquire or operate. Cash flow generated by certain properties may not be sufficient for a tenant to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if any of our major tenants were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. These adverse developments could arise due to a number of factors, including those described in the risk factors below.

Our tenants’ failure to comply with the requirements of governmental reimbursement programs such as Medicare or Medicaid, licensing and certification requirements, fraud and abuse regulations or new legislative developments may affect their ability to meet their obligations to us.

Our tenants are subject to numerous federal, state and local laws and regulations that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing laws. The ultimate timing or effect of any changes in these laws and regulations cannot be predicted. We have no direct control over our tenants’ ability to meet the numerous federal, state and local regulatory requirements. The failure of any of our tenants to comply with these laws, requirements and regulations may affect their ability to meet their obligations to us. In particular:

•	Licensing and Certification. Our tenants and facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically surveyed by them to confirm compliance. Failure to obtain licensure or loss or suspension of licensure or certification may prevent a facility from operating or result in a suspension of reimbursement payments until all licensure or certification issues have been resolved and the necessary licenses or certification are obtained or reinstated. Facilities may also be affected by changes in accreditation standards or procedures of accrediting agencies that are recognized by governments in the certification process. State licensing laws require operators of SNFs and other healthcare facilities to comply with extensive standards governing operations. State agencies administering those laws regularly inspect such facilities and investigate complaints. If a tenant does not continue to meet all regulatory requirements, that tenant may lose its ability to provide or bill and receive payment for healthcare services. In such event, revenues from those facilities could be reduced or eliminated for an extended period of time or permanently. Transfers of operations of SNFs and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate.

•	Certificate of Need. Some states require that SNFs obtain governmental approval, in the form of a Certificate of Need, or CON, or similar certification, that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. CON laws in those states that have them generally require an applicant to demonstrate the need for constructing a new facility, expanding an existing facility, changing the ownership or control of an existing licensed facility, or terminating services that have been approved through the

CON process. The CON laws and regulations may restrict our ability to add new facilities or expand an existing facility’s size or services. In addition, CON laws may constrain our ability to lease a particular property to a new tenant.

•	Medicare and Medicaid Certification. A significant portion of the revenues of our tenants that operate SNFs is derived from participation in government-funded reimbursement programs, primarily Medicare and Medicaid, and failure to maintain certification to participate in these programs could result in a loss of funding from such programs. Loss of certification could cause the revenues of our tenants to decline, potentially jeopardizing their ability to meet their obligations to us. Medicare and Medicaid laws also require operators of SNFs to comply with extensive standards governing operations. Federal and state agencies administering those laws regularly inspect such facilities and investigate complaints. From time to time, our tenants are notified of potential penalties, financial or otherwise, relating to facilities operated by them, and such penalties have been imposed from time to time. If they are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed and if imposed may adversely affect our tenants’ revenues, which may affect their ability to meet their obligations to us.

•	Fraud and Abuse Laws and Regulations. There are various highly complex federal and state laws governing a wide array of referrals, financial relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit financial inducements for referrals, filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. Governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Office of the Inspector General of the U.S. Department of Health and Human Services has announced a number of new and ongoing initiatives to study instances of potential Medicare and Medicaid overbilling and/or fraud in SNFs. Violations of these laws subject persons and entities to termination from participation in Medicare, Medicaid and other federally funded healthcare programs. In addition, the federal False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government’s recovery. Because of these incentives, these so-called “whistleblower” suits have become more frequent. One of our operators, Cathedral Rock, is involved in such a claim in Missouri. The violation of any of these laws or regulations by a tenant may result in the imposition of treble damages and fines or other penalties, which may affect that tenant’s ability to meet its obligations to us or to continue operating the facility.

•	Other Laws. Other laws that impact how our tenants conduct their operations include: federal and state laws designed to protect the confidentiality and security of patient health information; state and local licensure laws; laws protecting consumers against deceptive practices; laws generally affecting our tenants’ management of property and equipment and how our tenants generally conduct their operations, such as fire, health and safety, and environmental laws; federal and state laws affecting assisted living facilities mandating quality of services and care, and quality of food service; resident rights (including abuse and neglect laws); and health standards set by the federal Occupational Safety and Health Administration. We cannot predict the effect additional costs to comply with these laws may have on the expenses of our tenants and their ability to meet their obligations to us.

•	Legislative and Regulatory Developments. Legislative proposals are often introduced or proposed in Congress and in some state legislatures that would effect changes in the healthcare system. Growth in the cost of the Medicare prescription drug benefit and other expansions of coverage could result in financial pressures on the Medicare program that might result in future legislative and regulatory changes that would impact our tenants. In addition, the healthcare industry faces additional costs associated with mandated initiatives to improve quality of care and reduce medical errors throughout the industry and cost-containment initiatives by public and private payors. Furthermore, regulatory proposals and rules are released on an ongoing basis that may have an impact on the healthcare system in general and the skilled nursing and long-term care industries in particular. We cannot predict whether any legislative or regulatory proposals will be adopted or, if adopted, what effect, if any, these proposals would have on our tenants and their ability to meet their obligations to us. In 2007, CMS instituted a

Special Focus Facility, or SFF, initiative to stimulate improvement in the quality of care for SNFs with a history of compliance difficulties. Properties are identified based on SNFs that have more problems than other SNFs (about twice the average number of deficiencies), more serious problems than most SNFs and a pattern of problems that has persisted over a long period of time (generally three years). CMS requires that SFFs be visited by survey teams twice as frequently as other nursing homes (about twice per year). Within approximately 24 months after a facility is identified as a SFF, CMS expects one of three outcomes: improvement and graduation from the list; termination from participation in Medicare; or an extension of time to continue showing improvement.

Our tenants depend on reimbursement from government and other third-party payors; reimbursement rates from such payors may be reduced, which could cause our tenants’ revenues to decline and affect their ability to meet their obligations to us.

The ability of our tenants to generate revenue and profit influences the underlying value of our properties. Revenues of our tenants are generally derived from payments for patient care. Sources of such payments for SNFs include Medicare, state Medicaid programs, private insurance carriers, healthcare service plans, health maintenance organizations, preferred provider arrangements, self-insured employers and the patients themselves. Medicare and Medicaid programs, as well as numerous private insurance and managed care plans, generally require participating providers to accept government-determined reimbursement levels as payment in full for services rendered, without regard to a facility’s charges. Changes in the reimbursement rate or methods of payment from third-party payors, including Medicare and Medicaid, or the implementation of other measures to reduce reimbursements for services provided by our tenants, have in the past and could in the future result in a substantial reduction in our tenants’ revenues. Additionally, revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. There also continue to be new legislative and regulatory proposals that could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Moreover, healthcare facilities continue to experience pressures from private payors attempting to control healthcare costs, and reimbursement from private payors has in many cases effectively been reduced to levels approaching those of government payors. We cannot assure you that adequate reimbursement levels will continue to be available for the services provided by our tenants. Further limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on our tenants’ liquidity, financial condition and results of operations, which could cause the revenues of our tenants to decline and which may affect their ability to meet their obligations to us.

Government budget deficits could lead to a reduction in Medicaid and Medicare reimbursement.

The recent slowdown in the U.S. economy has negatively affected state budgets, which may put pressure on states to decrease reimbursement rates for our tenants with the goal of decreasing state expenditures under their state Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in Medicaid due to unemployment and declines in family incomes. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement to our tenants under both the Medicaid and Medicare programs. Potential reductions in Medicaid and Medicare reimbursement to our tenants could reduce the cash flow of our tenants and their ability to meet their obligations to us.

Possible changes in the acuity profile of our tenants’ residents as well as payor mix and payment methodologies may significantly affect the profitability of our tenants.

The sources and amounts of our tenants’ revenues are determined by a number of factors, including licensed bed capacity, occupancy, the acuity profile of residents and the rate of reimbursement. Changes in the acuity profile of the residents as well as payor mix among private pay, Medicare and Medicaid may significantly affect our tenants’ profitability and which may affect their ability to meet their obligations to us.

Our tenants’ labor costs may increase with a potential shortage of qualified personnel.

The market for qualified nurses, healthcare professionals and other key personnel is highly competitive and our tenants may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our tenants could affect their ability to meet their obligations to us. This situation could be particularly acute in certain states that have enacted legislation establishing or increasing minimum staffing requirements.

Our tenants may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

Our tenants may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage maintained by our tenants, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our tenants due to state law prohibitions or limitations of availability. As a result, our tenants operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on the tenant’s business and its ability to meet its obligations to us.

Moreover, advocacy groups that monitor the quality of care at healthcare facilities have sued healthcare facility operators and called upon state and federal legislators to enhance their oversight of trends in healthcare facility ownership and quality of care. Patients have also sued healthcare facility operators and have, in certain cases, succeeded in winning very large damage awards for alleged abuses. This litigation and potential litigation in the future has materially increased the costs incurred by our tenants for monitoring and reporting quality of care compliance. In addition, the cost of medical malpractice and liability insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. Increased costs could limit our tenants’ ability to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs. To the extent we are required to remove or replace a tenant, our revenue from the affected property could be reduced or eliminated for an extended period of time.

Delays in our tenants’ collection of their accounts receivable could adversely affect their cash flows and financial condition and their ability to meet their obligations to us.

Prompt billing and collection are important factors in the liquidity of our tenants. Billing and collection of accounts receivable are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors. The inability of our tenants to bill and collect on a timely basis pursuant to these regulations and rules could subject them to payment delays that could negatively impact their cash flows and ultimately their financial condition and their ability to meet their obligations to us.

The bankruptcy, insolvency or financial deterioration of our tenants could delay or prevent our ability to collect unpaid rents or require us to find new tenants.

We receive substantially all of our income as rent payments under leases of our properties. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may fail to make rent payments when due or declare bankruptcy. In August 2008, one of our tenants, Brighten, that leases four of our properties and represented approximately 4.5% of our total rent for the six months ended June 30, 2009 filed for reorganization under Chapter 11 of the Bankruptcy Code. The tenant has not yet elected to assume or reject our lease. Any tenant failures to make rent payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and could have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

If tenants are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease could require us to declare a default, repossess the property, find a suitable replacement tenant, operate the property or sell the property. There is no assurance that we would be able to lease a property on substantially equivalent or better terms than the prior lease, or at all, find another tenant, successfully reposition the property for other uses or sell the property on terms that are favorable to us.

If any lease expires or is terminated, we could be responsible for all of the operating expenses for that property until it is re-leased or sold. If we experience a significant number of un-leased properties, our operating expenses could increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

Any bankruptcy filing by or relating to one of our tenants could bar all efforts by us to collect pre- bankruptcy debts from that tenant or seize its property. A tenant bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. Furthermore, dealing with a tenant’s bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

If one or more of our tenants files for bankruptcy relief, the Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. However, our leases with tenants that lease more than one of our properties are generally made pursuant to a single master lease covering all of that tenant’s properties leased from us, or are cross-defaulted with other leases, and consequently, it is possible that in bankruptcy the debtor-tenant may be required to assume or reject the master lease or cross-defaulted leases as a whole, rather than making the decision on a property-by-property basis, thereby preventing the debtor-tenant from assuming the better performing properties and terminating the master lease or cross-defaulted leases with respect to the poorer performing properties. The Bankruptcy Code generally requires that a debtor must assume or reject a contract in its entirety. Thus, a debtor cannot choose to keep the beneficial provisions of a contract while rejecting the burdensome ones; the contract must be assumed or rejected as a whole. However, where under applicable law a contract (even though it is contained in a single document) is determined to be divisible or severable into different agreements, or similarly, where a collection of documents is determined to constitute separate agreements instead of a single, integrated contract, then in those circumstances a debtor/trustee may be allowed to assume some of the divisible or separate agreements while rejecting the others.

Increased competition may affect the ability of our tenants to meet their obligations to us.

The healthcare industry is highly competitive. Our tenants are competing with numerous other companies providing similar healthcare services or alternatives such as long-term acute care hospitals, in-patient rehabilitation facilities, home health agencies, hospices, life care at home, community-based service programs, retirement communities and convalescent centers. We cannot be certain that our tenants will be able to achieve performance levels that will enable them to meet their obligations to us.

Risks Relating to Our Organization and Structure

After the consummation of this offering, our primary assets will be our general partner interest in our operating partnership and OP Units in our operating partnership and, as a result, we will depend on distributions from our operating partnership to pay dividends and expenses.

After the consummation of this offering, we will be a holding company and will have no material assets other than our general partner interest and OP Units in our operating partnership. We intend to cause our operating partnership to make distributions to limited partners, including us, in an amount sufficient to allow us to qualify as a REIT for federal income tax purposes and to pay all our expenses. To the extent we need funds and our operating partnership is restricted from making distributions under applicable law or otherwise, or if our operating partnership is otherwise unable to provide such funds, the failure to make such distributions could materially adversely affect our liquidity and financial condition.

Members of our management and board of directors will be unitholders of our operating partnership, and their interests may differ from those of our public stockholders.

After the consummation of this offering, members of our management and board of directors will also be holders of OP Units of our operating partnership. Those unitholders may have conflicting interests with holders of our common stock. For example, holders of OP Units may have different tax positions from us or holders of our common stock, which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness and how to structure future transactions.

Upon the consummation of this offering and the Recapitalization Transactions, Mr. Bernfield, our Chairman, Chief Executive Officer and President, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective affiliates, family members and estates and trusts, will own shares of common stock and OP Units representing 9.2% and 20.4%, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant influence over our company and our operating partnership and any matter presented to our stockholders.

Upon the consummation of this offering and the Recapitalization Transactions and assuming no exercise of the underwriters’ overallotment option, Mr. Bernfield, our Chairman, Chief Executive Officer and President, and a trust formed for the benefit of the estate of Zev Karkomi, one of our co-founders, together with certain of their respective affiliates, family members and estates and trusts, will own shares of common stock and OP Units representing 9.2% and 20.4%, respectively, of our outstanding common stock on a fully-diluted basis, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus. As a result of their equity ownership and their positions within our company, each of Mr. Bernfield and members of the Karkomi Estate individually or, to the extent their interests are aligned, collectively may be able to influence the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. Therefore, each of Mr. Bernfield and the Karkomi Estate (and members thereof) will have substantial influence over us and could exercise influence in a manner that is not in the best interests of our other stockholders. This concentration of ownership might also have the effect of delaying or preventing a change of control that our stockholders may view as beneficial.

We have never operated as a REIT or as a public company and therefore may have difficulty in successfully and profitably operating our business in compliance with the regulatory requirements applicable to REITs and to public companies.

Prior to this offering, we have not operated as a REIT or complied with the numerous technical restrictions and limitations set forth in the Code, as applicable to REITs. We also have no experience operating as a public company, or complying with regulatory requirements applicable to public companies, including the Sarbanes-Oxley Act of 2002. As a result, we cannot assure you that we will be able to successfully operate as a REIT, execute our business strategies as a public company, or comply with regulatory requirements applicable to REITs or public companies, and you should be especially cautious in drawing conclusions about the ability of our management team to operate our business.

We are subject to significant anti-takeover provisions, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

Our charter and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Upon the consummation of this offering, our board of directors will be divided into three classes and the members of our board of directors will be elected for terms that are staggered. Our board of directors also has the power to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock, to issue additional shares of common stock or preferred stock and to fix the terms of one or more classes or series of stock without stockholder approval. These provisions, along with the ownership limit and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Our charter restricts the ownership and transfer of our outstanding stock, which may have the effect of delaying, deferring or preventing a transaction or change of control of our company.

In order for us to qualify as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. Subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than 8.3% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or of our outstanding stock of all classes and series. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 8.3% of our outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 8.3% of our outstanding stock, and thus violate our charter’s ownership limit. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void.

Certain provisions of Maryland Law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Subject to certain limitations, provisions of the MGCL prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our stock or an affiliate or associate of us who beneficially owned 10% or more of the voting power of our stock during the previous two years) or an affiliate of the interested stockholder for five years after the most recent date on which the stockholder became an interested stockholder. After the five year period, business combinations between us and an interested stockholder or an affiliate of the interested stockholder must generally either provide a minimum price to our stockholders or be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding stock and at least two-third of the votes entitled to be cast by stockholders other than the interested stockholder and its affiliates and associates.

These provisions of the MGCL relating to business combinations do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, our board of directors has by resolution exempted Mr. Bernfield, his affiliates and associates and all persons acting in concert with the foregoing, from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and these persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

The MGCL also provides that control shares (which are shares of our stock which, when aggregated with other shares that the acquiror owns or is entitled to direct the exercise of voting power (other than solely by virtue of a revocable proxy), entitle the stockholder to exercise at least 10% but less than 33%, at least 33% but less than 50% or at least 50% of the voting power in the election of directors) generally have no voting rights except to the extent approved by stockholders (other than the holder of the control shares, our officers and our directors who are also our employees) entitled to cast at least two-thirds of the votes entitled to be cast on the matter. As permitted by Maryland law, our bylaws contain a provision exempting from the provisions of the MGCL relating to control share acquisitions any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to elect to be subject to certain provisions relating to corporate governance that may have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Upon the consummation of this offering, we will already be subject to all of these provisions, either by provisions of our charter and bylaws unrelated to Subtitle 8 or by reason of an election in our charter to be subject to certain provisions of Subtitle 8.

We may change our investment strategies and policies without stockholder approval.

Our board of directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines that a change is in our best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.

Commencing in fiscal 2010, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to begin reporting in 2011 on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. We cannot be certain that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our independent registered public accounting firm will not identify additional material weaknesses in our internal control over financial reporting. If we fail to comply with the requirements of Section 404 or if we or our independent registered public accounting firm identify and report a material weakness, it may affect the reliability of our internal control over financial reporting, which could adversely affect the market price of our stock and we could be subject to sanctions or investigations by the New York Stock Exchange, or NYSE, the Securities and Exchange Commission, or SEC, or other regulatory authorities, which would require additional financial and management resources.

Risks Relating to Our Tax Status and Other Tax Related Matters

Our failure to qualify or remain qualified as a REIT would have significant adverse consequences to us and the value of our common stock.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes under the Code. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify or lose our qualification as a REIT, we will face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we lose our qualification as a REIT, we will not be required to make distributions to stockholders, and all distributions to our stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. individual stockholders would be taxed on our dividends at a maximum U.S. federal income tax rate currently at 15%, and our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions and regulations promulgated thereunder for which there are only limited judicial and administrative interpretations. Even a technical or inadvertent violation could jeopardize our ability to qualify as a REIT. The complexity of these provisions and of the applicable U.S. Treasury Department regulations, or Treasury Regulations, that have been promulgated under the Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements on a continuing basis, including requirements regarding the composition of our assets, sources of our gross income and stockholder ownership. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains.

As a result of these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. Any of these taxes would decrease cash available for the payment of our debt obligations.

To maintain our REIT qualification, we may be forced to borrow funds during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to qualify as a REIT and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis, or possibly on a long-term basis, to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments.

Dividends payable by REITs generally do not qualify for reduced tax rates.

The maximum tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. Federal Income Tax Considerations” below) is currently 15%. Dividends payable by REITs, however, are generally not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we continually must satisfy tests concerning, among other things, the sources of our income, the type and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income, asset- diversification or distribution requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets generally does not constitute “gross income” for purposes of the 75% gross income test or the 95% gross income test, if certain requirements are met. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary, or TRS. This could increase the cost of our hedging activities because a domestic TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The U.S. federal income tax rules that affect REITs constantly are under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could cause us to change our investments and commitments, which could also affect the tax considerations of an investment in our common stock.

Risks Relating to this Offering and Ownership of Our Common Stock

If you purchase shares of common stock in this offering, you will experience immediate and significant dilution in the net tangible book value per share of our common stock.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $8.80 in the book value per share of common stock from the price you pay for our common stock in this offering, based on an assumed initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus. See “Dilution” for further discussion of how your ownership interest in us will be immediately diluted.

There is currently no public market for our common stock and an active trading market for our common stock may never develop following this offering.

Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on the NYSE under the symbol “AVI”. However, an active trading market for our common stock may never develop or be sustained. If an active trading market does not develop, you may have difficulty selling any shares that you buy.

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles;

•	passage of legislation or other regulatory developments that adversely affect us or our industry; and

•	the potential impact of the recent economic slowdown on the SNF industry and related governmental budgets and healthcare reimbursement expenditures.

Market interest rates may have an effect on the value of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to stockholders.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon the consummation of this offering and the Recapitalization Transactions, all shares of common stock sold in this offering will be freely tradable without restriction (other than the ownership limit and the other restrictions on ownership and transfer of our stock as set forth in our charter), unless the shares are owned by one of our affiliates or subject to the lock-up agreements described below. See “Shares Eligible for Future Sale.”

We, each of our directors and executive officers, and certain of our existing security holders have agreed, with limited exceptions, that we and they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. on behalf of the underwriters, during the period ending 180 days after the date of this prospectus (subject to extension under certain circumstances), among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock. In addition, we have agreed with the underwriters that we will not, during the same period of time, issue any shares of our common stock in exchange for any OP Units of our operating partnership.

In connection with this offering, we intend to file a registration statement on Form S-8 to register all shares of common stock reserved for issuance under our 2009 Long-Term Incentive Plan, and once we register these shares they can be freely sold in the public market after issuance, subject to lock-up provisions discussed above. Certain of our existing stockholders are party to registration rights agreements with us. Pursuant to those agreements, and after the lock-up agreements pertaining to this offering expire, these stockholders will have the right to demand that we register under the Securities Act for resale all or a portion of the approximately 7,488,506 shares of our common stock or OP Units, which would be exchanged for shares of common stock, held by the stockholders who are parties to those agreements. Registration of the sale of these shares of our common stock would facilitate their sale into the public market. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

The exercise of any options or the vesting of any restricted stock granted to our directors, executive officers and other employees under our 2009 Long-Term Incentive Plan, the issuance of our common stock in connection with facility, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. In addition, future sales of shares of our common stock by us may be dilutive to existing stockholders.

Our cash available for distributions may not be sufficient to make distributions at expected levels.

Our estimated initial annual distributions represent 95.0% of our estimated initial cash available for distributions for the twelve months ending June 30, 2010 as calculated in “Distribution Policy.” We may be unable to pay our estimated initial annual distributions to stockholders out of cash available for distributions as calculated in “Distribution Policy.” If sufficient cash is not available for distributions from our operations, we may have to fund distributions from working capital or to borrow to provide funds for such distributions, or to reduce the amount of such distributions. To the extent that we fund distributions from working capital, our cash available for investing purposes will decrease. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as capital gains. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.” In the event the underwriters’ overallotment option is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipates,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms, or the negative use of those words, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. These factors include, among others:

•	uncertainties relating to the operations of our tenants, including those relating to reimbursement by government and other third-party payors, compliance with regulatory requirements and occupancy levels;

•	regulatory, reimbursement and other changes in the healthcare industry;

•	the performance and reputation of our tenants;

•	competition in the financing of healthcare facilities;

•	our ability to oversee our portfolio;

•	our ability to re-lease or sell any of our properties;

•	our ability to successfully engage in strategic acquisitions and investments;

•	the effect of general market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets;

•	the availability and cost of capital;

•	changes in interest rates;

•	the amount and yield of any additional investments;

•	changes in tax laws and regulations affecting REITs;

•	our ability to maintain our status as a REIT; and

•	the potential impact of the recent economic slowdown on the SNF industry and related governmental budgets and healthcare reimbursement expenditures.

Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

OUR STRUCTURE

Following the consummation of this offering, we will conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our properties are owned by our operating partnership, Aviv Healthcare Properties Operating Limited Partnership, and direct and indirect subsidiaries of our operating partnership. A wholly owned subsidiary of ours will be the sole general partner of the operating partnership. Our wholly owned subsidiary and the limited partners of our predecessor partnership (including our directors and executive officers) will initially own all of the limited partnership units of our operating partnership, which we refer to as “OP Units.” In the future, we may issue OP Units to third parties from time to time in connection with acquisitions or other transactions.

The following chart reflects an overview of our organizational structure immediately following consummation of the Recapitalization Transactions and this offering (assuming no exercise of the underwriters’ over-allotment option):

Recapitalization Transactions

Immediately prior to the consummation of this offering, we will effect certain transactions, which we refer to as the “Recapitalization Transactions,” which will simplify the capital structure of our operating partnership. Prior to this offering, the capital structure of our predecessor partnership, Aviv Healthcare Properties Limited Partnership, consisted of six classes of partnership units, each of which had different capital accounts and each of which was entitled to different distributions.

Pursuant to the Recapitalization Transactions, our predecessor partnership will be merged with and into our operating partnership, with our operating partnership continuing as the surviving entity. In connection with the merger, each Class A Unit of our predecessor partnership will be converted into approximately 0.574 OP Units, all of the Class C Units of our predecessor partnership will be converted into an aggregate of 6,534,482 OP Units, each Class E Unit of our predecessor partnership, together with the accompanying warrant to acquire Class A Units, will be converted into 0.612 OP Units and each Class D Unit of our predecessor partnership will be converted into 52.104 shares of restricted stock. All of the Class B Units of our predecessor partnership will be canceled in connection with the merger. In connection with the merger, our operating partnership will issue an aggregate of 18,848,467 OP Units and we will issue an aggregate of 398,597 shares of restricted stock. In addition, all of the Class F Units of our predecessor partnership, which are held by entities controlled by Mr. Bernfield and members of the Karkomi Estate, will be redeemed with some of the proceeds of this offering by payment to those entities of an aggregate amount equal to $49.0 million, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus. As a result, pursuant to the Recapitalization Transactions, prior to the consummation of this offering, our operating partnership, Aviv Healthcare Properties Operating Limited Partnership, will have a single class of OP Units. Following the Recapitalization Transactions, the OP Units held by limited partners of our operating partnership will be redeemable for cash, subject to our election to acquire the OP Units in exchange for shares of our common stock, on a one-for-one basis, as described under “Description of the Partnership Agreement of Our Operating Partnership.”

We will contribute the net proceeds of this offering to our operating partnership in exchange for 12,222,222 OP Units (13,467,222 OP Units if the underwriters exercise their overallotment option in full). The remaining OP Units of our operating partnership will be held by the existing holders of partnership interests in our predecessor partnership, including our directors and executive officers. The selling stockholders identified in this prospectus will exchange 4,377,778 of the OP Units (5,622,778 OP Units if the underwriters exercise their overallotment option in full) received by them pursuant to the Recapitalization Transactions for 4,377,778 shares of our common stock (5,622,778 shares of our common stock if the underwriters exercise their overallotment option in full), which they are offering as part of this offering.

As a result of the Recapitalization Transactions and upon the consummation of this offering, we will be a holding company and our primary assets will be our general partnership interest and OP Units in our operating partnership (in each case, through one of our subsidiaries) constituting approximately 53.4% of the issued and outstanding OP Units of our operating partnership as of the consummation of this offering (approximately 59.1% if the underwriters exercise their overallotment option in full).

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale by us of 12,222,222 shares of common stock will be approximately $200.5 million, or $221.5 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses of approximately $5.2 million payable by us. We will not receive any proceeds from the sale of shares by the selling stockholders.

We intend to contribute the net proceeds to us from this offering to our operating partnership in exchange for OP Units of our operating partnership. Our operating partnership intends to use those net proceeds to (i) redeem certain units of our operating partnership held by entities controlled by Mr. Bernfield and members of the Karkomi Estate for approximately $49.0 million, (ii) repay approximately $145.6 million of outstanding indebtedness, (iii) pay approximately $3.3 million in termination/settlement fees for interest rate swap notional amounts of $48.0 million and (iv) pay approximately $2.6 million in fees associated with obtaining our new revolving credit facility and new term loans.

A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per share would (i) increase (decrease) the net proceeds to us from this offering by $11.4 million, (ii) increase (decrease) by $1.7 million the amount our operating partnership would pay to entities controlled by Mr. Bernfield and members of the Karkomi Estate to redeem the existing units of our operating partnership held by them and (iii) increase (decrease) by $9.7 million the amount of outstanding borrowings our operating partnership would repay under our existing credit facility, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Pending any ultimate use of any portion of the proceeds from this offering, our operating partnership intends to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as U.S. government securities and municipal bonds.

(in millions)
Sources of funds
Proceeds from common stock offered hereby(1)	$220.0
Less offering expenses ($5.2) and underwriting discounts and commissions	(19.5)

Total	$200.5

Uses of funds
Repayment of existing indebtedness(2)	$145.6
Termination/settlement of interest rate swap notional amounts of $48.0	3.3
Redemption of existing units of operating partnership	49.0
Payment of new credit facilities initiation fee	2.6

Total	$200.5

(1)	Assumes that 12,222,222 shares are sold by us at $18.00 per share, the midpoint of the range set forth on the cover of this prospectus.

(2)	Repayment of existing indebtedness is expected to represent (assuming that 12,222,222 shares are sold by us at $18.00 per share, the midpoint of the range set forth on the cover of this prospectus) repayment of $145.6 million under our existing credit facility; as of June 30, 2009, the outstanding balance under our existing credit facility was $400.0 million at an interest rate of LIBOR plus 2.50% and $12.4 million at an interest rate equal to the prime rate, all with a maturity date of September 2011.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata initial distribution with respect to the period commencing on the consummation of this offering and ending December 31, 2009, based on a distribution of $0.345 per share for a full quarter. On an annualized basis, this would be $1.38 per share, or an annual distribution rate of approximately 95.0%, based on an assumed initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately 95.0% of estimated cash available for distribution for the twelve months ending June 30, 2010. We have estimated our cash available for distribution to our common stockholders for the twelve months ending June 30, 2010 based on adjustments to our pro forma as adjusted net income available to common stockholders for the twelve months ended June 30, 2009 (giving effect to this offering and the Recapitalization Transactions), as described below. This estimate was based upon the historical operating results of the properties and the Recapitalization Transactions and does not take into account any additional investments and their associated cash flows, unanticipated expenditures we may have to make or any debt we may incur. In estimating our cash available for distribution to holders of our common stock, we have made certain assumptions as reflected in the table and footnotes below. Unless our operating cash flow increases, we expect that we will be required to either fund future distributions from borrowings under our credit facilities or to reduce such distributions. If we use working capital or borrowings under our credit facilities to fund these distributions, this will reduce the cash we have available to fund our acquisition and development activities and other growth initiatives.

Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled amortization of our debt upon consummation of this offering and the Recapitalization Transactions. Our estimate includes the reduction in interest expense from the repayment of debt that will be funded with offering proceeds. Although we have included all material investing and financing activities that we have commitments to undertake as of October 23, 2009 during the twelve months ending June 30, 2010, we may undertake additional investing and/or financing activities. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

We intend to maintain our initial distribution rate for the twelve-month period following consummation of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Distributions made by us will be authorized by our board of directors out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions.

Based on our estimated cash flows from operations for the twelve months ending June 30, 2010, we expect that our estimated annual distribution for the twelve months ending June 30, 2010 will exceed our then current and accumulated earnings and profits as determined for U.S. federal income tax purposes for that period. As a result, we expect that a portion of our distributions will represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce the stockholder’s adjusted basis of his or her common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. We expect that approximately 61.6% of our initial distribution will represent a distribution taxable at ordinary income tax rates while the 38.4% balance will represent a return of capital, in each case assuming that the tax period consisted of the twelve months ending June 30, 2010. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. Federal Income Tax Considerations.”

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income including net capital gains. For more information, please see “U.S. Federal Income Tax Considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make those distributions.

We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, or borrowings under our credit facilities or reduce such distributions. We do not expect our credit facilities to contain provisions that restrict the use of the facilities to fund distributions.

The following table describes our pro forma as adjusted net income for the twelve months ended June 30, 2009, and the adjustments we have made in order to estimate our initial cash available for distribution for the twelve months ending June 30, 2010. The table reflects our consolidated information, including the limited partners’ interest in our operating partnership. Following the Recapitalization Transactions, the OP Units held by limited partners of our operating partnership will be redeemable for cash, subject to our election to acquire the OP Units in exchange for shares of our common stock, on a one-for-one basis.

(in thousands, except
per share data)

Pro forma as adjusted net income for the year ended December 31, 2008	$23,088
Less: Pro forma as adjusted net income for the six months ended June 30, 2008	(14,121)
Add: Pro forma as adjusted net income for the six months ended June 30, 2009	20,186

Pro forma as adjusted net income for the twelve months ended June 30, 2009	$29,153

Add: Real estate depreciation and amortization(1)	16,417
Add: Amortization of deferred financing costs(2)	780
Add: Non-cash compensation expense(3)	2,295
Add: Change in fair value of derivatives(4)	3,846
Add: Net increases in rental income(5)	4,412
Less: Net decreases in contractual rental income due to lease expirations(6)	—
Add: Loss on impairment of assets(7)	—
Add: Loss on sale of real estate(8)	—
Less: Net effect of deferred rental income(9)	(5,335)
Less: Net effect of acquired in-place lease intangibles(10)	(2,224)

(in thousands, except
per share data)

Add: Incremental rent from investing activities for the twelve months ending June 30, 2010(11)	1,353
Less: Incremental interest from borrowings related to investing activities for the twelve months ending June 30, 2010(12)	(353)

Estimated cash flows from operating activities for the twelve months ending June 30, 2010	50,344
Estimated cash flows from investing activities for the twelve months ending June 30, 2010	—
Estimated cash flows from financing activities for the twelve months ending June 30, 2010(13)	(4,300)

Estimated cash available for distribution for the twelve months ending June 30, 2010	$46,044

Estimated annual distribution for the twelve months ending June 30, 2010 (including distributions with respect to OP Units)	$43,750

Estimated surplus after distribution	2,294
Distribution ratio based on estimated cash available for distribution to our holders of common stock/OP Units(14)	95.0%

(1)	Pro forma as adjusted real estate depreciation and amortization for the twelve months ended December 31, 2008	$14,616
	Less: Pro forma as adjusted real estate depreciation and amortization for the six months ended June 30, 2008	(7,102)
	Add: Pro forma as adjusted real estate depreciation and amortization for the six months ended June 30, 2009	8,903

		$16,417

(2)	Pro forma as adjusted amortization of deferred financing costs for the twelve months ended December 31, 2008	$757
	Less: Pro forma as adjusted amortization of deferred financing costs for the six months ended June 30, 2008	(361)
	Add: Pro forma as adjusted amortization of deferred financing costs for the six months ended June 30, 2009	384

		$780

(3)	Pro forma as adjusted non-cash amortization of compensation expense related to equity awards granted to our employees, including a grant of restricted stock units to our Chief Financial Officer under our predecessor partnership’s officer incentive program which may be settled in OP Units, grants of 544,812 shares of restricted stock to be awarded to certain individuals in connection with this offering and 398,597 shares of restricted stock to be issued upon conversion of Class D units of our predecessor partnership.
(4)	The change in the fair value of our derivative instruments is recorded as a non-cash income or expense item in our statement of operations.
	Pro forma as adjusted change in the fair market value of derivatives for the twelve months ended December 31, 2008	$6,202
	Less: Pro forma as adjusted change in the fair market value of derivatives for the six months ended June 30, 2008	667
	Add: Pro forma as adjusted change in the fair market value of derivatives for the six months ended June 30, 2009	(3,023)

		$3,846

(5)	Represents the net increases in rental income and interest on loans to lessees and other from existing leases and loans and from new leases and loans and renewals that were not in effect for the entire twelve months ended June 30, 2009 or that will take effect during the twelve months ending June 30, 2010 based upon leases entered into subsequent to June 30, 2009. Annual rents typically increase 2-3% per annum.

(6)	Represents lease revenue from leases scheduled to expire during the twelve months ending June 30, 2010.
(7)	The loss on impairment of assets is recorded as a non-cash expense item on our statement of operations.
	Pro forma as adjusted loss on impairment of assets for the twelve months ended December 31, 2008	$932
	Less: Pro forma as adjusted loss on impairment of assets for the six months ended June 30, 2008	(932)
	Add: Pro forma as adjusted loss on impairment of assets for the six months ended June 30, 2009	—

		$—

(8)	Represents the non-cash expense charged in conjunction with our loss on sale of real estate during the six months ended June 30, 2009.
	Pro forma as adjusted loss on sale of real estate for the twelve months ended December 31, 2008	$184
	Less: Pro forma as adjusted loss on sale of real estate for the six months ended June 30, 2008	(184)
	Add: Pro forma as adjusted loss on sale of real estate for the six months ended June 30, 2009	—

		$—

(9)	Pro forma as adjusted deferred rental income for the twelve months ended December 31, 2008	$5,531
	Less: Pro forma as adjusted deferred rental income for the six months ended June 30, 2008	(3,375)
	Add: Pro forma as adjusted deferred rental income for the six months ended June 30, 2009	3,179

		$5,335

(10)	Pro forma as adjusted amortization of acquired in-place lease intangibles for the twelve months ended December 31, 2008	$2,518
	Less: Pro forma as adjusted amortization of acquired in-place lease intangibles for the six months ended June 30, 2008	(1,376)
	Add: Pro forma as adjusted amortization of acquired in-place lease intangibles for the six months ended June 30, 2009	1,082

		$2,224

(11)	Represents the annualized incremental rent from the following transactions not scheduled to pay rent until after June 30, 2009:
	Convacare/Searcy	$1,116
	Bellingham	237

		$1,353

(12)	Represents the interest expense associated with $7.2 million of additional indebtedness incurred in connection with the transactions described in footnote (11) above assuming an interest rate of 5.00% as of September 15, 2009.
(13)	Represents scheduled principal amortization of our debt to be outstanding following the consummation of the Recapitalization Transactions and this offering for the twelve months ending June 30, 2010.
(14)	Calculated as estimated annual distribution divided by our cash available for distribution for the twelve months ending June 30, 2010.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2009:

•	on an actual basis for our predecessor partnership;

•	on a pro forma basis to give effect to the Recapitalization Transactions and the consolidation of AAM; and

•	on a pro forma as adjusted basis to give effect to the transactions described in the previous bullet, the sale by us pursuant to this offering of 12,222,222 shares of common stock at an assumed initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus, and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in connection with “Use of Proceeds,” “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the more detailed information contained in our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(in thousands)

Cash and cash equivalents	$24,242	$24,375	$24,375
Total debt	$477,094	$477,094	$331,487
Class E preferred units	58,652	—	—
Class F preferred units	—	48,976	—
Partners’ equity	83,448	—	—
Common stock	—	—	1,832
Additional paid-in-capital	—	1	181,352
Noncontrolling interests	1,089	143,189	159,857

Total equity	84,537	143,190	343,041

Total capitalization	$620,283	$669,260	$674,528

A $1.00 increase (decrease) in the assumed initial public offering price of $18.00 per share would (i) increase (decrease) the net proceeds to us from this offering by $11.4 million, (ii) increase (decrease) by $1.7 million the amount our operating partnership would pay to entities controlled by Mr. Bernfield and members of the Karkomi Estate to redeem the existing units of our operating partnership held by them and (iii) increase (decrease) by $9.7 million the amount of outstanding borrowings our operating partnership would repay under our existing credit facility, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, you will experience dilution to the extent of the difference between the initial public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our pro forma net tangible book value as of June 30, 2009 was approximately $136.8 million, or approximately $7.26 per share, after giving effect to the Recapitalization Transactions, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus. We calculate pro forma net tangible book value per share by dividing our predecessor partnership’s net tangible book value, which is equal to our predecessor partnership’s total assets less intangible assets (including goodwill, unamortized debt issuance costs and deferred offering costs) and total liabilities, by the number of shares that would have been outstanding as of June 30, 2009, after giving effect to the Recapitalization Transactions.

After giving effect to the sale by us of 12,222,222 shares of common stock in this offering and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value would have been approximately $285.8 million, or approximately $9.20 per share of common stock, as of June 30, 2009, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus. This represents an immediate increase in pro forma net tangible book value of approximately $1.94 per share to existing investors and an immediate dilution in pro forma net tangible book value of approximately $8.80 per share to new public investors. The following table illustrates this calculation on a per share basis:

Assumed initial public offering price per share		$18.00
Pro forma net tangible book value per share as of June 30, 2009	7.26

Increase in net tangible book value per share attributable to this offering	1.94

Pro forma net tangible book value per share after this offering		9.20

Dilution per share to new common stockholders		$8.80

The table below summarizes, as of June 30, 2009, on a pro forma basis after giving effect to this offering and the Recapitalization Transactions, the differences between the number of shares of common stock and OP Units received from us and our operating partnership, the total consideration paid and the average price per share paid by former owners of our predecessor partnership and paid in cash by the new investors purchasing shares in this offering.

	Shares/Units Issued		Total Consideration			Average Price
	Number	Percentage	Amount		Percentage	per Share/Unit
	(dollars in thousands, except per share amounts)

OP Units issued in connection with the Recapitalization Transactions	14,470,689	46.6%	$143,190		32.4%	$7.60
New investors	16,600,000	53.4	298,800	(1)	67.6	18.00

Total	31,070,689	100.0%	$441,990		100.0%

(1) Before underwriting discounts and offering expenses.

If the underwriters’ option to purchase additional common stock to cover any overallotment is exercised in full, the pro forma net tangible book value per share as of June 30, 2009 would be approximately $9.49 per share and the dilution in pro forma net tangible book value per share to new common stockholders would be $8.51 per share. Furthermore, the percentage of our common stock held by existing equity owners, net of OP Units converted into common stock for secondary sale by certain investors, would decrease to approximately 40.9% and the percentage of our common stock on a fully-diluted basis held by new common stockholders would increase to approximately 59.1%.

SELECTED FINANCIAL DATA

You should read the following selected historical consolidated data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The selected historical consolidated financial data as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from the audited historical consolidated financial statements of our predecessor partnership, Aviv Healthcare Properties Limited Partnership, appearing elsewhere in this prospectus. The selected historical financial data as of December 31, 2006 and 2005 and for the year ended December 31, 2005 have been derived from the audited historical consolidated financial statements of our predecessor partnership, Aviv Healthcare Properties Limited Partnership, which are not included in this prospectus. The selected historical financial data as of December 31, 2004 and for the year ended December 31, 2004 have been derived from the unaudited financial statements of Massachusetts Nursing Homes Limited Partnership (“Massachusetts”), which are not included in this prospectus. Massachusetts was deemed to be the accounting acquiror in connection with the formation and recapitalization of our predecessor partnership in 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Predecessor Partnership.” The selected historical consolidated financial data as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 have been derived from the unaudited historical consolidated financial statements of our predecessor partnership appearing elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the United States. The historical results are not necessarily indicative of the results to be expected in the future.

						Six Months Ended
	Year Ended December 31,					June 30,
Operating Information	2004	2005	2006	2007	2008	2008	2009
	(in thousands)

Revenues
Rental income	$2,651	$26,086	$42,658	$67,713	$72,135	$35,540	$41,350
Tenant recoveries	408	1,909	2,690	4,273	4,831	2,632	2,718
Interest on loans to lessees	—	7	330	370	1,859	516	1,701

Total revenues	3,059	28,002	45,678	72,356	78,825	38,688	45,769
Expenses
Rent and other operating expenses	—	658	553	450	741	272	230
General and administrative	190	16,925	6,261	8,092	10,925	5,503	5,861
Real estate taxes	408	1,869	2,664	4,306	5,116	2,641	3,003
Depreciation	264	4,817	8,158	12,934	14,578	7,084	8,884
Loss on impairment of assets	—	—	—	2,987	932	932	—
Other	—	261	305	272	712	321	488

Total expenses	862	24,530	17,941	29,041	33,004	16,753	18,466

Operating income	2,197	3,472	27,737	43,315	45,821	21,935	27,303
Other income and expenses
Interest and other income	4	215	534	1,414	2,013	1,454	324
Interest expense	(144)	(8,832)	(15,767)	(24,254)	(26,272)	(13,110)	(13,633)
Change in fair value of derivatives	—	2,058	262	(6,946)	(8,674)	623	3,839
Amortization of deferred financing costs	(25)	(392)	(2,353)	(439)	(537)	(294)	(271)

Total other income and expenses	(165)	(6,951)	(17,324)	(30,225)	(33,470)	(11,327)	(9,741)

						Six Months Ended
	Year Ended December 31,					June 30,
Operating Information	2004	2005	2006	2007	2008	2008	2009
	(in thousands)

Income (loss) before gain on disposition of assets and discontinued operations	2,032	(3,479)	10,413	13,090	12,351	10,608	17,562
Gain on disposition of assets	—	—	500	—	—	—	—

Income (loss) from continuing operations	2,032	(3,479)	10,913	13,090	12,351	10,608	17,562
Discontinued operations	—	738	(102)	44	72	73	—

Net income (loss)	2,032	(2,741)	10,811	13,134	12,423	10,681	17,562
Net (income) loss allocable to noncontrolling interests	—	21	(82)	(10)	(155)	(107)	(133)
Distributions and accretion on Class E Preferred Units	—	—	(1,218)	(6,554)	(8,843)	(4,327)	(6,471)

Net income (loss) allocable to common units	$2,032	$(2,720)	$9,511	$6,570	$3,425	$6,247	$10,958

	As of December 31,					As of
Balance Sheet Information	2004	2005	2006	2007	2008	June 30, 2009
	(in thousands)

Assets
Cash and cash equivalents	$879	$13,878	$12,579	$16,143	$9,202	$24,242
Deferred rent receivable	2,170	4,128	6,924	14,301	20,777	24,274
Due from related parties	—	84	672	668	26	16
Tenant receivables	—	173	391	621	2,042	2,345
Rental properties and financing leases, at cost:
Land	900	28,099	46,554	53,659	65,170	69,379
Buildings and improvements	13,367	238,643	395,733	451,762	530,780	548,775
Assets under direct financing leases	—	—	—	—	10,479	10,549

	14,267	266,742	442,287	505,421	606,429	628,703
Less accumulated depreciation	(5,795)	(10,747)	(18,926)	(29,954)	(42,047)	(49,984)

Net rental properties	8,472	255,995	423,361	475,467	564,382	578,719
Deferred finance costs, net	282	2,241	1,894	1,974	1,437	1,268
Loan receivables, primarily from related parties in 2007	—	648	2,501	34,920	20,361	20,866
Other assets	2,013	7,522	17,234	15,613	15,747	16,176

Total assets	$13,816	$284,669	$465,556	$559,707	$633,974	$667,906

Liabilities and equity
Accounts payable	$—	$455	$120	$484	$—	$—
Accrued expenses	20	73	217	558	4,099	1,897
Tenant security and escrow deposits	390	3,514	7,291	8,461	11,056	12,138
Due to related parties	—	1,231	7,060	6,689	4,235	46

	As of December 31,					As of
Balance Sheet Information	2004	2005	2006	2007	2008	June 30, 2009
	(in thousands)

Other liabilities	67	19,774	32,407	32,337	35,865	33,542
Mortgage and other notes payable	10,400	195,805	303,060	386,356	463,546	477,094
Accrued distributions payable to partners	—	3,368	—	—	—	—

Total liabilities	10,877	224,220	350,155	434,885	518,801	524,717
Class E Preferred Units	—	—	17,174	31,436	37,400	58,652
Equity
Partners’ equity	2,939	57,826	96,709	91,964	76,817	83,448
Noncontrolling interests	—	2,623	1,518	1,422	956	1,089

Total equity	2,939	60,449	98,227	93,386	77,773	84,537

Total liabilities and equity	$13,816	$284,669	$465,556	$559,707	$633,974	$667,906

	Year Ended December 31,			Six Months Ended June 30,
Other Information	2006	2007	2008	2008	2009
	(in thousands)

Funds from operations	$18,606	$26,290	$27,047	$17,811	$26,446
EBITDA	34,203	47,525	51,434	29,935	39,268
Cash Flows
Provided by operating activities	20,524	25,167	26,870	11,498	15,069
(Used in) provided by investing activities	(82,880)	(100,668)	(89,046)	25,269	(23,726)
Provided by (used in) financing activities	61,057	79,065	55,234	(10,425)	23,697

We consider funds from operations, or FFO, and earnings before interest, tax, depreciation and amortization, or EBITDA, to be key measures of our performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We define EBITDA as net income plus interest expense, tax, depreciation and amortization less net rental income from intangible amortization.

We offer these measures to assist the users of our financial performance under GAAP, but FFO and EBITDA are non-GAAP measures and should not be considered measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO and EBITDA are not necessarily comparable to FFO or EBITDA as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Our management uses FFO and EBITDA as important supplemental measures of our operating performance. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry, and the term EBITDA is similarly used, to address this issue and as an indicator of our ability to incur and service debt. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items and because EBITDA excludes certain non-cash charges and adjustments and amounts spent on interest and taxes, they provide our management with performance measures that, when compared year over year or with other REITs, reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and, with respect to FFO, interest costs, in each case providing perspective not immediately apparent from net income. In addition, we believe that FFO and EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

The following table is a reconciliation of our net income to FFO:

				Six Months Ended
	Year Ended December 31,			June 30,
Funds from Operations	2006	2007	2008	2008	2009
	(in thousands)

Net income	$10,811	$13,134	$12,423	$10,681	$17,562
Depreciation	8,295	13,156	14,624	7,130	8,884
Gain on sale of assets	(500)	—	—	—	—

Funds From Operations	$18,606	$26,290	$27,047	$17,811	$26,446

The following table is a reconciliation of our net income to EBITDA:

				Six Months Ended
	Year Ended December 31,			June 30,
EBITDA	2006	2007	2008	2008	2009
	(in thousands)

Net income	$10,811	$13,134	$12,423	$10,681	$17,562
Interest expense	15,942	24,729	26,368	13,206	13,633
Depreciation and amortization	10,648	13,595	15,161	7,424	9,155
Rental income from intangible amortization	(3,198)	(3,933)	(2,518)	(1,376)	(1,082)

Earnings Before Interest Tax Depreciation and Amortization	$34,203	$47,525	$51,434	$29,935	$39,268

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

You should read the following unaudited pro forma condensed consolidated financial data in connection with “Our Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 presents our consolidated financial position (i) on a pro forma basis to give effect to the consolidation of AAM, the elimination of intercompany activity as a result of the consolidation of AAM and the Recapitalization Transactions and (ii) on a pro forma as adjusted basis to give effect to the transactions described in (i), this offering and the application of the net proceeds of this offering as described under “Use of Proceeds,” in each case as if such transactions had occurred on June 30, 2009.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 and 2008 present our consolidated results of operations (i) on a pro forma basis to give effect to the consolidation of AAM, the elimination of intercompany activity as a result of the consolidation of AAM, the repayment of certain loans to entities controlled by Messrs. Bernfield and Karkomi and the Recapitalization Transaction and (ii) on a pro forma as adjusted basis to give effect to the transactions described in (i), this offering and the application of the net proceeds of this offering as described under “Use of Proceeds,” in each case as if such transactions had occurred on the first day of the period presented.

The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions and this offering, on the historical financial information of our predecessor partnership.

The unaudited pro forma condensed consolidated financial data are included for informational purposes only and does not purport to reflect the results of operations or financial position of Aviv REIT, Inc. that would have occurred had we operated as a public company during the periods presented. The unaudited pro forma condensed consolidated financial data should not be relied upon as being indicative of our results of operations or financial condition had the consolidation of AAM, the Recapitalization Transactions, this offering and the application of the net proceeds from this offering as described under “Use of Proceeds” occurred on the dates assumed. The unaudited pro forma condensed consolidated financial data also do not project the results of operations or financial position for any future period or date.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2009
			Eliminations
	Predecessor	Consolidation	and Other	Recapitalization				Pro Forma
	Actual(A)	of AAM(B)	Adjustments(C)	Transactions(D)		Pro Forma	Offering(E)	As Adjusted
	(in thousands)

Assets
Cash and cash equivalents	$24,242	$132	$—	$1	(1)	$24,375	$—	$24,375
Deferred rent receivable	24,274	—	—	—		24,274	—	24,274
Due from related parties	16	46	(46)	—		16	—	16
Tenant receivables	2,345	—	—	—		2,345	—	2,345
Rental properties and financing leases, at cost:
Land	69,379	—	—	—		69,379	—	69,379
Buildings and improvements	548,775	—	—	—		548,775	—	548,775
Assets under direct financing leases	10,549	—	—	—		10,549	—	10,549

	628,703	—	—	—		628,703	—	628,703
Less accumulated depreciation	(49,984)	—	—	—		(49,984)	—	(49,984)

Net rental properties	578,719	—	—	—		578,719	—	578,719
Deferred finance costs, net	1,268	—	—	—		1,268	1,919	3,187
Loan receivables	20,866	—	—	—		20,866	—	20,866
Goodwill	—	48,897	—	—		48,897	—	48,897
Other assets	16,176	257	—	—		16,433	—	16,433

Total assets	$667,906	$49,332	$(46)	$1		$717,193	$1,919	$719,112

Liabilities and equity
Accounts payable	$—	$—	$—	$—		$—	$—	$—
Accrued expenses	1,897	356	—	—		2,253	—	2,253
Tenant security and escrow deposits	12,138	—	—	—		12,138	—	12,138
Due to related parties	46	—	(46)	—		—	—	—
Other liabilities	33,542	—	—	—		33,542	(3,349)	30,193
Mortgage and other notes payable	477,094	—	—	—		477,094	(145,607)	331,487

Total liabilities	524,717	356	(46)	—		525,027	(148,956)	376,071
Class E Preferred Units	58,652	—	—	(58,652	)(2)	—	—	—
Class F Preferred Units	—	48,976	—	—		48,976	(48,976)	—
Equity
Partners’/stockholders’ equity	83,448	—	—	(83,447	)(2)	1	183,183(3)	183,184
Noncontrolling interests	1,089	—	—	(1,089)		—	—	—
Noncontrolling interests-OP	—	—	—	143,189	(2)	143,189	16,668	159,857

Total equity	84,537	—	—	58,653	(1)	143,190	199,851	343,041

Total liabilities and equity	$667,906	$49,332	$(46)	$1		$717,193	$1,919	$719,112

(A)	Reflects historical consolidated financial position of our predecessor partnership as of June 30, 2009.

(B)	Consolidation of AAM

	Aviv Asset
	Management, L.L.C.	Pro Forma
	Historical Balances	Adjustments		Total
	(in thousands)

Assets
Cash and cash equivalents	$132	$—		$132
Due from related parties	46	—		46
Goodwill	—	48,897	(1)	48,897
Other assets	257	—		257

Total assets	$435	$48,897		$49,332

Liabilities and equity
Accounts payable	$—	$—		$—
Accrued and other liabilities	356	—		356

Total liabilities	356	—		356
Class F Preferred Units	—	48,976	(1)	48,976
Equity	79	(79	)(1)	—

Total liabilities and equity	$435	$48,897		$49,332

(1)	Records, for accounting purposes, the consummation of consolidation (acquisition) of AAM via the issuance of F Units in our partnership valued at estimated fair value. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 141(R), Business Combinations, there is no gain or loss to be recognized in settlement of the management contract between the predecessor partnership and AAM.

(C)	Reflects the elimination adjustments between AAM and our predecessor partnership as a result of the consolidation of AAM and elimination of intercompany activity.

(D)	Immediately prior to the consummation of this offering, our predecessor partnership will effect the Recapitalization Transactions, which will simplify its capital structure. Prior to this offering, the capital structure of our predecessor partnership consisted of six classes of partnership units, each of which has different capital accounts and each of which is entitled to different distributions.
Pursuant to the Recapitalization Transactions, certain classes of our predecessor partnership will be converted into units of a new class of limited partnership units of our operating partnership called “OP Units.” In addition, a real estate investment trust holding company, Aviv REIT, Inc., is established.

(1)	Balance sheet of Aviv REIT, Inc.
(2)	Conversion of historical class A, C, D, and E Units into noncontrolling interests via issuance of OP Units and initial capitalization of Aviv REIT, Inc. (in thousands):

Historical equity of our predecessor partnership converted into OP Units, including noncontrolling interest of $1,089	$84,537
E Units converted into OP Units	58,652

$143,189

(E)	Offering

The following is a summary of adjustments to reflect the net proceeds received from this offering and the use of the proceeds (in thousands, except share and per share amounts):

Gross offering proceeds from the sale of 16,600,000 shares of common stock at $18.00 per share	$298,800
Less secondary sale of common stock(1)	(78,800)
Less estimated offering costs ($5,200) and underwriters discount	(19,500)

Net proceeds from this offering	$200,500

Redemption of F Units in predecessor partnership	$48,976
Payment of new credit facilities financing fees(2)	2,568
Termination/settlement of interest rate swap notional amounts of $48,000	3,349
Repayment of existing indebtedness	145,607

Total use of proceeds from this offering	$200,500

(1)	The selling stockholders will exchange 4,377,778 of the OP Units at book value for 4,377,778 shares of our common stock, which they are selling as part of this offering.

(2)	The pro forma adjustment to deferred financing fees is composed of the following:

Non-cash write-off of previously recorded fees related to existing indebtedness repaid with proceeds from this offering	$(649)
Payment of fees related to the new credit facilities	2,568

$1,919

(3)	The pro forma adjustment to equity is composed of the following:

Net proceeds from this offering	$200,500
Non-cash write-off of deferred financing fees for repayment of existing indebtedness	(649)
Adjustment to equity and noncontrolling interests to record noncontrolling interest in the operating partnership at its 46.6% ownership percentage in the operating partnership following this offering	(16,668)

$183,183

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2009
	Predecessor	Consolidation of	Eliminations and	Recapitalization			Pro Forma
	Actual(A)	AAM(B)	Other Adjustments(C)	Transactions(D)	Pro Forma	Offering(E)	As Adjusted
	(in thousands except share and per share data)

Revenues
Rental income	$41,350	$—	$—	$—	$41,350	$—	$41,350
Management fee revenue	—	4,797	(4,797)		—	—	—
Tenant recoveries	2,718	—	—	—	2,718	—	2,718
Interest on loans to lessees and other	1,701	5	—	—	1,706	—	1,706

Total revenues	45,769	4,802	(4,797)	—	45,774	—	45,774
Rent and other operating expenses	230	136	—	—	366	—	366
General and administrative	5,861	2,434	(4,797)	—	3,498	2,851	6,349
Real estate taxes	3,003	—	—	—	3,003	—	3,003
Depreciation	8,884	19	—	—	8,903	—	8,903
Other	488	—	—	—	488	—	488

Total expenses	18,466	2,589	(4,797)	—	16,258	2,851	19,109

Operating income	27,303	2,213	—	—	29,516	(2,851)	26,665
Other income and expenses
Interest and other income	324	—	—	—	324	—	324
Interest expense	(13,633)	—	—	—	(13,633)	4,191	(9,442)
Change in fair value of derivatives	3,839	—	—	—	3,839	(816)	3,023
Amortization of deferred financing costs	(271)	—	—	—	(271)	(113)	(384)

Total other income and expenses	(9,741)	—	—	—	(9,741)	3,262	(6,479)

Income from continuing operations	17,562	2,213	—	—	19,775	411	20,186
Income allocable to noncontrolling interests	(133)	—	—	(19,642)	(19,775)	10,368	(9,407)
Distributions and accretion on Class E Preferred Units	(6,471)	—	—	6,471	—	—	—

Income (loss) from continuing operations allocable to common units/shares	$10,958	$2,213	$—	$(13,171)	$—	$10,779	$10,779

Weighted average shares outstanding
Basic							16,600,000

Diluted							16,850,000

Income per share from continuing operations allocable to common
Basic							$0.65

Diluted							$0.64

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2008
	Predecessor	Consolidation	Eliminations and	Recapitalization			Pro Forma
	Actual(A)	of AAM(B)	Other Adjustments(C)	Transactions(D)	Pro Forma	Offering(E)	As Adjusted
	(in thousands except share and per share data)

Revenues
Rental income	$35,540	$—	$—	$—	$35,540	$—	$35,540
Management fee revenue	—	4,549	(4,549)		—	—	—
Tenant recoveries	2,632	—	—	—	2,632	—	2,632
Interest on loans to lessees	516	—	—	—	516	—	516

Total revenues	38,688	4,549	(4,549)	—	38,688	—	38,688
Expenses
Rent and other operating expenses	272	184	—	—	456	—	456
General and administrative	5,503	2,202	(4,549)	—	3,156	2,851	6,007
Real estate taxes	2,641	—	—	—	2,641	—	2,641
Depreciation	7,084	18	—	—	7,102	—	7,102
Loss on impairment of assets	932	—	—	—	932	—	932
Other	321	—	—	—	321	—	321

Total expenses	16,753	2,404	(4,549)	—	14,608	2,851	17,459

Operating income	21,935	2,145	—	—	24,080	(2,851)	21,229
Other income and expenses
Interest and other income	1,454	—	(1,315)	—	139	—	139
Interest expense	(13,110)	—	—	—	(13,110)	5,484	(7,626)
Change in fair value of derivatives	623	—	—	—	623	44	667
Amortization of deferred financing costs	(294)	—	—	—	(294)	(67)	(361)

Total other income and expenses	(11,327)	—	(1,315)	—	(12,642)	5,461	(7,181)

Income (loss) from continuing operations	10,608	2,145	(1,315)	—	11,438	2,610	14,048
(Income) loss allocable to noncontrolling interests	(107)	—	—	(11,331)	(11,438)	4,892	(6,546)
Distributions and accretion on Class E Preferred Units	(4,327)	—	—	4,327	—	—	—

Income (loss) from continuing operations allocable to common units/shares	$6,174	$2,145	$(1,315)	$(7,004)	$—	$7,502	$7,502

Weighted average shares outstanding
Basic							16,600,000

Diluted							16,850,000

Income per share from continuing operations allocable to common
Basic							$0.45

Diluted							$0.45

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2008
	Predecessor	Consolidation	Eliminations and	Recapitalization			Pro Forma
	Actual(A)	of AAM(B)	Other Adjustments(C)	Transactions(D)	Pro Forma	Offering(E)	As Adjusted
		(in thousands except share and per share data)

Revenues
Rental income	$72,135	$—	$—	$—	$72,135	$—	$72,135
Management fee revenue	—	9,080	(9,080)	—	—	—	—
Tenant recoveries	4,831	—	—	—	4,831	—	4,831
Interest on loans to lessees and other	1,859	8	—	—	1,867	—	1,867

Total revenues	78,825	9,088	(9,080)	—	78,833	—	78,833
Expenses
Rent and other operating expenses	741	348	—	—	1,089	—	1,089
General and administrative	10,925	4,251	(9,080)	—	6,096	4,550	10,646
Real estate taxes	5,116	—	—	—	5,116	—	5,116
Depreciation	14,578	38	—	—	14,616	—	14,616
Loss on impairment of assets	932	—	—	—	932	—	932
Other	712	—	—	—	712	—	712

Total expenses	33,004	4,637	(9,080)	—	28,561	4,550	33,111

Operating income	45,821	4,451	—	—	50,272	(4,550)	45,722
Other income and expenses
Interest and other income	2,013	—	(1,315)	—	698	—	698
Interest expense	(26,272)	—	—	—	(26,272)	9,827	(16,445)
Change in fair value of derivatives	(8,674)	—	—	—	(8,674)	2,472	(6,202)
Amortization of deferred financing costs	(537)	—	—	—	(537)	(220)	(757)

Total other income and expenses	(33,470)	—	(1,315)	—	(34,785)	12,079	(22,706)

Income (loss) from continuing operations	12,351	4,451	(1,315)	—	15,487	7,529	23,016
(Income) loss allocable to noncontrolling interests	(155)	—	—	(15,332)	(15,487)	4,762	(10,725)
Distributions and accretion on Class E Preferred
Units	(8,843)	—	—	8,843	—	—	—

Income (loss) from continuing operations allocable to common units/shares	$3,353	$4,451	$(1,315)	$(6,489)	$—	$12,291	$12,291

Weighted average shares outstanding
Basic							16,699,649

Diluted							16,949,649

Income per share from continuing operations allocable to common
Basic							$0.74

Diluted							$0.73

(A)	Reflects the historical results of operations of our predecessor partnership for the year ended December 31, 2008 and the six months ended June 30, 2009 and 2008.

(B)	Reflects the historical results of operations of AAM for the year ended December 31, 2008 and the six months ended June 30, 2009 and 2008.
(C)	Eliminations and Other Adjustments.

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2008	June 30, 2008	June 30, 2009
		(in thousands)

Revenues
Management fee revenue(1)	$(9,080)	$(4,549)	$(4,797)

Total revenues	(9,080)	(4,549)	(4,797)

Expenses
General and administrative(1)	(9,080)	(4,549)	(4,797)

Total expenses	(9.080)	(4,549)	(4,797)

Operating income	—	—	—

Other income and expenses
Interest income(2)	(1,315)	(1,315)	—

Total other income and expenses	(1,315)	(1,315)	—

Loss from continuing operations	$(1,315)	$(1,315)	$—

(1)	Reflects the elimination adjustment of management fee revenue previously recorded on AAM’s financial statements and the management fee expense previously recorded on our predecessor partnership’s consolidated financial statements as a result of the consolidation of AAM and elimination of intercompany activity.

(2)	Reflects the elimination of interest income earned on the $32 million loan receivables to entities controlled by Messrs. Bernfield and Karkomi, as these loan receivables were repaid in June 2008.

(D)	Recapitalization Transactions.

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2008	June 30, 2008	June 30, 2009
	(in thousands)

Income allocable to noncontrolling interests(1)	$(15,332)	$(11,331)	$(19,642)
Distributions and accretion of Class E Preferred Units(2)	8,843	4,327	6,471

(1)	Reflects an adjustment to recognize the Recapitalization Transactions and the formation of Aviv REIT, Inc. Prior to this offering, substantially all ownership resides in our operating partnership and, accordingly, all operations have been allocated to noncontrolling interests.
(2)	Reflects the elimination of previously recorded distributions and accretion on Class E Preferred Units on our predecessor partnership’s consolidated financial statements due to the Recapitalization Transactions and issuance of a single class of OP Units.

(E)	Offering.

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2008	June 30, 2008	June 30, 2009
		(in thousands)

Expenses
General and administrative(1)	$4,550	$2,851	$2,851

Total expenses
Other income and expenses
Interest expense(4)	9,827	5,484	4,191
Change in fair value of derivatives(5)	2,472	44	(816)
Amortization of deferred financing costs(6)	(220)	(67)	(113)

Total other income and expenses	12,079	5,461	3,262

Income (loss) from continuing operations	$7,529	$2,610	$411

(1)	The pro forma adjustment to general and administrative expenses is composed of the following (in thousands):

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2008	June 30, 2008	June 30, 2009

Public company expenses(2)	$2,661	$1,351	$1,351
Stock compensation expenses(3)	1,889	1,500	1,500

	$4,550	$2,851	$2,851

(2)	Reflects general and administrative expenses expected to be incurred to operate as a public company including professional fees, director fees and other corporate level activity. Such amounts are based on estimates from third parties or quotes from our vendors. We have included a pro forma adjustment as our best estimate of these additional costs. This includes salaries of additional personnel hired in anticipation of this offering.

(3)	Reflects an adjustment to record stock-based compensation expense based upon grant date fair value estimates for the anticipated conversion of Class D equity awards of our predecessor partnership as well as compensation expense associated with restricted stock grants issued in connection with this offering. This one-time charge is reflected in each period as though the offering occurred at the beginning of each period presented.

(4)	Reflects an adjustment to eliminate historical interest expense as a result of repayment of debt of $145,607 with proceeds from this offering based upon weighted average interest rate percentages of 6.43%, 5.86% and 6.88% for the year ended December 31, 2008 and six months ended June 30, 2009 and 2008, respectively as well as the refinancing of $108,000 of debt with historical weighted average interest rate percentages of 6.43%, 5.86% and 6.88% for the year ended December 31, 2008 and six months ended June 30, 2009 and 2008, respectively, with $108,000 of new term loans with interest at LIBOR + 3.50% with a 2.50% LIBOR floor.

(5)	Reflects elimination of the change in fair value of derivatives reflected in the historical statements of operations for the interest rate swaps terminated as a result of the payment of $3,349 with proceeds from this offering.

(6)	Reflects adjustment to eliminate proportional share of historical amortization of deferred financing costs as a result of repayment of debt under the credit facility with offering proceeds as well as the amortization of deferred financing costs on new $108,000 term loans.

Pro Forma as Adjusted Earnings Per Share

The pro forma as adjusted income per common share computation is as follows:

	Year Ended	Six Months Ended	Six Months Ended
	December 31, 2008	June 30, 2008	June 30, 2009
	(in thousands, except share and per share amounts)

Common stock offered by us	12,222,222	12,222,222	12,222,222

Secondary sale of common stock by selling stockholders	4,377,778	4,377,778	4,377,778
Vested restricted shares(2)	99,649	—	—
Weighted average number of shares of common stock outstanding — basic	16,699,649	16,600,000	16,600,000

Weighted average number of shares of common stock outstanding — diluted(1)(3)	16,949,649	16,850,000	16,850,000
Pro forma as adjusted income from continuing operations allocable to common shares	$12,291	$7,502	$10,779
Pro forma as adjusted income per share from continuing operations
Basic	$0.74	$0.45	$0.65
Diluted	$0.73	$0.45	$0.64

(1)	The weighted average OP Units of 14,470,689 for each period and unvested restricted stock grants of 445,163 for the year ended December 31, 2008 and 544,812 for the six months ended June 30, 2008 and 2009 were not included in the income per common share calculation as these units are not dilutive.

(2)	Represents the effect of restrictive stock grants by us.

(3)	Includes the incremental dilutive effect of restricted stock units granted to our Chief Financial Officer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this prospectus. You should read the following discussion with “Special Note Regarding Forward-Looking Statements,” “Selected Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a self-administered real estate investment trust, or REIT, that focuses on the ownership, acquisition and development of healthcare properties, principally skilled nursing facilities, or SNFs. We generate our revenues by entering into long-term triple-net leases with qualified local, regional and national operators throughout the United States. We believe that we have one of the largest portfolios of SNFs in the United States. As of June 30, 2009, our portfolio consisted of 172 properties with 16,866 licensed beds in 21 states leased to 32 operators.

We, through our predecessor entities, have been in the business of financing operators of SNFs for over 25 years. We focus on cultivating close relationships with our tenants and work closely with them to help them achieve their business objectives. As a result of these efforts, we are in a position to make additional investments and expand our business. We make our investments primarily through sale-leaseback and acquisition-lease transactions, although we also offer our tenants a variety of other forms of financing, including for capital expenditures, ground-up development-lease transactions and tenant loans.

We lease our properties to a diversified group of 32 operators with no single operator representing more than 16.4% of our rent under existing leases for the six months ended June 30, 2009. We have a geographically diversified portfolio of properties located in 21 states, with no state representing more than 18.3% of our rent under existing leases for the six months ended June 30, 2009. Our properties are leased to third party tenants under long-term triple-net leases. As of June 30, 2009, our leases had an average remaining existing term of 9.9 years and typically have annual escalations of 2%-3%. As of June 30, 2009, 145 of our 172 properties were subject to master leases or were cross-defaulted, and the leases for 169 of our 172 properties were supported by personal and/or corporate guarantees. These master leases, cross-defaults and guarantees provide additional credit support for the performance of an individual property. In addition, as of June 30, 2009, we had one loan outstanding that was secured by a leasehold mortgage, in the amount of approximately $2.3 million.

We have historically financed investments through borrowings under our credit facilities, private placements of equity securities, housing and urban development indebtedness, or a combination of these methods. We have utilized a mortgage credit facility to provide the majority of our debt as well as project specific first mortgages in certain situations.

Factors Affecting Our Business and the Business of Our Tenants

The continued success of our business is dependent on a number of macroeconomic and industry trends. Many of these trends will influence our ongoing ability to find suitable investment properties while other factors will impact our tenants’ ability to conduct their operations profitably and meet their obligations to us.

Industry Trends

One of the primary trends affecting our business is the long-term increase in the average age of the U.S. population. This increase in life expectancy is expected to be a primary driver for growth in the healthcare and SNF industry. We believe this demographic trend is resulting in an increased demand for services provided to the elderly. We believe that the low cost healthcare setting of a SNF will benefit our tenants and facilities in relation to higher-cost healthcare providers. We believe that these trends will support a growing demand for the services provided by SNF operators, which in turn will support a growing demand for our properties.

The growth in demand for services provided to the elderly has resulted in an increase in healthcare spending. The Centers for Medicare and Medicaid Services, or CMS, and the Office of the Actuary forecast that U.S. healthcare expenditures will increase from approximately $2.2 trillion in 2007 to approximately $4.4 trillion in 2018. Furthermore, according to CMS, national nursing home expenditures are expected to grow from approximately $131 billion in 2007 to approximately $241 billion in 2018, representing a compound annual growth rate, or CAGR, of 5.7%.

Competitive Environment for Healthcare Real Estate Investing

We compete with other public and private companies who provide lease and/or mortgage financing to operators of a variety of different types of healthcare properties. While the overall landscape for healthcare finance is competitive, we believe there has been a trend in our industry over the last few years of companies pursuing large portfolio transactions. In addition, we believe our industry has also experienced a trend over the last few years of companies seeking to diversify into other asset classes. We believe these trends have created a market opportunity for companies with our strengths and strategic focus. Accordingly, we have focused, and will continue to focus, on smaller and middle-market transactions, primarily involving SNFs. We have experience identifying and underwriting the abilities of local, regional and national operators. We believe that this experience helps us identify new tenant relationships and new opportunities with existing relationships that fall below the radar of other capital sources. We believe that our continued focus on SNFs has enabled us to develop broad expertise in the markets in which we compete.

Liquidity and Access to Capital

Our single largest cost is the interest expense we incur on our debt obligations. In order to continue to expand and optimize our capital to expand our portfolio, we rely on access to the capital markets on an ongoing basis. We seek to balance this goal against maintaining ready access to funds to make investments at the time opportunities arise. We have extensive experience in and a successful track record of raising debt and equity capital over the past 25 years. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions.

Our indebtedness outstanding upon consummation of this offering will be comprised principally of borrowings under our credit facilities. Following the anticipated application of the net proceeds of this offering, we anticipate that substantially all of our anticipated balance of indebtedness will mature in late 2011 or thereafter.

Factors Affecting Our Tenants’ Profitability

Our revenues are derived from rents we receive from triple-net leases with our tenants. Certain economic factors present both opportunities and risks to our tenants and, therefore, influence their ability to meet their obligations to us. These factors directly affect our tenants’ operations and, given our reliance on their performance under our leases, present risks to us that may affect our results of operations or ability to meet our financial obligations. The recent U.S. economic slowdown and other factors could result in cost-cutting at both the federal and state levels, which could result in a reduction of reimbursement rates and levels to our tenants under both the Medicare and Medicaid programs.

Our tenants’ revenues are largely derived from third-party sources. Therefore, we indirectly rely on these same third-party sources to obtain our rents. The majority of these third-party payments come from the federal Medicare program and state Medicaid programs. Our tenants also receive payments from other third-party sources, such as private insurance companies or private-pay residents, but these payments typically represent a small portion of our tenants’ revenues. The sources and amounts of our tenants’ revenues are determined by a number of factors, including licensed bed capacity, occupancy rates, the acuity profile of residents and the rate of reimbursement. Changes in the acuity profile of the residents as well as the mix among payor types, including private pay, Medicare and Medicaid, may significantly affect our tenants’ profitability and, in turn, their ability to meet their obligations to us. Managing, billing and successfully collecting third-party payments is a relatively complex activity that requires significant experience and is critical to the successful operation of a SNF.

Labor and related expenses typically represent our tenants’ largest cost component. Therefore, the labor markets in which our tenants operate affect their ability to operate cost effectively and profitably. In order for our tenants to be successful, they must possess the management capability to attract and maintain skilled and motivated workforces. Much of the required labor needed to operate a SNF requires specific technical experience and education. As a result, our tenants may be required to increase their payroll costs to attract labor and adequately staff their operations. Increases in labor costs due to higher wages and greater employee benefits required to attract and retain qualified personnel could affect our tenants’ ability to meet their obligations to us.

While our revenues are generated from the rents our tenants pay to us, we seek to establish our rent at an appropriate level so that our tenants are able to succeed. This requires discipline to ensure that we do not overpay for the properties we acquire. While we operate in a competitive environment, we carefully assess the long-term risks facing our tenants as we consider an investment. Because our leases are long-term arrangements, we are required to assess both the short and long-term capital needs of the properties we acquire. SNFs are generally highly specialized real estate assets. We believe we have developed broad expertise in assessing the short and long-term needs of this asset class.

Components of Our Revenues, Expenses and Cash Flow

Revenues

Our revenues consist primarily of the rents and associated charges we collect from our tenants as stipulated in our long-term triple-net leases. In addition to rent under existing leases, a part of our revenues is made up of other cash payments owed to us by our tenants. Additionally, we recognize certain non-cash revenues. These other cash and non-cash revenues are highlighted below. While not a significant part of our revenues, we also earn interest on overnight cash deposits as well as interest from a variety of loans outstanding. Currently these loans are outstanding only to tenants, but in the past we also made loans to entities controlled by Messrs. Bernfield and Karkomi in connection with the internalization of our asset manager, AAM, all of which were repaid in June 2008.

•	Rental Income

Rental income represents rent under existing leases that is paid by our tenants. In addition, this includes deferred rental income relating to straight-lining of rents as well as rental income from intangible amortization. Both deferred rental income and rental income from intangible amortization are explained in further detail below under “— Components of Cash Flow — Cash Provided by Operations.”

•	Tenant Recoveries

All of our leases have real estate escrow clauses that require our tenants to make estimated payments to us to cover their current real estate tax obligations. We collect money for these taxes and pay them on behalf of our tenants. We account for the receipt of these amounts as revenue and the payment of the actual taxes as an expense (real estate taxes). Because the escrow charges to our tenants are made on an estimated basis, the amounts recognized as revenue and corresponding expense will differ slightly in any given fiscal period.

•	Interest on Loans to Tenants

We earn interest on certain capital advances and loans we make to our tenants for a variety of purposes, including for capital expenditures at our properties for which we receive additional rent. While we amend our leases to reflect the additional rent owed as a result of these income producing capital expenditures, we recognize the investment as a loan for accounting purposes when the lease term exceeds the useful life of the capital expenditure. In addition, we recognize contractual rent associated with direct financing leases, in part, as interest income.

Expenses

We recognize a variety of cash and non-cash charges in our financial statements. Our cash expenses consist primarily of the interest expense on the borrowings we incur in order to make our investments and the general and administrative costs associated with operating our business. These interest charges are associated with both our existing credit facilities as well as certain asset specific loans.

•	Rent and Other Operating Expenses

As of June 30, 2009, we had one property that we lease rather than own a fee simple interest in and two ground leases (in each case, we triple-net sublease the property). When we lease a property, we recognize related rent expense.

•	General and Administrative

Our general and administrative costs consist primarily of payroll and payroll related expense. In addition to payroll, we incur accounting, legal and other professional fees. Our predecessor partnership’s general and administrative costs are comprised of those fees charged by its former asset manager, AAM, in addition to third-party professional fees.

•	Real Estate Taxes

All of our leases have real estate escrow clauses that require our tenants to make estimated payments to us to cover their current real estate tax obligations. We collect money for these taxes and pay them on behalf of our tenants. We account for the receipt of these amounts as revenue (tenant recoveries) and the payment of the actual taxes as an expense. Because the escrow charges to our tenants are made on an estimated basis, the amounts recognized as revenue and corresponding expense will differ slightly in any given fiscal period.

•	Change in Fair Value of Derivatives

Most of our borrowings are floating rate obligations. As such, we implement a hedging strategy using varying maturity swaps. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (including amendments set forth in SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception, we recognize any changes in these swaps’ fair value in earnings. As long as we hold these instruments, the fluctuations from marking them to market results in a non-cash expense or revenue.

•	Depreciation

We incur depreciation expense on all of our long-lived assets. This non-cash expense is designed under generally accepted accounting principles, or GAAP, to reflect the economic useful lives of our assets.

•	Loss on Impairment of Assets

We have implemented a policy that requires management to make quarterly assessments of the market value of our properties relative to the amounts at which we carry them on our balance sheet. This assessment requires a combination of objective financial modeling and subjective factors such as market condition and property condition. We consider these results in our assessment of whether potential impairment indicators are present.

•	Other

Other expenses consist of certain expenses related to bank charges, franchise taxes and corporate filing fees.

•	Gain (Loss) on Disposition of Assets

We record any gain resulting from the sale of assets at the time of sale. We record any losses resulting from the sale of assets at the time we enter into a definitive agreement for the sale of the asset.

Other Income and Expenses

•	Interest and other Income

We sweep our excess cash balances into overnight interest-bearing accounts. In 2007 and 2008, we also earned interest on loans made to entities controlled by Messrs. Bernfield and Karkomi in connection with the internalization of AAM, all of which were repaid in June 2008.

•	Interest Expense

We recognize the interest we incur on our existing borrowings as an interest expense.

•	Amortization

We incur non-cash charges that reflect costs incurred with arranging certain debt instruments. We generally recognize these costs over the term of the respective debt instrument for which the costs were incurred.

Components of Cash Flow

Cash Provided by Operations

Cash provided by operations is derived largely from net income by adjusting our revenues for those amounts not collected in cash during the period in which the revenue is recognized and for cash collected that was billed in prior periods or will be billed in future periods. Net income is further adjusted by adding back expenses charged in the period that is not paid for in cash during the same period. We make our distributions based largely on cash provided by operations. Key non-cash add-backs, in addition to depreciation and the amortization of deferred financing charges, in deriving cash provided by operations are:

Deferred Rental Income.  We recognize deferred rental income as a result of the accounting treatment of many of our long-term leases that include fixed rent escalation clauses. Because most of our leases contain fixed rent escalations, we “straight-line” our lease revenue recognition. Straight-lining involves spreading the rents we expect to earn during the term of a lease under its escalation clause over the lease term. As a result, during the first half of a lease term with a fixed escalation clause, we accrue a receivable for rents owed but not paid until future periods. During the second half of the lease term, our cash receipts exceed our recognized revenues and we amortize the receivable.

Rental Income from Intangible Amortization.  We incur non-cash rental income adjustments from the amortization of certain intangibles resulting from the required application of purchase accounting in the initial recording of our real estate acquisitions. At the date of acquisition, all assets acquired and liabilities assumed are recorded at their respective fair value, including any value attributable to in-place lease agreements. Any identified above or below market lease intangible asset or liability is amortized over the remaining lease term as a non-cash adjustment to rental income.

Cash Used in Investing Activities

Cash used in investing activities consists of cash that is used during a period for making new investments, capital expenditures and tenant loans.

Cash Provided by Financing Activities

Cash provided by financing activities consists of cash we received from issuances of debt and equity capital. This cash provides the primary basis for the investments in new properties, capital expenditures and tenant loans. While we invest a portion of our cash from operations into new investments, as a result of our distribution requirements to maintain our REIT status, it is likely that we will seek to raise additional debt or equity financing for the majority of our investment activity.

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.

Effective January 1, 2009, we retrospectively adopted the provisions of SFAS No. 160, which requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be included within consolidated net income. SFAS No. 160 also requires consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation.

As a result of these reclassifications, total equity at December 31, 2008 and 2007 increased by approximately $1.0 million and $1.4 million from $76.8 million and $92.0 million as previously reported, respectively.

Further, as a result of the adoption of SFAS No. 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income.

Results of Operations

The following is a discussion of the consolidated results of operations, financial position and liquidity and capital resources of our predecessor partnership.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Revenues

Revenues increased $7.1 million, or 18.3%, from $38.7 million for the six months ended June 30, 2008 to $45.8 million for the same period in 2009. The $7.1 million increase was a result of the additional rent and tenant recoveries associated with $106.1 million of investments, consisting principally of 18 newly acquired facilities and, to a much lesser extent, capital expenditures for which we receive additional rent, made in the twelve months ended June 30, 2009.

Detailed changes in revenues for the six months ended June 30, 2009 compared to the same period in 2008 were as follows:

•	Rental income increased $5.8 million, or 16.3%, from $35.5 million for the six months ended June 30, 2008 to $41.4 million for the same period in 2009. The $5.8 million increase was a result of the additional rent associated with leases of 18 newly acquired facilities included in the $106.1 million of investments made during the twelve months ended June 30, 2009.

•	Tenant recoveries increased $86,000, or 3.2%, from $2.6 million for the six months ended June 30, 2008 to $2.7 million for the same period in 2009. The increase was a result of the additional tenant recoveries associated with real estate taxes for 18 newly acquired facilities included in the $106.1 million of investments made in the twelve months ended June 30, 2009. To a much lesser extent the increase in tenant recoveries related to increases in real estate taxes from investments held more than one year, offset by a real estate tax refund to tenants as a result of lower actual real estate taxes in the 2008 period.

•	Interest on loans to tenants increased $1.2 million, or 229.7%, from $516,000 for the six months ended June 30, 2008 to $1.7 million for the same period in 2009. Most of this increase in the 2009 period was a result of capital expenditures that we made in our properties for which we receive additional rent and interest from a direct financing lease signed in April 2008.

Expenses

Expenses increased $1.7 million, or 10.2%, from $16.8 million for the six months ended June 30, 2008 to $18.5 million for the same period in 2009. The increase was primarily due to costs resulting from $106.1 million of investments, consisting principally of 18 newly acquired facilities and, to a much lesser extent, depreciation from capital expenditures, made in the twelve months ended June 30, 2009.

Detailed changes in expenses for the six months ended June 30, 2009 compared to the same period in 2008 were as follows:

•	Rent and other operating expenses decreased $42,000, or 15.4%, from $272,000 for the six months ended June 30, 2008 to $230,000 for the same period in 2009. Decreases in rent and other operating expenses are primarily due to the rent expense we incur as a result of one lease and two ground leases we sublease to various tenants.

•	General and administrative expense increased $358,000, or 6.5%, from $5.5 million for the six months ended June 30, 2008 to $5.9 million for the same period in 2009. The increase was primarily due to increased salaries associated with additional personnel.

•	Real estate tax expense increased $362,000, or 13.7%, from $2.6 million for the six months ended June 30, 2008 to $3.0 million for the same period in 2009. This increase was a result of an increase in real estate expense associated with 18 newly acquired facilities included in the $106.1 million of investments made during the twelve months ended June 30, 2009. To a much lesser extent the increase was associated with year-to-year increases in real estate taxes related to investments held more than a year.

•	Depreciation expense increased $1.8 million, or 25.4%, from $7.1 million for the six months ended June 30, 2008 to $8.9 million for the same period in 2009. The increase was a result of an increase in depreciation expense associated with 18 newly acquired facilities included in the $106.1 million of investments made during the twelve months ended June 30, 2009.

Other Income and Expenses Including Income (Loss) from Discontinued Operations

•	Interest and other income decreased $1.1 million or 77.7% from $1.5 million for the six months ended June 30, 2008 to $324,000 for the same period in 2009. Most of this decrease was a result of the repayment in June 2008 of loans made in connection with the internalization of AAM.

•	Interest expense increased $523,000, or 4.0%, from $13.1 million for the six months ended June 30, 2008 to $13.6 million for the same period in 2009. The majority of the increase was due to additional indebtedness related to 18 newly acquired facilities during the twelve months ended June 30, 2009.

•	Income relating to the change in fair value of derivatives increased $3.2 million, or 516.2%, from a gain of $623,000 in the six months ended June 30, 2008 to a gain of $3.8 million in the same period in 2009. This is a result of a change in the fair value of our swaps during the period as a result of fluctuations in the 30-day LIBOR.

•	Amortization decreased $23,000, or 7.8%, from $294,000 for the six months ended June 30, 2008 to $271,000 for the same period in 2009.

Net Income

•	Net income increased $6.9 million from income of $10.7 million for the six months ended June 30, 2008 to income of $17.6 million for the same period in 2009. The increase was primarily a result of the changes in income relating to the change in fair value of derivatives and as a result of incremental net income related to 18 newly acquired facilities during the twelve months ended June 30, 2009.

Net Income Allocable to Common Units

•	Net income allocable to common units increased $4.7 million from income of $6.2 million for the six months ended June 30, 2008 to income of $11.0 million for the same period in 2009. The additional issuance of certain units of our predecessor partnership for the six months ended June 30, 2009 and December 31, 2008 resulted in an additional $2.1 million of distributions and accretion deductions from net income.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues

Revenues increased $6.5 million, or 8.9%, from $72.4 million for the year ended December 31, 2007 to $78.8 million for the same period in 2008. The $6.5 million increase was a result of the additional rent and tenant recoveries associated with $97.9 million of investments, consisting principally of 17 newly acquired facilities and, to a much lesser extent, capital expenditures, made in 2008, the full year of rent and tenant recoveries related to $64.3 million of investments, consisting principally of 15 newly acquired facilities and, to a much lesser extent, capital expenditures, made during 2007 and interest income charged on loans made to tenants.

Detailed changes in revenues for the year ended December 31, 2008 compared to the same period in 2007 were as follows:

•	Rental income increased $4.4 million, or 6.5%, from $67.7 million for the year ended December 31, 2007 to $72.1 million for the same period in 2008. The increase was a result of the additional rent associated with leases of 17 newly acquired facilities included in the $97.9 million of investments made in 2008 and the full year of rent related to leases of 15 newly acquired facilities included in the $64.3 million of investments made during 2007.

•	Tenant recoveries increased $558,000, or 13.1%, from $4.3 million for the year ended December 31, 2007 to $4.8 million for the same period in 2008. The increase was a result of the additional tenant recoveries associated with real estate taxes for 17 newly acquired facilities included in the $97.9 million of investments made in 2008, the full year of tenant recoveries related to real estate taxes for 15 newly acquired facilities included in the $64.3 million of investments made during 2007 and to a much lesser extent increases in tenant recoveries related to increases in real estate taxes from investments held more than one year.

•	Interest on loans to tenants increased $1.5 million, or 402.4%, from $370,000 for the year ended December 31, 2007 to $1.9 million for the same period in 2008. Most of this increase was a result of capital expenditures that we made in our properties for which we receive additional rent.

Expenses

Expenses increased $4.0 million, or 13.6%, from $29.0 million for the year ended December 31, 2007 to $33.0 million for the same period in 2008. The increase was primarily due to certain costs associated with $97.9 million of investments, consisting principally of 17 newly acquired facilities and, to a much lesser extent, capital expenditures, made in 2008 and the full year of costs associated with $64.3 million of investments, consisting principally of 15 newly acquired facilities and, to a much lesser extent, capital expenditures, made during 2007.

Detailed changes in our expenses for the year ended December 31, 2008 compared to the same period in 2007 were as follows:

•	Rent and other operating expenses increased $291,000, or 64.7%, from $450,000 for the year ended December 31, 2007 to $741,000 for the same period in 2008.

•	General and administrative expense increased $2.8 million, or 35.0%, from $8.1 million for the year ended December 31, 2007 to $10.9 million for the same period in 2008. The increase resulted primarily from changes in the fee structure paid to AAM as a result of the internalization of AAM in October 2007. The increase also includes $406,000 of non-cash compensation to an officer of AAM during 2008.

•	Real estate tax expense increased $810,000, or 18.8%, from $4.3 million for the year ended December 31, 2007 to $5.1 million for the same period in 2008. The increase was a result of an increase in real estate expense associated with 17 newly acquired facilities included in the $97.9 million of investments made in 2008 and the full year of costs associated with 15 newly acquired facilities included in the $64.3 million of investments made during 2007. To a far lesser extent the amount of the increase was associated with year-to-year increases in real estate taxes related to investments held more than a year.

•	Depreciation expense increased $1.6 million, or 12.7%, from $12.9 million for the year ended December 31, 2007 to $14.6 million for the same period in 2008. The increase was due to incremental depreciation costs associated with 17 newly acquired facilities included in the $97.9 million of investments made in 2008 and the full year of depreciation costs associated with 15 newly acquired facilities included in the $64.3 million of investments made during 2007.

•	Expense from loss on impairment of assets decreased $2.1 million, or 68.8%, from $3.0 million for the year ended December 31, 2007 to $932,000 for the same period in 2008. The expense in 2008 was due to the recognition of a loss incurred on a sale of a property in 2008.

Other Income and Expenses Including Income (Loss) from Discontinued Operations

•	Interest and other income increased $599,000, or 42.4%, from $1.4 million for the year ended December 31, 2007 to $2.0 million for the same period in 2008. Most of this increase was a result of interest paid to us under loans made in connection with the internalization of AAM.

•	Interest expense increased $2.0 million, or 8.3%, from $24.3 million for the year ended December 31, 2007 to $26.3 million for the same period in 2008. The increase was due to incremental interest costs on additional indebtedness related to 17 newly acquired facilities during 2008 and the full year of interest costs associated with additional indebtedness incurred in 2007.

•	Expense relating to the change in fair value of derivatives increased $1.7 million, or 24.9%, from $6.9 million for the year ended December 31, 2007, as compared to expense of $8.7 million for the same period in 2008. This additional expense in 2008 was a result of a change in the fair value of our swaps during the period as a result of significant increases in the 30-day LIBOR.

•	Amortization increased $98,000, or 22.3%, from $439,000 for the year ended December 31, 2007 to $537,000 for the same period in 2008. The increase was due in part to additional financing fees incurred in conjunction with additional indebtedness.

Net Income

•	Net income decreased $711,000, or 5.4%, from $13.1 million for the year ended December 31, 2007 to $12.4 million for the same period in 2008.

Net Income Allocable to Common Units

•	Net income allocable to common units decreased $3.1 million, or 47.9%, from income of $6.6 million for the year ended December 31, 2007 to income of $3.4 million for the same period in 2008. The issuance of certain units of our predecessor partnership in 2006, 2007 and 2008 resulted in distributions and accretion deductions of $8.8 million from net income in 2008 as compared to distributions and accretion deductions of $6.6 million from net income in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues

Revenues increased $26.7 million, or 58.4%, from $45.7 million for the year ended December 31, 2006 to $72.4 million for the same period in 2007. The $26.7 million increase was a result of the additional rent and tenant recoveries associated with $64.3 million of investments, consisting principally of 15 newly acquired facilities and, to a much lesser extent, capital expenditures, made in 2007, the full year of rent and tenant recoveries related to $164.6 million of investments, consisting principally of 31 newly acquired facilities and, to a much lesser extent, capital expenditures, made during 2006, and, to a far lesser extent, increases in interest income charged on loans made to tenants.

Detailed changes in revenues for the year ended December 31, 2007 compared to the same period in 2006 were as follows:

•	Rental income increased $25.0 million, or 58.7%, from $42.7 million for the year ended December 31, 2006 to $67.7 million for the same period in 2007. The increase was a result of the additional rent associated with leases of 15 newly acquired facilities included in the $64.3 million of investments made in 2007 and the full year of rent related to leases of 31 newly acquired facilities included in the $164.6 million of investments made during 2006.

•	Tenant recoveries increased $1.6 million, or 58.8%, from $2.7 million for the year ended December 31, 2006 to $4.3 million for the same period in 2007. The increase was a result of the additional tenant recoveries associated with real estate taxes for 15 newly acquired facilities included in the $64.3 million of new investments made in 2007, the full year of tenant recoveries related to real estate taxes for 31 newly acquired facilities included in the $164.6 million of investments made during 2006 and increases in tenant recoveries related to increases in real estate taxes from investments held more than one year.

•	Interest on loans to tenants increased $40,000, or 12.1%, from $330,000 for the year ended December 31, 2006 to $370,000 for the same period in 2007. Most of this increase was a result of capital expenditures that we made in our properties for which we receive additional rent.

Expenses

Expenses increased $11.1 million, or 61.9%, from $17.9 million for the year ended December 31, 2006 to $29.0 million for the same period in 2007. The increase was a result of an increase in costs associated with $64.3 million of investments made, consisting principally of 15 newly acquired facilities and, to a much lesser extent, capital expenditures, in 2007 and the full year of costs associated with $164.6 million of investments, consisting principally of 31 newly acquired facilities and, to a much lesser extent, capital expenditures, made during 2006.

Detailed changes in our expenses for the year ended December 31, 2007 compared to the same period in 2006 were as follows:

•	Rent and other operating expenses decreased $103,000, or 18.6%, from $553,000 for the year ended December 31, 2006 to $450,000 for the same period in 2007. Rent and other operating expenses are primarily the rent expense we incur as a result of two leases and two ground leases we sublease to various tenants.

•	General and administrative expense increased $1.8 million, or 29.2%, from $6.3 million for the year ended December 31, 2006 to $8.1 million for the same period in 2007. The increase was primarily due to a change in the way asset management fees were charged by AAM as result of the internalization of AAM in 2007. Some of the incremental fees were due to an increase in investment activity.

•	Real estate tax expense increased $1.6 million, or 61.6%, from $2.7 million for the year ended December 31, 2006 to $4.3 million for the same period in 2007. The increase was a result of an increase in real estate expense associated with 15 newly acquired facilities included in the $64.3 million of investments made in 2007 and the full year of costs associated with 31 newly acquired facilities included in the $164.6 million of investments made during 2006. To a far lesser extent the increase was associated with year-to-year increases in real estate taxes related to investments held more than a year.

•	Depreciation expense increased $4.8 million, or 58.5%, from $8.2 million for the year ended December 31, 2006 to $12.9 million for the same period in 2007. The increase was due to incremental depreciation costs associated with 15 newly acquired facilities included in the $64.3 million of new investments made in 2007 and the full year of depreciation costs associated with 31 newly acquired facilities included in the $164.6 million of investments made during 2006.

•	Loss on impairment of assets was $3.0 million in 2007. This loss was primarily due to the recognition of impairments due to the demolition of four facilities.

Other Income and Expenses Including Income (Loss) from Discontinued Operations

•	Interest and other income increased $880,000, or 164.8%, from $534,000 for the year ended December 31, 2006 to $1.4 million for the same period in 2007. Most of this increase was a result of additional interest under loans made in connection with the internalization of AAM.

•	Interest expense increased $8.5 million, or 53.8%, from $15.8 million for the year ended December 31, 2006 to $24.3 million for the same period in 2007. The increase was due to incremental interest costs on additional indebtedness related to 15 newly acquired facilities during 2007 and the full year of interest costs associated with additional indebtedness incurred in 2006.

•	Expense relating to the change in fair value of derivatives was $6.9 million for the year ended December 31, 2007, as compared to a gain of $262,000 for the same period in 2006. This expense is a result of a change in the fair value of our swaps during the period as a result of significant decreases in the 30-day LIBOR.

•	Amortization decreased $1.9 million, or 81.3%, from $2.4 million for the year ended December 31, 2006 to $439,000 for the same period in 2007. The majority of the decrease was the result of an accelerated write-off of deferred financing fees due to the refinancing of our existing credit facilities.

Net Income

•	Net income increased $2.3 million, or 21.5%, from $10.8 million for the year ended December 31, 2006 to $13.1 million for the same period in 2007.

Net Income Allocable to Common Units

•	Net income allocable to common units decreased $2.9 million, or 30.9%, from $9.5 million for the year ended December 31, 2006 to $6.6 million for the same period in 2007. The additional issuance of certain units of our predecessor partnership in 2006 and 2007 resulted in an additional $5.3 million of distributions and accretion deductions from net income.

Funds from Operations

Following the consummation of this offering, our financial reports will include a discussion of funds from operations, or FFO. We consider FFO to be a key measure of our performance which should be considered along with, but not as an alternative to, net income and cash flow as a measure of operating performance and liquidity. As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains from sales of property, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

We offer this measure to assist the users of our financial performance under GAAP, but FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculation of FFO is not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Our management uses FFO as an important supplemental measure of our operating performance. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue and as an indicator of our ability to incur and service debt. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides our management with a performance measure that, when compared year over year or with other REITs, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income. In addition, we believe that FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs.

The following table presents our FFO results for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009:

	Year Ended December 31,					Six Months Ended June 30,
					2008				2008		2009
Funds from				2008	Pro Forma			2008	Pro Forma	2009	Pro Forma
Operations	2006	2007	2008	Pro Forma	As Adjusted	2008	2009	Pro Forma	As Adjusted	Pro Forma	As Adjusted
	(in thousands)

Net income	$10,811	$13,134	$12,423	$15,487	$23,016	$10,681	$17,562	$11,438	$14,048	$19,775	$20,186
Depreciation	8,295	13,156	14,624	14,624	14,624	7,130	8,884	7,130	7,130	8,884	8,884
Gain on sale of assets	(500)	—	—	—	—	—	—	—	—	—	—

Funds From Operations	$18,606	$26,290	$27,047	$30,111	$37,640	$17,811	$26,446	$18,568	$21,178	$28,659	$29,070

•	FFO increased $8.6 million, or 48.5%, from $17.8 million for the six months ended June 30, 2008 to $26.4 million for the six months ended June 30, 2009. The increase in FFO was primarily a result of investment activity and the change in the fair value of derivatives which resulted in an increase of $3.2 million to income in 2009 as compared to the same period in 2008.

•	FFO increased $0.8 million, or 2.9%, from $26.3 million for the year ended December 31, 2007 to $27.0 million for the year ended December 31, 2008. The increase in FFO was primarily a result of continued investment activity offset by the $1.7 million additional expense for the change in the fair value of our swaps.

•	FFO increased $7.7 million, or 41.3%, from $18.6 million for the year ended December 31, 2006 to $26.3 million for the year ended December 31, 2007. The increase in FFO was primarily a result of continued investment activity offset by the $7.2 million additional expense for the change in the fair value of our swaps and a loss on impairment of assets of $3.0 million during 2007.

Liquidity and Capital Resources

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings. We believe that the net cash provided by operations and the net proceeds from this offering will be adequate to fund our operating requirements, debt service and the payment of dividends in accordance with REIT requirements of the federal income tax laws for the next twelve months. We expect to meet our long-term liquidity requirements, such as scheduled debt maturities and property acquisitions, through long-term secured and unsecured borrowings, the issuance of additional equity securities or, in connection with acquisitions of additional properties, the issuance of OP Units of our operating partnership. However, the recent U.S. and global economic slowdown has resulted in a capital environment characterized by limited availability, increasing costs and significant volatility. The continued persistence of these conditions could limit our ability to raise debt and equity capital on favorable terms or at all which, in turn, could adversely impact our ability to finance future investments and react to changing economic and business conditions.

Our organizational documents do not limit the amount of indebtedness that we may incur, and we currently do not have a target leverage ratio. We intend to repay indebtedness incurred under our credit facilities from time to time, to provide capacity for acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional common shares and other securities.

We intend to invest in additional properties as suitable opportunities arise and adequate sources of financing are available. We are currently evaluating approximately $180 million to $200 million of potential investments. These potential investments are in various stages of evaluation with both existing and new tenants and include acquisitions, development projects, income producing capital expenditures and other investment opportunities. Management does not consider any of these investments to be probable at this time, and there can be no assurance as to whether or when any portion of these investments will be completed. Our ability to complete investments is subject to a number of risks and variables, including our ability to negotiate mutually agreeable terms with the counterparties and our ability to finance the purchase price. See “Risk Factors — We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations.” We expect that future investments in properties will depend on and will be financed by, in whole or in part, our existing cash, the proceeds from additional issuances of common shares, issuances of OP Units or other securities or borrowings.

Indebtedness Outstanding Upon Consummation of This Offering

Our indebtedness outstanding upon consummation of this offering will be comprised principally of borrowings under our credit facilities. Following the anticipated application of the net proceeds of this offering, we anticipate that we would have had total debt of approximately $331.5 million as of June 30, 2009, based on an initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus. Substantially all of this anticipated balance is expected to mature in late 2011 or thereafter.

Contractual Obligations

The following table shows the amounts due in connection with the contractual obligations described below as of December 31, 2008 (including future interest payments):

	Payments Due by period
	Less than				More than
	1 Year	1-3 Years		3-5 Years	5 Years	Total
	(in thousands)

Mortgage and other notes payable	$29,649	$443,149	(1)	$4,621	$50,673	$528,092
Operating lease payments	197	—		—	—	197

Total	$29,846	$443,149		$4,621	$50,673	$528,289

(1)	Primarily relates to maturity of indebtedness under our existing credit facility in September 2011. See “—Borrowing Arrangements” below.

Borrowing Arrangements

Existing Credit Facility

In connection with the formation of our predecessor partnership, our subsidiary Aviv Financing I, L.L.C., or Aviv Financing I, entered into a five-year credit agreement with LaSalle Bank National Association, or LaSalle, that provided a $185.0 million mortgage term loan facility and a $40.0 million acquisition term loan facility.

On September 15, 2006, Aviv Financing I amended and restated the credit agreement. The amended and restated credit agreement provided for (i) the conversion of $204.9 million of outstanding mortgage and term loans to Term A Loans, with an aggregate limit of $215.0 million, (ii) Term B Loans up to an aggregate amount of $155.0 million to be used to finance our acquisitions and (iii) as a component of the Term B Loan acquisition facility, a swingline facility up to an aggregate amount of $25.0 million. The amended and restated credit agreement matures on September 15, 2011. On December 31, 2007, the aggregate capacity amount on the Term B Loans was increased to $213.0 million. As of June 30, 2009, the outstanding balances under the Term A Loans and Term B Loans were $208.6 million and $203.8 million, respectively, of which

$400.0 million is at an interest rate of LIBOR plus 2.50% and $12.4 million is at an interest rate equal to the prime rate. As of June 30, 2009, we were in compliance with all applicable debt covenants. Assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses, we anticipate that we will repay approximately $145.6 million of the amounts outstanding under these existing term loans. We further anticipate that the net proceeds received by us under our new borrowing arrangements described below will be used to reduce the amounts outstanding under these existing term loans.

New Revolving Credit Facility

We have obtained commitments from lenders to enter into a new three-year secured revolving credit facility in connection with the consummation of this offering to provide for borrowings of up to $175.0 million, subject to the satisfaction of certain collateral requirements, for which Bank of America, N.A., or Bank of America, will serve as administrative agent. Our subsidiary, Aviv Financing II, L.L.C., will be the primary borrower under the facility, and we and our operating partnership will be guarantors under the facility. The facility will be available to fund general corporate purposes, including acquisition of healthcare facilities, funding working capital and capital expenditures. The facility will permit us to borrow up to $175.0 million of revolving loans, with sub-limits of $20.0 million for swingline loans and $20.0 million for letters of credit. Borrowings under the facility will be limited to the lesser of (a) the maximum amount of borrowings that could be supported with a debt service coverage ratio of 1.5 times the net operating income from the properties in the borrowing base (assuming a 25-year amortization and an interest rate equal to the greater of (i) the 10 year treasury rate plus 2.00% and (ii) 8.00%), and (b) 65% of the appraised value of the properties in the borrowing base.

During the first two years of the term, the facility will also allow for up to $75.0 million of increased availability (to an aggregate available amount of up to $250.0 million), at our option but subject to each lender’s option to increase its commitment or the addition of new lenders.

The interest rate on revolving loans and letters of credit under the facility will equal, at our election, either (1) LIBOR plus a margin of between 350 to 425 basis points based on our total leverage ratio or (2) a base rate plus a margin of between 225 basis points and 300 basis points based on our total leverage ratio, with the base rate being calculated as the highest of (a) the Federal Funds Rate plus one-half of 1%, (b) Bank of America’s published “prime rate” and (c) LIBOR plus 1.25%. The interest rate on swingline loans will be the base rate plus a margin of 225 basis points to 300 basis points based on our total leverage ratio. There is an unused facility fee of 50 basis points on the amount by which the total commitments exceed the outstanding amount of revolving loans and letter of credit obligations.

The facility will contain customary terms and conditions for facilities of this type, including, but not limited to: (1) affirmative covenants relating to our corporate structure and ownership, maintenance of insurance, compliance with environmental laws and maintenance of our REIT qualification; (2) negative covenants relating to restrictions on liens, indebtedness, certain investments, mergers and other fundamental changes, sales and other dispositions of property or transactions with affiliates (properties may be released from the lien of the facility and properties may be added subject to compliance with conditions set forth in the loan agreement); (3) financial covenants, including a maximum total leverage ratio (65%); fixed charge coverage ratio (1.75 to 1.00); consolidated tangible net worth ($231.2 million plus 85% of net cash proceeds of equity issuances issued after the consummation of this offering); (4) a distribution limitation equal to or less than 95% of funds from operations or such greater amount as is necessary to maintain our REIT status; and (5) customary default provisions.

We anticipate that this new revolving credit facility will be undrawn at the consummation of this offering. To the extent that the actual proceeds we receive pursuant to our new term loan facility described below are less than $108.0 million, we may draw under this new revolving credit facility and use the proceeds to repay a portion of our existing term loan facility described above.

New Term Loan Facility

We expect that we will obtain commitments from lenders pursuant to which two of our subsidiaries, Aviv Financing IV, L.L.C. and Aviv Financing V, L.L.C., will enter into two new term loans in connection with the consummation of this offering. Each of these loans will be a mortgage-secured term loan in the principal amount of $54.0 million, providing an aggregate of $108.0 million with the two loans combined. We anticipate that the net proceeds after expenses from these loans will be used to repay amounts outstanding under our existing term loan facility described above. The PrivateBank and Trust Company will serve as administrative agent for each of the loans.

These new term loans each have an original term of five years, with two 1-year options to extend the maturity date. The exercise of each extension option is subject to (1) no event of default in existence at such time, (2) all representations and warranties being true and correct in all material respects as of the date of such extension, (3) payment of an extension fee and (4) with respect to the first extension option, the receipt of new appraisals evidencing that the aggregate loan to value ratio for such loan is not more than 65%.

The interest rate on each of these new term loans is equal to LIBOR (subject to a floor of 250 basis points) plus a margin of 350 basis points, and each loan requires quarterly principal amortization payments, based on a 25-year mortgage style amortization schedule. Subject to certain exceptions, including the quarterly principal amortization payments, prepayments in connection with permitted asset dispositions (described below) and the application of casualty or condemnation proceeds, the term loans are subject to a prepayment penalty of (i) 3% of the amount being prepaid during the first year, (ii) 2% of the amount being prepaid during the second year and (iii) 1% of the amount being prepaid during the third year, with no prepayment penalty after the third year (including the optional extension periods).

Properties securing these new term loans may be released from the applicable collateral pool provided that (1) the applicable loan is paid down by 65% of the appraised value of the property being released, (2) the loan to value ratio of the remaining collateral pool properties is no more than 65%, as measured by the most recent appraisals, (3) the borrowers and tenant operations must be in compliance with all financial covenants (taking into account the release of such property) and (4) no more than 10% of the collateral pool properties may be released in any fiscal year. No prepayment penalty would apply up to the maximum annual release amount.

Each of these new term loans contains customary terms and conditions for loans of this type, including, but not limited to: (1) affirmative covenants relating to maintenance of property, compliance with laws, maintenance of insurance, and compliance with environmental laws; (2) negative covenants relating to restrictions on liens, indebtedness, certain investments and restricted payments; and (3) customary default provisions. The new term loans also have certain financial covenants to be met at all times including, but not limited to: (i) a minimum borrowers’ debt service coverage ratio of 1.35:1.00; (ii) a minimum facility/tenant operations debt service coverage ratio of 1.50:1.00; and (iii) a minimum distribution ratio of 1.10:1.00, provided that the borrowers are permitted to make any distributions that may be required for us to maintain our REIT status and avoid entity level tax.

Other Arrangements

On March 16, 2007, Aviv Financing I entered into a $6.1 million secured promissory note relating to a construction loan. As of June 30, 2009, the outstanding balance under the promissory note was $5.4 million at an interest rate equal to the prime rate with a maturity date of March 2010.

On October 16, 2007, Aviv Financing I entered into a $15.0 million unsecured promissory note with LaSalle. As of June 30, 2009, the outstanding balance under the promissory note was $12.8 million at an interest rate of LIBOR plus 3.00% with a maturity date of December 2010.

On October 16, 2008, Aviv Financing I entered into a $7.2 million secured promissory note relating to a construction loan. As of June 30, 2009, the outstanding balance under the promissory note was $6.0 million at an interest rate equal to 5.0% with a maturity date of September 19, 2011.

On April 30, 2009, one of our subsidiaries entered into a $8.6 million secured promissory note relating to the acquisition of a property. As of June 30, 2009, the outstanding balance under the promissory note was $8.6 million at an interest rate equal to 4.50% with a maturity date of April 30, 2014.

Eight of our properties are subject to mortgage loans that are insured by HUD. As of June 30, 2009, these loans had an aggregate outstanding principal balance of $29.4 million, at interest rates ranging from 5.23% to 7.25% with maturity dates ranging from January 2032 to February 1, 2040.

Cash Flows

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

•	Cash provided by operations increased $3.6 million, or 31.1%, from $11.5 million for the six months ended June 30, 2008 to $15.1 million for the same period in 2009. The increase was a result of the additional rent associated with $16.4 million of investments made in the six months ended June 30, 2009 and $13.4 million of investments made in the six months ended June 30, 2008 as compared to investment levels in the same periods in the prior year.

•	Cash used in investing activities increased $49.0 million, or 193.9%, from proceeds of $25.3 million for the six months ended June 30, 2008 to cash used of $23.7 million for the same period in 2009. This increase was largely due to the addition of three newly acquired facilities in the six months ended June 30, 2009, as compared to two newly acquired facilities and the receipt of $32.0 million in cash from related parties notes receivable in the period in 2008.

•	Cash provided by financing activities increased $34.1 million or 327.3% from a use of cash of $10.4 million for the six months ended June 30, 2008 to a source of cash of $23.7 million for the same period in 2009. The increase was due to the fact that we increased indebtedness during the six months ended June 30, 2009 and issued additional Class E Units.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

•	Cash provided by operations increased $1.7 million, or 6.8%, from $25.2 million for the year ended December 31, 2007 to $26.9 million for the same period in 2008. The increase was a result of the additional rent associated with $97.9 million of investments made in 2008 and the full year of rent related to $64.3 million of investments made during 2007.

•	Cash used in investing activities decreased $11.6 million, or 11.5%, from $100.7 million for the year ended December 31, 2007 to $89.0 million for the same period in 2008. The decrease was primarily due to a decrease in investment activity.

•	Cash provided by financing activities decreased $23.8 million, or 30.1%, from $79.1 million for the year ended December 31, 2007 to $55.2 million for the same period in 2008. The majority of the decrease was due to an increased use of cash rather than the issuance of Class E Units or debt to fund new investments.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

•	Cash provided by operations increased $4.6 million, or 22.6%, from $20.5 million for the year ended December 31, 2006 to $25.2 million for the same period in 2007. The increase was a result of the additional rent associated with $64.3 million of investments made in 2007 and the full year of rent related to $164.6 million of investments made during 2006.

•	Cash used in investing activities increased $17.8 million, or 21.5%, from $82.9 million for the year ended December 31, 2006 to $100.7 million for the same period in 2007. The increase was primarily due to a increase in new investment activity as compared to the prior period.

•	Cash provided by financing activities increased $18.0 million, or 29.5%, from $61.1 million for the year ended December 31, 2006 to $79.1 million for the same period in 2007. New borrowing increased as a result of an increase in investment activity, but was partially offset by decreased use of cash from the issuance of Class E Units.

Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements of Aviv Healthcare Properties Limited Partnership, our predecessor partnership, include the accounts of our predecessor partnership and all controlled subsidiaries and joint ventures. Our predecessor partnership considers itself to control an entity if it is the majority owner of and has voting control over such entity. The portion of the net income or loss attributed to third parties is reported as noncontrolling interests on the consolidated statements of operations, and such parties’ portion of the net equity in such subsidiaries is reported on the consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Rental Properties

Our predecessor partnership initially recorded all acquired properties at their estimated fair value. Subsequent to its acquisition, all real estate is carried at cost, net of accumulated depreciation. We periodically assess the carrying value of rental properties and related intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. In the event impairment in value occurs and the carrying amount of the rental properties will not be recovered, a provision will be recorded to reduce the carrying basis of the rental properties and related intangibles to their estimated fair value. The estimated fair value of our rental properties is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis.

Buildings and building improvements have been assigned estimated 40-year lives and are depreciated on the straight-line method. Personal property, furniture, and equipment have been assigned estimated lives ranging from 7 to 11 years and are generally depreciated on the straight-line method. Maintenance and repairs are expensed as incurred.

We may advance monies to our tenants for the purchase, generally, of furniture, fixtures, or equipment. Required minimum lease payments due from the tenant increase to provide for the repayment of such amounts over a stated term. These advances are reflected as loan receivables on the consolidated balance sheets and the incremental lease payments are bifurcated between principal and interest over the stated term.

Purchase Accounting

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) was issued to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or gain from a bargain purchase and determines what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. The statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Our predecessor partnership adopted SFAS No. 141(R) on January 1, 2009. A significant change from SFAS No. 141 is the treatment of acquisition-related costs under SFAS No. 141(R) which are not considered part of the fair value exchange between buyer and seller for the acquired business and, therefore, are expensed as incurred. In addition, under SFAS No. 141(R), contingent purchase price adjustments that are not a part of the fair value allocation on the date of the acquisition are subsequently charged to operations. Under SFAS No. 141, such payments were typically capitalized as a component of real estate when paid.

In determining the allocation of the purchase price of partnerships and properties between net tangible and identified intangible assets acquired and liabilities assumed, we make estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of preacquisition due diligence, marketing, leasing activities of our diverse tenant base, industry surveys of critical valuation metrics such as capitalization rates, discount rates and leasing rates and appraisals obtained by us as a requirement under our existing credit agreement with LaSalle. We allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values.

The determination of fair value involves the use of significant judgment and estimation. We determine fair values as follows:

•	Other assets acquired and other liabilities assumed are valued at stated amounts, which approximate fair value.

•	Rental properties are valued utilizing discounted cash flow projections that assume certain future revenue and costs and consider capitalization and discount rates using current market conditions. We allocate the purchase price of properties to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

•	Assumed debt balances are valued at fair value with the computed discount/premium amortized over the remaining term of the obligation.

We determine the value of land either based on real estate tax assessed values in relation to the total value of the asset, internal analyses of recently acquired, and existing comparable properties within our portfolio or third-party appraisals. The fair value of in-place leases, if any, reflects: (i) above- and below-market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, the resulting intangible asset or liability of which is amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods, if applicable; (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements, and leasing commissions, which is amortized over the remaining life of the associated lease; and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period, as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing relationships with the tenant, growth prospects for developing new business with such tenant, such tenant’s credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leases with such tenant. We amortize such value, if any, over the expected term of the leases, which would include the remaining terms of the related leases. The amortization is included in the consolidated statements of operations in the item labeled rental income from intangible amortization.

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectability is reasonably assumed. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to deferred rent receivable. Additional rents from expense reimbursements for real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred.

Derivative Instruments

Our predecessor partnership implemented SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (including amendments set forth in SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, SFAS No. 133 requires that changes in a derivative’s fair value be recognized currently in earnings. All of the changes in the fair market values of derivative instruments are recorded in the consolidated statements of operations.

Lease Accounting

The Partnership, as lessor, makes a determination with respect to each of its leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the statement of operations as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as rental properties in the consolidated balance sheet. For facilities leased as direct financing arrangements, an asset equal to the Partnership’s net initial investment is established on the balance sheet entitled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease.

Many of the Partnership’s leases contain fixed or formula based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, except that SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations based on their fair values.

Initial Public Offering Costs

Although there can be no assurance that this offering will be consummated, costs related to this offering incurred by the Partnership are capitalized on the balance sheet in other assets as they are incurred. Upon consummation of this offering these costs will be reclassified out of other assets and will be recorded as a reduction in our stockholders’ equity following this offering. If this offering is not consummated, capitalized costs will be written off to the consolidated statement of operations. As of June 30, 2009, $3.7 million of offering-related costs were capitalized.

Income Taxes

Our predecessor partnership was a limited partnership. Therefore, substantially all federal and state income taxes were recorded by the limited partners of our predecessor partnership. Accordingly, our predecessor partnership did not provide for income taxes.

We intend to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury regulations relating to REIT qualification. In order to maintain this status, the regulations require us to distribute at least 90% of our taxable income to stockholders and meet certain other asset and income tests as well as other requirements. Assuming REIT qualification, we will generally not be liable for federal corporate taxes as long as we distribute 100% of our taxable income and net capital gains.

Goodwill

Subsequent to the Recapitalization Transactions and the consummation for accounting purposes of the acquisition of AAM, we will have goodwill on our balance sheet. Goodwill is not amortized but is tested for impairment at least annually or after a triggering event has occurred requiring such a calculation in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

Predecessor Partnership

Our predecessor partnership, Aviv Healthcare Properties Limited Partnership, was formed in 2005 for the purpose of combining various entities with varying ownership. Our predecessor partnership refinanced the respective debt obligations of the contributed entities, as well as covered the expenses of the transaction with our credit facilities.

For accounting purposes, in accordance with the provisions of SFAS No. 141, Business Combinations, the largest of the combining entities, Massachusetts, was determined to be the accounting acquiror in the transaction and its assets, liabilities, and equity continue to be reported in the consolidated financial statements at their historical cost. All remaining real estate assets, effective on their respective acquisition dates, were deemed to have been acquired by Massachusetts and these acquired assets and liabilities were recorded on such dates at their fair value in accordance with the purchase method of accounting. The results of operations for Massachusetts are included for all periods presented. The results of operations for all other acquired real estate assets are included for periods subsequent to their acquisition date.

Prior to October 16, 2007, our predecessor partnership was externally advised by AAM. On October 16, 2007, the owners of AAM contributed their ownership interests in AAM to our predecessor partnership in exchange for a newly issued class of partnership units. These partnerships units will be redeemed at the time of the Recapitalization Transactions.

Prior to the internalization of AAM, our predecessor partnership had no employees and relied solely on AAM for investment and portfolio management services. At the time of the internalization, AAM became a wholly owned subsidiary of our predecessor partnership, but the internalization did not meet all of the requirements for AAM to be deemed a consolidated subsidiary for financial reporting purposes. As a result of the Recapitalization Transactions, AAM will become a consolidated subsidiary and will be reported as such.

Aviv REIT, Inc.

We were incorporated as a Maryland corporation on June 18, 2008 in anticipation of this offering. As a result of the Recapitalization Transactions and upon the consummation of this offering, we will be a holding company and our primary assets will be our general partnership interest and OP Units in our operating partnership. See “Our Structure.”

Quantitative and Qualitative Disclosures About Market Risk

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors. Upon the consummation of this offering and the Recapitalization Transactions, we expect to have outstanding approximately $331.5 million of consolidated debt subject to interest rate protection agreements, based on an assumed initial public offering price of $18.00 per share, the midpoint of the range indicated on the cover of this prospectus.

We had 12 interest rate swaps in place in an aggregate amount of $326.2 million as of June 30, 2009. If LIBOR were to increase by 100 basis points, we do not expect there would be any significant effect on the interest expense on our pro forma variable rate debt. Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure. The fair value of our debt outstanding as of June 30, 2009 was approximately $461.8 million.

BUSINESS

Our Company

We are a self-administered real estate investment trust, or REIT, that focuses on the ownership, acquisition and development of healthcare properties, principally skilled nursing facilities, or SNFs. We generate our revenues by entering into long-term triple-net leases with qualified local, regional and national operators throughout the United States. We believe that we have one of the largest portfolios of SNFs in the United States. As of June 30, 2009, our portfolio consisted of 172 properties with 16,866 licensed beds in 21 states leased to 32 operators. For the year ended December 31, 2008 and for the six months ended June 30, 2009, our revenues were $77.9 million and $45.8 million, respectively.

We, through our predecessor entities, have been in the business of financing operators of SNFs for over 25 years. We focus on cultivating close relationships with our tenants and work closely with them to help them achieve their business objectives. As a result of these efforts, we are in a position to make additional investments and expand our business. We make our investments primarily through sale-leaseback and acquisition-lease transactions, although we also offer our tenants a variety of other forms of financing, including for capital expenditures, ground-up development-lease transactions and tenant loans.

From April 2005 through September 2009, we made approximately $415.9 million of acquisitions, principally SNFs. These acquisitions consisted of 93 properties with 10,368 licensed beds in 16 states leased to 23 operators. We have a long, successful track record of acquisitions, developments and other investments involving healthcare properties, principally SNFs. We have an active pipeline of acquisitions and development projects and we expect this pipeline to continue in the future.

We believe that market conditions are favorable for SNF investments. We expect our tenants to benefit from the aging of the U.S. population. New supply of SNFs is limited by regulatory requirements in many states, which should also enhance our tenants’ cash flows. The nursing home market is highly fragmented, with publicly-traded healthcare REITs investing in approximately 7% of SNFs in the United States, as of June 30, 2009. Accordingly, we believe that there is substantial opportunity for us to continue to make attractive investments in SNF assets.

Our Competitive Strengths

We believe the following strengths serve as the foundation for our business:

•	Relationship Focused Business. We believe that our tenants’ success translates into our success. Over the past 20 years, our management team has developed an extensive network of relationships with qualified local, regional and national operators of SNFs throughout the United States. We work closely with our tenants to help them achieve their business objectives and thereby strengthen our relationships. We believe our strong reputation allows us to continue to expand this network. Our close relationships with our tenants have resulted in consistent repeat business. As of June 30, 2009, 118 of our 172 properties are leased to operators with whom we have had a relationship for at least 5 years, and 71 of our 172 properties are leased to operators with whom we have had a relationship for at least 10 years.

•	Ability to Identify Talented Operators. As a result of our many years of experience, industry contacts and insight, we are able to identify qualified local, regional and national operators to successfully triple-net lease our properties. We seek operators that possess local market knowledge, demonstrate hands-on management, have proven track records, are management owned and controlled and emphasize patient care. We are able to identify talented operators that fall below the radar of other capital sources. Our management team’s experience gives us a key advantage to make sound judgments about an operator’s character and professional ability.

•	Disciplined Investing. We are disciplined and selective about the investments we make. Our underwriting process includes thorough evaluations of the track record and history of each operator, the facility condition, the market area for each facility and the reimbursement environment. We pursue a strategy of multiple tenants in each of our markets and multiple facilities for each of our tenants. We only make investments that meet the high standard and profile we look for. This approach has contributed to our ability to collect 99.8% of our rent over the three years ended December 31, 2008.

•	Active Pipeline and Established Acquisition Track Record. We, through our predecessor entities, have been in the business of financing operators of SNFs for over 25 years. From April 2005 through September 2009, we made approximately $415.9 million of acquisitions, principally SNFs. We have an active pipeline of acquisitions and development projects and we expect this pipeline to continue in the future. We focus on investments with attractive yields, with new and existing tenants, in new and existing states and that create long-term value for us and our tenants.

•	Diversified Portfolio with Attractive Leases. We lease our properties to a diversified group of 32 operators with no single operator representing more than 16.4% of our rent under existing leases for the six months ended June 30, 2009. We have a geographically diversified portfolio of properties located in 21 states, with no state representing more than 18.3% of our rent under existing leases for the six months ended June 30, 2009. Our properties are subject to long-term triple-net leases and typically have annual escalations of 2%-3%. As of June 30, 2009, our leases had an average remaining existing term of 9.9 years. As of June 30, 2009, 145 of our 172 properties were subject to master leases or were cross-defaulted, and the leases for 169 of our 172 properties were supported by personal and/or corporate guarantees. These master leases, cross-defaults and guarantees provide additional credit support for the performance of an individual property.

•	Proactive Portfolio Management. We have implemented effective systems to monitor the performance of our tenants and properties. We have regular and ongoing contact with our tenants, visit our properties on a regular basis, and closely monitor the financial and overall performance of each property. All of this knowledge helps position us to re-lease properties on a proactive basis as it becomes necessary or desirable. In addition, our daily focus on portfolio management enables us to identify strategic opportunities to finance capital expenditures, which enhance a facility’s physical plant, market position, occupancy and growth prospects.

•	Experienced Senior Management Team with Significant Ownership. Many members of our management team have been with us for 10 years or more, have significant industry experience and also have a meaningful ownership stake. Craig Bernfield, our Chairman, President and Chief Executive Officer, co-founded our predecessor partnership and has approximately 20 years of experience in the acquisition, development and disposition of SNFs and other healthcare facilities. Upon consummation of this offering, Mr. Bernfield, certain of his related parties and other members of our management team will have fully diluted ownership of 10.5%, collectively.

Our Strategy

The primary elements of our growth strategy are to:

•	Continue to Develop and Expand Our Relationships. While we believe that many of our competitors seek to accumulate properties, we strive to accumulate relationships. We work closely with our tenants to identify acquisition, development and other investment opportunities in their local markets, as well as new markets. This strategy is a catalyst for our growth and enhances our existing relationships. We intend to continue to expand and improve our extensive network of relationships that we have built and cultivated over the years.

•	Identify Additional Talented Operators and Acquisition Opportunities. We will continue to expand our portfolio by identifying additional talented operators and SNF acquisition opportunities. We intend to capitalize on our active pipeline as well as our successful track record of acquisition and growth. When making investments in properties, we will continue to focus on qualified local, regional and national operators that meet our investment criteria, including our standards for quality and experience of management. We also expect to continue to work with our tenants to help them identify new acquisition opportunities. We have more than five professionals focused on sourcing, pursuing and executing transactions and an experienced team that supports the acquisition and underwriting process.

•	Strategically Offer Tenants Additional Capital. We plan to continue to support our tenants by opportunistically providing capital to them for a variety of purposes, including for capital expenditures, modernization of facilities and loans. These investments, which we typically structure as either lease amendments that produce additional rents or loans that are repaid by our tenants during the lease term, support our tenants and allow us to create additional revenue from our existing portfolio. We provided financing for capital expenditures at 27 of our properties during 2008 and 11 of our properties during the six months ended June 30, 2009. As of June 30, 2009, we had loans outstanding to tenants evidenced by promissory notes that totaled approximately $8.4 million, including a promissory note secured by a leasehold mortgage in the amount of approximately $2.3 million. In exchange for providing capital to our tenants to support their operations, we also frequently are in a position to negotiate extensions to our lease terms prior to expiration.

•	Pursue Strategic Development Opportunities. We work closely with our tenants to identify strategic development opportunities. These opportunities may involve replacing or renovating facilities in our portfolio that may become less competitive. We also endeavor to identify new developments that present an attractive opportunity and complement our existing portfolio. We strive to pursue these projects with existing operator relationships, working together to identify, design, develop and construct the projects. We have recently completed a new development project in each of Arkansas, Washington and Texas and have a new development project in process in Arkansas.

•	Opportunistically Acquire Other Healthcare Property Types. We may opportunistically acquire assisted living facilities, independent living facilities, retirement communities and facilities offering a continuum of care. When evaluating these transactions, we will seek to enter into triple-net leases with experienced operators that meet our investment criteria.

Our Portfolio

As of June 30, 2009, our portfolio consisted of 172 properties (171 of which were subject to triple-net leases with tenants), principally SNFs, with 16,866 licensed beds in 21 states leased to 32 operators. As of June 30, 2009, our properties consisted of 155 SNFs, five continuum of care facilities, five assisted living facilities, two independent living facilities, four parcels of vacant land and one parcel of land under development. As of June 30, 2009, our portfolio consisted of 169 owned properties and three properties for which we provide asset management services only. As of June 30, 2009, 145 of our 172 properties were subject to master leases or were cross-defaulted, and the leases for 169 of our 172 properties were supported by personal and/or corporate guarantees. These master leases, cross-defaults and guarantees provide additional credit support for the performance of an individual property. In addition, as of June 30, 2009, we had one loan outstanding that was secured by a leasehold mortgage, in the amount of approximately $2.3 million.

We lease our properties to a diversified group of 32 operators with no single operator representing more than 16.4% of our rent under existing leases for the six months ended June 30, 2009. We closely monitor the performance of the properties operated by our tenants. The following table summarizes information about our properties as of June 30, 2009:

Operator Diversification
	Number of	Number of	Percentage of
Operator(1)	Properties	Licensed Beds	Total Rent(2)

Evergreen	21	2,168	16.4%
Cathedral Rock	18	1,678	12.5%
Daybreak	27	2,728	11.0%
SunMar	11	1,217	9.5%
Convacare	11	1,394	8.7%
Eagle	10	691	6.0%
Sun	15	973	5.2%
Saber	6	701	4.7%
Brighten(3)	4	522	4.5%
Ridgecrest	5	464	3.0%
Bridgemark	4	473	2.6%
Deaconess	5	514	2.4%
Hi-Care	3	319	2.1%
Covenant	2	302	1.5%
Lion	1	330	1.1%
Deseret	2	110	1.1%
Para & Pali	2	145	0.9%
Homestead	6	613	0.8%
Heyde	2	185	0.8%
Gilmer	1	112	0.7%
Infinia	1	85	0.6%
Hope	2	90	0.6%
Northpoint	1	123	0.5%
Trinity	2	97	0.5%
Orion	1	109	0.4%
Markleysburg	2	160	0.4%
Concepts	2	198	0.4%
Health Dimensions	1	90	0.3%
Fountain	1	130	0.3%
TanaBell	1	65	0.2%
Safe Haven	1	24	0.2%
Hometown	1	56	0.1%

Total	172	16,866	100.0%

(1)	Throughout this prospectus, we refer to operators and tenants by their commonly-known trade names; however, each operator or tenant may operate through a variety of legal entities, some or all of which may not be under common ownership and properties may not be subject to master leases or cross-defaulted. In addition, we use the words “operator” and “tenant” interchangeably when referring to these unaffiliated third parties.
(2)	Total rent represents the rent under existing leases for the six months ended June 30, 2009.
(3)	Brighten filed for reorganization under Chapter 11 of the Bankruptcy Code in August 2008. The lease, covering three properties in Pennsylvania and one property in Massachusetts, is currently scheduled to expire in 2022. Brighten is current in its rent payments.

We have a geographically diversified portfolio of properties located in 21 states with no state representing more than 18.3% of our rent under existing leases for the six months ended June 30, 2009. The following table summarizes information about our properties as of June 30, 2009.

State Diversification
	Number of	Number of	Percentage of
State	Properties	Licensed Beds	Total Rent(1)(2)

California	22	2,205	18.3%
Texas	40	4,131	15.5%
Arkansas	13	1,592	9.1%
Missouri	10	1,160	7.8%
Washington	12	702	6.9%
Illinois	9	1,038	6.5%
Massachusetts	14	877	5.1%
Ohio	6	672	4.9%
New Mexico	9	782	4.4%
Pennsylvania	4	503	4.4%
Arizona	5	691	4.0%
Oregon	6	493	3.0%
Idaho	5	454	2.4%
Kansas	3	162	1.3%
Minnesota	3	210	1.2%
Wisconsin	3	275	1.2%
Nebraska	2	282	1.1%
Michigan	2	232	1.0%
Montana	2	174	0.7%
Nevada	1	146	0.6%
Utah	1	85	0.6%

Total	172	16,866	100.0%

(1)	Total rent represents the rent under existing leases for the six months ended June 30, 2009.
(2)	In the case where the facilities’ master lease includes more than one state, rent was allocated proportionately by number of licensed beds.

Lease Expiration

The following table sets forth information regarding the expiration dates of our leases as of June 30, 2009:

	Number of Properties		Percentage of
Year	with Leases Expiring		Total Rent(1)

2010	1		0.1%
2011	2		0.9%
2012	3		1.0%
2013	7		4.9%
2014	4		1.0%
2015	12		4.9%
2016	50		20.8%
2017	10		4.3%
2018	30		22.6%
2019	4		2.3%
2020	8		4.7%
Thereafter	38		32.5%

Total	169	(2)	100%

(1)	Total rent represents the rent under existing leases for the six months ended June 30, 2009.
(2)	The total number of properties with leases expiring excludes three properties for which we provide asset management services only.

Our Industry and Market Opportunity

We are a REIT that invests in healthcare facilities, principally SNFs, located in the United States. According to The Centers for Medicare & Medicaid Services, or CMS, healthcare is one of the largest industries in the United States and was responsible for approximately 16.2% of U.S. gross domestic product, or GDP, in 2007. Historically, healthcare spending has increased at a greater rate than overall GDP growth, resulting in the healthcare industry becoming a larger part of overall U.S. expenditures. By 2018, CMS projects that U.S. expenditures on healthcare products and services will increase to 20.3% of GDP. Furthermore, according to CMS, total U.S. healthcare expenditures are projected to grow from approximately $2.2 trillion in 2007 to approximately $4.7 trillion in 2019.

Within the healthcare industry, we focus specifically on the approximately $137 billion U.S. nursing home market by purchasing and triple-net leasing healthcare properties, principally SNFs, to local, regional and national operators. The nursing home market is highly fragmented and, according to the American Health Care Association, comprises approximately 15,700 facilities with approximately 1.7 million certified beds as of December 2008. As of June 30, 2009, publicly-traded healthcare REITs invested in approximately 7% of SNFs. We believe the key underlying trends within the industry are favorable, with national nursing home expenditures expected to grow from approximately $137 billion in 2008 to approximately $241 billion in 2018, according to CMS, representing a compound annual growth rate, or CAGR, of 5.8%.

This growth will be driven, in part, by the aging of the population and increased life expectancies. According to the U.S. Census Bureau, the number of Americans aged 65 or older is expected to increase from approximately 37 million in 2006 to approximately 55 million in 2020, representing a CAGR from 2006 of 2.8%, compared to a total U.S. population CAGR of 0.9% over the same period. The number of Americans aged 85 and over is forecasted to more than double from 4.3 million in 2000 to 8.8 million by 2030.

We expect that the growth of the elderly population in the United States will continue to cause healthcare costs to increase at a faster rate than the available funding from government-sponsored healthcare programs. In response, the federal government has adopted cost containment measures that encourage the treatment of patients in more cost effective settings, such as SNFs, for which the staffing requirements and associated costs are often significantly lower than at short or long-term acute-care hospitals, or LTACHs, in-patient rehabilitation facilities, or IRFs, or other post-acute care settings. Recent regulatory changes have created incentives for LTACHs and IRFs to minimize patient lengths of stay and placed limits on the type of patient that can be admitted to these facilities, thereby increasing the demand for skilled nursing care. At the same time, the government has increased Medicare funding to SNFs for the treatment of high-acuity patients to a level at which providers can deliver effective clinical outcomes. As a result, we believe that many high-acuity patients that would have been previously treated in LTACHs and IRFs are increasingly being cared for in SNFs. We believe that these trends will support a growing demand for the services provided by SNF operators, which in turn will support a growing demand for our properties.

Under Medicare, SNFs are paid according to a prospective payment system that involves grouping patients according to the type and intensity of services they require and setting a daily payment rate for each payment group. Effective January 1, 2006, nine new high-acuity patient payment groupings were added to facilitate SNF admittance of higher acuity patients. In addition, a previously established set of temporary payments applicable to the SNF patient population were allowed to expire. This created a simpler system in which payment rates are updated annually using a SNF market basket index, which is a measure of the change in the price of goods and services used in providing care for Medicare beneficiaries in a SNF. In July 2007, CMS increased payment rates by the amount of the full market basket update of 3.3%. In July 2008, CMS increased its payment rates by 3.4% for fiscal year 2009 to reflect a market basket update, the additional funding represented an estimated $780 million of reimbursement for SNF operators.

Additionally, Medicaid programs, which are state-administered medical assistance programs for the indigent, are a significant source of revenues for our tenants and are impacted by fluctuations in state budgets. Medicaid reimbursement rates are generally lower than reimbursement provided by Medicare. Increased Medicaid spending, combined with the recent slowdown in the U.S. economy has led many states to institute measures aimed at controlling spending growth, which could include a reduction of reimbursement rates to our tenants under Medicaid programs.

The growth in the total demand for SNF services has resulted in a greater need for many of our tenants to access capital for growth. Tenants are increasingly relying on capital sources such as us to finance acquisitions so they may deploy their capital into their operations. To generate liquidity, tenants also often decide to sell real estate assets and lease them back. These sale-leaseback transactions help our tenants realize the full value of their real estate with 100% financing, which is not generally available with conventional mortgage loans.

Competition

The market for making investments in healthcare facilities is highly competitive and fragmented. We compete with other public and private companies who provide lease and/or mortgage financing to operators of a variety of different types of healthcare properties. We also face competition leasing available properties to prospective operators. We compete with these other companies based on reputation, purchase price and financing alternatives offered and the relationship that develops during the term of the lease.

We believe there has been a trend in our industry over the last few years of companies pursuing large portfolio transactions. In addition, we believe our industry has also experienced a trend over the last few years of companies seeking to diversify into other asset classes and away from SNFs. In contrast, we have focused, and will continue to focus, on smaller and middle-market transactions, primarily involving SNFs. We have experience identifying and underwriting the abilities of qualified local, regional and national operators. We believe that this experience helps us identify new tenant relationships and new opportunities with existing relationships that fall below the radar of other capital sources. We believe that our continued focus on SNFs has enabled us to develop broad expertise in the markets in which we compete.

Regulation

Typically, operators of SNFs receive significant funding from governmental programs and are regulated by the states and the federal government. Operators of SNFs are subject to federal and state laws that regulate the type and quality of the nursing care provided, ancillary services (e.g., respiratory, occupational, physical and infusion therapies), qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment, distribution of pharmaceuticals, reimbursement and rate setting and operating policies. In addition, most, if not all, of our tenants are subject to extensive laws and regulations pertaining to healthcare fraud and abuse, including kickbacks and false claims. The following discussion describes certain material U.S. federal and state healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address all applicable federal, state and local healthcare laws and regulations that could affect our operations and those of our tenants.

Licensing and Certification

The primary regulations that affect SNFs are the states’ licensing laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters and compliance with building and safety codes. In granting and renewing these licenses, the regulatory authorities consider numerous factors relating to a facility’s physical plant and operations, including admission and discharge standards and staffing and training. A decision to grant or renew a license is also affected by a facility’s record with respect to consumer rights and medication guidelines and rules. Generally, SNFs are required to be licensed on an annual or bi-annual basis and to be certified for participation in the Medicare and Medicaid programs. These facilities are subject to surveys by various regulatory agencies that determine compliance with federal, state and local laws. Surveys may identify deficiencies which require time consuming and expensive plans of correction. Failure of a facility to implement and complete a plan of correction may result in loss of licensure and/or certification for participation in Medicare and Medicaid. The cost of implementing a plan of correction may be expensive and impair our tenants’ ability to meet their obligations to us.

If we have to re-lease a facility, our ability to do so may be affected by federal and state rules and policies governing changes in control. Under current Medicare and Medicaid rules and regulations and provider contracts, a successor tenant that assumes an existing provider agreement may be subject to certain liabilities of the previous tenants, including overpayments, terms under any existing plan of correction and possibly sanctions and penalties.

In addition, some states have laws that require governmental approval, in the form of a CON or similar certification that generally varies by state and is subject to change, prior to the addition or construction of new beds, the addition of services or certain capital expenditures. CON laws generally require an applicant to demonstrate the need for constructing a new facility, expanding an existing facility, changing the ownership or control of an existing licensed facility, or terminating services that have been approved through the CON process. The CON laws and regulations may restrict our ability to add new properties or expand an existing property’s size or services. In addition, CON laws may constrain our ability to lease a particular property to a new tenant.

Medicare and Medicaid Overview

Medicare Program Description.  Medicare is a federally funded program that provides certain healthcare benefits to persons aged 65 and over, some disabled persons and persons who qualify for the End-Stage Renal Disease Program. Medicare is administered by CMS and consists of: hospital insurance (Part A) which pays for inpatient hospital care; and supplemental medical insurance (Part B), which pays for physicians’ services, outpatient hospital services and some other services.

Part A is usually provided automatically to persons 65 years of age or over and to most persons who are disabled for at least 24 months and are entitled to Social Security or Railroad Retirement benefits, and to persons with end stage renal disease. It reimburses participating institutional providers for the inpatient hospital, skilled nursing facility and home health and hospice services provided to enrollees. Part B benefits are available to almost all citizens aged 65 and over, disabled beneficiaries and beneficiaries with end stage renal disease entitled to Medicare Part A. Nearly all persons enrolled in Part A also enroll in Part B.

Medicare Reimbursement Analysis.  Under Medicare, SNFs are paid according to a prospective payment system that involves grouping patients according to the type and intensity of services they require and setting a daily payment rate for each payment group. Effective January 1, 2006, nine new high-acuity patient payment groupings were added to facilitate SNF admittance of higher acuity patients. In addition, a previously established set of temporary payments applicable to the SNF patient population were allowed to expire. This created a simpler system in which payment rates are updated annually using a SNF market basket index, which is a measure of the change in the price of goods and services used in providing care for Medicare beneficiaries in a SNF. In July 2007, CMS increased payment rates by the amount of the full market basket update of 3.3%. In July 2008, CMS increased its payment rates by 3.4% for fiscal year 2009 to reflect a market basket update, the additional funding represented an estimated $780 million of reimbursement for SNF operators.

Medicaid Program Description.  Medicaid is a medical assistance program for low-income individuals. Medicaid is jointly funded by the federal and state governments, but is administered by individual states operating within federal guidelines. The federal government sets broad national guidelines to qualify for federal funding, under which states establish their own eligibility standards, determine the type, amount, duration and scope of services, set the rate of payment for such services and administer their own programs. Because of this structure, Medicaid programs vary considerably from state to state, as well as within each state over time. The federal government pays a share of the medical assistance expenditures under each state’s Medicaid program. That share, known as the Federal Medical Assistance Percentage, is determined annually by a formula that compares a state’s average per capital income level with the national income average. A state with a higher per capital income level is reimbursed for a smaller share of its costs, but in all cases the federal share is at least 50% percent.

Recent Developments.  The American Recovery and Reinvestment Act of 2009 was passed February 17, 2009. Between October 1, 2008 and December 31, 2010, the bill will provide nearly $87 billion in additional federal Medicaid funding for states. Each state will receive a 6.2% increase in its Federal Medical Assistance Percentage (FMAP), thus lowering the state’s share of Medicaid costs through 2010. The remaining 35% of the $87 billion will be allocated to states with higher unemployment rates. In order to receive funding, states must maintain eligibility levels for Medicaid that were previously in place. The passage of this bill and distribution of funds should relieve some of the budgetary pressures that many states currently face and help prevent state cuts to Medicaid provider rates.

The American Recovery and Reinvestment Act also extends prompt payment legislation, previously available to health care practitioners such as physicians, to hospitals and nursing homes. Under the legislation, states must demonstrate that they are paying 90% of “clean” claims that do not require additional information or documentation within 30 days, and 99 percent of such claims in 90 days. States must demonstrate a monthly adherence of prompt payment to hospitals and nursing homes during the duration of the FMAP increases (through December 31, 2010). States that cannot demonstrate adherence to prompt payment requirements will not be eligible to receive FMAP increases on claims in which they are out of compliance.

Fraud and Abuse and Other Related Laws

Skilled nursing facilities are subject to the federal anti-kickback statute which generally prohibits persons from offering, providing, soliciting or receiving remuneration to induce either the referral of an individual or the furnishing of a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Various state false claim and anti- kickback laws also may apply to our tenants. Violation of any of the foregoing statutes can result in criminal and/or civil penalties against a tenant. Facilities also are subject to related federal, state and local laws and regulations which govern the operations and financial and other arrangements that may be entered into by healthcare providers. Certain of these laws prohibit direct or indirect payments of any kind for the purpose of inducing or encouraging the referral of patients for medical products or services reimbursable by governmental programs.

Further, skilled nursing facilities (and assisted living facilities that receive Medicaid payments) are subject to substantial financial penalties under the Civil Monetary Penalties Act and the False Claims Act. These laws and related state laws prohibit making false claims and require providers to furnish only medically necessary services and submit to the government valid and accurate statements for each service. In recent years, prosecutors have used these laws to attack perceived deficiencies in the quality of care provided to residents. Some facilities facing such prosecutions have been forced to enter into corporate integrity agreements, some of which have required the transfer of the license to another operator. Sanctions under these laws and regulations may include, but are not limited to, criminal and/or civil penalties and fines and a loss of licensure and immediate termination of governmental payments. In certain circumstances, violation of these rules (such as those prohibiting abusive and fraudulent behavior) with respect to one facility may subject other facilities under common control or ownership to sanctions, including disqualification from participation in the Medicare and Medicaid programs. In addition, the False Claims Act includes “whistleblower” provisions that permit private individuals to bring an enforcement action in the name of the government. Private enforcement of healthcare fraud has increased due in large part to amendments to the False Claims Act that encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals may be filed by almost anyone, including present and former patients and nurses and other employees. In addition, Congress has recently enacted the Fraud Enforcement and Recovery Act of 2009, or FERA. FERA amends the False Claims Act by, in part, expanding the bases for government and whistleblower actions under the False Claims Act.

Skilled nursing facilities are also subject to the federal Physician Self-Referral Law, commonly referred to as the Stark Law. The Stark Law generally prohibits a physician with a financial relationship with an entity from referring, and the entity with which the physician has a financial relationship from submitting claims to Medicare, for certain designated services unless the relationship satisfies one of the exceptions for a financial relationship under the Stark Law. Similar prohibitions on physician self-referrals and submission of claims apply to state Medicaid programs.

Still other laws require providers to comply with a variety of safety, health and other requirements relating to the condition of the licensed facility and the quality of care provided. In the ordinary course of its business, our tenants are regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, greatly expanded the definition of healthcare fraud and related offenses and broadened its scope to include private healthcare plans in addition to government payors. It also greatly increased funding for the Department of Justice, Federal Bureau of Investigation and the Office of the Inspector General, or the OIG, of the Department of Health and Human Services to audit, investigate and prosecute suspected healthcare fraud. The OIG has focused on detecting fraudulent billing practices committed by home health agencies, durable medical equipment suppliers, hospice programs and skilled nursing facilities in certain states participating in a demonstration project. Additionally, the administrative simplification provisions of this law provide for communication of health information through standard electronic transaction formats and for the privacy and security of health information. In order to comply with the regulations, healthcare providers must undergo significant operational and technical changes, and these modifications may represent significant costs for our tenants. These additional costs may, in turn, adversely affect the ability of our tenants to meet their obligations to us.

Finally, government investigation and enforcement of healthcare laws has increased over the past several years and is expected to continue. Some of these enforcement actions represent new legal theories and expansions in the application of false claims laws.

Environmental Matters

In addition to environmental risks relating to releases of hazardous substances, our properties are subject to environmental laws regulating, among other things, air emissions, wastewater discharges and the handling and disposal of wastes, including medical wastes. Certain of our properties utilize above or underground storage tanks to store heating oil for use at the properties. Other properties were built during the time that asbestos-containing building materials were routinely installed in residential and commercial structures. Our leases obligate our tenants to comply with applicable environmental laws and to indemnify us if their noncompliance results in losses or claims against us. A tenant’s failure to comply could result in fines and penalties or the requirement to undertake corrective actions which may result in significant costs to the tenant and thus adversely affect their ability to meet their obligations to us.

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at, or emanating from, such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow funds using the property as collateral.

In connection with the ownership of our current or past properties and any properties that we may acquire in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we engage a consultant to conduct an environmental assessment of each property prior to acquisition and oversee our properties in accordance with environmental laws. Most of our leases contain a comprehensive environmental provision that requires tenants to conduct all activities in compliance with environmental laws and to indemnify the owner for any harm caused by the failure to do so. In addition, we have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to have a material impact on the operations of any property. See “Risk Factors — Risks Related to Our Business and Operations.”

Insurance

Under the terms of our leases, our tenants are required to maintain comprehensive general liability, fire, flood, earthquake, boiler and machinery, nursing home or long-term care professional liability and extended coverage insurance with respect to our properties with policy specifications, limits and deductibles set forth in the lease agreement or other written agreement between us and the tenant. In some limited situations, we have agreed in our leases to pay half of the cost of earthquake insurance. We believe that our properties are covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits. Our leases provide that insurance premiums are the responsibility of the tenant, and our tenants are responsible for any increases in premiums.

Employees

As of June 30, 2009, we had 18 full-time employees. We believe that our relationships with our employees are good. None of our employees is represented by a union.

Offices

Our corporate headquarters are located at 303 West Madison Street, Suite 2400, Chicago, Illinois 60606. We believe that our current offices are adequate for our present and future business operations.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to materially harm our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

Upon the consummation of this offering, our board of directors will consist of five individuals, at least a majority of whom will satisfy the NYSE’s listing standards for independence.

Certain information regarding our executive officers, directors and persons who have agreed to become directors upon the consummation of this offering is set forth in the following table:

Name	Age	Position

Craig M. Bernfield	48	Chairman of the Board, Chief Executive Officer and President
Steven J. Insoft	45	Chief Financial Officer
Samuel H. Kovitz	46	Executive Vice President, General Counsel and Secretary
Norman R. Bobins	66	Director Nominee
Avi Lewittes	45	Director Nominee
Richard K. Matros	55	Director Nominee
Ben W. Perks	67	Director Nominee

The following are biographical summaries of the experience of our executive officers and directors.

Craig M. Bernfield.  Mr. Bernfield is our Chief Executive Officer and President and the Chairman of our board of directors. Mr. Bernfield co-founded Aviv in 2005. Prior to that, he was Chief Executive Officer and President of Karell Capital Ventures, Inc., or KCV, which he joined in 1990. KCV managed the entities that were combined in 2005 in connection with the formation of our predecessor partnership. Mr. Bernfield has been an investor in the nursing home industry for approximately 20 years and was the co-founder of some of the entities that were combined in 2005. Mr. Bernfield received a J.D. degree from The University of Chicago Law School and a B.S. degree in Finance from the College of Business at the University of Illinois at Urbana-Champaign.

Steven J. Insoft.  Mr. Insoft is our Chief Financial Officer. Prior to joining Aviv in 2005, Mr. Insoft spent eight years as a Vice President and Senior Investment Officer of Nationwide Health Properties, Inc., a publicly-traded REIT. Before that, he was President and Chief Financial Officer of CMI Senior Housing & Healthcare, Inc., a privately-held nursing home and assisted living facility operations and development company, for seven years. Mr. Insoft received an M.B.A. from Columbia University and a B.S.E. in Electrical Engineering from the University of Pennsylvania.

Samuel H. Kovitz.  Mr. Kovitz is our Executive Vice President, General Counsel and Secretary. Prior to joining Aviv in 2005, Mr. Kovitz was Vice President and General Counsel of KCV, which he joined in 1996. From 1988 to 1996, he practiced law at Rudnick & Wolfe. Mr. Kovitz received a J.D. degree from Northwestern University and a B.S. degree in Accounting from the College of Business at the University of Illinois at Urbana-Champaign.

Norman R. Bobins.  Mr. Bobins will be appointed to our board of directors upon consummation of this offering. Mr. Bobins was named Non-Executive Chairman of The PrivateBank and Trust Company, a bank subsidiary of PrivateBancorp, Inc., in July of 2008. From May 2007 until October 2007, Mr. Bobins was Chairman of the Board of LaSalle Bank Corporation. From 2002 to 2007, he was President and Chief Executive Officer of LaSalle Bank Corporation. From 2006 to 2007, he was President and Chief Executive Officer of ABN AMRO North America. Mr. Bobins also serves on the boards of directors of SIMS Metal Management, AAR CORP., NICOR, Inc., Transco Inc., Global Hyatt Corporation and RREEF America REIT II, Inc.

Avi Lewittes.  Mr. Lewittes will be appointed to our board of directors upon consummation of this offering. Mr. Lewittes was a Managing Director in the mergers and acquisitions group at UBS Investment Bank from 2002 to 2009, with responsibility for generating and executing transactions in the industrials, real estate and healthcare sectors. Prior to joining UBS Investment Bank, Mr. Lewittes was a Managing Director in the mergers and acquisitions group at JP Morgan & Co., which he joined in 1996.

Richard K. Matros.  Mr. Matros will be appointed to our board of directors upon consummation of this offering. Mr. Matros has been the Chairman of the Board and Chief Executive Officer of Sun Healthcare Group, Inc. since 2001. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. He served Regency Health Services, Inc., a publicly held long-term care operator, as Chief Executive Officer from 1995 to 1997, as President and a director from 1994 to 1997, and as Chief Operating Officer from 1994 to 1995. He served Care Enterprises, Inc. as Chief Executive Officer during 1994, as President, Chief Operating Officer and a director from 1991 to 1994, and as Executive Vice President-Operations from 1988 to 1991. Mr. Matros currently serves on the board of directors of Bright Now! Dental and the board of directors of Vericare Management, Inc.

Ben W. Perks.  Mr. Perks will be appointed to our board of directors upon consummation of this offering. Mr. Perks was the Executive Vice President and Chief Financial Officer of Navigant Consulting, Inc., a NYSE-listed company, from May 2000 until his retirement in August 2007. Prior to joining Navigant Consulting, Mr. Perks was with PricewaterhouseCoopers LLP for 32 years, including 22 years as a Partner in the Audit and Financial Advisory Services groups.

Board of Directors

Our charter provides that, once we have three or more directors, our board of directors will be divided into three classes as nearly equal in number as possible. Class I directors will initially serve until our 2010 annual meeting of stockholders, Class II directors will initially serve until our 2011 annual meeting of stockholders and Class III directors will initially serve until our 2012 annual meeting of stockholders and, in each case, until their successors are duly elected and qualify. At each annual meeting of stockholders beginning in 2010, successors to the class of directors will serve for a three-year term, with each director to hold office until his successor is duly elected and qualifies.

Board Committees

Upon the consummation of this offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditors, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that U.S. federal securities laws require to be included in our annual proxy statement. We expect that Mr. Perks will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC, and Mr. Bobins and Mr. Matros will serve as members of this committee.

Compensation Committee

The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans and produce an annual report on executive compensation for inclusion in our proxy statement. We expect that Mr. Matros will chair our compensation committee and Mr. Lewittes and Mr. Perks will serve as members of this committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to conflicts of interest, monitor our compliance with corporate governance requirements of state and U.S. federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management; evaluate from time to time the appropriate size and composition of our board of directors, recommend, as appropriate, increases, decreases and changes in the composition of our board of directors and formally propose the slate of directors to be elected at each annual meeting of our stockholders. We expect that Mr. Bobins will chair our nominating and corporate governance committee and Mr. Perks and Mr. Lewittes will serve as members of this committee.

Code of Ethics

Upon the consummation of this offering, our board of directors will adopt a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on insider information and reporting of violations to the code. Upon adoption, a copy of our code of ethics will be posted on our website at www.avivreit.com.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks and none of our employees will participate on the compensation committee.

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers (defined as our Chief Executive Officer and President, Chief Financial Officer, and Executive Vice President, General Counsel and Secretary) and our directors should be read together with the tables and related footnote disclosures detailed below under the headings “Executive Compensation” and “Director Compensation.” The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ, potentially materially, from the anticipated programs described below.

Compensation Program Objectives

The primary goal of our executive compensation program is to attract, motivate and retain the top- caliber talent needed to lead us in achieving business success. We currently have a number of different components in our executive compensation program, including base salary, annual bonus awards, and retirement and health/welfare benefits, each of which is designed to support this goal. We anticipate incorporating competitive annual equity-based incentive awards into the executive compensation program, reflecting competitive practice for public companies. In 2009, we implemented a formal annual incentive program that reduces the level of subjectivity that existed in our bonus program. We anticipate that this program will continue to support our business objectives and organizational structure.

Evolution of Our Compensation Program

Our compensation approach has traditionally been tied to the operation of our business as a closely held private company. Historically, the co-founders of our predecessor partnership, Messrs. Karkomi and Bernfield, were solely responsible for setting and adjusting the overall design of our pay programs for the named executive officers. Messrs. Karkomi and Bernfield negotiated executive compensation packages as part of the hiring process and reviewed each executive’s compensation as part of the annual performance review and budgeting process. Historically, in setting or adjusting our executive compensation packages, Messrs. Karkomi and Bernfield have not engaged an outside compensation consultant, nor have they used a formal pay philosophy or benchmarking approach. Rather, they have relied upon “going rate” information provided by recruiting firms, our historical pay practices, and wage increase information from various publicly available sources when making decisions about the amounts and forms of compensation provided to our executives. Additionally, our co-founders have considered the following:

•	seniority, skill, and responsibilities of the particular executive;

•	internal equity among pay levels of our executive officers; and

•	the individual performance of each executive officer.

As our business continues to evolve, our approach to compensation and the direction, emphasis and components of our executive compensation programs will evolve to support our business. For example, over time, we expect to incorporate competitive equity incentives into executive pay packages and use peer groups and available survey data in determining competitive compensation levels for all of our executive officers. We anticipate that doing so will allow us to offer a long term incentive compensation program that is more in line with those used by public companies, including our primary competitors. We also believe this approach will provide better alignment with stockholders and create a more objective relationship between pay and performance for our executive officers.

In 2008, we engaged Towers Perrin, an external executive compensation consultant, to conduct an executive pay assessment. This assessment covered base salary levels, short-term incentive awards, and equity incentive awards for our named executive officers, including Mr. Bernfield. Towers Perrin has relied and will continue to rely on data from three primary sources in order to define competitive market compensation levels and assist us in formulating compensation ranges and a formal program design for our executive officers. The three data sources include:

•	proxy data obtained from publicly-traded non-healthcare REITs and real estate companies of similar-size to us;

•	proxy data obtained from publicly-traded healthcare industry REITs and real estate companies; and

•	general industry data obtained from Towers Perrin’s compensation database, adjusted via regression analysis to generate information regarding pay levels for executives of companies of our size.

We believe that our comparator groups (i.e., publicly-traded non-healthcare REITs and real estate companies of similar size to us and publicly-traded healthcare industry REITs and real estate companies) constitute a critical component of the market where we compete for executive talent. In addition, because we also compete for talent with general industry, Towers Perrin has relied and will continue to rely on general industry pay data obtained through published survey sources in assessing our executive compensation levels. General industry pay data were size-adjusted through regression analysis based on revenues of $100 million, which was consistent with our revenues at the time. Our two comparator groups were comprised of the following organizations:

Publicly-Traded Non-Healthcare REITs and Real Estate Companies of Similar Size to Us:

• Acadia Realty Trust	• Kite Realty Group Trust
• American Campus Communities, Inc.	• The Marcus Corporation
• Cedar Shopping Centers, Inc.	• Mid-America Apartment Communities, Inc.
• Cousins Properties Incorporated	• Parkway Properties, Inc.
• EastGroup Properties, Inc.	• Pennsylvania Real Estate Investment Trust
• Extra Space Storage Inc.	• Sovran Self Storage, Inc.
• Getty Realty Corp.	• U-Store-It Trust
• Glimcher Realty Trust

Publicly-Traded Healthcare Industry REITs and Real Estate Companies:

• Brookdale Senior Living Inc.	• Medical Properties Trust, Inc.
• Cogdell Spencer Inc.	• National Health Investors, Inc.
• HCP, Inc.	• Nationwide Health Properties, Inc.
• Health Care REIT, Inc.	• Omega Healthcare Investors, Inc.
• Healthcare Realty Trust Incorporated	• Ventas, Inc.
• LTC Properties, Inc.

After the consummation of this offering, we anticipate that Towers Perrin will update this analysis and provide our compensation committee with targeted compensation levels for benchmarked positions generally consistent with median levels observed among the analyzed data, depending on individual facts and circumstances related to the various positions and the available market data.

After the consummation of this offering, we anticipate that management, in consultation, as it deems necessary or advisable, with Towers Perrin, will make annual recommendations beginning in 2010 of executive base salaries, annual incentives and annual equity-based awards to our compensation committee, which will review the recommendations and make all final decisions with regard to executive compensation programs and packages.

Current Executive Compensation Components

Historically, base salary and annual bonus award opportunities were established for each executive officer by Messrs. Karkomi and Bernfield. In order to provide more incentive to those executives whose performance can have the greatest impact on our success, we provide senior executive positions with higher bonus award opportunities than we do less senior positions. Generally, for more senior positions, more pay is “at risk.” Benefits are available to all employees regardless of the base salary or annual bonus award opportunity.

Mr. Bernfield’s compensation has historically been limited to his base salary. Mr. Bernfield has not received any grants of equity and has not received a bonus or an annual incentive award over the past three years. As a co-founder and significant stockholder in our company, Mr. Bernfield has opted to forego these elements of compensation in the interest of expanding our business and minimizing cash outflow. His compensation, as well as that of other employees, has been historically reflective of our private company status. His compensation was historically determined through discussions with Mr. Karkomi. Mr. Bernfield’s base salary for 2008 was $432,858 and reflected a 3.0% increase over his 2007 salary. This increase was based on a cost of living adjustment.

Base Salary

Salaries for executive officers were established based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, internal equity among executive officers, individual performance, and other subjective factors deemed relevant by Messrs. Karkomi and Bernfield. Base salaries have historically been reviewed annually and adjustments made where deemed appropriate, or at other times to reflect significant changes in job responsibilities or market conditions.

Annual Bonus Awards

For 2008, bonuses were awarded at the sole discretion of Messrs. Karkomi and Bernfield. Under our historical bonus program, awards could have been eliminated entirely or paid up to the executive’s target percentage based on Messrs. Karkomi’s and Bernfield’s review of actual performance during the year. The target annual bonus percentages were set based on our broader employee pay structure and internal equity considerations. When determining 2008 bonus awards for Messrs. Insoft and Kovitz, Messrs. Karkomi and Bernfield considered a number of factors. Specifically, they reviewed certain financial factors, such as growth in revenue, and the achievement of significant corporate strategic goals, such as dispositions and acquisitions, in their discretion. However, this review was of a qualitative nature to supplement the discretionary nature of the program and was not measured by specific quantitative measurements. In addition, historically and in 2008, they did not predetermine target levels for individual and company performance metrics applicable to the annual bonus program given the program’s discretionary nature. For each of these company financial factors, Messrs. Karkomi and Bernfield agreed that we, collectively, exceeded expectations based on their business judgment. Further, Messrs. Karkomi and Bernfield subjectively reviewed each executive’s performance and contributions. Both Messrs. Insoft and Kovitz were deemed to have exceeded the expectations of Messrs. Karkomi and Bernfield in terms of their contribution to the overall success of our business and their individual functional areas. As a result of individual and company performance, Messrs. Insoft and Kovitz earned their full potential bonus (25% of base salary) in fiscal 2008. Bonuses were paid in lump sum by March 15, 2009.

Transition from Annual Bonus Awards to Annual Incentive Program

In 2009, we implemented a new annual incentive program to replace our historical bonus program. The new annual incentive program was developed to better align executives with business/individual objectives that we believe drive our operating and financial success and provide greater transparency regarding compensation decisions. Target annual incentive award levels were developed based on market data provided by Towers Perrin. For a listing of the peer groups upon which we relied in setting bonus targets under our new program, see “— Evolution of Our Compensation Program” above. Payouts of annual incentive awards may be higher or lower than these targeted levels and will be conditioned explicitly on achievement of those objectives and goals.

Under the 2009 annual incentive program, Mr. Bernfield is eligible for a target annual incentive of 50% of his base salary and each of Messrs. Insoft and Kovitz are eligible for a target annual bonus of 25% of his base salary. Mr. Bernfield has not received an annual bonus award in any of the prior three fiscal years.

The measures used for the determination of the 2009 annual incentive award are largely objective and reflect the officers’ roles in the overall success of our business. Award opportunities for Messrs. Insoft and Kovitz also incorporate departmental goals. All of our named executive officers have some portion of their annual incentive opportunity tied to the performance of the business as a whole.

The table below illustrates the four performance measures and their relative weights applicable to the 2009 annual incentive award program.

Weighting (as a % of Total
Measure of Corporate Performance	Corporate Component)

AFFO Growth:	50.0%
Rent Collection:	12.5%
EBITDARM Coverage:	12.5%
Investment Performance:	25.0%

The table below illustrates the award opportunity levels in 2009 for our named executive officers, as a percent of base salary. All of our named executive officers have the opportunity to earn a maximum of 150% of their target award, depending on performance.

		Award Opportunity
	Portion of Award	(As a % of
	Tied to Corporate	Base Salary)
	Performance	Threshold	Target	High

Mr. Bernfield	100%	25.0%	50.0%	75.0%
Mr. Insoft	65%	12.5%	25.0%	37.5%
Mr. Kovitz	50%	12.5%	25.0%	37.5%

We anticipate that Mr. Bernfield will make recommendations to our compensation committee with respect to the 2009 annual incentive awards for Messrs. Insoft and Kovitz following the completion of the 2009 fiscal year and that our compensation committee will review such recommendations and make all final decisions with regard to such annual incentives.

Equity Awards

Mr. Bernfield has not received equity awards. Messrs. Insoft and Kovitz, along with a number of our employees, have each been granted Class D units. All of the Class D units were fully vested on the date of their grant, but would have been settled only in the event of an asset sale, control transaction or liquidating event of our predecessor partnership (unless the employee was terminated by us for “cause” or the employee resigned without “good reason” before such settlement or we exercised our discretion to cash out the employee following the employee’s termination of employment). Mr. Kovitz received a grant of 2,500 Class D units in August 2005. Mr. Kovitz was, and is, a key contributor to our company’s future growth objectives. His award of 2,500 Class D units reflected this relative status within our company and our desire to align his interests with those of investors and retain him. Mr. Insoft received a grant of 2,000 Class D units in January 2006, the first full year of his employment with us. His award of 2,000 Class D units reflected his relative status in the organization as the Senior Vice President, Finance, in consideration of the size of the awards provided to other employees and expectations for him to become the Chief Financial Officer and contribute to our long- term success. We also intended for his award to provide meaningful retention value. In connection with this offering, we have determined that all outstanding Class D units will be converted to an economically equivalent number of shares of restricted stock at the time of the consummation of this offering. The shares will vest ratably over five vesting dates, 20% of the total number of shares will vest on each of the five vesting dates, generally subject to the employee’s continued employment with us. The first of the vesting dates will be 181 days after the date of the consummation of this offering. The remaining vesting dates will occur on each of the next four one-year anniversaries of the consummation of this offering. However, if the employee’s employment is terminated by us without “cause,” by the employee for “good reason” or as a result of the employee’s death, disability or retirement, or if a change of control occurs prior to such termination, then all of such shares of restricted stock will become fully vested as set forth in the applicable award agreement. We believe this approach balances our desire to share with our employees the value that has been created for stockholders to-date with our desire to retain the employees and maintain their alignment with our stockholders as a public entity. This approach also provides the employees with an award which is comparable to their current interest in the Class D units.

For the definition of termination in the preceding paragraph, (1) we will generally have “cause” to terminate the employee due to the employee (i) failing to substantially perform or negligently performing his duties, (ii) committing any act of fraud, misconduct (including but not limited to disruptive behavior or insubordination) or dishonesty, (iii) being convicted of or pleading guilty or no contest to a felony or crime involving moral turpitude or (iv) being in material breach of company confidentiality, non-competition and similar agreements; (2) the employee shall have “good reason” to terminate the employee’s employment if there is (i) a material diminution in the employee’s base salary (by more than 10%) or (ii) a material change in the location at which the employee must perform services to a location outside of the Chicago metropolitan area; and (3) a “change of control” occurs if there is a change in ownership of, a change in effective control of or a change in the ownership of a substantial portion of the assets of Aviv REIT, Inc., as determined in accordance with Section 409A of the Code.

In 2007, Mr. Insoft was also granted phantom partnership units with a value equal to 5% of the Class C units as of any date. The phantom partnership unit vesting schedule provides for 20% of the original number of phantom partnership units to vest on December 31st of 2008, 2009, 2010, 2011 and 2012, generally subject to his continued employment with us. The phantom partnership units would have been settled in Class C units or cash at our discretion on December 31, 2012 or the date of a “change of control.” Mr. Insoft was granted the phantom partnership units as part of discussions related to his hiring, given our desire for him to participate in an equity-based arrangement that would align him with investors. The final value and terms and conditions of the grant itself were finalized after his hiring date. The grant was made in November 2007 in recognition of our goals and his anticipated role as CFO. In addition, we wanted to recognize the value of unvested awards that Mr. Insoft was forfeiting at his prior employer in his decision to join our company. In connection with this offering, we have determined that these phantom partnership units will be converted to an economically equivalent number of restricted stock units (RSUs) at the time of the consummation of this offering. These RSUs will maintain the vesting provisions originally outlined in the phantom partnership unit agreement. Specifically, Mr. Insoft will be vested and entitled to receive certain dividend equivalents on these RSUs ratably over a five-year period beginning on December 31, 2008, when 20% of the phantom units vested. The RSUs will be settled in shares of our common stock or cash, at our discretion, on December 31, 2012 or the date of a “change of control.” If Mr. Insoft’s employment is terminated for any reason, then such RSUs which are unvested on his date of termination shall be forfeited as set forth in the applicable award agreement. Alternatively, if a “change of control” occurs prior to such termination, then all of such RSUs shall become fully vested as set forth in the applicable award agreement. A “change of control” occurs if there is a change in ownership of, a change in effective control of or a change in the ownership of a substantial portion of our assets, as determined in accordance with Section 409A of the Code, and, for purposes of accelerated vesting only, following such change of control Mr. Bernfield does not exercise, directly or indirectly, authority over the day-to-day management of our business.

In conjunction with the consummation of this offering, we intend to grant equity awards to Messrs. Bernfield and Kovitz and certain other employees. We maintain our belief that it is important for members of our management team and other key employees to have alignment with our shareholders and that it is in our best interests to have an element of retention in our compensation programs. The total number of shares of our common stock subject to these equity awards will be 140,659.

Mr. Bernfield is our only named executive officer that does not currently have an unvested equity position. Although Mr. Bernfield is a significant owner of the business in advance of this offering and will continue to hold significant ownership, we believe that his compensation as our Chief Executive Officer should reflect competitive market levels when factoring in both cash compensation and unvested equity and not his decision to personally invest in our company.

As such, upon the consummation of this offering, we intend to provide Mr. Bernfield with an equity grant with a target value of $1,949,000. We determined this value based on a review of competitive market data provided by Towers Perrin for annual and “start-up” awards of equity. The award will be granted in the form of shares of restricted stock based on the assumed initial offering price of $18.00 per share, the midpoint of the range shown on the cover of this prospectus, which equated to 108,278 shares of our common stock. We elected to make these awards in restricted stock to manage potential dilution under our 2009 Long-Term Incentive Plan. This award will vest ratably over three years in annual installments, beginning on the anniversary of the date of grant, generally subject to Mr. Bernfield’s continued employment with our company. However, if Mr. Bernfield’s employment is terminated by us without “cause,” by him for “good reason” or as a result of his death or disability, or if a change of control occurs prior to such termination, then such restricted stock will become fully vested as set forth in his employment agreement and the applicable award agreement. For the definitions of “cause,” “good reason” and “change of control” for these purposes, see “— Employment Agreements” below.

Upon the consummation of this offering, we intend to provide Mr. Kovitz with an equity grant with a target value equal to his 2009 base salary of $261,362. We determined this value based on a review of competitive market data provided by Towers Perrin and in consideration of Mr. Kovitz’s role in supporting this offering and his relative ownership compared to our other named executive officers. The award will be granted in the form of shares of restricted stock based on the assumed initial offering price of $18.00 per share, the midpoint of the range shown on the cover of this prospectus, which equated to 14,520 shares of our common stock. These awards will vest ratably over three years in annual installments, beginning on the anniversary of the date of grant, generally subject to Mr. Kovitz’s continued employment with our company. However, if Mr. Kovitz’s employment is terminated by us without “cause,” by him for “good reason” or as a result of his death or disability, then the tranche of such restricted stock next scheduled to vest on or after his date of termination will become vested as set forth in his employment agreement and the applicable award agreement. Alternatively, if a change of control occurs prior to such termination, then all of such restricted stock shall become fully vested as set forth in the applicable award agreement. For the definitions of “cause,” “good reason” and “change of control” for these purposes, see “— Employment Agreements” below.

In connection with the consummation of this offering, we will adopt an equity incentive plan under which the equity awards described above will be granted. We expect that the equity incentive plan will assist us in attracting, motivating and retaining employees, consultants, and directors and will reward these individuals for achievement of long-term financial objectives and company growth that benefits our stockholders. See further detail in “— Establishment of 2009 Long-Term Incentive Plan” below.

Benefits and Perquisites

Each of our executive officers participates in the retirement and health/welfare benefit plans generally available to all employees. Except for a transportation allowance provided to Mr. Bernfield in the amount of $22,620 for 2008, we have not offered any perquisites to our executive officers.

Establishment of 2009 Long-Term Incentive Plan

Upon the consummation of this offering, and in order to help facilitate implementation of our future compensation programs as a public company, we intend to adopt the Aviv REIT, Inc. 2009 Long-Term Incentive Plan, or 2009 Long-Term Incentive Plan. The 2009 Long-Term Incentive Plan will be structured with a view to providing our compensation committee with maximum flexibility to structure a compensation program that provides a wide range of potential incentive awards to our executive officers, directors, employees and consultants generally, on a going-forward basis. For example, the plan will provide our compensation committee with the discretion to determine the portion of each executive officer’s total compensation that will consist of awards under the plan, the forms and mix of the awards, and the service-based requirements and/or performance goals the officer will have to satisfy to receive the awards. The compensation philosophy and objectives adopted by our compensation committee after we are a public company will likely determine the structure of the awards granted by our compensation committee pursuant to the new incentive plan.

For a more detailed discussion of the 2009 Long-Term Incentive Plan, see “— Executive Compensation — 2009 Long-Term Incentive Plan” below.

Tax Implications

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. Our executives, and all other employees, are employed by AAM, which is a subsidiary of Aviv REIT, Inc., and not by Aviv REIT, Inc. As a result, we believe that none of our employees are subject to the $1 million compensation deduction limit under Section 162(m) of the Code.

Employment Agreements

Upon the consummation of this offering, we intend to enter into employment agreements with Messrs. Bernfield, Insoft and Kovitz. We are entering into these agreements in order to secure each executive’s services on a long-term basis and to maintain consistency in our management through this offering and subsequent years. These agreements will also protect us, by requiring the executive to maintain our confidential information and not to disparage us indefinitely following termination and to not compete with us or solicit our employees for 12 months following termination.

Under the employment agreements, the base salaries, subject to increase by our compensation committee, of Messrs. Bernfield, Insoft and Kovitz are $480,673, $294,685 and $261,363, respectively. Under our current annual incentive program, Mr. Bernfield’s target annual bonus is 50% of his base salary and Messrs. Insoft and Kovitz each have a target annual bonus of 25% of base salary. Mr. Bernfield’s employment agreement has an initial term through December 31, 2014, whereas the agreements for Messrs. Insoft and Kovitz each have a term through December 31, 2012. Each of the employment agreements is automatically renewed for one-year extension periods absent three months notice in advance of the expiration of the then-applicable term by either party.

The employment agreements of Messrs. Bernfield, Insoft and Kovitz provide that in the event that the executive’s employment is terminated by us without “cause” or by him for “good reason,” the executive is entitled to receive the following severance payments and benefits: (1) a lump sum payment equal to one times (one and half times for Mr. Bernfield) the sum of the executive’s base salary plus target annual bonus, (2) a prorated annual bonus for the fiscal year within which the executive terminates employment, (3) vesting of all equity awards in full for Mr. Bernfield and generally of the tranche of the equity awards that are next scheduled to vest on or after the executive’s date of termination for Messrs. Insoft and Kovitz (unless the applicable award agreement provides for more favorable treatment), (4) continuation of medical, dental and vision coverage for the executive and his spouse and dependents, as applicable, for a period ending on the earlier of 12 months after the date of termination and the date the executive obtains employment with a new employer and (5) outplacement services of up to $15,000. If the executive’s employment is terminated without “cause” by us or by him for “good reason” within 24 months following a “change of control,” then the executive is entitled to the same benefits described above, except that: (1) the lump sum payment multiple for Mr. Bernfield shall be three (instead of one and a half) and for Messrs. Insoft and Kovitz shall be two (instead of one), (2) medical, dental and vision benefits will be continued for up to 18 months (instead of 12 months) and (3) no reimbursement of outplacement services will be provided. If the executive terminates employment as a result of his death or disability, then the executive shall be entitled to the vesting of his equity awards in the same manner as described above. The employment agreements require each of the executives to sign a general release of claims in order to receive the severance payments and benefits described above.

The employment agreements also require us to provide each executive with a gross-up payment in the event that the executive would be subject to an excise tax under Section 4999 of the Code with respect to payments under the agreements or otherwise that are treated as excess parachute payments under Section 280G of the Code. However, if such excess payments do not exceed 110% of the legal limit, the excess payments will be cutback in lieu of providing the executive with a gross-up payment.

We elected to provide employment agreements that may require us to make gross-up payments for these executives in the future based on our current business circumstances and the nature of pay that we have historically provided. Our historical programs have been limited to base salary and limited bonus opportunities. If a change of control were to occur after this offering, the accelerated vesting of equity awards would result in an excise tax liability for each of the three executives. At this time, we believe it is appropriate to preserve the value that we intended to provide through the various elements of compensation with the gross-up protection and maintain the desired alignment between management and shareholders.

We shall generally have “cause” to terminate the executive’s employment due to the executive (1) being convicted of or pleading guilty or no contest to a felony or crime involving moral turpitude, (2) engaging in financial fraud or the reckless or willful destruction of company property or violation of our insider trading policy, (3) willfully and continuously failing to substantially perform his duties, (4) willfully or recklessly participating in illegal or gross misconduct, (5) willfully or recklessly breaching any duty of loyalty owed to us, (6) materially violating our Code of Business Conduct and Ethics or (7) otherwise materially breaching his employment agreement. The executive will generally have “good reason” to terminate his employment with our company if there is a (1) a material diminution in his base salary, authority or duties, (2) material change in the location at which he must perform services or (3) material breach of his employment agreement by us. A “change of control” occurs if there is a change in ownership of, a change in effective control of or a change in the ownership of a substantial portion of the assets of Aviv REIT, Inc., as determined in accordance with Section 409A of the Code.

Executive Compensation

The following table sets forth the compensation paid to our Chief Executive Officer and President, our Chief Financial Officer, and our Executive Vice President, General Counsel and Secretary, each of whom was serving as an executive officer on December 31, 2008.

Summary Compensation Table

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)

Craig M. Bernfield	2008	432,858	—	22,620	455,478
Chief Executive Officer	2007	420,250		25,037	445,287
and President
Steven J. Insoft	2008	290,330	72,582	—	362,912
Chief Financial Officer	2007	281,875	70,469		352,344
Samuel H. Kovitz	2008	257,500	64,375	—	321,875
Executive Vice President,	2007	250,000	62,500		312,500
General Counsel and Secretary

(1)	For Messrs. Insoft and Kovitz, reflects full potential bonus of 25% of 2007 or 2008 salary, as applicable.
(2)	For Mr. Bernfield, reflects company-provided transportation allowance.

Grants of Plan-Based Awards

Other than the grants of Class D units and phantom partnership units described above, we have not granted formal equity incentive awards to our named executive officers. Therefore, there were no grants of plan-based awards during fiscal 2008. Additionally, there were no sales of restricted stock awards and no exercises of outstanding stock options during the year.

Outstanding Equity Awards at Fiscal Year End

	Number of		Market Value of
	Shares or		Shares or Units
	Units of		of Stock That
	Stock That		Have Not
	Have Not		Vested
Name	Vested		($)

Steven J. Insoft	2,000 Class D Units	(1)(2)	1,484,000
Chief Financial Officer	Phantom Partnership Units	(3)	3,385,123
Samuel H. Kovitz	2,500 Class D Units	(1)(4)	1,855,000
Executive Vice President, General Counsel and Secretary

(1)	Class D Units were granted to a number of employees and were vested on their grant date, but would have been settled only in the event of an asset sale, corporate transaction or liquidating event of our predecessor partnership (unless the employee was terminated by us for “cause” or the employee resigned without “good reason” before such settlement or we exercised our discretion to cash out the employee following the employee’s termination of employment). These Class D Units will be converted to shares of restricted stock in connection with the consummation of this offering. The shares will vest ratably over five vesting dates, 20% of the total number of shares will vest on each of the five vesting dates, generally subject to the employee’s continued employment with our company. The first of the vesting dates will be 181 days after the date of the consummation of this offering. The remaining vesting dates will occur on each of the next four one-year anniversaries of the consummation of this offering. However, if the employee’s employment is terminated by us without “cause,” by the employee for “good reason” or as a result of the employee’s death, disability or retirement, or if a change of control occurs prior to such termination, then all of such restricted stock will become fully vested as set forth in his applicable award agreement. For the definitions of “cause,” “good reason” and “change of control” for these purposes, see “— Compensation Discussion and Analysis — Equity Awards” above.

(2)	Mr. Insoft was granted 2,000 Class D Units on January 1, 2006. Based on our estimates as of December 31, 2008, these units would convert to 114,242 Class A Units of our predecessor partnership, each valued at $12.99. Upon consummation of this offering, Mr. Insoft’s Class D Units will be converted into 104,208 shares of restricted stock.

(3)	On November 1, 2007, Mr. Insoft was granted phantom partnership units equal to 5% of the value held by Class C Unit holders as of any date. As of December 31, 2008, we project that this award reflected 325,743 Class A Units of our predecessor partnership, each valued at $12.99. Upon the consummation of this offering, these units will be converted into 326,724 restricted stock units (RSUs). Mr. Insoft will be vested and entitled to receive certain dividend equivalents on these RSUs ratably over a five-year period beginning on December 31, 2008, when 20% of the RSUs vested. On December 31, 2012 or the date of a “change of control”, the RSUs will be settled in shares of our common stock or cash, at our discretion. If Mr. Insoft’s employment is terminated by us for any reason then such RSUs which are unvested on his date of termination shall be forfeited as set forth in the applicable award agreement. Alternatively, if a “change of control” occurs prior to such termination, then all of such RSUs will become fully vested as set forth in the applicable award agreement. For the definition of “change of control” for these purposes, see “— Compensation Discussion and Analysis — Equity Awards” above.

(4)	Mr. Kovitz was granted 2,500 Class D Units on August 5, 2005. Based on our estimates as of December 31, 2008, these units would convert to 142,802 Class A Units of our predecessor partnership, each valued at $12.99. Upon consummation of this offering, Mr. Kovitz’s Class D Units will be converted into 130,260 shares of restricted stock.

The table below illustrates the value of Mr. Insoft’s vested equity as of December 31, 2008.

2008 Vested Equity

	Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting (#)	Vesting ($)(1)

Steven J. Insoft Chief Financial Officer	—	$846,281

(1)	The entire value realized on vesting is being deferred in accordance with the terms of Mr. Insoft’s phantom partnership unit award agreement. For a description of such agreement, see footnote 3 to “— Outstanding Equity Awards at Fiscal Year End” above.

Potential Payments Upon Termination or Change of Control

We are entering into employment agreements with Messrs. Bernfield, Insoft and Kovitz in connection with the consummation of this offering. Each of the employment agreements provide for certain severance payments and benefits following the executive’s termination under specified circumstances, including the executive’s termination within 24 months following a change of control. For additional information regarding these termination and change of control payments and benefits, see “— Compensation Discussion and Analysis — Employment Agreements” above.

In addition, Messrs. Bernfield, Insoft and Kovitz have been or will be granted certain equity awards which also provide for payments following the executive’s termination under specified circumstances or a change of control. For additional information regarding these termination and change of control payments, see “— Compensation Discussion and Analysis — Equity Awards” above.

2009 Long-Term Incentive Plan

In connection with the consummation of this offering, we intend to adopt the Aviv REIT, Inc. 2009 Long-Term Incentive Plan. The purposes of the plan will be to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors will be eligible to participate in the plan. Under the plan, 3,000,000 shares of our common stock will be available for issuance.

The plan will be administered by our compensation committee, which will interpret the plan and have broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

We intend to grant equity awards to certain of our employees in connection with the consummation of this offering. For information regarding these grants, see “— Compensation Discussion and Analysis — Equity Awards” above.

Type and Amount of Awards

The plan allows us to grant the following types of awards:

•	options (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock;

•	unrestricted stock;

•	restricted stock units; and

•	performance units.

In any calendar year, no participant may be granted awards for options, SARs, restricted stock, unrestricted stock, restricted stock units, or performance units (or any other award that is determined by reference to the value of shares of our common stock or appreciation in the value of such shares) that exceed, in the aggregate, 450,000 underlying shares of our common stock. With respect to awards which are not based on the fair market value of our common stock, no participant may receive cash or shares of our common stock with a fair market value at the time of settlement that exceeds $10,000,000.

The following are descriptions of the types of awards allowed under the plan:

Stock Options.  Options may be granted by our compensation committee and may be either non- qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by our compensation committee (and incentive stock options are subject to further statutory restrictions that are set forth in the plan). The exercise price for all stock options granted under the plan will be determined by our compensation committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by our compensation committee, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by our compensation committee in the applicable stock option agreement. If not otherwise specified in the applicable stock option agreement, 33 1/3% of the stock options granted to employees will vest on the first through third one-year anniversaries of the date of grant. Each option gives the participant the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise), shares of our common stock (if approved by our compensation committee), or any combination of cash (but not through a broker) and shares of such common stock.

Stock Appreciation Rights, or SARs.  All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the plan). A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over a specified price, known as the strike price, fixed by our compensation committee, which will not be less than 100% of the fair market value of our common stock on the grant date of the SAR. Payment may be made in any manner as determined by our compensation committee. If not otherwise specified in the applicable SAR agreement, 33 1/3% of the SARs granted to employees will vest on the first through third one-year anniversaries of the date of grant.

Restricted Stock, Unrestricted Stock and Restricted Stock Units.  Restricted stock is our common stock that is forfeitable until the restrictions lapse. Unrestricted stock is our common stock that is not subject to time-based, performance or other restrictions. Restricted stock units are rights granted as an award to receive shares of our common stock, cash or any combination thereof, conditioned upon the satisfaction of restrictions imposed by our compensation committee. Our compensation committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event. Vesting of restricted stock and restricted stock units is conditioned upon the participant’s continued employment. Participants do not have voting rights in restricted stock units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Performance Units.  Performance units are any grant of (1) a bonus consisting of cash the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by our compensation committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of our common stock or any combination thereof. Our compensation committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

We anticipate implementing stock ownership guidelines for our Chief Executive Officer and other senior executives. Our executives are required to maintain equity ownership of a number of shares whose value equals a multiple of their base salary. Our CEO must hold five times his base salary, while each of our named executive officers must hold three times his base salary. The executives will have five years to achieve these guidelines.

Change of Control

Our compensation committee may, in order to maintain a participant’s rights in the event of any change of control of our company, (1) make any adjustments to an outstanding award to reflect such change of control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the compensation committee may cancel any outstanding awards (whether or not vested and whether or not any performance goals or any performance period is met) as of the date of the change of control in exchange for a payment in cash, stock of the corporation resulting from the change of control or no payment at all, depending upon the value of such award. Our compensation committee may include further provisions in any award agreement as it may deem desirable regarding a change of control, including, but not limited to, providing for accelerated vesting or payment of an award upon a change of control.

Termination of Employment

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any reason other than cause, disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to restricted stock, in the event of a participant’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest, and (3) all performance units and unvested restricted stock units will be forfeited upon termination for any reason. Unrestricted stock is fully vested and nonforfeitable on the date it is granted.

Amendment and Termination

Unless the plan is earlier terminated by our board of directors, the plan will automatically terminate on the date which is ten years following the effective date of the plan. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. Our compensation committee is permitted to amend the plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the NYSE.

Transferability

Unless otherwise determined by our compensation committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. Our compensation committee will have sole discretion to permit the transfer of an award to certain family members and other entities specified in the plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects shares such that our compensation committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards. Our board of directors must approve any increase in the number of shares issuable under the plan. Stockholder approval of any such adjustment will be obtained if required to comply with applicable law or the rules of the NYSE.

Pension Benefits

None of our employees, including our executive officers, participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our employees, including our named executive officers, participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

401(k) Plan

We maintain a 401(k) plan for our eligible employees, including our named executive officers. We have not historically made matching contributions or profit sharing contributions to the 401(k) plan. An employee’s deferrals under our 401(k) plan are 100% vested and nonforfeitable when made to the plan.

Other Benefit Plans

Our employees, including our executive officers, are entitled to various other employee benefits. These benefits include the following: medical, dental and vision care plans; a life insurance plan; and paid time off.

Director Compensation

We intend to compensate our outside directors using a mix of quarterly cash retainer and equity grants under our 2009 Long-Term Incentive Plan. Upon the consummation of this offering, we intend to provide each of our outside directors with an equity grant of restricted stock with a value of $25,000. Such grants will become fully vested on the one-year anniversary of the consummation of this offering or, if earlier, the date a “change of control” occurs. A “change of control” occurs if there is a change in ownership of, a change in effective control of or a change in the ownership of a substantial portion of the assets of Aviv REIT, Inc., as determined in accordance with Section 409A of the Code. An annual cash retainer of $50,000 will be paid quarterly. Outside directors will, at each annual meeting of our stockholders, be granted shares of our common stock with a value equal to $50,000 on the date of grant, which will be fully vested on the grant date. Chairs of our committees will receive an annual cash fee for service as a committee chair, as follows: audit committee, $10,000; compensation committee, $7,500; and nominating and governance committee, $5,000. Because we did not have a board of directors in 2008, no compensation was paid to any director in 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions since January 1, 2006 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled “Management — Compensation Discussion and Analysis.”

Redemption of Certain Existing Partnership Units

We will use a portion of the proceeds from this offering to redeem certain existing units of our operating partnership by the payment to entities controlled by Mr. Bernfield and members of the Karkomi Estate of an aggregate amount equal to $49.0 million, assuming an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus. One-half of that amount will be paid to an entity controlled by Mr. Bernfield and one-half of that amount will be paid to an entity controlled by members of the Karkomi Estate. See “Use of Proceeds” and “Our Structure.”

Loans to Messrs. Bernfield and Karkomi

On October 16, 2007, entities controlled by Messrs. Bernfield and Karkomi each borrowed $15.0 million from our predecessor partnership. On January 2, 2008, our predecessor partnership loaned each of those entities an additional $1.0 million. These loans were evidenced by separate promissory notes executed by entities controlled by Messrs. Bernfield and Karkomi. Each note matured on the earlier of October 15, 2027 or the redemption of certain units of our operating partnership.

On June 30, 2008, the borrowers under these loans repaid the loans in full. The aggregate amount repaid was $32.0 million. From the date of issuance to the date of repayment, the borrowers paid an aggregate of $1.9 million of interest on the notes.

Our predecessor partnership funded the loans described above through a combination of additional borrowings and cash on hand.

Security Deposit Indemnification Agreements

Prior to 2002, certain of the entities that were combined in connection with the formation of our predecessor partnership distributed security deposits paid by certain of their tenants to the owners of those entities in exchange for an agreement by those owners to repay the amounts distributed if and when the applicable tenant became entitled to a return of the security deposit or the deposit was otherwise applied under the applicable lease. These arrangements were kept in place in connection with the formation of our predecessor partnership. As of June 30, 2009, entities controlled by Mr. Bernfield were obligated to potentially reimburse approximately $374,000 and certain members of the Karkomi Estate were obligated to potentially reimburse approximately $3.0 million.

Sales of Partnership Units to JER AVIV Acquisition, LLC

From time to time, our predecessor partnership has issued and sold Class E Units and accompanying warrants which are exercisable for Class A Units to JER Aviv Acquisition, LLC, or JER, in connection with investments made by our predecessor partnership. JER currently holds all of the outstanding Class E Units and upon the consummation of this offering will hold more than 5% of the outstanding OP Units. The following summarizes these issuances since January 1, 2006.

On May 26, 2006, our predecessor partnership sold 780,451 Class E Units and accompanying warrants which are exercisable for 780,451 Class A Units to JER for an aggregate purchase price of $7,804,510.

On September 29, 2006, our predecessor partnership sold 1,021,329 Class E Units and accompanying warrants which are exercisable for 1,021,329 Class A Units to JER for an aggregate purchase price of $10,213,290.

On December 1, 2006, our predecessor partnership sold 705,905 Class E Units and accompanying warrants which are exercisable for 705,905 Class A Units to JER for an aggregate purchase price of $7,059,050.

On February 28, 2007, our predecessor partnership sold 856,000 Class E Units and accompanying warrants which are exercisable for 856,000 Class A Units to JER for an aggregate purchase price of $8,560,000.

On March 30, 2007, our predecessor partnership sold 251,750 Class E Units and accompanying warrants which are exercisable for 251,750 Class A Units to JER for an aggregate purchase price of $2,517,500.

On August 31, 2007, our predecessor partnership sold 451,125 Class E Units and accompanying warrants which are exercisable for 451,125 Class A Units to JER for an aggregate purchase price of $4,511,250.

On November 30, 2007, our predecessor partnership sold 374,563 Class E Units and accompanying warrants which are exercisable for 374,563 Class A Units to JER for an aggregate purchase price of $3,745,630.

On April 1, 2008, our predecessor partnership sold 322,789 Class E Units and accompanying warrants which are exercisable for 322,789 Class A Units to JER for an aggregate purchase price of $3,227,890.

On January 2, 2009, our predecessor partnership sold 689,832 Class E Units and accompanying warrants which are exercisable for 689,832 Class A Units to JER for an aggregate purchase price of $6,898,320.

On April 17, 2009, our predecessor partnership sold 2,046,306 Class E Units and accompanying warrants which are exercisable for 2,046,306 Class A Units to JER for an aggregate purchase price of $20,463,060.

Recapitalization Transactions

Immediately prior to the consummation of this offering, we will effect certain transactions with our predecessor partnership and our operating partnership which will simplify our capital structure. See “Our Structure — Recapitalization Transactions.”

Statement of Policy Regarding Transactions with Related Parties

Upon the consummation of this offering, we will adopt a Statement of Policy Regarding Transactions with Related Parties that will require that a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest and all material facts with respect thereto. Our general counsel will then communicate that information to our board of directors. No Related Party transaction will be consummated without the approval of the nominating and corporate governance committee. However, it will be our policy that directors interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our properties and acquire properties with cash flow growth potential. Additionally, we will seek to selectively expand and upgrade both our current properties and any newly-acquired properties. Our business is focused primarily on healthcare properties, principally SNFs, and activities directly related thereto. We have not established a specific policy regarding the relative priority of our investment objectives. We currently lease our properties to our tenants pursuant to long-term triple-net leases which require the tenant to bear all of the costs associated with the property. For a discussion of our portfolio and our business and other strategic objectives, see “Business.”

We expect to pursue our investment objectives through the ownership of properties by our subsidiaries, but may also make investments in other entities, including joint ventures. We currently intend to focus on acquiring SNFs in those areas in which we own and also strategically select new markets when opportunities are available that meet our investment criteria. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with requirements applicable to REITs for U.S. federal income tax purposes. Provided we comply with these requirements, however, there are no limitations on the percentage of our assets that may be invested in any one real estate asset.

We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring properties, or a combination of these methods. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We do not have a specific policy as to the amount or percentage of our assets which will be invested in any specific property, but anticipate that our real estate investments will continue to be diversified among a relatively large number of facilities. As of June 30, 2009, our portfolio of investments consists of 172 properties located in 21 states leased to 32 operators.

From time to time, we may make investments or agree to terms that support the objectives of our tenants without necessarily maximizing our short-term financial return, which may allow us to build long-term relationships and acquire properties otherwise unavailable to our competition. We believe these dynamics create long-term, sustainable relationships and, in turn, profitability for us.

Purchase, Sale and Development of Properties

Our policy is to acquire properties primarily for generation of current income and long-term value. Although we do not currently intend to sell any properties, we will sell certain properties where our management determines such properties do not fit our strategic objectives or where such action would be in the best interest of our stockholders. From time to time, we may also engage in strategic development opportunities. These opportunities may involve replacing or renovating properties in our portfolio that have become economically obsolete or identifying new sites that present an attractive opportunity and complement our existing portfolio.

Investments in Real Estate Mortgages

While we will emphasize equity real estate investments in healthcare real estate properties, we may invest in mortgages and other real estate interests consistent with the rules applicable to REITs. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. Investments in real estate mortgages are subject to the risk that one or more borrowers may default and that the collateral securing mortgages may not be sufficient to enable us to recover our full investment.

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may, but do not presently intend to, invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would generally divest appropriate securities before any such registration would be required.

Financing Policies

We expect to employ leverage in our capital structure in amounts that we determine from time to time. Our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, but we will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or variable rate. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). We may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.

To the extent that our board of directors or management determines that it is necessary to raise additional capital, we may, without stockholder approval, borrow under our credit facilities, issue debt or equity securities, including additional partnership units, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes), assume secured indebtedness, obtain mortgage financing on a portion of our owned properties, engage in a joint venture, or employ a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Other Investment Policies

We may, but do not presently intend to, make investments other than as previously described. We may offer shares of our common stock or other equity or debt securities in exchange for cash or property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for cash or property. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Capital Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in a manner consistent with the REIT requirements of the Code unless, because of business circumstances or changes in the Code (or the Treasury Regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests for us to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of our stockholders.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may make loans to third parties. For example, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold or we may consider making loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we currently intend to in the future. We may choose to guarantee the debt of certain joint ventures with third parties. Consideration for those guarantees may include, but are not limited to, fees, long-term management contracts, options to acquire additional ownership and promoted equity positions. Our board of directors may, in the future, adopt a lending policy without notice to or the vote of our stockholders.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. Upon the consummation of this offering, we will become subject to the information reporting requirements of the Exchange Act, pursuant to which we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. See “Where You Can Find More Information.”

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock, all executive officers and directors, individually and as a group, and each other selling stockholder participating in this offering.

The address for each of our executive officers and directors is c/o Aviv REIT, Inc., 303 West Madison Street, Suite 2400, Chicago, IL 60606.

			Shares Being	Shares Being	Shares/OP Units
			Sold in	Sold in	Beneficially Owned
			This Offering	This Offering	After This Offering
	Shares/OP Units		(Assuming No	(Assuming Full	(Assuming
	Beneficially Owned		Exercise of the	Exercise of the	No Exercise of the
	Prior to This Offering(1)		Overallotment	Overallotment	Overallotment Option)(1)
Name of Beneficial Owner	Number	Percent(2)	Option)	Option)	Number	Percent(3)(4)

Karkomi Estate(5)	7,553,315	40.1%	1,094,445	1,405,695	6,458,870	28.0%

JER Aviv Acquisition, LLC(6)	4,588,900	24.3%	2,188,888	2,811,388	2,400,012	12.6%
Craig M. Bernfield(7)	3,897,209	20.7%	1,094,445	1,405,695	2,802,764	14.4%
Steven J. Insoft(8)	—	—	—	—	—	—
Samuel H. Kovitz(9)	3,280	*	—	—	3,280	*
Norman R. Bobins(10)	—	—	—	—	—	—
Avi Lewittes(10)	—	—	—	—	—	—
Richard K. Matros(10)	—	—	—	—	—	—
Ben W. Perks(10)	—	—	—	—	—	—
All directors and executive officers as a group (seven persons)(11)	3,900,489	20.7%	1,094,445	1,405,695	2,806,044	14.5%

*	Less than 1%

(1)	In accordance with SEC rules, beneficial ownership includes: (i) all shares the investor actually owns beneficially or of record; (ii) all shares over which the investor has or shares voting or dispositive control; and (iii) all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

(2)	Assumes a total of 18,848,467 OP Units are outstanding after the consummation of the Recapitalization Transactions but prior to this offering.

(3)	Assumes a total of 31,070,689 shares of our common stock and OP Units are outstanding immediately after the consummation of this offering and the Recapitalization Transactions, comprised of 16,600,000 shares of common stock and 14,470,689 OP Units which may be redeemed, at our option, for cash or exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage for each individual, entity or for directors and executive officers as a group assumes that none of the OP Units (other than the OP Units held by such individual, entity or group) are exchanged for shares of our common stock.

(4)	Following the consummation of this offering, on a fully-diluted basis, members of the Karkomi Estate will own 20.4% of our common stock, JER Aviv Acquisition, LLC will own 7.6% of our common stock, Mr. Bernfield and certain related persons will own 9.2% of our common stock, Mr. Insoft will own 1.4% of our common stock, Mr. Kovitz will own less than 1% of our common stock and our directors and executive officers as a group will own 10.5% of our common stock. The percentages shown in this footnote with respect to members of the Karkomi Estate and Mr. Bernfield include 163,362 OP Units that are held by each of them and subject to a restricted stock unit grant to Mr. Insoft.

(5)	Includes (i) 3,466,913 OP Units held by the Zev Karkomi Revocable Trust, the trustees of which are Shifra Karkomi, Ari Ryan and Fred Brody, including 163,362 OP Units that are held by the Zev Karkomi Revocable Trust subject to a restricted stock unit grant to Mr. Insoft, and (ii) 4,086,402 OP Units held by other members of the Karkomi Estate. The shares to be sold in this offering will be transferred prior to the consummation of this offering to the SK 2009-C Annuity Trust u/a/d 10/1/09, which will be the selling stockholder in this offering. The trustees of the SK 2009-C Annuity Trust u/a/d 10/1/09 are Ari Ryan and Leticia Chavez. The address of the Zev Karkomi Revocable Trust, the SK 2009-C Annuity Trust u/a/d 10/1/09 and the other members of the Karkomi Estate is c/o Aviv Asset Management, L.L.C., 303 W. Madison Street, Suite 2400, Chicago, IL 60606, Attention: Leticia Chavez.

(6)	Includes 4,588,900 OP Units owned by JER Aviv Acquisition, LLC, over which JER Real Estate Advisors III, Inc. exercises voting and investment power and over which Joseph E. Robert, Jr. indirectly exercises voting and investment power. Mr. Robert disclaims any beneficial interest in such OP Units. The address of JER Aviv Acquisition, LLC, JER Real Estate Advisors III, Inc. and Mr. Robert is 1650 Tysons Boulevard, Suite 1600, McLean, VA 22102. Assumes the sale of 12,222,222 shares by us at an initial public offering price of $18.00 per share, the midpoint of the range set forth on the cover of this prospectus; an increase (decrease) in the gross proceeds to us from this offering of $10.0 million would result in an issuance of approximately 58,000 fewer (greater) shares to JER Aviv Acquisition, LLC.

(7)	Includes 3,897,209 OP Units, including 163,362 OP Units that are held by Mr. Bernfield and subject to a restricted stock unit grant to Mr. Insoft, but excludes 104,208 shares of restricted stock.

(8)	Excludes 104,208 shares of restricted stock and 326,724 restricted stock units.

(9)	Includes 3,280 OP Units but excludes 146,215 shares of restricted stock.

(10)	Excludes 1,389 shares of restricted stock to be issued upon consummation of this offering.

(11)	Includes 3,900,489 OP Units, including 163,362 OP Units that are held subject to a restricted stock unit grant to Mr. Insoft, but excludes 362,822 shares of restricted stock.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 250,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Upon the consummation of this offering, 17,144,812 shares of our common stock (including shares of restricted stock) will be issued and outstanding (19,634,812 shares if the underwriters’ overallotment option is exercised in full) and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends if, when and as authorized by our board of directors and declared by us out of assets legally available for distribution and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series or preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations — Taxation of Aviv REIT — Requirements for REIT Qualification — General.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 8.3% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 8.3% (by value or by number of shares, whichever is more restrictive) of all classes and series of our outstanding stock. We refer to these restrictions, collectively, as the “ownership limit.” In addition, different ownership limits will apply to Mr. Bernfield, our Chairman, Chief Executive Officer and President, together with certain of his affiliates, family members and estates and trusts, and the Karkomi Estate (and members thereof). These limits will allow Mr. Bernfield, together with certain of his affiliates, family members and estates and trusts, as an excepted holder, and the Karkomi Estate (and members thereof), as an excepted holder, to each hold up to 12.0% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 12.0% (by value or by number of shares, whichever is more restrictive) of our outstanding stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 8.3% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 8.3% (by value or by number of shares, whichever is more restrictive) of all classes and series of our outstanding stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 8.3% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 8.3% (by value or by number of shares, whichever is more restrictive) of all classes and series of our outstanding stock and thereby violate the applicable ownership limit.

Our board of directors may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit, or excepted holder limit, for a particular stockholder if such stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT and if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT;

•	such stockholder does not, and represents that it will not, own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings, or any other action that is contrary to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, will result in shares of stock owned by such stockholder in excess of the ownership limit being automatically transferred to a charitable trust as described below.

As a condition of granting a waiver or establishing an excepted holder limit, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors as it may deem necessary or advisable to determine or ensure our REIT qualification.

In connection with granting a waiver or establishing an excepted holder limit or at any other time, our board of directors may increase or decrease the ownership limit unless, after giving effect to such change, five or fewer persons could beneficially own or constructively own, in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. A decreased ownership limit will not apply to any person or entity whose percentage ownership of our stock is in excess of such decreased ownership limit until such time as such person or entity’s ownership of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock will be in violation of the new ownership limit.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on ownership and transfer will be required to give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits (or any expected holder limit) or result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The trustee of the trust will be appointed by us and will be unaffiliated with us and any proposed transferee of the shares. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which the trustee will exercise for the exclusive benefit of the charitable beneficiary of the trust.

The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restrictions on ownership and transfer of our stock, then the transfer of the shares will be void. Any dividend or other distribution paid prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a proposed transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, which will generally be the last sales price reported on the NYSE, the market price on the trading day immediately preceding the day of the event which resulted in the transfer of such shares to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of a transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limit and the other restrictions on ownership and transfer of our stock contained in our charter. After selling the shares, the trustee must distribute to the proposed transferee an amount equal to the lesser of (1) the price paid by the proposed transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we may request in order to determine the effect, if any, of the person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of our stock on our status as a REIT and to comply, or determine our compliance with, the requirements of any governmental or taxing authority.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or compliance is no longer required for REIT qualification.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number permitted under the MGCL and, unless our bylaws are amended, not more than fifteen and may be increased or decreased pursuant to our bylaws only by a vote of the majority of our directors. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL (which we expect will be upon the consummation of this offering) and subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Our charter provides that, other than any directors elected solely by holders of one or more classes or series of preferred stock, at such time as we have three or more directors, our board of directors will be divided into three classes as nearly equal in number as possible. Class I directors will initially serve until our 2010 annual meeting of stockholders, Class II directors will initially serve until our 2011 annual meeting of stockholders and Class III directors will initially serve until our 2012 meeting of stockholders and, in each case, until their successors are duly elected and qualify.

At each annual meeting of stockholders, beginning in 2010, directors will be elected for a three-year term, and until their successors are duly elected and qualify. This structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the staggered terms, together with the removal and vacancy provisions of our charter discussed below, would make it more difficult for a potential acquirer to gain control of our board of directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Pursuant to the statute, our board of directors has by resolution exempted Mr. Bernfield, his affiliates and associates and all persons acting in concert with the foregoing from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Maryland Unsolicited Takeovers Act

Title 3, Subtitle 8 of the MGCL permits Maryland corporations that are subject to the Exchange Act and have at least three independent directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject to certain corporate governance provisions, even if such provisions may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be declassified by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding any contrary provisions in the charter or bylaws:

•	provide that a special meeting of the stockholders will be called at the request of stockholders only if requested by stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	provide that any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, for the remainder of the full term of the class of directors in which the vacancy occurred.

A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. Our charter provides that, at such time as we become eligible (which we expect will be upon the consummation of this offering), vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office for the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8 of the MGCL, we already (a) have a classified board of directors, (b) require a two-thirds vote for the removal of any director from our board of directors, (c) vest in our board the exclusive power to fix the number of directorships and (d) require, unless called by our Chairman, our President, our Chief Executive Officer or our board of directors, the request of holders of a majority of outstanding shares to call a special meeting.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors and restrictions on ownership and transfer of our stock may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that one of our subsidiaries could transfer all of its assets without any vote of our stockholders.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of the individual so nominated or such other business and has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of provision of notice and at the time of the meeting, is entitled to vote at the meeting on the election of the individual so nominated and has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, provisions that vacancies on our board of directors may be filled only by the remaining directors, for the full term of the class of directors in which the vacancy occurred, the power of our board to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval, a classified board, the restrictions on ownership and transfer of our stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

The following is a summary of the material terms of the partnership agreement of our operating partnership, Aviv Healthcare Properties Operating Limited Partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General Management

Our operating partnership is a Delaware limited partnership that was formed on March 17, 2005. Upon the consummation of the Recapitalization Transactions, we will be the sole general partner of our operating partnership and as such we will have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancing, selection of tenants, a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners will have no power to remove the general partner without the general partner’s consent.

We are under no obligation to give priority to the interests of our stockholders or the interests of the limited partners of our operating partnership in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders and the limited partners, we will endeavor, in good faith, to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition or disposition of properties, will be conducted through our operating partnership, and our operating partnership will be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Distributions

The partnership agreement provides that holders of OP Units are entitled to receive quarterly distributions of available cash (1) first, with respect to any class of OP Units that is entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any class of OP Units that is not entitled to any preference in distribution, in accordance with the rights of such class of OP Unit (and, within such class, pro rata according to their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP Units holding the same class of OP Units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. The operating partnership will allocate tax items to the holders of OP Units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations.”

Redemption Rights

After the first anniversary of becoming a holder of OP Units upon consummation of this offering, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP Units held by such limited partner in exchange for a cash amount equal to the number of tendered OP Units multiplied by the price of a share of our common stock, unless the terms of such OP Units or a separate agreement entered into between our operating partnership and the holder of such OP Units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, if authorized by our board of directors and subject to the restrictions on the ownership and transfer of our common stock imposed by our charter, elect to acquire some or all of the tendered OP Units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP Unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP Units. In addition, we may exchange OP Units for shares of our common stock prior to the date on which OP Units may be eligible for redemption in connection with the exercise of registration rights by certain holders of OP Units.

Transferability of OP Units; Extraordinary Transactions

We will not be able to voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership, including our limited partner interest, without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company and

•	as a result of such transaction all limited partners will receive, or have the right to elect to receive, for each OP Unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of OP Units shall be given the option to exchange its OP Units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

•	we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each OP Unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than OP Units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our directly or indirectly held general partnership interest to (a) a wholly owned subsidiary or (b) a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of shares of our stock other than in connection with a redemption of OP Units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of shares of common stock, OP Units, or in the case of an issuance of preferred stock, preferred OP Units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Management Liability and Indemnification

Neither we nor our directors and officers will be liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify such person for willful misconduct or a knowing violation of the law, any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or, in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to act in good faith, with a reasonable belief that their actions are in our best interests, with the care of an ordinarily prudent person in a like position under similar circumstances. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. We will be under no obligation to give priority to the interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledge that we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, we will have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of the operating partnership commenced on March 17, 2005 and will continue until December 31, 2055, unless earlier terminated in the following circumstances:

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve the operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the operating partnership;

•	the redemption (or acquisition by the general partner) of all OP Units that the general partner has authorized; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest); or

•	modify the limited liability of a limited partner.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of the operating partnership in accordance with the partnership agreement and to amend the list of unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth and reflect in the partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among us and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	issue additional partnership interests.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (for example, restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock.

We will have approximately 16,600,000 shares of our common stock outstanding after the consummation of this offering (approximately 19,090,000 shares if the underwriters exercise their overallotment option in full) and approximately 14,470,689 OP Units of our operating partnership (approximately 13,225,689 OP Units if the underwriters exercise their overallotment option in full), which will be redeemable for cash or, in our sole and absolute discretion, exchangeable for shares of our common stock beginning one year after the consummation of this offering. The 16,600,000 shares of common stock sold in this offering (19,090,000 shares if the underwriters exercise their overallotment option in full) will be freely transferable without restriction (subject to the ownership limit and the other restrictions on ownership and transfer of our stock in our charter), unless purchased by our affiliates. The OP Units to be outstanding immediately following the consummation of this offering, which are “restricted securities” under Rule 144 of the Securities Act of 1933, or Rule 144, as well as any other shares and OP Units held by our affiliates, may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144.

Lock-Up Agreements

All of our executive officers and directors and each of the selling stockholders have entered into lock-up agreements pursuant to which they have generally agreed, subject to certain exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock, including OP Units, for a period of at least 180 days from the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. In addition, we have agreed not to exchange any OP Units for shares of common stock during the lock-up period unless the holder enters into a similar lock-up agreement. See “Underwriting — No Sales of Similar Securities.”

Rule 144

In general, under Rule 144 of the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the New York Stock Exchange during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Rule 144 does not supersede the contractual obligations of our security holders set forth in the lock-up agreements described above.

Rule 701

Generally, an employee, officer, director or consultant who purchased shares of our common stock before the effective date of the registration statement of which this prospectus is a part, or who holds options as of that date, pursuant to a written compensatory plan or contract, may rely on the resale provisions of Rule 701 under the Securities Act. Under Rule 701, these persons who are not our affiliates may generally sell their eligible securities, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. These persons who are our affiliates may generally sell their eligible securities under Rule 701, commencing 90 days after the effective date of the registration statement of which this prospectus is a part, without having to comply with Rule 144’s one-year holding period restriction.

Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above or the ownership limit and the other restrictions in our charter on the ownership and transfer of our stock.

Sale of Restricted Shares

The 31,070,689 shares of our common stock (including OP Units) that are expected to be outstanding upon the consummation of this offering will become eligible for sale, pursuant to Rule 144 or Rule 701, without registration approximately as follows:

•	16,600,000 shares of common stock will be immediately eligible for sale in the public market without restriction;

•	14,470,689 OP Units will become eligible for redemption for cash or, in our sole and absolute discretion, exchangeable for shares of our common stock one year after the consummation of this offering. See “Description of the Partnership Agreement of Our Operating Partnership — Redemption Rights.”

The above does not take into consideration the effect of the lock-up agreements described above.

Equity Compensation

Subsequent to consummation of this offering, we intend to file a registration statement on Form S-8 to register the shares of common stock that will be reserved for issuance under our 2009 Long-Term Incentive Plan. Shares registered under this registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, unless these shares are subject to vesting restrictions with us or are otherwise subject to the contractual obligations set forth in the lock-up agreements described above.

Registration Rights

The following is a summary of the material terms of certain registration rights agreements to which we are a party. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the agreements, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Pursuant to a registration rights agreement between us and JER Aviv Acquisition, LLC, or JER, we have agreed that at any time after the consummation of our initial public offering, subject to the lock-up agreement entered into by JER, if JER or its permitted assigns requests that we effect the registration of the shares of our common stock held by them, we will promptly use our commercially reasonable efforts to effect the registration of those shares under the Securities Act of 1933. We are obligated to effect up to two such registrations on SEC Form S-11 and, if we are eligible to use SEC Form S-3, we are obligated to effect an unlimited number of registrations of at least $1 million each on such form, including “shelf” registrations. We may delay the filing or effectiveness of any registration statement for a period of up to 90 days under certain circumstances, including if we determine that the registration would interfere with or require premature disclosure of a material transaction or litigation.

In addition, the registration rights agreement provides that if we propose to register shares of our common stock, we must give notice to JER of our intention to do so and must include in the registration shares of our common stock held by JER, subject to our right to reduce the number of shares so included if the managing underwriter advises us that the inclusion of the shares that JER desires to include in such registration would interfere with the successful marketing of the shares to be offered and sold by us.

We have also entered into registration rights agreements with Mr. Bernfield and the Zev Karkomi Revocable Trust, which provide to them and their respective affiliates, family members and estates and trusts, registration rights that are the same as those provided to JER described above.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, holding, and disposition of our stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Aviv REIT,” “we,” “our,” and “us” mean only Aviv REIT, Inc., and not its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed herein. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with our applicable organizational documents or partnership agreements. This discussion is for your general information only and is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special tax rules, such as:

•	an insurance company;

•	a financial institution or broker dealer;

•	a regulated investment company or a REIT;

•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;

•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;

•	a person who, as a nominee, holds our stock on behalf of another person;

•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities; and, except to the extent discussed below:

•	a tax-exempt organization; and

•	a foreign investor.

This summary assumes that you will hold our stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding our stock to any particular stockholder will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences (including the federal, state, local, and foreign tax consequences) to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of Aviv REIT

We intend to elect to be taxed as a REIT commencing with the taxable year in which the Recapitalization Transactions are consummated. We believe that we are organized in such a manner as to qualify for taxation as a REIT and intend to operate in such a manner.

The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. We expect to receive an opinion of Sidley Austin LLP to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Sidley Austin LLP will, if issued, be based on various factual assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or us that we will so qualify for any particular year. The opinion of Sidley Austin LLP, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, will be expressed as of the date issued, and will not cover subsequent periods. Opinions of counsel impose no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, asset ownership, distribution levels, and diversity of stock ownership, various qualification requirements imposed on REITs by the Code, compliance with which will not be reviewed by tax counsel. In addition, our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis, which may not be reviewed by tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for REIT Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

Individual stockholders are taxed on qualifying corporate dividends at a reduced rate currently at 15% (the same as the rate for long-term capital gains). With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, are generally not eligible for this reduced rate, and instead are taxed at rates applicable to ordinary income, which is currently taxed at a maximum rate of 35%. See “Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will generally be taxed at regular corporate rates on any income, including net capital gains, that we do not distribute during or within a specified time period after the calendar year in which such income is earned.

•	We may be subject to the “alternative minimum tax.”

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to customers in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. We intend to conduct our operations so that no asset owned by us or any of our pass-through subsidiaries will be treated as inventory or property held for sale to customers, and that a sale or other disposition of any such asset will not be made in our ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we will comply with certain safe-harbor provisions of the Code that would prevent such treatment.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on net income from “prohibited transactions,” but such net income from the sale or other disposition of such foreclosure property may be subject to corporate income tax at the highest applicable rate, which is currently 35%. We may receive, but do not anticipate receiving, any income from foreclosure property.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we should fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy the reporting requirements described in Section 856(c)(6) of the Code and our failure of such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to 100% of the greater of the amount of gross income by which we fail either the 75% gross income test or the 95% gross income test, multiplied by a fraction which is our taxable income over our gross income determined with certain modifications.

•	Similarly, if we should fail to satisfy any of the asset tests (other than a de minimis failure of the 5% and 10% asset tests described below), but nonetheless maintain our qualification as a REIT because we satisfy our reporting and disposition requirements in Section 856(c)(7) of the Code and our failure to satisfy a test or tests is due to reasonable cause and not due to willful neglect, we will be subject to an excise tax equal to the greater of (i) $50,000 for each taxable year in which we fail to satisfy any of the asset tests or (ii) the amount of net income generated by the assets that caused the failure (for the period from the start of such failure until the failure is resolved or the assets that caused the failure are disposed of), multiplied by the highest corporate tax rate.

•	If we should fail to meet certain minimum distribution requirements during any calendar year, which is an amount equal to or greater than the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any such taxable income from prior periods that is undistributed, we would be subject to an excise tax at the rate of 4% on the excess of the required distribution over the sum of (a) the amounts actually distributed, plus (b) retained amounts on which income tax is paid at the corporate level.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for REIT Qualification — General.”

•	A 100% tax may be imposed with respect to items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS establishes that such items were not based on market rates.

•	If we acquire appreciated assets from a corporation taxable under subchapter C of the Code, in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	Certain of our subsidiaries may be subchapter C corporations, the earnings of which will be subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on our and our subsidiaries’ assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7) that meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxable as a REIT. Our charter provides restrictions on ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements, as described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

The Code provides relief from violations of certain of the REIT requirements, if a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation (see “— Income Tests” and “— Asset Tests” below). If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a direct or indirect partner in a partnership or other entity taxable as a partnership for federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below), and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in the operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Our Operating Partnership.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by one or more disregarded subsidiaries of the REIT, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with entities treated as partnerships for federal income tax purposes in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Income Tests” and “— Asset Tests.”

Taxable Subsidiaries.  REITs, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”) of the REIT. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the REIT and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of its TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, a TRS may be used by the parent

REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees). A TRS, however, may not directly or indirectly operate or manage a healthcare facility or, except in limited circumstances, provide rights to any brand name under which a healthcare facility is operated.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS and its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. However, a TRS may not directly or indirectly operate or manage a healthcare facility. The Code defines a “healthcare facility” generally to mean a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients. If the IRS were to treat a REIT’s subsidiary corporation as directly or indirectly operating or managing a healthcare facility, such subsidiary would not qualify as a TRS, which could jeopardize the REIT’s qualification. We may engage in activities indirectly through a TRS as necessary or convenient to avoid recognizing income from services that would jeopardize our REIT status if we engaged in the activities directly. It is not currently contemplated, however, that we will engage in activities through a TRS.

Income Tests

In order to qualify and maintain our qualification as a REIT, we must satisfy annually two gross income requirements. First, at least 95% of our gross income for each taxable year, but excluding gross income from “prohibited transactions” and certain hedging transactions, must be derived from: (1) dividends; (2) interest; (3) rents from real property (i.e., income that qualifies under the 75% test described below); (4) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property) which is not described in Section 1221(a)(1) of the Code; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and (8) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code.

Second, at least 75% of our gross income for each taxable year, but excluding gross income from certain hedging transactions and “prohibited transactions,” must be derived from: (1) rents from real property; (2) interest on obligations secured by mortgages on real property or on interests in real property; (3) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code; (4) dividends or other distributions on, and gain (other than gain from “prohibited transactions”) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856 through 860 of the Code; (5) abatements and refunds of taxes on real property; (6) income and gain derived from foreclosure property; (7) amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (8) gain from the sale or disposition of a real estate asset which is not a prohibited transaction solely by reason of Section 857(b)(6) of the Code; and (9) qualified temporary investment income.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions, including the following, are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” if it constitutes more than 15% of the total rent received under the lease. We have reviewed our properties and have determined that rents attributable to personal property do not exceed 15% of the total rent with respect to any particular lease. There can be no assurance, however, that the IRS will not assert that rent attributable to personal property with respect to a particular lease is greater than 15% of the total rent with respect to such lease. If the amount of any such non-qualifying income, together with other non-qualifying income, exceeds 5% of our gross income, we may fail to qualify as a REIT.

Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenues and that satisfies certain other requirements. We and our affiliates are permitted, however, to perform only services that are “usually or customarily rendered” in connection with the rental of space for occupancy and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Furthermore, except in certain instances, such as in connection with the operation or management of a healthcare facility, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. In addition, we generally may not, and will not, charge rent that is based in whole or in part on the income or profits of any person, except for rents that are based on a percentage of the tenant’s gross receipts or sales. Rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured (i) by vote or value, in the tenant’s equity, or (ii) if derived from a property leased to a TRS and operated by an eligible independent contractor (as defined in Section 856(d)(9) of the Code). Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as rents from real property. We believe that substantially all of our gross income will qualify as rents from real property.

We may, but do not expect to, directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Any income or gain we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as gross income for purposes of the 75% gross income or the 95% gross income test, and therefore will be disregarded for purposes of such tests, provided that specified requirements are met, including that the instrument hedges risks associated with indebtedness issued or to be issued by us or our pass-through subsidiaries incurred to acquire or carry “real estate assets” (as described below under “— Asset Tests”), and that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. If the specified requirements are not met, the income and gain from hedging transactions will generally constitute non-qualifying income both for purposes of the 75% gross income test and the 95% gross income test.

We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal corporate income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that would adversely affect our ability to satisfy the REIT qualification requirements.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect, and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% test are subject to the additional asset tests described below, while securities that do qualify for purposes of the 75% asset test are generally not subject to the additional asset tests.

Second, of our investments that are not included in the 75% asset class, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Third, of our investments that are not included in the 75% asset class, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for the purposes of the 10% value test, the determination of our interest in the assets of an entity treated as a partnership for federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” satisfies other conditions described below, or is sufficiently small so as not to otherwise cause an asset test violation. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by us that is issued by another REIT is not a qualifying asset, except for the 10% value test.

Certain relief provisions are available to REITs that fail to satisfy the asset requirements. One such provision allows a REIT which fails one or more of the asset requirements (other than de minimis violations of the 5% and 10% asset tests as described below) to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10 million and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security will not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% value test, a debt security issued by a partnership to a REIT is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

We believe that our holdings of assets will comply, and will continue to comply, with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that any of our assets or our interests in other securities violate the REIT asset requirements.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT status if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and excluding any net capital gains); and

•	90% of the (after tax) net income, if any, from foreclosure property (as described below); minus

•	the sum of specified items of non-cash income.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November, or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, a distribution for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is made pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long- term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders would then increase their adjusted basis in our stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Specified cure provisions are available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, distributions to stockholders that are individuals will, to the extent of our current and accumulated earnings and profits, generally be taxable at preferential income tax rates (currently 15%) and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Foreclosure Property

We will be subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that we acquire as the result of having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on indebtedness that such property secured; and

•	for which we acquired the related lease or indebtedness at a time when default was not imminent or anticipated; and

•	for which we make a proper election to treat the property as a foreclosure property.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department. Foreclosure property also includes certain qualified healthcare property acquired by a REIT as the result of the termination or expiration of a lease of such property (other than by reason of a default, or the imminence of a default, on the lease). For purposes of this rule, a “qualified healthcare property” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider which is eligible for participation in the Medicare program with respect to such facility, along with any real property or personal property necessary or incidental to the use of any such facility. Qualified healthcare property generally ceases to be foreclosure property at the end of the second taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the U.S. Treasury Department.

Notwithstanding the timing rules set forth above, a grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which we conduct, other than through an independent contractor from whom the REIT itself does not derive or receive any income. Income that we derive from an independent contractor with respect to a qualified healthcare facility is disregarded if such income is derived pursuant to a lease in effect at the time we acquire the facility, through renewal of such a lease according to its terms, or through a lease entered into on substantially similar terms.

We do not believe that our leasing of nursing homes increases the risk that we will fail to qualify as a REIT. There can be no assurance, however, that our income from foreclosure property will not be significant or that we will not be required to pay a significant amount of tax on that income.

Tax Aspects of Investments in Our Operating Partnership

General

We will hold substantially all of our real estate assets through a single “operating partnership” that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for federal income tax purposes is a “pass-through” entity that is not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we would include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we would include our proportionate share of the assets held by our operating partnership. Consequently, to the extent that we hold an equity interest in our operating partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in our operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat our operating partnership as an association or publicly traded partnership taxable as a corporation, as opposed to a partnership, for federal income tax purposes, the operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Aviv REIT — Income Tests” and “— Asset Tests,” and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Aviv REIT — Income Tests,” “— Asset Tests” and “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. In addition, any change in the status of our operating partnership for tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect other economic or legal arrangements among the partners. These rules may apply to a contribution of property by us to our operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated)

properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules will apply to the contribution by us to our operating partnership of the cash proceeds received in offerings of our stock. As a result, partners, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Our operating partnership will use the “traditional method” under Section 704(c) of the Code with respect to the “reverse Section 704(c)” amounts attributable to the properties. As a result of the operating partnership’s use of the traditional method, our tax depreciation deductions attributable to those properties may be lower than they would have been if our operating partnership had acquired those properties for cash. If we receive lower tax depreciation deductions from the properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income, instead of a tax-free return of capital or capital gain dividends. See “— Taxation of Stockholders.”

Sale of Properties

Our share of any gain realized by our operating partnership or any other pass-through subsidiary on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% excise tax. See “Taxation of Aviv REIT — Asset Tests,” “— Taxation of REITs in General” and “Taxation of Aviv REIT — Prohibited Transactions.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all of the facts and circumstances of the particular transaction. Our operating partnership and our other pass-through subsidiaries generally intend to hold their interests in properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, financing and leasing the properties, and to make occasional sales of the properties, including peripheral land, as are consistent with our investment objectives.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax (currently 15%) for qualified dividends received by individual stockholders from taxable C corporations and certain foreign corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in a prior taxable year in which the REIT was subject to corporate level income tax (less the amount of tax), (2) dividends received by the REIT from TRSs or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends will generally be taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates currently at 15% in the case of individual stockholders, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock, none of which is currently issued and outstanding, and then to common stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends to that extent, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they will generally be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Our Stock.  In general, a domestic stockholder will realize gain or loss upon the sale, redemption, or other taxable disposition of our stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the stockholder’s adjusted tax basis in the stock at the time of the disposition. In general, a stockholder’s tax basis will equal the stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the stockholder (discussed above), less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by individual stockholders upon the sale or disposition of our stock will be subject to a maximum federal income tax rate currently at 15% if the stock is held for more than 12 months, and will be taxed at ordinary income rates (currently up to 35%) if the stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder (but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our stock by a stockholder who has held the stock for three months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent sale or other disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed by the Code for failure to comply with these requirements.

You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by us and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of our stock. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

The following discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation. This discussion does not address foreign stockholders who hold our stock through a partnership or other pass-through entity. Foreign stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Ordinary Dividends.  The portion of dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, subject to reduction or elimination by applicable income tax treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, (1) the non-U.S. holder generally will be subject to U.S. tax with respect to such dividends at graduated rates in the same manner as domestic stockholders, (2) such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and (3) the income may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.  If our stock does not constitute a U.S. real property interest (a “USRPI”), as described below under “— Dispositions of Our Stock,” distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

If our stock constitutes a USRPI, as described below under “— Dispositions of Our Stock,” distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be treated as gain from the sale or exchange of such stock and be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (for example, an individual or a corporation, as the case may be).

The collection of the tax will be enforced by a creditable withholding tax imposed at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly, by lower-tier REITs, or through pass-through subsidiaries (“USRPI capital gains”), will, except as discussed below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax on the amount of a dividend at the maximum corporate tax rate (currently 35%) to the extent the dividend is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a branch profits tax at 30% (or a lower treaty rate) in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying USRPI asset solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax.

A capital gain dividend by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the capital gain dividend is received. We expect that our stock will be treated as regularly traded on an established securities market following this offering.

Dispositions of Our Stock.  Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, our stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we will be, and we expect to continue to be, a domestically controlled qualified investment entity and, therefore, the sale of our stock by a non-U.S. holder should not be subject to taxation under FIRPTA. Because our stock is publicly-traded, however, no assurance can be given that we will be a domestically controlled qualified investment entity.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. holder’s sale or other disposition of our stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding stock of that class at all times during a specified testing period. As noted above, we believe that our stock will be treated as regularly traded on an established securities market following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax.  Aviv REIT stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our stock should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Backup Withholding Tax and Information Reporting

Domestic Shareholders.  We report to our domestic shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s U.S. federal income tax liability.

We will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Non-U.S. Shareholders.  The proceeds of a disposition of our stock by a non-U.S. shareholder to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a U.S. trade or business, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. shareholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

UNDERWRITING

We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are the representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of our common stock listed next to its name in the following table:

Underwriters	Shares

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
UBS Securities LLC
BMO Capital Markets Corp.
Jefferies & Company, Inc.
RBC Capital Markets Corporation

Total	16,600,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ overallotment option described below.

Our common stock and the common stock of the selling stockholders are offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Overallotment Option

We and the selling stockholders have granted the underwriters an option to buy up to 2,490,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above. If there is an increase or decrease in the public offering price per share from the midpoint of the range indicated on the cover of this prospectus, the selling stockholders may sell a greater or lesser portion of the shares subject to the overallotment option.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $      per share from the public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed  % of the shares of common stock to be offered.

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,490,000 shares:

	Paid by Us		Paid by Selling Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise

Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We will pay all of the expenses of the offering, including if the underwriters exercise their overallotment option (other than those of the selling stockholders and underwriting discounts and commissions relating to the shares sold by the selling stockholders). We estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be $5.2 million.

No Sales of Similar Securities

We have agreed that, subject to specified exceptions, for 180 days after the date of this prospectus, we will not, without the prior written consent of the representatives of the underwriters, issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock (including the issuance by us of any shares of common stock in exchange for OP Units unless the holder of the OP Units delivers to the representatives of the underwriters a similar lock-up agreement).

In addition, each of our executive officers and directors and each of the selling stockholders have entered into lock-up agreements pursuant to which these persons have agreed, subject to specified exceptions, not to, without the prior written consent of the representatives of the underwriters,

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file a registration statement in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any common stock or any other of our securities that are substantially similar to common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, including any OP Units; and

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock or any other of our securities that are substantially similar to common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The foregoing restrictions terminate after the close of trading of the shares of common stock on and including the 180th day after the date of this prospectus. However, if (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the 180-day lock-up period and ends on the last day of the 180-day lock up period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period, then the 180 day lock-up period will be extended until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release or the material news or material event occurs. However, the representatives of the underwriters may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Indemnification and Contribution

We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we or the selling stockholders are unable to provide this indemnification, we and the selling stockholders will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common stock has been approved for listing on the NYSE under the symbol “AVI”. To meet the requirements for listing on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 400 U.S. stockholders.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our history and prospects and the history of, and prospects for, the industry in which we compete;

•	our past and present financial performance and an assessment of our management;

•	our prospects for future earnings and the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Affiliations

In connection with the consummation of this offering, affiliates of the underwriters will serve as lenders under our new three-year secured revolving credit facility. In addition, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are participating lenders in our existing credit facility. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is also a lender under an existing promissory note entered into by us. We intend to use a portion of the net proceeds to us from this offering to repay outstanding indebtedness under our existing credit facility and to pay fees associated with obtaining our new three-year secured revolving credit facility.

Certain of the underwriters and their affiliates have in the past provided and may from time to time provide certain commercial banking, financial advisory, investment banking and other services for us for which they were and will be entitled to receive separate fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our securities which are the subject of the offering contemplated by this offering memorandum may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities; or

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this offering memorandum.

United Kingdom

This prospectus is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order; or (3) high net worth companies, and other persons to who it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such person together being referred to as “relevant persons.” The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland only on the basis of a non-public offering, and neither this prospectus nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to persons whose ordinary business is to buy or sell shares, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) where the transfer is by operation of law.

Japan

Our securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia) in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in section 761G of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” as defined in section 761G of the Corporations Act 2001 (Australia) and as such no product disclosure statement in relation to the securities has been prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client. If any recipient is not a wholesale client, no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than a wholesale client.

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of securities in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of the common stock and certain other matters of Maryland law will be passed upon for us by Venable LLP. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. In addition, the summary of legal matters contained in the section of this prospectus under “U.S. Federal Income Tax Considerations” is based on the opinion of Sidley Austin LLP.

EXPERTS

The consolidated financial statements and schedule of Aviv Healthcare Properties Limited Partnership and Subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, the financial statements of Aviv Asset Management, L.L.C. as of December 31, 2008 and for the year then ended, and the balance sheet of Aviv REIT, Inc. as of December 31, 2008, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, accordingly, will file periodic and current reports, proxy statements and other information with the SEC. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and on the SEC’s website referred to above.

We maintain a website on the Internet with the address of www.avivreit.com. We are not incorporating by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

AVIV REIT, INC.

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable or have been omitted because sufficient information has been included in the notes to the Consolidated Financial Statements.

AVIV REIT, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
and Stockholders of Aviv REIT, Inc.

We have audited the accompanying balance sheet of Aviv REIT, Inc. (the Company) as of December 31, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Chicago, Illinois
May 18, 2009

AVIV REIT, INC.

BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets
Cash	$1,000	$18,971

Total assets	$1,000	$18,971

Liabilities and stockholders’ equity
Due to affiliate	$—	$17,971

Total liabilities	—	17,971
Commitments (see note 2)
Stockholders’ equity:
Common stock, $0.01 par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	10	10
Additional paid-in-capital	990	990

Total stockholders’ equity	1,000	1,000

Total liabilities and stockholders’ equity	$1,000	$18,971

See accompanying notes to balance sheets.

AVIV REIT, INC.

NOTES TO BALANCE SHEETS
JUNE 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

1.  Organization

Aviv REIT, Inc. (the “Company”) was formed as a Maryland corporation on June 18, 2008. Under the Articles of Incorporation the Company is authorized to issue up to 1,000,000 common shares. The Company has had limited operations since its formation.

2.  Formation of the Company / Initial Public Offering

The Company is in the process of an initial public offering of common shares although there can be no assurance that the public offering will occur. The Company expects to focus on the ownership, acquisition and development of healthcare properties, principally skilled nursing facilities. The Company expects to generate its revenues by entering into long-term triple-net leases with qualified local, regional and national operators throughout the United States.

The Company anticipates that following the consummation of the offering, it will conduct its business through a traditional umbrella partnership real estate investment trust. The Company has chosen December 31 as its fiscal year end.

The due to affiliate balance at December 31, 2008 is unsecured and receivable/payable on demand.

3.  Quarterly Reporting

The accompanying unaudited balance sheet and the notes of the Company as of June 30, 2009 have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s balance sheet have been included and are of a normal and recurring nature. This balance sheet should be read in conjunction with the balance sheet and footnotes of the Company as of December 31, 2008.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Aviv Healthcare Properties Limited Partnership

We have audited the accompanying consolidated balance sheets of Aviv Healthcare Properties Limited Partnership and Subsidiaries (the Partnership) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aviv Healthcare Properties Limited Partnership and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Partnership has retrospectively applied certain reclassification adjustments upon adoption of a new accounting pronouncement for noncontrolling interests.

/s/  Ernst & Young LLP

Chicago, Illinois
March 3, 2009,
except for the retrospective adjustments described
in Note 3, as to which the date is
May 18, 2009

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007

Assets
Cash and cash equivalents	$9,201,887	$16,143,265
Deferred rent receivable	20,777,462	14,301,339
Due from related parties	25,816	668,478
Tenant receivables	2,042,214	621,270
Rental properties and financing leases, at cost:
Land	65,169,917	53,659,099
Buildings and improvements	530,779,392	451,762,059
Assets under direct financing leases	10,479,323	—

	606,428,632	505,421,158
Less accumulated depreciation	(42,046,575)	(29,953,844)

Net rental properties	564,382,057	475,467,314
Deferred finance costs, net	1,437,182	1,973,802
Loan receivables, primarily from related parties in 2007	20,360,601	34,919,612
Other assets	15,746,330	15,612,090

Total assets	$633,973,549	$559,707,170

Liabilities and equity
Accounts payable	$293	$483,756
Accrued expenses	4,098,808	558,020
Tenant security and escrow deposits	11,055,624	8,461,204
Due to related parties	4,235,040	6,689,448
Other liabilities	35,865,392	32,336,693
Mortgage and other notes payable	463,545,909	386,355,573

Total liabilities	518,801,066	434,884,694
Class E Preferred Units	37,399,955	31,436,038
Equity
Partners’ equity	76,816,667	91,963,982
Noncontrolling interests	955,861	1,422,456

Total equity	77,772,528	93,386,438

Total liabilities and equity	$633,973,549	$559,707,170

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006

Revenues
Rental income	$72,135,347	$67,712,714	$42,658,472
Tenant recoveries	4,830,733	4,273,471	2,690,370
Interest on loans to lessees	1,859,085	370,369	329,882

Total revenues	78,825,165	72,356,554	45,678,724
Expenses
Rent and other operating expenses	740,543	449,901	553,281
General and administrative	10,925,161	8,092,020	6,261,217
Real estate taxes	5,116,431	4,305,798	2,664,426
Depreciation	14,577,553	12,934,014	8,157,878
Loss on impairment of assets	931,629	2,986,793	—
Other	712,905	271,792	305,055

Total expenses	33,004,222	29,040,318	17,941,857

Operating income	45,820,943	43,316,236	27,736,867
Other income and expenses
Interest and other income	2,012,046	1,413,865	532,840
Interest expense	(26,272,012)	(24,254,399)	(15,767,014)
Change in fair value of derivatives	(8,673,771)	(6,946,151)	262,386
Amortization of deferred financing costs	(536,620)	(439,419)	(2,352,592)

Total other income and expenses	(33,470,357)	(30,226,104)	(17,324,380)
Income before gain on disposition of assets and discontinued operations	12,350,586	13,090,132	10,412,487
Gain on disposition of assets	—	—	500,000

Income from continuing operations	12,350,586	13,090,132	10,912,487
Discontinued operations	72,730	43,507	(101,708)

Net income	12,423,316	13,133,639	10,810,779
Net income allocable to noncontrolling interests	(155,026)	(9,644)	(81,899)
Distributions and accretion on Class E Preferred Units	(8,842,980)	(6,553,686)	(1,217,610)

Net income allocable to common units	$3,425,310	$6,570,309	$9,511,270

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Partners’	Noncontrolling	Total
	Equity	Interests	Equity

Balance at January 1, 2006	$57,826,240	$2,622,891	$60,449,131
Issuance of Class A and B Units for acquisitions (see Note 8)	34,775,079	—	34,775,079
Net income	10,728,880	81,899	10,810,779
Issuance of warrants	7,831,111	—	7,831,111
Distributions to partners and accretion on Class E Preferred Units and other	(14,452,120)	(1,186,805)	(15,638,925)

Balance at December 31, 2006	96,709,190	1,517,985	98,227,175
Net income	13,123,995	9,644	13,133,639
Issuance of warrants	7,641,564	—	7,641,564
Distributions to partners and accretion on Class E Preferred Units and other	(25,510,767)	(105,173)	(25,615,940)

Balance at December 31, 2007	91,963,982	1,422,456	93,386,438
Net income	12,268,290	155,026	12,423,316
Issuance of warrants	1,349,494	—	1,349,494
Non-cash stock-based compensation	406,000	—	406,000
Distributions to partners and accretion on Class E Preferred Units and other	(29,171,099)	(621,621)	(29,792,720)

Balance at December 31, 2008	$76,816,667	$955,861	$77,772,528

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006

Operating activities
Net income	$12,423,316	$13,133,639	$10,810,779
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,623,369	13,156,184	8,295,203
Amortization	536,620	439,419	2,352,592
Deferred rental income	(5,531,005)	(7,394,214)	(2,741,384)
Loss on impairment of assets	931,629	2,986,793	—
Rental income from intangible amortization, net	(2,518,376)	(3,932,994)	(3,197,741)
Non-cash stock-based compensation	406,000	—	—
Loss on disposal of assets, net	183,903	—	—
Changes in assets and liabilities:
Due from related parties	(247,464)	3,276	(587,890)
Tenant receivables	(2,087,939)	(230,117)	(218,099)
Other assets	(2,484,392)	648,213	413,144
Accounts payable and accrued expenses	3,496,058	705,262	(191,819)
Tenant security deposits and other liabilities	9,652,270	6,022,445	(239,792)
Due to related parties	(2,513,684)	(370,413)	5,828,693

Net cash provided by operating activities	26,870,305	25,167,493	20,523,686
Investing activities
Net proceeds from sale of rental properties	3,071,177	—	—
Purchase and developments of rental properties	(94,392,262)	(64,637,665)	(80,495,866)
Capital improvements and other	(1,804,555)	(3,611,523)	(530,594)
Loan receivable funded to related parties	—	(30,000,000)	—
Proceeds of collections on loan receivable to related parties	32,000,000	—	—
Loan receivables funded to others	(17,440,989)	(2,418,880)	(1,853,210)
Funding of direct financing leases, net	(10,479,323)	—	—

Net cash used in investing activities	(89,045,952)	(100,668,068)	(82,879,670)
Financing activities
Borrowings of debt	80,915,249	88,078,049	269,376,210
Repayment of debt	(4,218,338)	(4,782,073)	(212,311,469)
Payment of mortgage costs and related expenses	—	(519,052)	(2,006,223)
Distributions to noncontrolling interests	—	(105,173)	(1,186,805)
Proceeds from issuance of warrants	1,349,494	7,641,564	7,831,111
Net proceeds from issuance of Class E Preferred Units	1,813,836	11,311,873	16,744,202
Cash distributions to partners	(24,625,972)	(22,560,621)	(17,390,022)

Net cash provided by financing activities	55,234,269	79,064,567	61,057,004

Net (decrease) increase in cash and cash equivalents	(6,941,378)	3,563,992	(1,298,980)
Cash and cash equivalents:
Beginning of year	16,143,265	12,579,273	13,878,253

End of year	$9,201,887	$16,143,265	$12,579,273

Supplemental cash flow information
Cash paid for interest	$25,447,062	$24,378,070	$15,798,239
Supplemental disclosure of noncash activity
Accrued distributions payable	$395,046	$—	$—
Mortgage and other notes payable assumed	$5,350,939	$—	$—

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

1.  Description of Operations

Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, and Subsidiaries (the Partnership), directly or indirectly owned or leased 167 and 153 properties, principally skilled nursing facilities, across the United States at December 31, 2008 and 2007, respectively. The Partnership generates the majority of its revenues by entering into long-term, triple-net leases with qualified local, regional, and national operators. In addition to the base rent, leases provide for our tenants to pay the Partnership an ongoing escrow for real estate taxes. Furthermore, all operating and maintenance costs of the buildings are the responsibility of the tenants. Substantially all depreciation expense reflected in the consolidated statements of operations relates to the ownership of the Partnership’s investment in rental properties. The Partnership manages its business as a single business segment as defined in Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS No. 131).

The Partnership is the general partner and 99.245% owner of Aviv Healthcare Properties Operating Partnership I, L.P. (the Operating Partnership), a Delaware limited partnership. The remaining fractional interest in the Operating Partnership is owned by a related party, Aviv Healthcare LLC, and is shown as a component of noncontrolling interests. The Operating Partnership has three wholly owned subsidiaries: Aviv Development JV, LLC (Aviv Development), a Delaware limited liability company; Aviv Financing I, LLC (Aviv Financing I), a Delaware limited liability company; and Aviv Financing II, LLC (Aviv Financing II), a Delaware limited liability company.

2.  Formation

The Partnership was formed in 2005 for the purpose of combining various entities (the Roll-up) comprised of limited partnerships, limited liability companies, corporations, and general partnerships with varying ownership, formerly managed by Karell Capital Ventures, Inc. (KCV), an entity affiliated with the Partnership through common ownership. While there was some commonality of ownership interests among the entities, common control did not exist among these entities prior to or subsequent to the Roll-up. The Partnership refinanced the respective debt obligations of the acquired entities, as well as covered the expenses of the transaction with a syndicated credit facility led by LaSalle Bank National Association (the Credit Facility). The Credit Facility initially provided financing in 2005 to the Partnership in the aggregate amount of up to $225 million and subsequently increased the amount to $425 million (as described in Note 7). For the purposes of creating the Credit Facility, the entities were held in Aviv Financing I.

The Roll-up was treated as an acquisition of real estate assets at fair value with the largest of the combining entities, Massachusetts Nursing Homes, LLC (Massachusetts), identified as the accounting acquirer. Massachusetts’ assets, liabilities, and equity continue to be reported in the consolidated financial statements at their historical cost. All other remaining real estate assets, effective on their respective acquisition dates, were deemed to have been acquired by Massachusetts, and these acquired assets and assumed liabilities were recorded on such dates at their fair value in accordance with the purchase method of accounting.

The Roll-up transactions closed in two phases during 2005 and three smaller phases in 2006. The first closing occurred on April 13, 2005, with an effective date of April 1, 2005, and consisted of 42 entities and 56 properties (1st Close). The second closing occurred on June 30, 2005, and consisted of 14 entities and 31 properties (2nd Close). The Partnership borrowed $185 million on its credit facility to refinance existing debt and pay transaction expenses relating to these acquired entities. On June 14, 2006, two additional entities were acquired by Aviv Financing I, and on December 1, 2006, five entities were acquired by Aviv Financing I. On December 29, 2006, six additional entities were acquired by Aviv Financing I, and one entity was acquired by Aviv Financing II. Aviv Financing I borrowed $21 million on its credit facility to refinance existing debt and pay transaction expenses from these acquired entities.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

A summary of the initial recording of the Roll-up by fiscal year is as follows:

	Year Ended December 31,
	2006	2005

Acquisitions
Cash acquired	$—	$4,591,874
Rental properties	91,636,908	235,047,323
In-place lease intangible assets	6,038,489	4,330,000
Other assets	4,142,198	4,452,450
In-place lease intangible liabilities	(11,724,387)	(19,758,107)
Other liabilities	(5,128,130)	(13,261,038)
Debt	(50,189,999)	(161,329,798)

Class A and B Units issued	$34,775,079	$54,072,704

In consideration for the properties acquired by the Partnership, each former owner received Class A Units or a combination of Class A and B Units in the Partnership based on the estimated fair value of the former owner’s historic interest in each of the former owners’ respective partnerships. Units granted in connection with the Roll-up were issued and recorded at their estimated fair value.

On January 1, 2007, Aviv Development transferred its partnership interest in Mansfield Ohio LLC to Aviv Financing I. On October 1, 2007, Aviv Financing II transferred its partnership interest in Ohio Aviv LLC to Aviv Financing I.

3.  Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Noncontrolling Interests — Retrospective Adjustments

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.

Effective January 1, 2009, the Partnership retrospectively adopted the provisions of SFAS No. 160, which requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be included within consolidated net income. SFAS No. 160 also requires consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

As a result of these reclassifications, total equity at December 31, 2008 and 2007 increased by approximately $1.0 million and $1.4 million from $76.8 million and $92.0 million previously reported, respectively.

Further, as a result of the adoption of SFAS No. 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income. Corresponding changes have also been made to the accompanying consolidated statements of cash flows.

Principles of Consolidation

The accompanying consolidated financial statement includes the accounts of the Partnership, the Operating Partnership, and all controlled subsidiaries and joint ventures. The Partnership considers itself to control an entity if it is the majority owner of and has voting control over such entity. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the Partnership’s consolidated statements of operations, and such parties’ portion of the net equity in such subsidiaries is reported on the Partnership’s consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of three months or less. The Partnership maintains cash and cash equivalents in United States banking institutions that exceed amounts insured by the Federal Deposit Insurance Corporation. The Partnership believes the risk of loss from exceeding this insured level is minimal.

Rental Properties

The Partnership has initially recorded all acquired properties at their estimated fair value, excluding Massachusetts, which is recorded at historical cost, net of accumulated depreciation. The Partnership periodically assesses the carrying value of rental properties and related intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. In the event impairment in value occurs and the carrying amount of the rental properties will not be recovered, a provision will be recorded to reduce the carrying basis of the rental properties and related intangibles to their estimated fair value. The estimated fair value of the Partnership’s rental properties is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis. As part of the impairment evaluation during 2008, the Partnership recorded a loss on the anticipated sale of a building of approximately $932,000. As part of the impairment evaluation during 2007, the Partnership recorded a charge of approximately $615,000 pertaining to the impairment of one building and an additional charge of approximately $2,372,000 pertaining to the demolition of four other buildings.

Buildings and building improvements have been assigned estimated 40-year lives and are depreciated on the straight-line method. Personal property, furniture, and equipment have been assigned estimated lives ranging from 7 to 11 years and are generally depreciated on the straight-line method. Maintenance and repairs are expensed as incurred.

The Partnership may advance monies to its lessees for the purchase, generally, of furniture, fixtures, or equipment or other purposes. Required minimum lease payments due from the lessee increase to provide for the repayment of such amounts over a stated term. These advances are reflected as loan receivables on the consolidated balance sheets, and the incremental lease payments are bifurcated between principal and interest over the stated term. In other instances, explicit loans are made to lessees for working capital and other

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

funding needs and provide for monthly principal and interest payments generally over 5 to 10 year terms. Such advances equaled $20,360,601 and $4,919,612 at December 31, 2008 and 2007, respectively.

Purchase Accounting

In determining the allocation of the purchase price of partnerships and facilities between net tangible and identified intangible assets acquired and liabilities assumed, we make estimates of the fair value of the tangible and intangible assets and acquired liabilities using information obtained from multiple sources as a result of preacquisition due diligence, marketing, leasing activities of the Partnership’s diverse operator base, industry surveys of critical valuation metrics such as capitalization rates, discount rates and leasing rates, and appraisals obtained by the Partnership as a requirement of the Credit Facility. We allocate the purchase price of facilities to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations (SFAS No. 141). The determination of fair value involves the use of significant judgment and estimation. We determine fair values as follows:

•	Other assets acquired and other liabilities assumed are valued at stated amounts, which approximate fair value.

•	Rental properties are valued utilizing discounted cash flow projections that assume certain future revenue and costs and consider capitalization and discount rates using current market conditions. We allocate the purchase price of facilities to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values.

•	Assumed debt balances are valued at fair value with the computed discount/premium amortized over the remaining term of the obligation.

We determine the value of land either based on real estate tax-assessed values in relation to the total value of the asset, internal analyses of recently acquired and existing comparable properties within our portfolio or third party appraisals. The fair value of in-place leases, if any, reflects: (i) above- and below-market leases, if any, determined by discounting the difference between the estimated current market rent and the in-place rentals, with the resulting intangible asset or liability amortized to rental revenue over the remaining life of the associated lease plus any fixed rate renewal periods if applicable; (ii) the estimated value of the cost to obtain tenants, including tenant allowances, tenant improvements, and leasing commissions, which is amortized over the remaining life of the associated lease; and (iii) an estimated value of the absorption period to reflect the value of the rents and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant, which is amortized over the remaining life of the associated lease. We also estimate the value of tenant or other customer relationships acquired by considering the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with such tenant, such tenant’s credit quality, expectations of lease renewals with such tenant, and the potential for significant, additional future leasing arrangements with such tenant. We amortize such value, if any, over the expected term of the associated arrangements or leases, which would include the remaining lives of the related leases. The amortization is included in the consolidated statements of operations in rental income.

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectibility is reasonably assumed. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to deferred rent receivable. Income recognized from this policy is entitled deferred rental revenue. Additional rents from expense reimbursements for insurance, real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred.

Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services, and fees associated with additional services, such as personalized health and assisted living

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

care. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. Revenue for certain skilled nursing services and ancillary charges is recognized as services are provided and is billed monthly in arrears.

Below is a summary of the components of rental income, including rental income from discontinued operations, for the respective periods:

	Year Ended December 31
	2008	2007	2006

Rental income	$64,085,966	$57,134,023	$38,064,523
Deferred rental revenue	5,531,005	7,394,214	2,741,384
Rental income from intangible amortization	2,518,376	3,932,994	3,197,741

Total rental income	$72,135,347	$68,461,231	$44,003,648

Lease Accounting

The Partnership, as lessor, makes a determination with respect to each of its leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the consolidated statements of operations as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as rental properties in the consolidated balance sheets. For facilities leased as direct financing arrangements, an asset equal to the Partnership’s net initial investment is established on the consolidated balance sheets entitled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease.

All of the Partnership’s leases contain fixed or formula-based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

Deferred Finance Costs

Deferred finance costs are being amortized using the straight-line method, which approximates the interest method, over the term of the respective underlying debt agreement.

Derivative Instruments

The Partnership has implemented SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended and interpreted (including amendments set forth in SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, SFAS No. 133 requires that changes in a derivative’s fair value be recognized currently in earnings. All of the changes in the fair market values of the Partnership’s derivative instruments are recorded in the consolidated statements of operations.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Stock-Based Compensation

The Partnership follows SFAS No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123R), which requires all shared-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations based on their fair values.

Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets. Considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Partnership could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

In the normal course of business, the Partnership invests in various financial assets and incurs financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts that the Partnership might pay or receive in actual market transactions. As a number of the Partnership’s significant assets and liabilities are not considered financial instruments, the disclosures below do not reflect the fair value for the Partnership as a whole.

The carrying amount of cash and cash equivalents approximates fair value because of the short-term maturity of those investments.

The carrying amount of the derivative instruments is recorded at fair value in accordance with SFAS No. 133.

The fair value of mortgage and other notes payable as of December 31, 2008 and 2007, is deemed to approximate their carrying values based upon interest rates currently available to the Partnership on similar borrowings.

Initial Public Offering Costs

The Partnership is in the process of an initial public offering (the IPO) of common stock, although there can be no assurance that the IPO will occur. Costs related to the IPO incurred by the Partnership are capitalized on the consolidated balance sheets in other assets as they are incurred. Upon occurrence of the IPO, these costs will be reclassified out of other assets and will be recorded as a reduction in the post-IPO Company’s stockholders’ equity. If the IPO does not occur, capitalized costs will be written off to the consolidated statements of operations. As of December 31, 2008, $3,178,744 of IPO-related costs were capitalized.

Income Taxes

As a limited partnership, the consolidated operating results are included in the income tax returns of the individual partners. Accordingly, the Partnership does not provide for federal income taxes. State income taxes were not significant in any of the periods presented.

Risks and Uncertainties

The Partnership is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and continuing regulation by federal, state, and local governments. Additionally, we are subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Discontinued Operations

In accordance with SFAS No. 144, the results of operations related to the actual or planned disposition of rental properties are reflected in the consolidated statements of operations as discontinued operations for all periods presented.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are more-likely-than not of being sustained upon examination by the applicable tax authority based on the technical merits of the tax position and then recognizing the tax benefit that is more-likely-than-not to be realized. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current reporting period. The Partnership adopted FIN 48 January 1, 2008 and such adoption had no impact on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or;

•	Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Partnership’s interest rate swaps are valued using models developed internally by the respective counterparty that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value. The statement’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The FASB believes that SFAS No. 159 helps to mitigate this type of accounting-induced volatility by enabling companies to report related assets and liabilities at fair value, which would likely reduce the need for companies to comply with detailed rules for hedge accounting. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Partnership adopted SFAS No. 159 January 1, 2008 and such adoption had no impact on the consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-2, Effective Date of FASB Statement No. 157 (SFAS No. 157-2), which delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157-2 partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and as a result, is effective for the Partnership beginning

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2009. The Partnership does not expect the adoption of this FSP to have a material effect on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Partnership expects SFAS No. 141(R) will have an impact on the accounting for future business combinations once adopted, but is currently assessing the impact it will have on the consolidated results of operations and financial position.

4.	Rental Property Acquisitions

The Partnership acquired additional rental properties during 2008 as described below:

•	In April 2008, Aviv Financing I acquired vacant land in Arkansas from an unrelated third party for a purchase price of approximately $625,000 to be used for construction of a replacement facility and acquired two properties in Arkansas from an unrelated third party for a purchase price of approximately $12,800,000. The Partnership financed this purchase through borrowings of approximately $9,785,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In August 2008, Aviv Financing I acquired eight properties in California and Oregon from an unrelated third party for a purchase price of approximately $60,600,000. The Partnership financed this purchase through borrowings of approximately $47,400,000 under the Credit Facility.

•	In September 2008, Aviv Financing I acquired a property in Illinois from an unrelated third party for a purchase price of approximately $6,200,000. The Partnership financed this purchase through borrowings of approximately $5,571,000 via the assumption of the U.S. Department of Housing and Urban Development (HUD) debt.

•	In November 2008, Aviv Financing I acquired four properties in Arkansas from an unrelated third party for a purchase price of approximately $19,617,500. The Partnership financed this purchase through borrowings of approximately $15,694,000 under the Credit Facility.

•	In December 2008, Aviv Financing I acquired two properties, in two separate transactions, in Kansas and California from an unrelated third party for a purchase price of approximately $3,350,000. The Partnership financed this purchase through borrowings of approximately $2,680,000 under the Credit Facility.

In accordance with SFAS No. 141, the Partnership allocated the approximate net purchase price plus any related closing costs of these properties acquired in 2008 as follows:

Land	$12,719,000
Buildings and improvements	80,325,000
Assets under direct financing lease	10,390,000
Mortgage and other notes payable assumed	(5,571,000)

Borrowings and available cash	$97,863,000

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

In addition to the Roll-up, the Partnership acquired additional rental properties during 2007 as described below:

•	In February 2007, Aviv Financing I acquired five properties in Pennsylvania and Massachusetts from an unrelated third party for a purchase price of $34,000,000. The Partnership funded this purchase through borrowings of $26,287,500 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In March 2007, Aviv Financing I acquired a property in Ohio from an unrelated third party for a purchase price of $10,000,000. The Partnership financed this purchase through borrowings of $9,865,454 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In July 2007, Aviv Financing I acquired six properties in Texas from an unrelated third party for a purchase price of $4,500,000. The Partnership financed this purchase through borrowings of $3,600,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In July 2007, Aviv Financing I acquired a property in Texas from an unrelated third party for a purchase price of $5,800,000. The Partnership financed this purchase through borrowings of $4,500,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In August 2007, Aviv Financing I acquired a property in Texas from an unrelated third party for a purchase price of $5,900,000. The Partnership financed this purchase through borrowings of $4,500,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In December 2007, Aviv Financing I acquired a facility in Illinois from an entity controlled by a Unitholder of the Partnership for a net purchase price of $4,075,000. The Partnership financed this purchase through borrowings of $3,260,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

In accordance with SFAS No. 141, the Partnership allocated the net purchase price of these properties acquired in 2007 as follows:

Land	$7,075,000
Buildings and improvements	56,400,000
In-place lease intangible assets	800,000

Borrowings and available cash	$64,275,000

In addition to the Roll-up, the Partnership acquired additional rental properties during 2006 as described below:

•	In June 2006, Aviv Financing I acquired eight properties in Texas from an unrelated third party for a purchase price of $14,305,000. The Partnership funded this purchase through borrowings of $11,448,653 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In September 2006, Aviv Financing I acquired five properties in Missouri and Illinois from an unrelated third party for a net purchase price of $40,216,000. The Partnership financed this purchase through borrowings of $30,150,000 under the Credit Facility and from proceeds from the issuance of Class E Units.

•	In November 2006, Aviv Financing I acquired a facility in Oregon from an unrelated third party for a net purchase price of $5,800,000. The Partnership financed this purchase through borrowings of $4,537,300 under the Credit Facility. Aviv Development acquired a facility in Ohio for $2,831,000. The Partnership funded this acquisition with available cash and from proceeds from the issuance of Class E Units.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

•	In December 2006, Aviv Financing II acquired three facilities in Ohio from an unrelated third party for a net purchase price of $18,370,360. The Partnership funded this acquisition with available cash and from proceeds from the issuance of Class E Units.

In accordance with SFAS No. 141, the Partnership allocated the net purchase price of these properties acquired in 2006 as follows:

Land	$7,483,000
Buildings and improvements	74,204,860
In-place lease intangible assets	593,500
In-place lease intangible liabilities	(3,590,000)

Borrowings and available cash	$78,691,360

The Partnership considers renewals on below-market leases when ascribing value to the in-place lease intangible liabilities at the date of a property acquisition. In those instances where the renewal lease rate pursuant to the terms of the lease does not adjust to a current market rent, the Partnership evaluates whether the stated renewal rate is below current market rates and considers the past and current operations of the property, the current rent coverage ratio of the tenant, and the number of years until potential renewal option exercise. If renewal is considered probable based on these factors, an additional lease intangible liability is recorded at acquisition and amortized over the renewal period.

5.	Deferred Finance Costs

The following summarizes the Partnership’s deferred finance costs at December 31, 2008 and 2007:

	2008	2007

Gross amount	$2,517,492	$2,517,492
Accumulated amortization	(1,080,310)	(543,690)

Net	$1,437,182	$1,973,802

Amortization of deferred financing costs is reported in the amortization expense line item in the consolidated statements of operations.

The estimated annual amortization of the deferred finance costs for each of the three succeeding years is as follows:

2009	536,620
2010	536,620
2011	363,942

Total	$1,437,182

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

6.	In-Place Lease Intangibles

The following summarizes the Partnership’s in-place lease intangibles classified as part of other assets or other liabilities at December 31, 2008 and 2007:

	2008		2007
	Assets	Liabilities	Assets	Liabilities

Gross amount	$11,336,489	$34,275,494	$11,836,989	$34,275,494
Accumulated amortization	(2,849,585)	(13,605,766)	(2,009,698)	(10,067,075)

Net	$8,486,904	$20,669,728	$9,827,291	$24,208,419

The estimated annual amortization expense of the identified intangibles for each of the five succeeding years is as follows:

	Assets	Liabilities

2009	$987,649	$3,159,601
2010	974,881	3,159,167
2011	908,553	2,619,377
2012	890,897	2,507,422
2013	873,557	2,372,243
Thereafter	3,851,367	6,851,918

	$8,486,904	$20,669,728

During 2008, the Partnership wrote-off $500,500 and $180,428 of in-place lease intangible assets and related accumulated amortization, respectively.

Amortization expense for the in-place lease intangible assets for the years ended December 31, 2008, 2007, and 2006, was $1,020,315, $990,251, and $603,698, respectively. Accretion for the in-place lease intangible liabilities for the years ended December 31, 2008, 2007, and 2006, was $3,538,691, $4,923,245, and $3,801,439, respectively.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

7.	Mortgage and Other Notes Payable

The Partnership’s mortgage and other notes payable consisted of the following:

	December 31,
	2008	2007

Credit facility:
Term A loans (interest rates of 3.25% and 7.15% on December 31, 2008 and 2007, respectively)	$210,850,000	$215,000,000
Term B loans (interest rates of 3.25% and 7.15% on December 31, 2008 and 2007, respectively)	192,033,927	117,039,727
CapEx note (interest rates of 3.25% and 6.90% on December 31, 2008 and 2007, respectively)	6,708,247	3,980,531
Swingline note (interest rate of 3.25% on December 31, 2008)	2,680,000	—
Construction loan (interest rates of 3.25% and 7.25% on December 31, 2008 and 2007, respectively)	5,614,453	5,856,176
Construction loan (interest rate of 5.00% on December 31, 2008)	2,538,553	—
Joint venture construction loan (interest rate of 8.25% on December 31, 2007)	—	4,856,724
HUD-related debt (interest rates ranging from 5.23% to 7.25% on eight HUD properties)	29,620,729	24,622,415
Other loan (interest rates of 3.75% and 7.65% on December 31, 2008 and 2007, respectively)	13,500,000	15,000,000

Total	$463,545,909	$386,355,573

Credit Facility

In conjunction with the formation of the Partnership, Aviv Financing I entered into a five-year credit agreement (the Original Agreement) that provides a $185 million mortgage term loan facility (the Mortgage) and a $40 million acquisition term loan facility (the Term Loan). In addition to the Credit Facility, Aviv Financing I entered into an unsecured note arrangement with LaSalle Bank that allows the company to draw up to $10 million in order to provide additional investment in owned properties (CapEx Note).

On September 15, 2006, Aviv Financing I amended and restated its credit agreement. The Amended and Restated Credit Agreement (the Amended Agreement) contained the following provisions, among others:

•	Conversion of the outstanding loans from a Mortgage and Term Loan as of September 15, 2006, of $204,851,469 to Term A Loans, and increasing the amount of the Term A Loans to $215 million;

•	Extension of Term B Loans, not exceeding $155 million; such loan facility will be solely used to finance the Partnership’s real estate acquisitions. As of December 31, 2007, Aviv Financing I had further modified the Amended Agreement to increase the commitment under the Term B Loan from $155 million to $213 million;

•	Extension of a Swingline loan (the Swingline facility), a component of the acquisition term loan facility, amounting to $25 million. Such Swingline facility may be increased to $45 million for one time during each two fiscal quarter periods after the date of the Amended Agreement. The balance of the loan outstanding at December 31, 2008, under this facility was $2,680,000. Any loans available from the Swingline facility are payable over a period of 60 days; and

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

•	The term of the Amended Agreement was established at five years.

For accounting purposes, the amendment was treated as a debt extinguishment, and previously deferred financing costs of $1,867,128 were expensed as a component of amortization expense in connection therewith.

The Amended Agreement and the Original Agreement contained cross-default provisions. In addition, the Term A and B Loans contain cross-collateral provisions.

All of Aviv Financing I’s real and personal property serve as collateral for the above credit agreements. The Amended Agreement and the Original Agreement contain a requirement for the Partnership to maintain certain financial ratios, including a Minimum Debt Service Ratio Coverage and Minimum Distribution Coverage Ratio based on operating results of both Aviv Financing I and its tenants and various restrictive covenants, including limitations on investments, limitations on issuance of equity, and limitations on dividends or distributions. As of December 31, 2008, the Partnership was in compliance with these financial debt covenants.

Term A Loans

Principal payments on the Term A Loans are payable in quarterly installments beginning on June 30, 2007. The payment schedule for the Term A Loans is based upon a 25-year mortgage- style amortization as defined in the Amended Agreement. Interest rates, at the Partnership’s option, are based upon either the base rate or LIBOR (0.436% and 4.65% at December 31, 2008 and 2007, respectively) plus 2.5%. The base rate, as defined in the Amended Agreement, is the greater of the Federal Funds Rate (0.00 — 0.25% and 4.25% at December 31, 2008 and 2007, respectively) plus 0.5% or the prime rate (3.25% and 7.25% at December 31, 2008 and 2007, respectively). The balance outstanding on the Term A Loans as of December 31, 2008 and 2007, was approximately $210.9 million and $215.0 million, respectively. The interest rate on December 31, 2008 and 2007, on the outstanding balance was 3.25% and 7.15%, respectively. This loan matures in September 2011.

Term B Loans

Principal payments on the Term B Loans are payable in quarterly installments beginning on December 31, 2009. The payment schedule for the Term B Loans is based upon a 25-year mortgage style amortization as defined in the Amended Agreement. Interest rates, at the Partnership’s option, are based upon either the base rate or London Interbank Offered Rate (LIBOR) (0.436% and 4.65% at December 31, 2008 and 2007, respectively) plus 2.5%. The base rate, as defined in the Amended Agreement, is the greater of the Federal Funds Rate (0.00 — 0.25% and 4.25% at December 31, 2008 and 2007, respectively) plus 0.5% or the prime rate (3.25% and 7.25% at December 31, 2008 and 2007, respectively). The balance outstanding on the Term B Loans as of December 31, 2008 and 2007, was approximately $192.0 million and $117.0 million, respectively. The interest rate on December 31, 2008 and 2007, on the outstanding balance was 3.25% and 7.15%, respectively. This loan matures in September 2011.

Swingline Loan

During 2008, the Partnership drew on the Swingline facility, and the balance of the loan outstanding at December 31, 2008, was approximately $2.7 million. Monthly interest payments on the outstanding balance are due in arrears on the last day of each calendar month. Interest rates, at the Partnership’s option, are based upon either the base rate or LIBOR (0.436% at December 31, 2008) plus 2.25%. The base rate, as defined in the Amended Agreement, is the greater of the Federal Funds Rate (0.00 — 0.25% at December 31, 2008) plus 0.5% or the prime rate (3.25% at December 31, 2008). The loan matures in September 2009.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

CapEx Note

Aviv Financing I amended and restated the CapEx promissory note on January 10, 2007. As a result of this amendment, the borrowing capacity was increased from $5 million to $10 million. There are no required principal payments until the maturity date of January 10, 2009, when the outstanding principal balance is due in full. The loan was repaid in January 2009 using borrowings from the Term B loans. Monthly interest payments on the outstanding balance are due in arrears on the last day of each calendar month. Interest rates, at the Partnership’s option, are based upon either the base rate or LIBOR (0.436% and 4.65% at December 31, 2008 and 2007, respectively) plus 2.25%. The base rate, as defined in the CapEx Note, is the greater of the Federal Funds Rate (0.00 — 0.25% and 4.25% at December 31, 2008 and 2007, respectively) plus 0.5% or the prime rate (3.25% and 7.25% at December 31, 2008 and 2007, respectively). The balance outstanding on the CapEx Note at December 31, 2008 and 2007, was approximately $6.7 million, and $4.0 million respectively. The interest rate at December 31, 2008 and 2007, on the outstanding balance was 3.25% and 6.90%, respectively.

Other Loans

Effective November 22, 2005, the Partnership, through a joint venture, entered into a Construction Loan that provides for borrowings up to $5 million. The Construction Loan was a short-term lending facility which was converted to a five-year fixed loan in 2006. Interest is payable monthly at the prime rate (7.25% at December 31, 2007) plus 1.0%. The interest rate on December 31, 2007, was 8.25%. This loan is collateralized by a skilled nursing facility owned by a joint venture controlled by Aviv Development. The Partnership’s interest in the North Richland Hills joint venture was sold in April 2008.

On March 16, 2007, a subsidiary of Aviv Financing I, LLC entered into a construction loan agreement that provides for borrowings up to $6.1 million. Interest-only payments at the prime rate (3.25% and 7.25% at December 31, 2008 and 2007, respectively) are due monthly through March 1, 2008. From April 1, 2008, through the maturity date of March 16, 2010, monthly payments of principal and interest are due based on a 20-year amortization schedule. This loan is collateralized by a skilled nursing facility controlled by Aviv Financing I. The balance outstanding on this loan at December 31, 2008 and 2007, was approximately $5.6 million and $5.9 million, respectively.

On October 16, 2008, a subsidiary of Aviv Financing I, LLC entered into a construction loan agreement that provides for borrowings up to $7.2 million. Interest-only payments at the prime rate (3.25% at December 31, 2008) plus 0.5% or a minimum of 5.0% are due monthly through September 1, 2009. From October 1, 2009, through the maturity date of September 19, 2011, monthly payments of principal and interest are due based on a 20-year amortization schedule. This loan is collateralized by a skilled nursing facility controlled by Aviv Financing I. The balance outstanding on this loan at December 31, 2008, was approximately $2.5 million.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

As a result of the acquisition of certain facilities in 2006 (as described in Note 2) and the Partnership’s 2008 HUD acquisition (as described in Note 4), the existing mortgage loans were assumed by subsidiaries of Aviv Financing I. Each of these mortgages is insured by HUD and is subject to HUD guidelines and restrictions. These loans require monthly payments for escrows and replacement reserves. Prepayments are subject to prepayment premiums.

	Interest	Balance at December 31,		Maturity
Entity	Rate	2008	2007	Date

Santa Ana Bartlett	5.74%	$3,470,000	$3,529,000	03/01/33
Camas	7.23	2,631,000	2,660,000	07/01/36
Clarkston Care	7.25	3,924,000	3,968,000	09/01/36
Heritage Monterey	6.95	2,400,000	2,441,000	01/01/32
Riverside	7.10	3,292,000	3,339,000	10/01/32
Tujunga	5.82	3,409,000	3,473,000	12/01/37
VRB	5.23	5,145,000	5,212,000	06/01/39
Four Fountains	6.15	5,350,000	—	02/01/40

Totals		$29,621,000	$24,622,000

On October 16, 2007, Aviv Healthcare Properties Limited Partnership entered into a loan agreement in the amount of $15,000,000. This loan is collateralized by the Partnership’s right to distributions from the Operating Partnership pursuant to a collateral assignment of distributions agreement and matures on December 10, 2010. Interest rates, at the Partnership’s option, are based upon either the base rate plus 0.5% or LIBOR (0.436% and 4.65% at December 31, 2008 and 2007, respectively) plus 3.0%. The base rate, as defined in the loan agreement, is the greater of the prime rate (3.25% and 7.25% at December 31, 2008 and 2007, respectively) or the Federal Funds Rate (0.00 — 0.25% and 4.25% at December 31, 2008 and 2007, respectively) plus 0.5%. Quarterly principal payments are required beginning March 31, 2008. The balance outstanding on this loan at December 31, 2008 and 2007, was approximately $13.5 million and $15.0 million, respectively.

Future annual maturities of all debt obligations for five fiscal years subsequent to December 31, 2008, are as follows:

2009	$13,079,732
2010	24,027,990
2011	398,224,076
2012	530,891
2013	565,286
Thereafter	27,117,934

$463,545,909

8.	Partners’ Equity and Class E Preferred Units

In conjunction with the formation of the Partnership, the Partnership issued 10,323,213 Class A Units and 3,294,733 Class B Units in exchange for all ownership interests of the Roll-up contributed to the Partnership in 2005. The Partnership issued an additional 3,144,010 Class A Units and 1,228,372 Class B Units in 2006. No Class A or Class B Units were issued in 2007 or 2008. The Class A Units issued as a result of the formation of the Partnership have a par value of $10.00 per unit, while Class A Units issued on December 29, 2006, as a result of the addition of properties have a par value of $11.49 per unit. Operating distributions accrue at the rate of 10% per year for Class A Units. The Class A Units have distribution preference, which

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

decreases ratably after the full return of capital to the Class A Unitholders through distributions and also have a liquidation preference and a profit interest in the event of sale, disposition, or refinancing as defined in the Agreement of Limited Partnership (the Partnership Agreement).

Also in connection with the formation of the Partnership, the Partnership awarded Class C Unit profit interests. These Units do not have a par value, and no capital was contributed in consideration for their issuance. These Units were issued to the General Partner of the Partnership, which is owned by two parties which have significant ownership holdings in the Partnership. When operating distributions are paid in full to the Class A Units as described above, the Class B and Class C Units receive all excess distributions, with 40% to Class B Unitholders and 60% to the Class C Unitholders until the Class B Units receive $3 million in any partnership year. After reaching this threshold, the remaining distributions are allocated 100% to the Class C Unitholders.

Unitholders and 60% to the Class C Unitholders until the Class B Units receive $3 million in any partnership year. After reaching this threshold, the remaining distributions are allocated 100% to the Class C Unitholders.

The Class D Units represent profit interests in the Partnership, which may be granted on a periodic basis to employees of Aviv Asset Management, L.L.C. (AAM). A total of 10,000 Class D Units have been authorized under the Partnership Agreement. A total of 8,500 and 9,300 Class D Units are outstanding at December 31, 2008 and 2007, respectively. The Class D Units are not entitled to any distributions of the Partnership, except in the event of sale, disposition, or refinancing as defined in the Partnership Agreement. Class C Units also have an interest in these proceeds. These Units are defined as performance-based awards under SFAS No. 123(R) and require employment of the recipient on the date of sale, disposition, or refinancing (Liquidity Event). If the employee is no longer employed on such date, the award is forfeited. For accounting purposes, the grant date fair value will be recognized as an expense when a Liquidity Event becomes imminent. No expense relating to these awards has been recognized in 2008, 2007, or 2006.

In addition, the Partnership has established, under the management agreement with AAM, an officer incentive program linked to the future value of the Partnership. Awards vest annually over a five-year period assuming continuing employment with the Partnership. For accounting purposes, expense under the program of $406,000 was incurred in 2008.

On May 26, 2006, the Partnership entered into a Unit Purchase Agreement with an investment firm to sell up to 10,000,000 Class E Cumulative Preferred Limited Partnership Units for up to $100 million. The holders of the Class E Units have committed to the purchase of a minimum of $75 million if requested by the Partnership. The Partnership also amended and restated its Partnership Agreement to reflect the creation of this class of Limited Partnership Units. The Class E Units have a par value of $10, and distributions are payable quarterly at the rate of 10% per year. In addition to the current return of 10%, under certain circumstances outlined in the Amended and Restated Agreement of Limited Partnership, the holders of the Class E Units may be eligible for an additional 5% accrued return. The Class E Units have distribution preference and liquidation preference as defined in the Amended and Restated Agreement of Limited Partnership. The Class E Units, and a warrant discussed below, are issued/sold for $10.

The holders of the Class E Units can demand redemption of the security at any time after the fifth anniversary of the initial sale of the Unit (May 26, 2011) at a redemption price of $10. If the EBITDA yield or cash available for distribution of the Partnership, as defined in the Unit Purchase Agreement, drops below a specified level, distributions are precluded on other Partnership Units, and, in certain instances, the holder is granted certain decision-making rights. The Partnership can redeem the Class E Units at any time following the earlier of the fifth anniversary or the listing of the securities on a national exchange. If the Partnership elects to redeem at that time, the redemption price requires that the holders receive an internal rate of return of 15% on their investment. Due to the redemption right of the holders, the security is presented outside of partners’ equity on the consolidated balance sheets. In addition, the annual 10% distribution payable to this

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

preferred security holder is recognized as a deduction in the consolidated statements of operations in computing income allocable to common Unitholders.

In addition, each Class E Unit is sold with a warrant that is exercisable by the holder subject to terms outlined in the Form of Warrant, the Unit Purchase Agreement, and the Amended and Restated Agreement of Limited Partnership. The warrant entitles the Class E Unitholder to purchase one Class A Unit for $10, which may be exercised on or after May 26, 2006, up to May 26, 2021, but no later than 18 months following an issuer redemption of the Class E Units. The warrant is treated as a separate instrument from the Class E Unit and is considered an equity security for accounting purposes.

The Partnership sold 780,451 Class E Units and accompanying warrants on May 26, 2006. Subsequent sales of 322,789, 1,933,388 and 1,727,234 Class E Units and accompanying warrants were completed in 2008, 2007, and 2006, respectively. All Class E Units were issued in connection with the acquisitions (as described in Note 4). Additional Class E Units and accompanying warrants can be sold at the discretion of the Partnership subject to parameters defined in the Unit Purchase Agreement through May 26, 2011.

For accounting purposes, the aggregate $10 purchase price of the Class E Unit and warrant is bifurcated between the two instruments based on their relative fair value. The difference between the allocated fair value of the Class E Unit upon issuance and the redemption price of $10 is accreted as a deduction in computing income allocable to common Unitholders.

Distributions declared to Unitholders are summarized as follows for the respective periods:

	Class A	Class B	Class C	Class D	Class E

2008	$13,562,740	$2,774,081	$4,161,121	$—	$4,692,899
2007	13,562,740	2,174,029	3,261,043	—	3,603,541
2006	10,744,148	996,145	1,494,217	—	787,793

Weighted-average Units outstanding are summarized as follows for the respective periods:

	Class A	Class B	Class C	Class D	Class E

2008	13,467,223	4,523,145	2	9,006	4,693,784
2007	13,467,223	4,523,145	2	8,869	3,669,693
2006	10,733,805	3,356,720	2	8,900	793,390

9.	Minimum Future Rentals

The Partnership’s rental properties are leased under noncancelable triple-net operating leases. Under the provisions of the leases, the Partnership receives fixed minimum monthly rentals, generally with annual increases, and the tenants are responsible for the payment of all operating expenses, including repairs and maintenances, insurance, and real estate taxes of the property throughout the term of the leases.

At December 31, 2008, future minimum annual rentals to be received under the noncancelable lease terms are as follows:

2009	$75,142,601
2010	77,014,173
2011	78,658,357
2012	79,558,070
2013	79,896,091
Thereafter	569,190,933

$959,460,225

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

10.	Related Parties

Related-party receivables and payables represent amounts due from/to various affiliates of the Partnership, including advances to members of the Partnership, amounts due to certain acquired partnerships and limited liability companies for transactions occurring prior to the formation of the Partnership, and various advances to entities controlled by affiliates of the Partnership’s management. The Partnership has entered into a management agreement, as amended, effective April 1, 2005, with AAM, an entity affiliated by common ownership with the General Partner of the Partnership. Under the management agreement, AAM has been granted the exclusive right to oversee the portfolio of the Partnership, providing, among other administrative services, accounting and all required financial services; legal administration and regulatory compliance; investor, tenant, and lender relationship services; and transactional support to the Partnership. Except as otherwise provided in the Partnership Agreement, all management powers of the business and affairs of the Partnership are exclusively vested in the General Partner. The annual fee for such services equals six-tenths of one percent (0.6%) of the aggregate fair market value of the properties as determined by the Partnership and AAM on an annual basis. This fee arrangement was amended as discussed below. In addition, the Partnership is to reimburse AAM for all reasonable and necessary out-of-pocket expenses incurred in AAM’s conduct of its business, including, but not limited to, travel, legal, appraisal, and brokerage fees; fees and expenses incurred in connection with the acquisition, disposition, or refinancing of any property; and reimbursement of compensation and benefits of the officers and employees of AAM. This agreement is to continue until terminated by either party with 30 days’ notice. Such fees and related expense reimbursements amounted to $9,080,026, $6,543,388, and $4,814,727 in 2008, 2007, and 2006, respectively, and are reflected as a component of general and administrative expenses in the consolidated statements of operations. Of these amounts, $3,632,787 and $629,510 remained outstanding at December 31, 2008 and 2007, respectively.

On October 16, 2007, the Partnership acquired AAM through a Manager Contribution and Exchange Agreement dated October 16, 2007 (the Contribution Agreement). As stipulated in the Contribution Agreement and the Second Amended and Restated Agreement of Limited Partnership on October 16, 2007 (Partnership Agreement), the Partnership issued a new class of Partnership Unit, Class F Units, as consideration to the contributing members of AAM. The contributing members of AAM serve as the general partner of the Partnership. The Class F Units have subordinated payment and liquidity preference to the Class E Units, but are senior in payment and liquidity preference, where applicable, to the Class A, B, C, and D Units. The Class F Units pay in quarterly installments an annual dividend of 8.25% of the preliminary face amount of $53,698,000. The preliminary pricing was based upon trading multiples of comparably sized publicly-traded healthcare REITs. The ultimate Class F Unit valuation will be subject to a true-up formula at the time of a Liquidity Event, as defined in the Partnership Agreement.

Under certain circumstances, the Partnership Agreement does permit the Class E Unitholders to unwind this transaction and requires the Partnership to redeem the Class F Units by returning to the affiliates all membership interests in AAM.

For accounting purposes, AAM has not been consolidated by the Partnership nor has any value been ascribed to the Class F Units issued due to the ability of the Class E Unitholders to unwind the acquisition as described above. Such action is outside the control of the Partnership, and accordingly, the acquisition is not viewed as having been consummated. The dividends earned by the Class F Unitholders are reflected as a component of management fees as described above. Subsequent to October 16, 2007, the fee for management services to the Partnership is equal to the dividend earned on the Class F Unit and continues to be reported as management fee expense.

Simultaneously and in conjunction with the Contribution Agreement, the Partnership also provided the contributing members of AAM unsecured loans in the aggregate amount of $32,000,000, of which $30,000,000 had been funded as of December 31, 2007, and $2,000,000 had been funded in January 2008, in lieu of cash consideration for their membership interests in AAM. The loan receivables bear interest at 8.25%

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

and mature on the earlier of October 15, 2027, or the redemption of the Class F Units. The loans were repaid on June 30, 2008.

11.	Derivatives

At December 31, 2008, the Partnership is party to the following interest rate swaps, which were purchased to fix the variable interest rate on the denoted notional amount under the Original and Amended Credit Agreements:

Total notional amount	$326,000,000
Fixed interest rates range	2.83% - 5.20%
Effective date range	April 18, 2005 - October 16, 2008
Termination date range	March 31, 2009 - October 16, 2011
Asset balance at December 31, 2008 (included in other assets)	$ —
Liability balance at December 31, 2008 (included in other liabilities)	$13,299,294

The fair value of each interest rate swap agreement may increase or decrease due to changes in market conditions, but will ultimately decrease to zero over the term of each respective agreement.

For the years ended December 31, 2008, 2007, and 2006 the Partnership recognized $8.7 million of net expense, $6.9 million of net expense, and $0.3 million of net income, respectively, in the consolidated statements of operations related to the change in the fair value of these interest rate swap agreements.

12.	Commitments and Contingencies

In the normal course of business, the Partnership is involved in legal actions arising from the ownership of its property. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, operations, or liquidity of the Partnership.

Two subsidiaries of Aviv Financing I each lease a skilled nursing facility from third-party landlords under lease agreements, one of which was terminated in December 2008. The remaining lease expires in 2009 (with an additional five-year option). In accordance with SFAS No. 13, Accounting for Leases (SFAS No. 13), the lease is recorded as an operating lease. The Partnership incurred rental expenses of $501,817, $428,683, and $506,279 in 2008, 2007, and 2006, respectively, which are included in the consolidated statements of operations as operating expenses. Future rental expense increases are based on changes in the Consumer Price Index, as defined.

At December 31, 2008, future minimum annual lease payments through the anticipated termination date of June 30, 2009, are $196,859.

13.	Concentration of Credit Risk

As of December 31, 2008, our portfolio of investments consisted of 167 healthcare facilities, located in 20 states and operated by over 30 third-party operators. At December 31, 2008, approximately 37.2% (measured as a percentage of total assets) were managed and operated by three private operators: Cathedral Rock (13.9%), Daybreak Venture (10.2%) and Evergreen Healthcare (13.1%). No other operator represents more than 8.0% of our total assets. The five states in which we had our highest concentration of total assets were California (21%), Texas (15%), Missouri (10%), Arkansas (8%), and New Mexico (8%) at December 31, 2008.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

For the year ended December 31, 2008, our rental income from operations totaled $72.1 million, of which approximately $12.8 million was from Cathedral Rock (17.7%), $8.6 million was from Daybreak Venture (12.0%), and $8.0 million from Evergreen Healthcare (11.2%). No other operator generated more than 9.0% of our rental income from operations for the year ended December 31, 2008.

As of December 31, 2008, Brighten Health Group, LLC, a tenant of the Partnership, was in Chapter 11 bankruptcy and in the process of filing their reorganization plan. Rental income from Brighten Health Group in 2008 was $4.6 million, or 6.4% of total rental income from operations. The tenant has continued to pay its rent through February 2009. No assurances can be given that the tenant will continue to perform under the terms of its lease.

Below is a summary of unaudited financial information as of and for the year ended December 31, 2008 for the three lessees (operators) of our properties whose original purchase price, in the aggregate, exceeds 10% of the Partnership’s total assets at December 31, 2008. Financial performance under the terms of lease agreements with these lessees is, by agreement, guaranteed by the entities whose financial data is as follows:

	Evergreen	Daybreak	Cathedral Rock(1)

Financial position
Current assets	$63,184,810	$20,436,033	$21,045,987
Noncurrent assets	46,970,433	21,090,962	7,566,282
Current liabilities	82,445,695	22,444,559	28,463,603
Noncurrent liabilities	122,842,635	10,054,044	10,300,654
(Deficit) equity	(95,133,087)	9,028,392	(10,151,998)
Results of operations
Revenues	$255,564,428	$238,358,511	$94,654,610
Gross profit	14,730,330	10,170,598	8,995,659
Income from continuing operations	899,678	7,309,443	1,454,227
Net (loss) income	(2,745,012)	7,309,443	1,454,227

(1)	Represents the combined financial position and results of operations of the three parent entities which have guaranteed all or a portion of the lease obligations to the Partnership.

14.	Discontinued Operations

SFAS No. 144 requires that the operations and associated gains and/or losses from the sale or planned disposition of components of an entity, as defined, be reclassified and presented as discontinued operations in the Partnership’s consolidated financial statements for all periods presented. On March 31, 2008, the Partnership committed to sell the North Richland Hills Property, the sole property operated by the Partnership. On April 28, 2008, the Partnership sold its interest in the joint venture that owned the North Richland Hills Property for approximately $2,791,000 before selling costs. In 2007, the Partnership sold two properties for approximately $2,800,000 before selling costs.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Below is a summary of the components of all discontinued operations for the respective periods:

	Year Ended December 31,
	2008	2007	2006

Revenues
Resident fees	$1,937,086	$5,053,732	$—
Rental income	—	748,517	1,345,176

Total revenues	1,937,086	5,802,249	1,345,176
Expenses
Nursing home operations	1,538,773	4,753,189	—
General and administrative	—	59,782	36,714
Depreciation	45,816	222,170	137,325

Total expenses	1,584,589	5,035,141	174,039

Operating income	352,497	767,108	1,171,137
Interest income	—	13,977	47,075
Interest expense	(95,864)	(475,228)	(174,823)
Loss on sale of real estate	(183,903)	(262,350)	(1,145,097)

Discontinued operations	$72,730	$43,507	$(101,708)

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Schedule III
Rental Properties

													Life on Which
								Gross Amount Carried at					Depreciation in
				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		December 31, 2008(d)					Statement of
					Buildings &		Impairment/		Buildings &	Accumulated	Year of	Date	Operations
Description(a)	Encumbrances	City	State	Land	Improvements	Improvements	Dispositions(c)	Land	Improvements	Depreciation	Construction	Acquired	Computed

SunBridge Care/Rehab — Broadway	(2)	Methuen	MA	$31,469	$495,552	$—	$(130,000)	$31,469	$365,552	$(137,083)	1910	1993	40 years
SunBridge — Colonial Heights	(2)	Lawrence	MA	63,160	958,681	—	(225,000)	63,160	733,681	(275,131)	1963	1993	40 years
SunBridge — Fall River	(2)	Fall River	MA	90,707	1,308,677	—	(1,308,677)	90,707	—	—	—	1993	40 years
SunBridge Care Center — Glenwood	(2)	Lowell	MA	82,483	1,210,652	—	(252,500)	82,483	958,152	(359,303)	1964	1993	40 years
SunBridge — Hammond House	(2)	Worchester	MA	42,062	663,598	—	(663,598)	42,062	—	—	—	1993	40 years
SunBridge for North Reading	(2)	North Reading	MA	113,195	1,567,397	—	(252,500)	113,195	1,314,897	(493,085)	1966	1993	40 years
Robbin House Nursing and Rehab	(2)	Quincy	MA	66,000	1,051,668	—	(1,051,668)	66,000	—	—	—	1993	40 years
SunBridge Care Center — Rosewood	(2)	Fall River	MA	31,893	512,984	—	(142,500)	31,893	370,484	(138,932)	1882	1993	40 years
SunBridge Care/Rehab — Sandalwood	(2)	Oxford	MA	64,435	940,982	—	(192,500)	64,435	748,482	(280,680)	1966	1993	40 years
SunBridge — Spring Valley	(2)	Worchester	MA	71,084	1,030,725	—	(205,000)	71,084	825,725	(309,646)	1960	1993	40 years
SunBridge Care/Rehab — Town Manor	(2)	Lawrence	MA	89,790	1,305,518	—	(1,305,518)	89,790	—	—	—	1993	40 years
SunBridge Care/Rehab — Woodmill	(2)	Lawrence	MA	61,210	946,028	—	(235,000)	61,210	711,028	(266,635)	1965	1993	40 years
SunBridge Care/Rehab — Worchester	(2)	Worchester	MA	92,512	1,374,636	—	(300,000)	92,512	1,074,636	(402,989)	1965	1993	40 years
Countryside Community	(2)	South Haven	MI	221,000	4,239,161	—	—	221,000	4,239,161	(455,189)	1975	2005	40 years
Pepin Manor	(2)	Pepin	WI	318,000	1,569,959	—	—	318,000	1,569,959	(171,845)	1978	2005	40 years
Highland Health Care Center	(2)	Highland	IL	189,921	1,723,523	—	—	189,921	1,723,523	(194,815)	1963	2005	40 years
Nebraska Skilled Nursing/Rehab	(2)	Omaha	NE	211,000	6,694,584	—	—	211,000	6,694,584	(819,012)	1971	2005	40 years
Casa Real	(2)	Santa Fe	NM	1,029,800	2,692,295	—	—	1,029,800	2,692,295	(359,159)	1985	2005	40 years
Clayton Nursing and Rehab	(2)	Clayton	NM	41,000	790,476	—	—	41,000	790,476	(125,337)	1960	2005	40 years
Country Cottage Care/Rehab Center	(2)	Hobbs	NM	9,000	671,536	—	—	9,000	671,536	(124,986)	1963	2005	40 years
Bloomfield Nursing/Rehab Center	(2)	Bloomfield	NM	343,800	4,736,296	—	—	343,800	4,736,296	(512,639)	1985	2005	40 years
Espanola Valley Center	(2)	Espanola	NM	216,000	4,143,364	—	—	216,000	4,143,364	(499,615)	1984	2005	40 years
Sunshine Haven Lordsburg	(2)	Lordsburg	NM	57,041	1,881,927	—	—	57,041	1,881,927	(188,234)	1972	2005	40 years
Silver City Care Center	(2)	Silver City	NM	305,000	5,843,505	—	—	305,000	5,843,505	(614,240)	1984	2005	40 years
Raton Nursing and Rehab Center	(2)	Raton	NM	128,000	1,509,456	—	—	128,000	1,509,456	(231,440)	1985	2005	40 years
Red Rocks Care Center	(2)	Gallup	NM	329,000	3,952,779	—	—	329,000	3,952,779	(451,879)	1978	2005	40 years
Heritage Villa Nursing/Rehab	(2)	Dayton	TX	18,000	435,567	—	—	18,000	435,568	(60,118)	1964	2005	40 years
Wellington Oaks Nursing/Rehab	(2)	Ft. Worth	TX	137,000	1,147,400	—	—	137,000	1,147,400	(159,141)	1963	2005	40 years
Seven Oaks Nursing and Rehab	(2)	Bonham	TX	63,000	2,583,389	—	—	63,000	2,583,389	(298,015)	1970	2005	40 years
Birchwood Nursing and Rehab	(2)	Cooper	TX	96,000	2,726,580	—	—	96,000	2,726,580	(306,512)	1966	2005	40 years
Smith Nursing and Rehab	(2)	Wolfe City	TX	49,000	1,010,304	—	—	49,000	1,010,304	(125,156)	1946	2005	40 years
Blanco Villa Nursing and Rehab	(2)	San Antonio	TX	341,847	1,931,216	2,904	—	341,847	1,934,120	(268,225)	1969	2005	40 years
Forest Hill Nursing Center	(2)	Ft. Worth	TX	87,904	1,764,129	—	(1,852,033)	—	—	—	1971	2005	40 years
Garland Nursing and Rehab	(2)	Garland	TX	56,509	1,058,409	1,637	—	56,509	1,060,046	(147,118)	1964	2005	40 years
Hillcrest Nursing and Rehab	(2)	Wylie	TX	209,992	2,683,768	31,931	—	209,992	2,715,700	(310,814)	1975	2005	40 years
Mansfield Nursing and Rehab	(2)	Mansfield	TX	486,958	2,142,550	3,210	—	486,958	2,145,760	(263,687)	1964	2005	40 years
Westridge Nursing and Rehab	(2)	Lancaster	TX	625,790	1,847,633	2,782	—	625,790	1,850,415	(267,460)	1973	2005	40 years
Clifton Nursing and Rehab	(2)	Clifton	TX	125,000	2,974,643	—	—	125,000	2,974,643	(369,621)	1995	2005	40 years
Brownwood Nursing and Rehab	(2)	Brownwood	TX	140,000	3,463,711	—	—	140,000	3,463,711	(390,021)	1968	2005	40 years
Irving Nursing and Rehab	(2)	Irving	TX	137,000	1,248,284	—	—	137,000	1,248,284	(161,345)	1972	2005	40 years
Stanton Nursing and Rehab	(2)	Stanton	TX	261,000	1,017,599	—	—	261,000	1,017,599	(128,129)	1972	2005	40 years
Valley Mills Nursing and Rehab	(2)	Valley Mills	TX	34,000	1,091,210	—	—	34,000	1,091,210	(130,777)	1971	2005	40 years
Hometown Care Center	(2)	Moody	TX	13,000	328,263	—	—	13,000	328,263	(50,834)	1960	2005	40 years
Shuksan Healthcare Center	(2)	Bellingham	WA	61,000	491,085	274,801	—	61,000	765,886	(67,849)	1965	2005	40 years
Orange Villa Nursing and Rehab	(2)	Orange	TX	97,500	1,948,490	—	—	97,500	1,948,490	(234,209)	1973	2005	40 years
Pinehurst Nursing and Rehab	(2)	Orange	TX	98,500	2,072,051	40,035	—	98,500	2,112,087	(259,206)	1955	2005	40 years
Wheeler Nursing and Rehab	(2)	Wheeler	TX	17,000	1,369,290	—	—	17,000	1,369,290	(174,022)	1982	2005	40 years

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Schedule III — (Continued)

													Life on Which
								Gross Amount Carried at					Depreciation in
				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		December 31, 2008(d)					Statement of
					Buildings &		Impairment/		Buildings &	Accumulated	Year of	Date	Operations
Description(a)	Encumbrances	City	State	Land	Improvements	Improvements	Dispositions(c)	Land	Improvements	Depreciation	Construction	Acquired	Computed

North Pointe Nursing and Rehab	(2)	Watauga	TX	1,061,000	3,845,890	—	—	1,061,000	3,845,890	(425,362)	1999	2005	40 years
ABC Health Center	(2)	Harrisonville	MO	143,500	1,922,391	—	—	143,500	1,922,391	(213,080)	1970	2005	40 years
Camden Health Center	(2)	Harrisonville	MO	189,000	2,531,961	—	—	189,000	2,531,961	(425,858)	1977	2005	40 years
Cedar Valley Health Center	(2)	Rayton	MO	252,000	3,375,981	—	—	252,000	3,375,981	(393,282)	1978	2005	40 years
Monett Healthcare Center	(2)	Monett	MO	259,000	3,469,761	—	—	259,000	3,469,761	(384,467)	1976	2005	40 years
White Ridge Health Center	(2)	Lee’s Summit	MO	292,250	3,914,964	—	—	292,250	3,914,964	(266,345)	1986	2005	40 years
The Orchards Rehab/Care Center	(2)	Lewiston	ID	201,000	4,319,316	—	—	201,000	4,319,316	(523,632)	1958	2005	40 years
SunBridge for Payette	(2)	Payette	ID	179,000	3,165,530	—	—	179,000	3,165,530	(79,092)	1964	2005	40 years
Magic Valley Manor — Assisted Living	(2)	Wendell	ID	177,000	405,331	—	—	177,000	405,331	(45,304)	1911	2005	40 years
McCall Rehab and Living Center	(2)	McCall	ID	213,000	675,976	—	—	213,000	675,976	(299,925)	1965	2005	40 years
Menlo Park Health Care	(2)	Portland	OR	112,000	2,205,297	—	—	112,000	2,205,297	(311,502)	1959	2005	40 years
Burton Care Center	(2)	Burlington	WA	115,000	1,169,629	8,465	—	115,000	1,178,094	(128,838)	1930	2005	40 years
Columbia View Care Center	(2)	Cathlamet	WA	49,200	504,900	—	—	49,200	504,900	(65,922)	1965	2005	40 years
Pinehurst Park Terrace	(2)	Seattle	WA	—	360,236	—	—	—	360,236	(124,986)	1968	2005	40 years
Grandview Healthcare Center	(2)	Grandview	WA	19,300	1,155,216	—	—	19,300	1,155,216	(169,150)	1964	2005	40 years
Hillcrest Manor	(2)	Sunnyside	WA	102,000	1,638,826	—	—	102,000	1,638,826	(216,099)	1970	2005	40 years
Evergreen Foothills Center	(2)	Phoenix	AZ	500,000	4,537,644	—	—	500,000	4,537,644	(643,329)	1997	2005	40 years
Evergreen Hot Springs Center	(2)	Hot Springs	MT	103,500	1,942,861	—	—	103,500	1,942,861	(214,502)	1963	2005	40 years
Evergreen Polson Center	(2)	Polson	MT	121,000	2,357,612	—	—	121,000	2,357,612	(276,017)	1971	2005	40 years
Evergreen Sun City Center	(2)	Sun City	AZ	476,231	5,697,720	—	—	476,231	5,697,720	(666,507)	1985	2005	40 years
Sunset Gardens at Mesa	(2)	Mesa	AZ	123,000	1,640,673	—	—	123,000	1,640,673	(420,519)	1974	2005	40 years
Evergreen Mesa Christian Center	(2)	Mesa	AZ	466,000	6,231,061	—	(615,000)	466,000	5,616,061	(499,690)	1973	2005	40 years
Evergreen The Dalles Center	(2)	The Dalles	OR	200,000	3,831,789	—	—	200,000	3,831,789	(482,580)	1964	2005	40 years
Evergreen Vista Health Center	(2)	LaGrande	OR	281,000	4,783,790	—	—	281,000	4,783,790	(399,001)	1961	2005	40 years
Whitman Health and Rehab Center	(2)	Colfax	WA	231,000	6,271,162	—	—	231,000	6,271,162	(624,484)	1985	2005	40 years
Fountain Retirement Hotel	(2)	Youngtown	AZ	101,300	1,939,835	—	—	101,300	1,939,835	(231,313)	1971	2005	40 years
Gilmer Care Center	(2)	Gilmer	TX	257,000	2,992,894	—	—	257,000	2,992,894	(336,665)	1967	2005	40 years
Columbus Nursing and Rehab Center	(2)	Columbus	WI	352,000	3,476,920	—	—	352,000	3,476,920	(359,891)	1950	2005	40 years
San Juan Rehab and Care Center	(2)	Anacortes	WA	625,000	1,184,855	1,376,418	—	625,000	2,561,273	(165,467)	1965	2005	40 years
Infinia at Faribault	(2)	Faribault	MN	70,000	1,484,598	24,738	—	70,000	1,509,337	(191,853)	1958	2005	40 years
Infinia at Owatonna	(2)	Owatonna	MN	125,000	2,321,296	24,869	—	125,000	2,346,164	(263,871)	1963	2005	40 years
Infinia at Willmar	(2)	Wilmar	MN	70,000	1,341,155	112,860	—	70,000	1,454,015	(158,734)	1998	2005	40 years
Infinia at Florence Heights	(2)	Omaha	NE	413,000	3,516,247	—	—	413,000	3,516,247	(453,709)	1999	2005	40 years
Infinia at Ogden	(2)	Ogden	UT	233,800	4,478,450	—	—	233,800	4,478,450	(461,188)	1977	2005	40 years
Prescott Manor Nursing Center	(2)	Prescott	AR	43,500	1,461,860	—	—	43,500	1,461,860	(199,506)	1965	2005	40 years
Star City Nursing Center	(2)	Star City	AR	28,000	1,068,891	—	—	28,000	1,068,891	(114,559)	1969	2005	40 years
Westview Manor of Peabody	(2)	Peabody	KS	22,000	502,177	—	—	22,000	502,177	(57,487)	1963	2005	40 years
Orchard Grove Extended Care Center	(2)	Benton Harbor	MI	166,000	3,185,496	—	—	166,000	3,185,496	(362,367)	1971	2005	40 years
Marysville Care Center	(2)	Marysville	CA	281,000	1,319,608	—	—	281,000	1,319,608	(203,793)	1965	2005	40 years
Yuba City Care Center	(2)	Yuba City	CA	177,385	2,129,584	—	—	177,385	2,129,584	(141,173)	1964	2005	40 years
Lexington Care Center	(2)	Lexington	MO	151,000	2,943,170	—	—	151,000	2,943,170	(335,475)	1970	2005	40 years
Twin Falls Care Center	(2)	Twin Falls	ID	448,000	5,144,793	—	—	448,000	5,144,793	(561,032)	1961	2005	40 years
Gordon Lane Care Center	(2)	Fullerton	CA	2,982,000	3,648,346	—	—	2,982,000	3,648,346	(391,194)	1966	2005	40 years
Sierra View Care Center	(2)	Baldwin Park	CA	868,400	1,748,141	6,377	—	868,400	1,754,518	(206,963)	1938	2005	40 years
Villa Maria Care Center	(2)	Long Beach	CA	139,600	766,778	—	(906,378)	—	—	—	1951	2005	40 years
High Street Care Center	(2)	Oakland	CA	246,000	684,695	—	—	246,000	684,695	(77,768)	1961	2005	40 years
MacArthur Care Center	(2)	Oakland	CA	246,000	1,415,776	—	—	246,000	1,415,776	(213,609)	1960	2005	40 years
Pomona Vista Alzheimer’s Center	(2)	Ponoma	CA	403,000	954,853	—	—	403,000	954,853	(119,363)	1959	2005	40 years
Rose Convalescent Hospital	(2)	Baldwin Park	CA	1,308,000	486,043	—	—	1,308,000	486,043	(70,552)	1963	2005	40 years

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Schedule III — (Continued)

													Life on Which
								Gross Amount Carried at					Depreciation in
				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		December 31, 2008(d)					Statement of
					Buildings &		Impairment/		Buildings &	Accumulated	Year of	Date	Operations
Description(a)	Encumbrances	City	State	Land	Improvements	Improvements	Dispositions(c)	Land	Improvements	Depreciation	Construction	Acquired	Computed

Country Oaks Nursing Center	(2)	Ponoma	CA	1,393,000	2,426,180	—	—	1,393,000	2,426,180	(268,014)	1964	2005	40 years
Evergreen Nursing/Rehab Center	(2)	Effingham	IL	317,388	3,461,794	—	—	317,388	3,461,794	(386,598)	1974	2005	40 years
Deseret at Hutchinson	(2)	Hutchinson	KS	180,000	2,546,991	—	—	180,000	2,546,991	(269,121)	1963	2005	40 years
Northridge Healthcare/Rehab	(2)	Little Rock	AR	465,000	3,011,597	55,320	—	465,000	3,066,917	(432,650)	1969	2005	40 years
Doctors Nursing and Rehab Center	(2)	Salem	IL	125,000	4,663,792	871,991	—	125,000	5,535,783	(512,100)	1972	2005	40 years
Woodland Hills Health/Rehab	(2)	Little Rock	AR	270,000	4,006,007	—	—	270,000	4,006,007	(343,544)	1979	2005	40 years
North Richland Hills	(1)	North Richland Hills	TX	980,458	—	5,067,466	(6,047,924)	—	—	—	2007	2005	40 years
Chenal Heights	(1)	Little Rock	AR	1,411,446	—	7,279,170	—	1,411,446	7,279,170	(212,526)	2008	2006	40 years
Willis Nursing and Rehab	(2)	Willis	TX	212,000	2,407,367	—	—	212,000	2,407,367	(179,299)	1975	2006	40 years
Blanchette Place Care Center	(2)	St. Charles	MO	1,300,000	10,777,312	—	—	1,300,000	10,777,312	(668,259)	1994	2006	40 years
Cathedral Gardens Care Center	(2)	St. Louis	MO	1,600,000	9,524,876	—	—	1,600,000	9,524,876	(609,329)	1979	2006	40 years
Heritage Park Skilled Care	(2)	Rolla	MO	1,200,000	7,840,918	—	—	1,200,000	7,840,918	(476,502)	1993	2006	40 years
Oak Forest Skilled Care	(2)	Ballwin	MO	550,000	3,995,129	29,766	—	550,000	4,024,895	(250,891)	2004	2006	40 years
Richland Care and Rehab	(2)	Olney	IL	350,000	2,484,264	—	—	350,000	2,484,264	(174,943)	2004	2006	40 years
Bonham Nursing and Rehab	(2)	Bonham	TX	76,000	1,129,849	—	—	76,000	1,129,849	(79,534)	1969	2006	40 years
Columbus Nursing and Rehab	(2)	Columbus	TX	150,000	1,808,552	—	—	150,000	1,808,552	(135,519)	1974	2006	40 years
Denison Nursing and Rehab	(2)	Denison	TX	178,000	1,945,000	—	—	178,000	1,945,000	(137,631)	1958	2006	40 years
Falfurrias Nursing and Rehab	(2)	Falfurias	TX	92,000	1,065,000	—	—	92,000	1,065,000	(82,105)	1974	2006	40 years
Houston Nursing and Rehab	(2)	Houston	TX	228,000	2,451,893	—	—	228,000	2,451,893	(173,077)	1976	2006	40 years
Kleburg County Nursing/Rehab	(2)	Kingsville	TX	315,000	3,688,676	—	—	315,000	3,688,676	(260,197)	1947	2006	40 years
Terry Haven Nursing and Rehab	(2)	Mount Vernon	TX	180,000	1,970,861	—	—	180,000	1,970,861	(151,505)	2004	2006	40 years
Deseret at Mansfield	(2)	Mansfield	OH	146,000	2,689,968	9,041	—	146,000	2,699,009	(157,812)	1980	2006	40 years
Clarkston Care Center	(3)	Clarkston	WA	161,633	7,038,367	—	—	161,633	7,038,367	(575,129)	1970	2006	40 years
Highland Terrace Nursing Center	(3)	Camas	WA	592,776	3,921,159	—	—	592,776	3,921,159	(399,332)	1970	2006	40 years
Richland Rehabilitation Center	(2)	Richland	WA	693,000	9,307,000	145,819	—	693,000	9,452,819	(519,984)	2004	2006	40 years
Evergreen Milton — Freewater Center	(2)	Milton Freewater	OR	700,000	5,403,570	—	—	700,000	5,403,570	(341,442)	1965	2006	40 years
Douglas Rehab and Care Center	(2)	Matoon	IL	250,000	2,390,779	—	(13,246)	250,000	2,377,533	(143,857)	1963	2006	40 years
Hillside Living Center	(2)	Yorkville	IL	560,000	3,073,603	—	(3,168)	560,000	3,070,436	(197,646)	1963	2006	40 years
Arbor View Nursing/Rehab Center	(2)	Zion	IL	147,000	5,235,290	—	(12,556)	147,000	5,222,734	(293,642)	1970	2006	40 years
Ashford Hall	(2)	Irving	TX	1,746,000	11,418,567	113,706	(142,702)	1,746,000	11,389,571	(701,590)	1964	2006	40 years
Belmont Nursing and Rehab Center	(2)	Madison	WI	480,000	1,861,061	6,207	—	480,000	1,867,268	(130,483)	1974	2006	40 years
Blue Ash Nursing and Rehab Center	(2)	Cincinnati	OH	125,000	6,278,450	—	—	125,000	6,278,450	(437,705)	1969	2006	40 years
West Chester Nursing/Rehab Center	(2)	West Chester	OH	100,000	5,663,460	—	—	100,000	5,663,460	(389,428)	1965	2006	40 years
Wilmington Nursing/Rehab Center	(2)	Willmington	OH	125,000	6,078,450	—	—	125,000	6,078,450	(422,210)	1951	2006	40 years
Extended Care Hospital of Riverside	(3)	Riverside	CA	1,091,000	5,646,826	—	(26,375)	1,091,000	5,620,451	(502,546)	1967	2006	40 years
Heritage Manor	(3)	Monterey Park	CA	1,585,508	9,274,154	—	(23,200)	1,585,508	9,250,954	(733,263)	1965	2006	40 years
French Park Care Center	(3)	Santa Ana	CA	1,076,447	5,983,614	596,442	—	1,076,447	6,580,056	(381,028)	1967	2006	40 years
North Valley Nursing Center	(3)	Tujunga	CA	613,800	5,031,473	—	(25,382)	613,800	5,006,091	(354,021)	1967	2006	40 years
Villa Rancho Bernardo Care Center	(3)	San Diego	CA	1,425,347	9,652,911	—	(57,067)	1,425,347	9,595,843	(588,839)	1994	2006	40 years
Austin Nursing Center	(2)	Austin	TX	1,501,040	4,504,643	—	—	1,501,040	4,504,643	(181,478)	2007	2007	40 years
Dove Hill Care Center and Villas	(2)	Hamilton	TX	58,397	5,781,296	—	—	58,397	5,781,296	(226,471)	1998	2007	40 years
Brighten at Medford	(2)	Medford	MA	2,365,610	6,612,915	—	—	2,365,610	6,612,915	(363,857)	1978	2007	40 years
Brighten at Ambler	(2)	Ambler	PA	370,010	5,111,673	—	—	370,010	5,111,673	(210,795)	1963	2007	40 years
Brighten at Broomall	(2)	Broomall	PA	607,870	3,930,013	97,391	—	607,870	4,027,404	(216,793)	1955	2007	40 years
Brighten at Bryn Mawr	(2)	Bryn Mawr	PA	708,300	6,352,474	—	—	708,300	6,352,474	(342,083)	1972	2007	40 years
Brighten at Julia Ribaudo	(2)	Lake Ariel	PA	369,050	7,559,765	—	—	369,050	7,559,765	(412,972)	1980	2007	40 years
Good Samaritan Nursing Home	(2)	Avon	OH	393,813	8,856,210	108,495	—	393,813	8,964,705	(468,452)	1964	2007	40 years
Belleville Illinois	(2)	Belleville	IL	670,481	3,431,286	—	—	670,481	3,431,286	(111,262)	1978	2007	40 years
Homestead Various Leases(b)	(2)		TX	345,197	4,352,982	44,503	—	345,197	4,397,485	(183,246)		2007	40 years

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

Schedule III — (Continued)

													Life on Which
								Gross Amount Carried at					Depreciation in
				Initial Cost to Company		Costs Capitalized Subsequent to Acquisition		December 31, 2008(d)					Statement of
					Buildings &		Impairment/		Buildings &	Accumulated	Year of	Date	Operations
Description(a)	Encumbrances	City	State	Land	Improvements	Improvements	Dispositions(c)	Land	Improvements	Depreciation	Construction	Acquired	Computed

Byrd Haven Nursing Home	(2)	Searcy	AR	772,501	2,413,388	3,950,031	—	772,501	6,363,418	(53,377)	1961	2008	40 years
Evergreen Arvin Healthcare	(2)	Arvin	CA	900,000	4,764,928	—	—	900,000	4,764,928	(49,059)	1984	2008	40 years
Evergreen Bakersfield Healthcare	(2)	Bakersfield	CA	1,000,000	12,154,112	—	—	1,000,000	12,154,112	(112,792)	1987	2008	40 years
Evergreen Lakeport Healthcare	(2)	Lakeport	CA	1,100,000	5,237,033	—	—	1,100,000	5,237,033	(55,151)	1987	2008	40 years
New Hope Care Center	(2)	Tracy	CA	1,900,000	10,293,920	—	—	1,900,000	10,293,920	(97,291)	1987	2008	40 years
Olive Ridge Care Center	(2)	Oroville	CA	800,000	8,609,470	—	—	800,000	8,609,470	(86,368)	1987	2008	40 years
Twin Oaks Health & Rehab	(2)	Chico	CA	1,300,000	8,397,558	—	—	1,300,000	8,397,558	(86,760)	1988	2008	40 years
Evergreen Health & Rehab	(2)	LaGrande	OR	1,400,000	808,374	—	—	1,400,000	808,374	(10,572)	1975	2008	40 years
Evergreen Bremerton Health & Rehab	(2)	Bremerton	WA	650,000	1,366,315	—	—	650,000	1,366,315	(14,024)	1969	2008	40 years
Four Fountains	(3)	Belleville	IL	989,489	5,007,411	—	—	989,489	5,007,411	(34,016)	1972	2008	40 years
Brookside Health & Rehab	(2)	Little Rock	AR	750,690	4,421,289	—	—	750,690	4,421,289	(24,156)	1969	2008	40 years
Skilcare Nursing Center	(2)	Jonesboro	AR	417,050	7,007,007	—	—	417,050	7,007,007	(35,712)	1973	2008	40 years
Stoneybrook Health & Rehab Center	(2)	Benton	AR	250,230	3,170,134	—	—	250,230	3,170,133	(17,376)	1968	2008	40 years
Trumann Health & Rehab	(2)	Trumann	AR	166,820	3,587,185	—	—	166,820	3,587,185	(18,073)	1971	2008	40 years
Deseret at McPherson	(2)	McPherson	KS	92,000	1,874,921	—	—	92,000	1,874,920	—	1970	2008	40 years
Mission Nursing Center	(2)	Riverside	CA	230,000	1,209,977	—	—	230,000	1,209,977	—	1957	2008	40 years

				$66,377,879	$525,274,547	$20,286,375	$(15,989,492)	$65,169,917	$530,779,392	$(42,046,575)

Assets under direct financing leases

				Initial Cost to	Accretion/	Impairment/	Gross Amount Carried at	Year of	Date
Description(a)	Encumbrances	City	State	Company	Amortization	Dispositions	December 31, 2008	Construction	Acquired

Fountain Lake	(2)	Hot Springs	AR	$10,418,738	$60,585	$—	$10,479,323	2007	2008

				$10,418,738	$60,585	$—	$10,479,323

(a)	Composed of Skilled Nursing Facilities (SNFs) and other healthcare properties.
(b)	Includes six properties all located in Texas.
(c)	Represents impairment charges taken both 2007 and 2008 as well as the demolition of four Sun Bridge buildings.
(d)	The aggregate cost for federal income tax purposes of the real estate as of December 31, 2008 is $488,009,924.

Encumbrances:	(1) Standalone first mortgage (2) Aviv primary credit facility (3) HUD insured first mortgages

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

	For the Years Ended December 31,
	2008	2007	2006

Reconciliation of real estate:

Carrying cost:
Balance at beginning of period	$505,421,158	$442,287,560	$266,742,583
Additions during period:
Acquisitions	103,521,125	63,883,025	176,499,356
Development of rental properties and capital expenditures	8,531,372	6,523,034	2,445,621
Dispositions:
Sale of assets	(10,138,645)	(2,328,000)	(3,400,000)
Impairment(i)	(906,378)	(4,944,461)	—

Balance at end of period	$606,428,632	$505,421,158	$442,287,560

Accumulated depreciation:
Balance at beginning of period	$29,953,844	$18,926,457	$10,746,145
Additions during period:
Depreciation expense	14,577,553	13,156,184	8,295,203
Dispositions:
Sale of assets	(2,459,571)	(134,314)	(114,891)
Impairment(i)	(25,251)	(1,994,483)	—

Balance at end of period	$42,046,575	$29,953,844	$18,926,457

(i)	Represents the write-down of carrying cost and accumulated depreciation on assets where impairment charges were taken.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets
Cash and cash equivalents	$24,242,103	$9,201,887
Deferred rent receivable	24,273,940	20,777,462
Due from related parties	15,817	25,816
Tenant receivables	2,345,074	2,042,214
Rental properties and financing leases, at cost:
Land	69,378,678	65,169,917
Buildings and improvements	548,775,175	530,779,392
Assets under direct financing leases	10,548,773	10,479,323

	628,702,626	606,428,632
Less accumulated depreciation	(49,983,962)	(42,046,575)

Net rental properties	578,718,664	564,382,057
Deferred finance costs, net	1,268,248	1,437,182
Loan receivables	20,865,944	20,360,601
Other assets	16,176,601	15,746,330

Total assets	$667,906,391	$633,973,549

Liabilities and equity
Accounts payable	$293	$293
Accrued expenses	1,896,605	4,098,808
Tenant security and escrow deposits	12,138,392	11,055,624
Due to related parties	45,813	4,235,040
Other liabilities	33,542,317	35,865,392
Mortgage and other notes payable	477,094,117	463,545,909

Total liabilities	524,717,537	518,801,066
Class E Preferred Units	58,652,300	37,399,955
Equity
Partners’ equity	83,447,477	76,816,667
Noncontrolling interests	1,089,077	955,861

Total equity	84,536,554	77,772,528

Total liabilities and equity	$667,906,391	$633,973,549

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(unaudited)

Revenues
Rental income	$20,618,313	$17,729,104	$41,349,874	$35,539,600
Tenant recoveries	1,168,685	1,314,576	2,717,582	2,632,155
Interest on loans to lessees	1,164,435	420,115	1,701,430	516,380

Total revenues	22,951,433	19,463,795	45,768,886	38,688,135
Expenses
Rent and other operating expenses	180,772	160,145	230,116	271,935
General and administrative	2,669,236	2,611,348	5,860,507	5,502,564
Real estate taxes	1,499,691	1,323,888	3,002,534	2,641,467
Loss on impairment of assets	—	932,629	—	932,629
Depreciation	4,717,790	3,619,593	8,883,661	7,083,618
Other	397,513	268,038	488,120	320,162

Total expenses	9,465,002	8,915,641	18,464,938	16,752,375

Operating income	13,486,431	10,548,154	27,303,948	21,935,760
Other income and expenses
Interest and other income	282,251	722,578	323,810	1,453,596
Interest expense	(6,471,120)	(6,536,644)	(13,633,345)	(13,109,960)
Change in fair value of derivatives	2,573,780	7,083,465	3,839,064	623,054
Amortization of deferred financing costs	(137,581)	(142,281)	(271,737)	(294,135)

Total other income and expenses	(3,752,670)	1,127,118	(9,742,208)	(11,327,445)

Income from continuing operations	9,733,761	11,675,272	17,561,740	10,608,315
Discontinued operations	—	(183,903)	—	72,730

Net income	9,733,761	11,491,369	17,561,740	10,681,045
Net income allocable to noncontrolling interests	(77,016)	(51,049)	(133,216)	(106,751)
Distributions and accretion on Class E Preferred Units	(3,771,633)	(2,265,787)	(6,470,782)	(4,327,010)

Net income allocable to common units	$5,885,112	$9,174,533	$10,957,742	$6,247,284

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

Six months ended June 30, 2009 (unaudited)

	Partners’	Noncontrolling	Total
	Equity	Interests	Equity

Balance at January 1, 2009	$76,816,667	$955,861	$77,772,528
Net income	17,428,524	133,216	17,561,740
Issuance of warrants	8,399,117	—	8,399,117
Non-cash stock-based compensation	203,000	—	203,000
Distributions to partners and accretion on Class E Preferred Units and other	(19,399,831)	—	(19,399,831)

Balance at June 30, 2009	$83,447,477	$1,089,077	$84,536,554

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2009	2008

Operating activities
Net income	$17,561,740	$10,681,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,883,661	7,083,618
Amortization	271,737	294,135
Change in fair value of derivatives	(3,839,064)	(623,054)
Deferred rental income	(3,179,271)	(3,374,978)
Rental income from intangible amortization, net	(1,082,071)	(1,375,990)
Non-cash stock-based compensation	203,000	206,600
Loss on impairment of assets	—	932,629
Loss on disposal of assets, net	—	183,903
Changes in assets and liabilities:
Due from related parties	9,999	(634,588)
Tenant receivables	(302,860)	(1,378,135)
Other assets	(918,668)	(1,727,180)
Accounts payable and accrued expenses	760,647	1,035,325
Tenant security deposits and other liabilities	889,170	1,341,835
Due to related parties	(4,189,227)	(1,146,779)

Net cash provided by operating activities	15,068,793	11,498,386
Investing activities
Net proceeds from sale of rental properties	—	3,071,177
Purchase of rental properties	(16,375,694)	(4,332,548)
Capital improvements and other developments	(6,844,576)	(437,334)
Proceeds of collections on loan receivables to related parties	—	32,000,000
Loan receivables funded to others, net	(505,343)	(5,032,594)

Net cash (used in) provided by investing activities	(23,725,613)	25,268,701
Financing activities
Borrowings of debt	26,471,227	12,602,716
Repayment of debt	(12,923,019)	(1,932,625)
Payment of financing costs	(102,803)	—
Distributions to noncontrolling interests	—	(61,779)
Proceeds from issuance of warrants	8,399,117	1,349,494
Net proceeds from issuance of Class E Preferred Units	17,898,975	1,813,833
Funding of direct financing leases, net	—	(10,389,783)
Cash distributions to partners	(16,046,461)	(13,807,317)

Net cash provided by (used in) financing activities	23,697,036	(10,425,461)

Net increase in cash and cash equivalents	15,040,216	26,341,626

Cash and cash equivalents:
Beginning of period	9,201,887	16,143,265

End of period	$24,242,103	$42,484,891

Supplemental cash flow information
Cash paid for interest	$14,981,160	$12,445,700
Supplemental disclosure of noncash activity
Accrued distributions payable	$3,000,000	$—

See accompanying notes to consolidated financial statements.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2009 AND 2008

1.  Description of Operations

Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership, and Subsidiaries (the Partnership), directly or indirectly owned or leased 169 properties, principally skilled nursing facilities, across the United States at June 30, 2009. The Partnership generates the majority of its revenues by entering into long-term, triple-net leases with qualified local, regional, and national operators. In addition to the base rent, leases provide for our tenants to pay the Partnership an ongoing escrow for real estate taxes. Furthermore, all operating and maintenance costs of the buildings are the responsibility of the tenants. Substantially all depreciation expense reflected in the consolidated statements of operations relates to the ownership of the Partnership’s investment in rental properties. The Partnership manages its business as a single business segment as defined in Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131).

The Partnership is the general partner and 99.245% owner of Aviv Healthcare Properties Operating Partnership I, L.P. (the Operating Partnership), a Delaware limited partnership. The remaining fractional interest in the Operating Partnership is owned by a related party, Aviv Healthcare LLC, and is shown as a component of noncontrolling interests. The Operating Partnership has three wholly owned subsidiaries: Aviv Development JV, LLC (Aviv Development), a Delaware limited liability company; Aviv Financing I, LLC (Aviv Financing I), a Delaware limited liability company; and Aviv Financing II, LLC (Aviv Financing II), a Delaware limited liability company.

2.  Formation

The Partnership was formed in 2005 for the purpose of combining various entities (Roll-up) comprised of limited partnerships, limited liability companies, corporations, and general partnerships with varying ownership, formerly managed by Karell Capital Ventures, Inc. (KCV), an entity affiliated with the Partnership through common ownership. While there was some commonality of ownership interests among the entities, common control did not exist among these entities prior to or subsequent to the Roll-up.

The Roll-up was treated as an acquisition of real estate assets at fair value with the largest of the combining entities, Massachusetts Nursing Homes, LLC (Massachusetts), identified as the accounting acquirer. Massachusetts’ assets, liabilities, and equity continue to be reported in the consolidated financial statements at their historical cost. All other remaining real estate assets, effective on their respective acquisition dates, were deemed to have been acquired by Massachusetts, and these acquired assets and assumed liabilities were recorded on such dates at their fair value in accordance with the purchase method of accounting.

In consideration for the properties acquired by the Partnership, each former owner received Class A Units or a combination of Class A and B Units in the Partnership based on the estimated fair value of the former owner’s historic interest in each of the former owners’ respective partnerships. Units granted in connection with the Roll-up were issued and recorded at their estimated fair value.

3.  Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.

Effective January 1, 2009, the Partnership retrospectively adopted the provisions of SFAS No. 160, which requires a noncontrolling interest in a subsidiary to be reported as equity and the amount of consolidated net income specifically attributable to the noncontrolling interest to be included within consolidated net income. SFAS No. 160 also requires consistency in the manner of reporting changes in the parent’s ownership interest and requires fair value measurement of any noncontrolling equity investment retained in a deconsolidation.

As a result of these reclassifications, total equity at December 31, 2008 increased by approximately $1.0 million from the approximate $76.8 million amount previously reported.

Further, as a result of the adoption of SFAS No. 160, net income attributable to noncontrolling interests is now excluded from the determination of consolidated net income. Corresponding changes have also been made to the accompanying consolidated statements of cash flows.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership, the Operating Partnership, and all controlled subsidiaries and joint ventures. The Partnership considers itself to control an entity if it is the majority owner of and has voting control over such entity. The portion of the net income or loss attributed to third parties is reported as net income allocable to noncontrolling interests on the Partnership’s consolidated statements of operations, and such parties’ portion of the net equity in such subsidiaries is reported on the Partnership’s consolidated balance sheets as noncontrolling interests. All significant intercompany balances and transactions have been eliminated in consolidation.

Quarterly Reporting

The accompanying unaudited financial statements and notes of the Partnership as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under GAAP have been condensed or omitted pursuant to such rules. In the opinion of management, all adjustments considered necessary for a fair presentation of the Partnership’s balance sheets, statements of operations, and statements of cash flows have been included and are of a normal and recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the Partnership for the years ended December 31, 2008, 2007, and 2006. The consolidated statements of operations and cash flows for the three and six months ended June 30, 2009 and 2008, are not necessarily indicative of full year results.

Rental Properties

The Partnership has initially recorded all acquired properties at their estimated fair value. The Partnership periodically assesses the carrying value of rental properties and related intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), to determine if facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified. In the event impairment in value occurs and the carrying amount of the rental properties will not

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

be recovered, a provision will be recorded to reduce the carrying basis of the rental properties and related intangibles to their estimated fair value. The estimated fair value of the Partnership’s rental properties is determined by using customary industry standard methods that include discounted cash flow and/or direct capitalization analysis.

Revenue Recognition

Rental income is recognized on a straight-line basis over the term of the lease when collectibility is reasonably assumed. Differences between rental income earned and amounts due under the lease are charged or credited, as applicable, to deferred rent receivable. Income recognized from this policy is entitled deferred rental revenue. Additional rents from expense reimbursements for insurance, real estate taxes, and certain other expenses are recognized in the period in which the related expenses are incurred.

Resident fee revenue is recorded when services are rendered and consists of fees for basic housing, support services, and fees associated with additional services such as personalized health and assisted living care. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. Revenue for certain skilled nursing services and ancillary charges is recognized as services are provided and is billed monthly in arrears.

Below is a summary of the components of rental income, including rental income from discontinued operations, for the respective periods:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Rental income	$18,477,156	$15,554,672	$37,088,532	$30,788,632
Deferred rental revenue	1,590,591	1,595,642	3,179,271	3,374,978
Rental income from intangible amortization	550,566	578,790	1,082,071	1,375,990

Total rental income	$20,618,313	$17,729,104	$41,349,874	$35,539,600

Lease Accounting

The Partnership, as lessor, makes a determination with respect to each of its leases whether they should be accounted for as operating leases or direct financing leases. The classification criteria is based on estimates regarding the fair value of the leased facilities, minimum lease payments, effective cost of funds, the economic life of the facilities, the existence of a bargain purchase option, and certain other terms in the lease agreements. Payments received under operating leases are accounted for in the consolidated statements of operations as rental income for actual rent collected plus or minus a straight-line adjustment for estimated minimum lease escalators. Assets subject to operating leases are reported as rental properties in the consolidated balance sheets. For facilities leased as direct financing arrangements, an asset equal to the Partnership’s net initial investment is established on the balance sheets entitled assets under direct financing leases. Payments received under the financing lease are bifurcated between interest income and principal amortization to achieve a consistent yield over the stated lease term using the interest method. Principal amortization (accretion) is reflected as an adjustment to the asset subject to a financing lease.

All of the Partnership’s leases contain fixed or formula based rent escalators. To the extent that the escalator increases are tied to a fixed index or rate, lease payments are accounted for on a straight-line basis over the life of the lease.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Stock-Based Compensation

The Partnership follows SFAS No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123R), which requires all shared-based payments to employees, including grants of employee stock options, to be recognized in the consolidated statements of operations based on their fair values.

Fair Value Measurements

SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels are defined as follows:

•	Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or;

•	Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Partnership’s interest rate swaps are valued using models developed internally by the respective counterparty that use as their basis readily observable market parameters and are classified within Level 2 of the valuation hierarchy.

Cash and cash equivalents, cash and escrow deposits-restricted and derivative financial instruments are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. Management estimates the fair value of its long-term debt using a discounted cash flow analysis based upon the Partnership’s current borrowing rate for debt with similar maturities and collateral securing the indebtedness. The Partnership had outstanding mortgage and other notes payable obligations with a carrying value of $447.1 million and $463.5 million as of June 30, 2009 and December 31, 2008, respectively. The fair value of debt as of June 30, 2009 was $461.8 million and as of December 31, 2008 approximates its carrying value based upon interest rates available to the Partnership on similar borrowings.

Derivative Instruments

The Partnership has implemented SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (including amendments set forth in SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities) (SFAS No. 133), which establishes accounting and reporting standards requiring that all derivatives, including certain derivative instruments embedded in other contracts, be recorded as either an asset or liability measured at their fair value unless they qualify for a normal purchase or normal sales exception. When specific hedge accounting criteria are not met, SFAS No. 133 requires that changes in a derivative’s fair value be recognized currently in earnings. All of the changes in the fair market values of the Partnership’s derivative instruments are recorded in the consolidated statements of operations.

Initial Public Offering Costs

The Partnership is in the process of an initial public offering (the IPO) of common stock, although there can be no assurance that the IPO will occur. Costs related to the IPO incurred by the Partnership are capitalized on the consolidated balance sheets in other assets as they are incurred. Upon occurrence of the

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

IPO, these costs will be reclassified out of other assets and will be recorded as a reduction in the post-IPO Company’s equity. If the IPO does not occur, capitalized costs will be written off to the consolidated statements of operations. As of June 30, 2009 approximately $3.7 million of IPO-related costs were capitalized.

Income Taxes

As a limited partnership, the consolidated operating results are included in the income tax returns of the individual partners. Accordingly, the Partnership does not provide for federal income taxes. State income taxes were not significant in any of the periods presented.

Subsequent Events

The Partnership has evaluated all events subsequent to June 30, 2009 through August 14, 2009 and determined that no events have occurred which would require additional disclosure.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current financial statement presentation, with no effect on the Partnership’s consolidated financial position or results of operations.

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS No. 165). SFAS No. 165 establishes principles and requirements for evaluating, recognizing and disclosing subsequent events. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS No. 165 did not have an impact on the consolidated financial statements.

In April 2009, the FASB issued FSP SFAS No. 107-1 and APB 28-1, Interim Disclosures About Fair Value of Financial Instruments (FSP SFAS No. 107-1). FSP SFAS No. 107-1 extends the disclosure requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments (SFAS No. 107) to interim financial statements of publicly traded companies. FSP SFAS No. 107-1 is effective for interim reporting periods ending after June 15, 2009. The adoption of FSP SFAS No. 107-1 did not have a material effect on the consolidated financial statements.

In April 2009, the FASB issued FSP SFAS No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP SFAS No. 157-4). FSP SFAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of FSP SFAS No. 157-4 did not have an impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of Statement No. 133 with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after November 15, 2008. The adoption of SFAS No. 161 did not have an impact on the consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (FSP) SFAS No. 157-2, Effective Date of FASB Statement No. 157 (SFAS No. 157-2), which delays the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

recurring basis (at least annually). SFAS No. 157-2 partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and as a result, is effective for the Partnership beginning January 1, 2009. The Partnership adopted SFAS No. 157-2 on January 1, 2009 and the adoption did not have a material effect on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) was issued to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The statement is to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Partnership adopted SFAS No. 141(R) on January 1, 2009 and the adoption did not have a material effect on the consolidated financial statements.

Discontinued Operations

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), the results of operations related to the actual or planned disposition of rental properties are reflected in the consolidated statements of operations as discontinued operations for all periods presented.

4.  In-Place Lease Intangibles

The following summarizes the Partnership’s in-place lease intangibles classified as part of other assets or other liabilities:

	June 30, 2009		December 31, 2008
	Assets	Liabilities	Assets	Liabilities

Gross amount	$11,336,489	$34,275,494	$11,336,489	$34,275,494
Accumulated amortization	(3,337,986)	(15,110,491)	(2,849,585)	(13,605,766)

Net	$7,998,503	$19,165,003	$8,486,904	$20,669,728

Amortization expense for the in-place lease intangible assets for the three and six months ended June 30, 2009 and 2008, was $236,033, $488,401, $242,438, and $527,124, respectively. Accretion for the in-place lease intangible liabilities for the three and six months ended June 30, 2009 and 2008, was $786,598, $1,504,725, $821,228, and $1,903,114, respectively.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

5.  Mortgage and Other Notes Payable

The Partnership’s mortgage and other notes payable consisted of the following:

	June 30,	December 31,
	2009	2008

Credit Facility:
Term A loan (interest rates of 3.25% on June 30, 2009 and December 31, 2008, respectively)	$8,600,000	$210,850,000
Term A loan (interest rate of 2.81% on June 30, 2009)	200,000,000	—
Term B loan (interest rates of 3.25% on June 30, 2009 and December 31, 2008, respectively)	3,754,928	192,033,927
Term B loan (interest rate of 2.81% on June 30, 2009)	200,000,000	—
CapEx note (interest rate of 3.25% on December 31, 2008)	—	6,708,247
Swingline note (interest rate of 3.25% on December 31, 2008)	—	2,680,000
Construction loan (interest rates of 3.25% on June 30, 2009 and December 31, 2008, respectively)	5,384,502	5,614,453
Construction loan (interest rates of 5.00% on June 30, 2009 and December 31, 2008, respectively)	6,038,578	2,538,553
HUD-related debt (interest rates ranging from 5.23% to 7.25% on eight HUD properties)	29,367,501	29,620,729
Other loan (interest rates of 3.75% on June 30, 2009 and December 31, 2008, respectively)	12,750,000	13,500,000
Acquisition loan (interest rate of 3.32% on June 30, 2009)	2,601,636	—
Acquisition loan (interest rate of 4.50% on June 30, 2009)	8,596,972	—

	$477,094,117	$463,545,909

6.  Partners’ Equity and Incentive Program

The Partnership has established, under the management agreement with the Manager, an officer incentive program linked to the future value of the Partnership. Awards vest annually over a five-year period assuming continuing employment with the Partnership. The awards can be settled in Class C Units or cash at the Partnership’s discretion at the settlement date of December 31, 2012. For accounting purposes, expense recognition under the program commenced in 2008, and the related expense for the three and six months ended June 30, 2009 and 2008 was approximately $102,000, $203,000, $102,000, and $207,000, respectively.

Distributions to Unitholders are summarized as follows for the respective three months ended:

	Class A	Class B	Class C	Class D	Class E

June 30, 2009	$3,390,685	$1,200,000	$1,800,000	$—	$1,774,556
June 30, 2008	$3,390,685	$1,028,265	$1,542,398	$—	$1,184,165

Distributions to Unitholders are summarized as follows for the respective six months ended:

	Class A	Class B	Class C	Class D	Class E

June 30, 2009	$6,781,370	$2,459,934	$3,699,901	$—	$3,117,413
June 30, 2008	$6,781,370	$1,887,306	$2,830,959	$—	$2,291,391

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

Weighted-average Units outstanding are summarized as follows for the respective three months ended:

	Class A	Class B	Class C	Class D	Class E

June 30, 2009	13,467,223	4,523,145	2	8,000	7,140,210
June 30, 2008	13,467,223	4,523,145	2	9,049	4,753,221

Weighted-average Units outstanding are summarized as follows for the respective six months ended:

	Class A	Class B	Class C	Class D	Class E

June 30, 2009	13,467,223	4,523,145	2	8,157	6,293,988
June 30, 2008	13,467,223	4,523,145	2	9,175	4,597,147

7.  Related Parties

Related-party receivables and payables represent amounts due from/to various affiliates of the Partnership, including advances to members of the Partnership, amounts due to certain acquired partnerships and limited liability companies for transactions occurring prior to the formation of the Partnership, and various advances to entities controlled by affiliates of the Partnership’s management.

The Partnership has entered into a management agreement, as amended, effective April 13, 2005, with Aviv Asset Management, L.L.C. (AAM), an entity affiliated by common ownership with the General Partner of the Partnership. Under the management agreement, AAM has been granted the exclusive right to oversee the portfolio of the Partnership, providing, among other administrative services, accounting and all required financial services; legal administration and regulatory compliance; investor, tenant, and lender relationship services; and transactional support to the Partnership. Except as otherwise provided in the Partnership Agreement, all management powers of the business and affairs of the Partnership are exclusively vested in the General Partner. In addition to an annual fee as described below, the Partnership is to reimburse AAM for all reasonable and necessary out-of-pocket expenses incurred in AAM’s conduct of its business, including, but not limited to, travel, legal, appraisal, and brokerage fees; fees and expenses incurred in connection with the acquisition, disposition, or refinancing of any property; and reimbursement of compensation and benefits of the officers and employees of AAM. This agreement is to continue until terminated by either party with 30 days’ notice. Such fees and related expense reimbursements amounted to $2,164,301, $4,796,757, $2,237,852, and $4,549,339 for the three and six months ended June 30, 2009 and 2008, respectively, and are reflected as a component of general and administrative expenses in the consolidated statements of operations. Management fees and related expense reimbursements of $45,813 and $3,632,787 remained outstanding at June 30, 2009 and December 31, 2008, respectively.

On October 16, 2007, the Partnership acquired AAM through a Manager Contribution and Exchange Agreement dated October 16, 2007 (the Contribution Agreement). As stipulated in the Contribution Agreement and the Second Amended and Restated Agreement of Limited Partnership on October 16, 2007 (Partnership Agreement), the Partnership issued a new class of Partnership Unit, Class F Units, as consideration to the contributing members of AAM. The contributing members of AAM serve as the general partner of the Partnership. The Class F Units have subordinated payment and liquidity preference to the Class E Units, but are senior in payment and liquidity preference, where applicable, to the Class A, B, C, and D Units. The Class F Units pay in quarterly installments an annual dividend of 8.25% of the preliminary face amount of $53,698,000. The preliminary pricing was based upon trading multiples of comparably sized publicly-traded healthcare REITs. The ultimate Class F Unit valuation will be subject to a true-up formula at the time of a Liquidity Event, as defined in the Partnership Agreement.

Under certain circumstances, the Partnership Agreement does permit the Class E Unitholders to unwind this transaction and requires the Partnership to redeem the Class F Units by returning to the affiliates all membership interests in AAM.

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

For accounting purposes, AAM has not been consolidated by the Partnership nor has any value been ascribed to the Class F Units issued due to the ability of the Class E Unitholders to unwind the acquisition as described above. Such action is outside the control of the Partnership, and accordingly, the acquisition is not viewed as having been consummated. The dividends earned by the Class F Unitholders are reflected as a component of management fees as described above. Subsequent to October 16, 2007, the fee for management services to the Partnership is equal to the dividend earned on the Class F Unit and continues to be reported as management fee expense.

Simultaneously and in conjunction with the Contribution Agreement, the Partnership also provided the contributing members of AAM unsecured loans in the aggregate amount of $32,000,000, in lieu of cash consideration of their membership interests in AAM. The loan receivables bear interest at 8.25% and mature on the earlier of October 15, 2027, or the redemption of the Class F Units. The loans were repaid on June 30, 2008.

8.  Derivatives

At June 30, 2009, the Partnership is party to the following summarized interest rate swaps, which were purchased to fix the variable interest rate on the denoted notional amounts:

Total notional amount	$326,150,000
Fixed interest rates range	1.54%-5.20%
Effective date range	April 18, 2005-March 31, 2009
Termination date range	October 9, 2009-September 16, 2011
Asset balance at June 30, 2009 (included in other assets)	$—
Liability balance at June 30, 2009 (included in other liabilities)	$9,460,229

The fair value of each interest rate swap agreement may increase or decrease due to changes in market conditions but will ultimately decrease to zero over the term of each respective agreement.

The Partnership’s derivative liabilities include interest rate swaps that effectively convert a portion of the Partnership’s variable rate debt to fixed rate debt. The derivative positions are valued using models developed internally by the respective counterparty that use as their basis readily observable market parameters (such as forward yield curves) and are classified within Level 2 of the valuation hierarchy. The Partnership considers its own credit risk as well as the credit risk of its counterparties when evaluating the fair value of its derivatives. Any adjustments resulting from credit risk are recorded as a change in fair value of derivatives and amortization in the current period statement of operations.

For the three and six months ended June 30, 2009 and 2008, the Partnership recognized approximately $2.6 million, $3.8 million, $7.1 million, and $0.6 million of net income, respectively, in the consolidated statements of operations related to the change in the fair value of these interest rate swap agreements.

9.  Commitments and Contingencies

In the normal course of business, the Partnership is involved in legal actions arising from the ownership of its property. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, operations, or liquidity of the Partnership.

10.  Concentration of Credit Risk

As of June 30, 2009, our portfolio of investments consisted of 169 healthcare properties located in 21 states and operated by over 32 third-party operators. At June 30, 2009, approximately 39.3% (measured as

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)

a percentage of total assets) were managed and operated by three private operators: Evergreen (14.8%), Cathedral Rock (12.3%) and SunMar (12.2%). No other operator represents more than 9.9% of total assets. The eight states in which we had our highest concentration of total assets were California (22.2%), Texas (14.0%), Arkansas (10.2%), Missouri (8.5%), Washington (7.3%), Illinois (5.6%), New Mexico (4.7%), and Ohio (4.6%) at June 30, 2009.

For the six months ended June 30, 2009, our rental income from operations totaled $41.3 million, of which approximately $6.4 million was from Cathedral Rock (15.5%), $4.8 million was from Evergreen Healthcare (11.6%), and $4.5 million was from Daybreak Venture (10.7%). No other operator generated more than 10.2% of our rental income from operations for the six months ended June 30, 2009.

11.  Discontinued Operations

SFAS No. 144 requires that the operations and associated gains and/or losses from the sale or planned disposition of components of an entity, as defined, be reclassified and presented as discontinued operations in the Partnership’s consolidated financial statements for all periods presented. On March 31, 2008, the Partnership committed to sell the North Richland Hills Property, the sole property operated by the Partnership. On April 28, 2008, the Partnership sold its interest in the joint venture that owned the North Richland Hills Property for approximately $2,791,000 before selling costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues
Resident fees	$—	$—	$—	$1,937,086
Rental income	—	—	—	—

Total revenues	—	—	—	$1,937,086
Expenses
Nursing home operations	—	—	—	1,538,773
General and administrative	—	—	—	—
Depreciation	—	—	—	45,816

Total expenses	—	—	—	1,584,589

Operating income	—	—	—	352,497
Interest expense	—	—	—	(95,864)
Loss on sale of asset, net	—	(183,903)	—	(183,903)

Discontinued operations	$—	$(183,903)	$—	$72,730

AVIV ASSET MANAGEMENT, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
Aviv Asset Management, L.L.C.

We have audited the accompanying balance sheet of Aviv Asset Management, L.L.C. (the Company) as of December 31, 2008, and the related statements of operations, changes in members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviv Asset Management, L.L.C. at December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Chicago, Illinois
March 12, 2009

AVIV ASSET MANAGEMENT, L.L.C.

BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets
Cash	$132,069	$159,606
Furniture, fixtures, and equipment, at cost	265,467	263,168
Less accumulated depreciation	(64,779)	(45,420)

Net furniture, fixtures, and equipment	200,688	217,748
Due from related parties	45,813	3,632,787
Other assets	56,140	16,654

Total assets	$434,710	$4,026,795

Liabilities and members’ equity
Accounts payable	$—	$3,388,524
Accrued and other liabilities	356,493	539,607

Total liabilities	356,493	3,928,131
Members’ equity	78,217	98,664

Total liabilities and members’ equity	$434,710	$4,026,795

See accompanying notes to financial statements.

AVIV ASSET MANAGEMENT, L.L.C.

STATEMENTS OF OPERATIONS

					Year
	Three Months	Three Months	Six Months	Six Months	Ended
	Ended	Ended	Ended	Ended	December 31,
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues
Management fee revenue	$2,164,301	$2,237,852	$4,796,757	$4,549,339	$9,080,026
Other	2,250	—	4,500	—	7,500

Total revenues	2,166,551	2,237,852	4,801,257	4,549,339	9,087,526
Expenses
General and administrative	62,330	343,060	496,588	587,175	966,038
Payroll	908,646	796,107	1,937,345	1,615,134	3,284,717
Rent and occupancy	82,784	48,184	135,658	183,520	347,677
Depreciation	9,699	9,956	19,359	18,453	38,217

Total expenses	1,063,459	1,197,307	2,588,950	2,404,282	4,636,649

Net income	$1,103,092	$1,040,545	$2,212,307	$2,145,057	$4,450,877

See accompanying notes to financial statements.

AVIV ASSET MANAGEMENT, L.L.C.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
SIX MONTHS ENDED JUNE 30, 2009 (UNAUDITED) AND
YEAR ENDED DECEMBER 31, 2008

Members’
Equity

Balance at January 1, 2008 (Restated — Note 1)	$871,565
Net income	4,450,877
Distributions to members	(5,223,778)

Balance at December 31, 2008	98,664
Net income	2,212,307
Distributions to members	(2,232,754)

Balance at June 30, 2009	$78,217

See accompanying notes to financial statements.

AVIV ASSET MANAGEMENT, L.L.C.

STATEMENTS OF CASH FLOWS

	Six Months Ended	Six Months Ended	Year Ended
	June 30,	June 30,	December 31,
	2009	2008	2008
	(unaudited)	(unaudited)

Operating activities
Net income	$2,212,307	$2,145,057	$4,450,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,359	18,453	38,217
Changes in assets and liabilities:
Due from related parties	3,586,974	718,621	2,114,823
Other assets	(39,486)	36,636	44,439
Accounts payable	(3,388,524)	(2,210,962)	(1,618,485)
Accrued and other liabilities	(183,114)	1,926	148,128

Net cash provided by operating activities	2,207,516	709,731	5,177,999
Investing activities
Purchase of furniture, fixtures, and equipment	(2,299)	(28,697)	(28,697)

Cash used in investing activities	(2,299)	(28,697)	(28,697)
Financing activities
Distributions to members	(2,232,754)	(776,556)	(5,223,778)

Cash used in financing activities	(2,232,754)	(776,556)	(5,223,778)

Net decrease in cash	(27,537)	(95,522)	(74,476)
Cash:
Beginning of period	159,606	234,082	234,082

End of period	$132,069	$138,560	$159,606

See accompanying notes to financial statements.

AVIV ASSET MANAGEMENT, L.L.C.

NOTES TO FINANCIAL STATEMENTS
THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED) AND
YEAR ENDED DECEMBER 31, 2008

1.	Description of Operations

Aviv Asset Management, L.L.C. (the Company) is a Delaware limited liability company that was formed on March 17, 2005, to provide asset management and investment services primarily to Aviv Healthcare Properties Limited Partnership and Subsidiaries (the Partnership), an affiliated entity of the Company as the members of the Company also hold general partnership interests in the Partnership. The Partnership invests primarily in triple-net leased skilled nursing facilities across the United States. As of June 30, 2009 and December 31, 2008, the Company’s portfolio consisted of 172 and 170 properties, respectively.

In accordance with the Limited Liability Company Operating Agreement (the Operating Agreement), the Company shall continue until dissolved in accordance with either the terms of the Operating Agreement or the Delaware Limited Liability Company Act.

In 2008, the Company identified an error in reporting its December 31, 2007 due from related parties balance and corrected this item through an adjustment of $557,871 to beginning members’ equity as of January 1, 2008. The adjustment resulted in an increase to the Company’s due from related parties and members’ equity line items on the December 31, 2007 balance sheet and an increase to reported net income for the year then ended of $277,098 from additional management fee reimbursement revenue.

2.	Summary of Significant Accounting Policies

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Quarterly Reporting

The accompanying unaudited financial statements and notes of the Company as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under GAAP have been condensed or omitted pursuant to such rules. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s balance sheets, statements of operations, and statements of cash flows have been included and are of a normal and recurring nature. The statements of operations and cash flows for the three and six months ended June 30, 2009 and 2008 are not necessarily indicative of full year results.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment is composed primarily of office furniture, leasehold improvements and computer equipment depreciated on a straight line basis over 5 to 7 years.

Revenue Recognition

Management fee revenue is recognized and recorded when services are rendered and consists of fees for the asset management and investment services related to a portfolio of skilled nursing facilities and other healthcare properties throughout the United States, which are leased to healthcare operating companies under

AVIV ASSET MANAGEMENT, L.L.C.

NOTES TO FINANCIAL STATEMENTS — (CONTINUED)

triple-net leases. Substantially all revenue of the Company is derived from management services provided to the Partnership.

Income Taxes

The Company is a limited liability company. Therefore, substantially all federal and state income taxes are recorded by the individual members. Accordingly, the Company does not provide for income taxes.

3.	Lease Commitment

The Company leases its corporate office space. The initial lease term expires in 2018. The Company recognizes rent expense on a straight-line basis over the term of the lease. Rent expense for the three and six months ended June 30, 2009 and 2008 and the year ended December 31, 2008, amounted to $82,784, $135,658, $48,184, $183,520, and $347,677, respectively, which is included in rent and occupancy on the Company’s statements of operations. Additionally, during the six months ended June 30, 2008, the Company paid $67,633 as a settlement of an old lease obligation, which is included in rent and occupancy on the Company’s statements of operations.

Minimum rental commitments as of December 31, 2008 are as follows:

2009	$153,980
2010	158,041
2011	162,102
2012	166,163
2013	170,224
Thereafter	832,505

$1,643,015

4.	Related Parties

Related-party receivables and payables represent amounts due from/to various affiliates of the Company, including advances to members of the Company, and various advances to entities controlled by affiliates of the Company’s management.

The Company entered into an asset management agreement, as amended, effective April 13, 2005, with the Partnership. Under the asset management agreement, the Company has been granted the exclusive right to manage the portfolio of the Partnership, providing, among other administrative services, accounting and all required financial services; legal administration and regulatory compliance; investor, tenant, and lender relationship services; and transactional support to the Partnership. All management powers of the business and affairs of the Partnership however, are exclusively vested in the general partner of the Partnership.

On October 16, 2007, the Company was legally acquired by the Partnership, through a Manager Contribution and Exchange Agreement dated October 16, 2007 (the Contribution Agreement). The Partnership issued a new class of Partnership Unit, Class F Units, as consideration to the contributing members of the Company. The Class F Units pay in quarterly installments an annual dividend of 8.25% of the preliminary issuance amount of $53,698,000. The ultimate Class F Unit valuation will be subject to a true-up formula at the time of a Liquidity Event, as defined. This Class F quarterly distribution represents the ongoing asset management fee for the services provided under the asset management agreement dated April 13, 2005, effective October 17, 2007. The asset management fees earned under the Class F distribution were $1,116,624, $2,233,248, $1,108,167, $2,212,474, and $4,430,085 for three and six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008, respectively.

AVIV ASSET MANAGEMENT, L.L.C.

NOTES TO FINANCIAL STATEMENTS — (CONTINUED)

For accounting purposes, the Company has not recognized the sale transaction due to the ability of a third party to unwind the transaction described above. Such action is outside the control of the Company and, accordingly, the transaction is not viewed as having been consummated. The management agreement continues to remain in place, and, subsequent to October 16, 2007, the fee for management services provided to the Partnership is equal to the dividend on the Class F Unit and continues to be reported as management fee revenue.

In addition, the Partnership is to reimburse the Company for all reasonable and necessary out-of-pocket expenses incurred in the Company’s conduct of its business, including, but not limited to, travel, legal, appraisal, and brokerage fees; fees and expenses incurred in connection with the acquisition, disposition, or refinancing of any property; and reimbursement of compensation and benefits of the officers and employees of the Company. This agreement is to continue until terminated by either party with 30 days notice. Such related income reimbursement amounted to $1,047,677, $2,563,509, $1,129,685, $2,336,865, and $4,649,941 for the three and six months ended June 30, 2009 and 2008 and for the year ended December 31, 2008, respectively, and is reflected as a component of management fee revenue in the statements of operations. Asset management fees and related income reimbursement of $45,813 and $3,632,787 remained as a receivable at June 30, 2009 and December 31, 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution.

The following sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Securities and Exchange Commission registration fee	$20,240
FINRA filing fees	36,771
NYSE listing fee	202,000
Printing and engraving expenses	375,000
Legal fees and expenses	2,220,000
Accounting fees and expenses	1,370,000
Transfer agent and registrar fees	10,000
Miscellaneous	965,989

Total	$5,200,000

Item 32.  Sales to Special Parties.

None.

Item 33.  Recent Sales of Unregistered Securities.

During the past three years, we (including our predecessor partnership, Aviv Healthcare Properties Limited Partnership), have issued and sold the following unregistered securities:

(1) On May 26, 2006, our predecessor partnership sold 780,451 Class E Units and accompanying warrants which are exercisable for 780,451 Class A Units to JER Aviv Acquisition, LLC, or JER, for an aggregate purchase price of $7,804,510.

(2) On June 14, 2006, our predecessor partnership issued an aggregate of 510,256 Class A Units and 89 Class B Units as consideration for the acquisition of 2 properties with an aggregate value of $12.8 million. The securities were issued to 6 former owners or co-owners of the acquired properties.

(3) On September 29, 2006, our predecessor partnership sold 1,021,329 Class E Units and accompanying warrants which are exercisable for 1,021,329 Class A Units to JER for an aggregate purchase price of $10,213,290.

(4) On December 1, 2006, our predecessor partnership issued an aggregate of 1,992,699 Class A Units and 712,161 Class B Units as consideration for the acquisition of 5 properties with an aggregate value of $40.4 million. The securities were issued to 80 former owners or co-owners of the acquired properties.

(5) On December 1, 2006, our predecessor partnership sold 705,905 Class E Units and accompanying warrants which are exercisable for 705,905 Class A Units to JER for an aggregate purchase price of $7,059,050.

(6) On December 29, 2006, our predecessor partnership issued an aggregate of 641,055 Class A Units and 516,122 Class B Units as consideration for the acquisition of 7 properties with an aggregate value of $37.6 million. The securities were issued to 12 former owners or co-owners of the acquired properties.

(7) During the year ended December 31, 2006, our predecessor partnership issued an aggregate of 2,500 Class D Units to employees of its former external asset manager as incentive or retention awards. No consideration was paid by the employees.

(8) On February 28, 2007, our predecessor partnership sold 856,000 Class E Units and accompanying warrants which are exercisable for 856,000 Class A Units to JER for an aggregate purchase price of $8,560,000.

(9) On March 30, 2007, our predecessor partnership sold 251,750 Class E Units and accompanying warrants which are exercisable for 251,750 Class A Units to JER for an aggregate purchase price of $2,517,000.

(10) On August 31, 2007, our predecessor partnership sold 451,125 Class E Units and accompanying warrants which are exercisable for 451,125 Class A Units to JER for an aggregate purchase price of $4,511,250.

(11) On November 30, 2007, our predecessor partnership sold 374,563 Class E Units and accompanying warrants which are exercisable for 374,563 Class A Units to JER for an aggregate purchase price of $3,745,630.

(12) During the year ended December 31, 2007, our predecessor partnership issued an aggregate of 950 Class D Units to employees of its former external asset manager as incentive or retention awards. No consideration was paid by the employees.

(13) On April 1, 2008, our predecessor partnership sold 322,789 Class E Units and accompanying warrants which are exercisable for 322,789 Class A Units to JER for an aggregate purchase price of $3,227,890.

(14) On June 20, 2008, we sold 1,000 shares of our common stock to our predecessor partnership for an aggregate purchase price of $1,000.

(15) During the year ended December 31, 2007, our predecessor partnership issued an aggregate of 800 Class D Units to employees of its former external asset manager as incentive or retention awards. No consideration was paid by the employees.

(16) On January 2, 2009, our predecessor partnership sold 689,832 Class E Units and accompanying warrants which are exercisable for 689,832 Class A Units to JER for an aggregate purchase price of $6,898,320.

(17) On April 17, 2009, our predecessor partnership sold 2,046,306 Class E Units and accompanying warrants which are exercisable for 2,046,306 Class A Units to JER for an aggregate purchase price of $20,463,060.

(18) Immediately prior to the closing of the offering, partnership units of our predecessor partnership will be converted into 18,848,467 OP Units having an aggregate value of approximately $339,272,406, based on an assumed initial public offering price of $18.00. We will then exchange 4,377,778 OP Units for 4,377,778 shares of our common stock, which the selling stockholders are selling in this offering.

All of the sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. There were no underwriters employed in connection with any of the transactions set forth in this Item 33.

Item 34.  Indemnification of Directors and Officers.

Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the Maryland General Corporation Law, or MGCL, as amended from time to time.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Item 35.  Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Financial Statements and Exhibits.

(a) See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement on Form S-11.

(b) The following is a list of exhibits being filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3.1		Articles of Amendment and Restatement of Aviv REIT, Inc.
3	.2**	Bylaws of Aviv REIT, Inc.
3	.3**	Form of First Amended and Restated Agreement of Limited Partnership of Aviv Healthcare Properties Operating Limited Partnership.
4	.1**	Form of Registration Rights Agreement between Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership and JER Aviv Acquisition, LLC.
4.2		Form of Registration Rights Agreement among Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership, Craig Bernfield and certain of his related parties.
4.3		Form of Registration Rights Agreement among Aviv REIT, Inc., Aviv Healthcare Properties Limited Partnership, Zev Karkomi Revocable Trust and certain of its related parties.
5.1		Opinion of Venable LLP as to the legality of the securities being offered.
8.1		Opinion of Sidley Austin LLP regarding certain tax matters.
10	.1**	Amended and Restated Credit Agreement, dated as of September 15, 2006, by and among Aviv Financing I, L.L.C., certain subsidiaries of Aviv Financing I, L.L.C. party thereto, the Lenders party thereto and LaSalle Bank National Association, as Administrative Agent.
10	.2**	Form of Employment Agreement among Aviv Asset Management, L.L.C., Aviv Healthcare Properties Operating Limited Partnership, Aviv REIT, Inc. and Craig M. Bernfield.
10	.3**	Form of Employment Agreement among Aviv Asset Management, L.L.C., Aviv Healthcare Properties Operating Limited Partnership, Aviv REIT, Inc. and Steven J. Insoft.

Exhibit
Number		Description

10	.4**	Form of Employment Agreement among Aviv Asset Management, L.L.C., Aviv Healthcare Properties Operating Limited Partnership, Aviv REIT, Inc. and Samuel H. Kovitz.
10	.5**	Form of Indemnification Agreement for directors and officers of Aviv REIT, Inc.
10	.6**	Form of Aviv REIT, Inc. 2009 Long-Term Incentive Plan.
10	.7**	Form of Restricted Stock Award Agreement for Craig M. Bernfield.
10	.8**	Form of Restricted Stock Award Agreement for Samuel H. Kovitz.
10	.9**	Form of Restricted Stock Unit Award Agreement for Steven J. Insoft.
10	.10**	Form of Restricted Stock Award Agreement for replacement of Class D Units of predecessor partnership.
10.11		Form of Restricted Stock Award Agreement for directors.
21	.1**	Subsidiaries of Aviv REIT, Inc.
23.1		Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).
23.2		Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 8.1).
23.3		Consent of Ernst & Young LLP.
24	.1**	Powers of Attorney.
99	.1**	Consent of Norman R. Bobins to being named as a director.
99	.2**	Consent of Richard K. Matros to being named as a director.
99	.3**	Consent of Ben W. Perks to being named as a director.
99	.4**	Consent of Avi Lewittes to being named as a director.

**	Previously filed.

Item 37.  Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 29th day of October, 2009.

AVIV REIT, INC.

By:	/s/ Craig M. Bernfield
Name:     Craig M. Bernfield

Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig M. Bernfield Craig M. Bernfield	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	October 29, 2009

/s/ Steven J. Insoft Steven J. Insoft	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 29, 2009